As filed with the Securities and Exchange Commission on May 13, 2011

Registration Statement No. 333-

Securities and Exchange Commission

Washington, D.C. 20549

Form S-11

For Registration Under

The Securities Act of 1933

of Certain Real Estate Companies

Springleaf REIT Inc.

(Exact name of registrant as specified in its governing instruments)

601 N.W. Second Street

Evansville, IN 47708

(812) 424-8031

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Springleaf REIT Inc.

c/o Jack R. Erkilla

General Counsel

Springleaf Finance, Inc.

601 N.W. Second Street

Evansville, IN 47708

(812) 424-8031

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Joseph A. Coco

Richard B. Aftanas

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01	$500,000,000	$58,050

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes shares to be sold upon exercise of the underwriters’ over-allotment option. See “Underwriting.”

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the Selling Stockholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and neither we nor the Selling Stockholder are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 13, 2011

             Shares

Springleaf REIT Inc.

Common Stock

Springleaf REIT Inc. is a newly organized Delaware corporation that will own upon completion of this offering a portfolio consisting primarily of seasoned, performing first-lien residential real estate loans and performing, secured consumer loans currently owned by Springleaf Finance, Inc. and its subsidiaries, or Springleaf, a financial services holding company with significant U.S. residential real estate and consumer finance lending operations. In the future, we will invest in other loans originated by Springleaf pursuant to a Strategic Alliance Agreement. We may also acquire similar assets offered by third parties.

We will be externally managed and advised by Springleaf REIT Management LLC, a newly formed Delaware limited liability company and an affiliate of Springleaf. Springleaf is majority-owned by a private equity fund managed by an affiliate of Fortress Investment Group LLC.

This is the initial public offering of our common stock. No public market currently exists for our common stock. The estimated initial public offering price is between $             and $             per share.

We are selling              shares of common stock, and Springleaf REIT Holdings LLC, or the Selling Stockholder, is selling an additional              shares of our common stock. We will not receive any proceeds from the sale of our common stock by the Selling Stockholder. Upon completion of this offering, the Selling Stockholder will own approximately     % of our outstanding common stock.

We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “            .”

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2011. To assist us in qualifying as a REIT, among other purposes, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. In addition, our certificate of incorporation contains various other restrictions on the ownership and transfer of our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer of Our Capital Stock.”

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 20 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$
Proceeds to the Selling Stockholder, before expenses	$	$

The underwriters may also purchase up to an additional              shares of our common stock at the public offering price from us and the Selling Stockholder, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus.

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about                     , 2011.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, the Selling Stockholder has not and the underwriters have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are and the Selling Stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

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GLOSSARY

“Agency” means a U.S. government agency, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, which guarantees payments of principal and interest on mortgage-backed securities.

“ARMs” means adjustable-rate residential mortgage loans.

“Fannie Mae” means the Federal National Mortgage Association.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“Ginnie Mae” means the Government National Mortgage Association, a wholly-owned corporate instrumentality of the United States of America within the U.S. Department of Housing and Urban Development.

“negative loan amortization” means an increase in the outstanding balance of a loan as a result of a payment option that permits the borrower to make loan payments in an amount that is less than the interest charged for a given period.

“non-conforming loan” means residential mortgage loans that do not conform to the Agency underwriting guidelines and meet the funding criteria of Fannie Mae and Freddie Mac.

“Option ARM” means an ARM that contains a payment option that would result in negative loan amortization.

“Unpaid Principal Balance” means the amount of principal outstanding on a residential real estate or consumer loan.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus.

Except where the context suggests otherwise, the terms “Springleaf REIT,” “we,” “us” and “our” mean Springleaf REIT Inc., a Delaware corporation, together with its consolidated subsidiaries. References to “Springleaf” mean Springleaf Finance, Inc., an Indiana corporation, together with its consolidated subsidiaries, and references to “SLFC” mean Springleaf Finance Corporation. References to the “Selling Stockholder” mean Springleaf REIT Holdings LLC, a Delaware limited liability company. References to the “Manager” mean Springleaf REIT Management LLC, a Delaware limited liability company. References to “Springleaf REIT TRS” mean Springleaf REIT TRS Inc. References to “Fortress” mean Fortress Investment Group LLC, a Delaware limited liability company.

SPRINGLEAF REIT

Upon completion of this offering, we will own a portfolio consisting primarily of seasoned, performing, first-lien residential real estate loans and performing, secured consumer loans. This portfolio is currently owned and was mostly originated by Springleaf. Springleaf or an affiliate will continue to service our initial loan portfolio, and Springleaf will grant us an exclusive right to purchase new loans that it originates. We will be externally managed by Springleaf REIT Management LLC, an affiliate of Springleaf. Our objective is to generate attractive risk-adjusted returns for our stockholders in a variety of market conditions and economic cycles. We will pursue this objective by following a predominantly long-term buy and hold strategy.

Founded in 1920, Springleaf is a financial services holding company with significant U.S. residential real estate and consumer finance lending operations. Until March 7, 2011, Springleaf was known as American General Finance, Inc. With a 90-year operating history, and a nationwide network of more than 1,100 branches, Springleaf has a long track record and significant experience in originating and servicing high-quality residential real estate and consumer loans. As a result of Springleaf’s disciplined underwriting standards, credit-focused culture, branch-based servicing and thorough risk monitoring, we believe Springleaf’s loans have generally outperformed relevant industry benchmarks.

Given our relationship with Springleaf, we believe that we are uniquely positioned to take advantage of opportunities in our industry that have emerged as a result of the global financial crisis. Springleaf’s target market consists of over 78 million consumers in the United States. Historically, this market has been served by a wide array of financial institutions, including traditional banking institutions, credit card issuers, credit unions and other consumer finance lenders. During the financial crisis, the majority of these institutions significantly tightened their credit standards, and many participants exited the consumer lending business. We believe that these developments have created a significant supply-demand imbalance, resulting in millions of Americans needing additional sources of consumer financing. We believe that Springleaf will be able to help satisfy this need by growing its loan origination business while maintaining its traditionally conservative underwriting standards and risk management practices, which, in turn, will enable us to grow our portfolio.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2011. We also intend to operate our business in a manner that will permit us to maintain an exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

SPRINGLEAF

Springleaf is a leading U.S. residential real estate and consumer finance company with a long track record of originating, underwriting and servicing residential real estate loans and consumer loans. Headquartered in Evansville, Indiana, Springleaf currently operates one of the largest consumer finance branch networks in the United States, serving approximately 1.1 million customers through more than 1,100 branches geographically spread across 40 states, Puerto Rico and the U.S. Virgin Islands, with foreign operations in the United Kingdom. Springleaf is 80% owned by a private equity fund managed by an affiliate of Fortress, and 20% owned by American International Group, Inc., or AIG. Fortress is a leading global investment manager that offers alternative and traditional investment products. Prior to its acquisition by a Fortress fund in November 2010, Springleaf was a wholly-owned indirect subsidiary of AIG.

Springleaf originates loans through its branch network, which is the core of its operations. Each branch is staffed with local, well-trained personnel and management with significant experience at Springleaf; branch managers, for instance, have an average of 10 years of experience at Springleaf. Branches underwrite and service loans. We believe Springleaf’s decentralized business model leads to a more effective collection process because it gives rise to personal relationships and status in the community and fosters a business-owner mindset among branch managers. We believe Springleaf’s branch managers are motivated to maintain credit quality because each branch operates as a profit center, and incentive compensation is directly related to the loan quality and performance of each branch. In the past, Springleaf has also originated or acquired loans through distribution channels other than its branch network, including through mortgage portfolio acquisitions. These loans were originated using underwriting standards that are similar to Springleaf’s underwriting standards. The majority of the non-branch originated loans are currently sub-serviced by Nationstar Mortgage LLC, or Nationstar, our affiliate.

We believe Springleaf’s lending business is notable for its streamlined and straightforward product offerings and its conservative underwriting philosophy. Loan terms are determined in accordance with disciplined procedures that target customer credit and collateral profile factors, including loan-to-value ratios, loan amount and first- versus second-lien status. Springleaf’s underwriting process produces loans that are documented, verified and originated through its local branch network. Springleaf underwrites each loan using a cash flow analysis that evaluates the borrower’s ability to make monthly payments and repay the loan. Springleaf utilizes the borrower’s net monthly income as the basis for the calculation, and all income used to evaluate the borrower’s ability to pay is verified. Springleaf originates loans with the intent of holding them on its balance sheet until maturity, which we believe promotes rigor and consistency in underwriting every individual loan. Springleaf historically has not engaged in speculative lending. For example, Springleaf has not offered non-traditional mortgage products such as low or no-documentation loans, option adjustable-rate mortgage loans, greater than 100% loan-to-value ratio mortgage loans, or negative amortization loans.

Springleaf’s Portfolio

•

Residential real estate loans. Springleaf’s residential real estate loans are primarily seasoned, performing first mortgage loans originated by Springleaf. They are primarily owner-occupied, fixed-rate loans underwritten by Springleaf with full income verification. Moreover, Springleaf’s residential real estate portfolio is geographically diverse.

•

Consumer loans. Springleaf’s consumer loans consist primarily of performing, secured consumer loans. Historically, these secured consumer loans have comprised approximately 83% of Springleaf’s consumer loan portfolio. The secured consumer loans are primarily secured by consumer goods, automobiles and other personal property. These loans are generally fixed-rate, fixed-term loans with maximum original terms of 60 months. Springleaf’s portfolio also includes unsecured consumer loans and retail sales contracts.

Many of Springleaf’s residential real estate borrowers are customers who have an established borrowing history with Springleaf. Often, Springleaf utilizes the consumer loan product as an entry-level product with which to develop a new customer relationship. Consumer loans, which are typically sought to address a specific financing need such as auto or home repairs, medical bills or debt consolidation, generally have a lower balance than real estate loans. Therefore, a consumer loan represents an opportunity for a borrower to establish a record of strong payment and credit performance before taking on a higher-balance real estate loan. Springleaf believes this graduated approach to lending improves loan performance.

The table below provides information about Springleaf’s products as of December 31, 2010.

	Residential Real Estate Loans	Consumer Loans

Unpaid Principal Balance (in thousands)	• $13,414,171	• $3,561,563

Description	• Mortgage loans • 79% of total unpaid principal balance	• Traditional consumer loans; retail sales contracts • 21% of total unpaid principal balance

Terms	• Primarily first liens • Primarily closed-end • Primarily fixed rate • 15 to 30 year loans	• Primarily closed-end • Majority secured by collateral • Typically 3 to 5 years

Average Account	• 96% full documentation • 95% owner occupied • 80% loan-to-value • Average loan balance of $81,875 • Yield*: 7.55%	• 19 month average life • Average loan balance of $3,383 • Yield*: 20.26%

Additional Information	• Branch originated and serviced • Non-branch originated loans primarily serviced by Nationstar	• Branch originated and serviced

(*)	Yield means annualized finance charges as a percentage of average net receivables.

We believe Springleaf has a relatively low historical rate of delinquencies and defaults. Springleaf attributes the successful performance of its loans primarily to four factors:

•

Successful Nationwide Branch Network Lending Platform: Springleaf’s more than 1,100 branches comprise one of the largest consumer finance branch networks in the United States, serving approximately 1.1 million customers. This extensive branch network is the foundation of Springleaf’s relationship-driven business model and highly flexible account servicing process. Branch employees typically live and work in the same communities as their customers, a dynamic that fosters personalized end-to-end customer relationships. The branch network provides Springleaf with a proven distribution channel for a wide variety of real estate and consumer loan products. In addition, the branch system gives Springleaf a distinct competitive advantage over many industry participants who do not have—and cannot replicate—a similar nationwide footprint.

•

Disciplined Origination and Underwriting Standards: Springleaf has historically originated loans in its branches with the intent of holding them until maturity, promoting a consistent application of its rigorous underwriting criteria. Springleaf believes it employs a conservative approach to originating loans, with credit and risk management serving as central tenets of its culture. Springleaf attributes its longevity and stability to providing straightforward, traditional loan products and not offering exotic mortgage products such as optional payment mortgages with negative amortization. Springleaf’s real estate portfolio consists of loans that are predominantly owner-occupied, fixed-rate, first mortgages that were underwritten with full income verification. Springleaf performs extensive underwriting of all loans it originates, and historically Springleaf has generally re-underwritten the loans it has purchased. Branch employees are responsible for servicing and collecting on each loan they originate, and a significant portion of their compensation is tied to the performance of their loans.

•

Proactive Risk Management Practices: We believe that Springleaf’s rigorous risk management practices are a key reason why Springleaf’s loans have generally outperformed relevant industry benchmarks. Springleaf’s underwriting process is supported by centrally managed, proprietary risk scoring models and monitoring systems. Springleaf actively maintains proprietary risk scoring models, which historically have been based upon Springleaf’s unique and significant experience across its loan products and upon its continuous observation of economic trends in more than 350 U.S. markets. Centralized systems permit branch management to monitor and respond to the current performance of each branch, district or division for which they are responsible. Additionally, Springleaf maintains a geographically diverse portfolio. As the recent housing crisis unfolded, Springleaf proactively tightened lending in overheated markets and avoided concentrations in states with high property price declines.

•

High-Touch, Relationship-Based Servicing: Springleaf uses its extensive branch network to employ high-touch, relationship-based loan servicing. Springleaf employees live and work in the communities they service and understand the local economy. Springleaf employees work closely with their customers to develop customized solutions to address specific customer needs. After the loan is made, the ongoing personal servicing contact with a local branch helps identify opportunities for additional lending with customers and fosters improved collections results. Springleaf believes that this high-touch, relationship-based servicing model allows them to closely monitor the collections process and, therefore, react more quickly and efficiently in the event that a borrower shows signs of financial or other distress that Springleaf believes may ultimately lead to a default. As a result, Springleaf has historically experienced lower default and delinquency rates than the industry as a whole.

THE MANAGER

We will be managed by Springleaf REIT Management LLC, an affiliate of Springleaf. We will not have any employees. Pursuant to a Management Agreement, the Manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors. The Manager will be responsible for, among other duties: (1) performing all of our day-to-day functions, (2) determining investment criteria in conjunction with, and subject to the supervision of, our board of directors, (3) sourcing, analyzing and executing asset acquisitions, sales and securitizations, (4) performing asset and liability management duties, including hedging and financing, and (5) performing financial and accounting management. The terms of our Management Agreement are described in more detail below under “Our Manager and Our Management Agreement.”

The Manager’s senior management team will be led by             . The Manager’s senior management team will be supported by a team of finance, accounting and capital markets employees.

MARKET OPPORTUNITY

Given our relationship with Springleaf, we believe that we are uniquely positioned to take advantage of the significant growth opportunities in our industry that have emerged as a result of the recent global financial crisis. Springleaf’s target market consists of over 78 million consumers in the United States. Historically, this market has been served by a wide array of financial institutions, including traditional banking institutions, credit card issuers, credit unions and other consumer finance lenders.

During the last several decades, a significant number of these lending institutions sought to originate loans and then quickly sell those loans to third parties. As a result of this strategy, these originators did not typically bear the risk of the loans they originated for any meaningful period of time and, thus, based their underwriting standards largely upon criteria they believed would satisfy third-party purchasers. In stark contrast to this approach, Springleaf has historically originated loans in its branch operations with the intent of holding them until maturity. Because Springleaf bears the risk of the loans it originates, it employs underwriting standards that we believe are more conservative than many of its peers and fosters a culture focused on thorough underwriting, continual credit and risk management and high-touch servicing.

During the recent global financial crisis, a majority of U.S. lending institutions significantly tightened their credit standards, consolidated with one another or exited the consumer lending business, all of which resulted in a significant contraction of available credit in the United States. Rural and lower income communities have experienced a particularly abrupt contraction in credit and service from traditional financial institutions. Moreover, new credit card, overdraft and debt interchange regulations are expected to result in a further contraction in credit as the consumer finance system adjusts to the new regulatory and economic environment. These conditions have created a significant supply-demand imbalance that has left millions of Americans in need of additional sources of consumer financing.

We believe that Springleaf is uniquely positioned to help satisfy this need by growing its loan origination business through its branch network, while maintaining its traditionally conservative underwriting standards and risk management practices. We believe we are uniquely positioned to benefit from this growth by purchasing these loans as well as other attractive assets.

COMPETITIVE ADVANTAGES

We believe that the following factors will provide us with significant competitive advantages:

Access to Springleaf’s significant loan origination and servicing platform with an established track record

Pursuant to our Strategic Alliance Agreement, we will have access to Springleaf’s significant residential real estate and consumer loan origination and servicing platform, which has an established track record. Springleaf’s disciplined origination and underwriting standards, coupled with its high-touch, branch-based servicing and centralized risk management systems, have produced a track record of loan performance that Springleaf believes has generally outperformed relevant industry benchmarks. The cornerstone of Springleaf’s business model is an emphasis on face-to-face relationships with customers, which are intended to foster long-term customer relationships and ultimately improve loan performance. We believe that our access to Springleaf’s significant loan origination and servicing platform will provide us with continuing access to a pipeline of high quality loans and other assets through which we can grow our business and increase value for our stockholders.

Access to Springleaf’s operational platform and infrastructure

Springleaf has created and maintains an established operational platform with proprietary technology and third-party analytical capabilities. Springleaf’s proprietary technology allows it to control the submission, underwriting, loan document preparation and funding of loans. We and our Manager will have access to this vertically integrated, in-house operational platform, which has credit, underwriting, structuring, servicing, asset management and capital markets capabilities. In addition, we will have access to and will benefit from Springleaf’s infrastructure, including its professionals across production operations, capital markets, financial reporting, accounting, business development, marketing, human resources, compliance and information technology.

Visibility to Springleaf’s mortgage loan pipeline, servicing portfolio and loan-level data

Springleaf operates its business using an integrated platform that holds important loan-related information, including the current loan pipeline as well as detailed information regarding its existing loan portfolio. Pursuant to the terms of the Strategic Alliance Agreement, we will have exclusive access to this information, which will give us valuable insights into Springleaf’s proprietary loan data as well as indications of broader industry trends. We believe that our exclusive access to this information will enable us to evaluate potential loan acquisitions and seize attractive investment opportunities.

Strategic relationships and access to deal flow and financing

Our Manager’s senior management team has extensive long-term relationships with investment banks, brokerage firms and commercial banks. We believe these relationships will enhance our ability to source and finance assets on attractive terms and access borrowings at attractive levels, which, in turn, will enable us to grow and consistently perform across various credit and interest rate environments and economic cycles.

High quality initial portfolio

Upon completion of this offering, we will own a portfolio consisting primarily of seasoned, performing first-lien residential real estate loans and performing, secured consumer loans. Our real estate loans will be primarily fixed-rate non-conforming loans. None of the real estate loans in our initial portfolio contain any borrower payment options that allow the loan principal balance to increase through negative loan amortization. Our secured consumer loans will be collaterized by consumer goods, automobiles, or other personal property. They will be generally fixed-rate, fixed-term loans with maximum original terms of 60 months. Our initial portfolio will also include retail sales contracts and private label receivables. Springleaf currently owns the loans that will comprise our initial portfolio, and it originated the vast majority of them. Springleaf has a long track record of originating high quality loans that, in our view, reflect disciplined underwriting standards, a credit-focused culture, the benefits of branch-based servicing and dedicated risk monitoring.

BUSINESS STRATEGY

Our objective is to generate attractive risk-adjusted returns for our stockholders in a variety of market conditions and economic cycles. We will pursue this objective by following a predominantly long-term buy and hold strategy.

We will enter into a Contribution Agreement with Springleaf and certain of its subsidiaries, including the Selling Stockholder, in order to effect the contribution of our initial portfolio of residential real estate loans and consumer loans immediately prior to the completion of this offering. We intend to continue to invest in real estate and consumer loans originated by Springleaf pursuant to a Strategic Alliance Agreement, under which we will have an exclusive right to purchase loans that Springleaf originates.

Over time, we expect to opportunistically adjust our strategy and portfolio composition in response to market conditions. We may acquire a variety of assets that significantly differ from, and are riskier than, the assets that comprise our initial portfolio. Our Manager will make decisions about future asset acquisitions in accordance with very broad guidelines adopted by our board of directors. More information about these guidelines is included under “Business—Asset Acquisition Guidelines.”

INITIAL ASSET PORTFOLIO

Upon completion of this offering, we will own a portfolio consisting primarily of seasoned, performing first-lien residential real estate loans and performing, secured consumer loans. This portfolio is currently owned and was mostly originated by Springleaf. These assets are expected to continue to generate positive cash flow immediately following the completion of this offering. The characteristics of our initial loan portfolio will be substantially similar to the characteristics of Springleaf’s existing loan portfolio, which are described above.

TARGET ASSETS

Following the completion of this offering and the acquisition of our initial portfolio, we expect to acquire residential real estate loans and consumer loans pursuant to our Strategic Alliance Agreement with Springleaf. We may also acquire similar assets offered by third parties. We expect our target assets, which are summarized below, to possess characteristics similar to the loans in our initial portfolio:

Asset classes	Principal assets

Residential Real Estate Loans	• Residential real estate loans originated through Springleaf’s branch network

Consumer Loans	• Non-real estate loans originated through Springleaf’s branch network • Retail sales contracts

Our board of directors will adopt a broad set of asset acquisition guidelines to be used by our Manager to evaluate specific assets, and we may change our investment strategy and policies without a vote of our stockholders. We expect that our Manager will opportunistically adjust our asset allocation as market conditions change over time, and our Manager may decide to invest in assets that do not fall within the categories of target assets identified in this prospectus. Therefore, we cannot predict the specific percentage of our assets that we will own in any of our target asset classes or what our target assets may be in the future.

FINANCING STRATEGY

We will seek to finance our assets using a conservative amount of long-term debt financing with interest rates that match the type of interest rate earned on the underlying asset (i.e., fixed-rate assets financed with fixed-rate debt and floating-rate assets financed with floating-rate debt). We expect to finance our assets with a diverse array of both secured and unsecured debt. We expect such financings will primarily include bank credit facilities (including term loans and revolving facilities), securitizations, warehouse facilities and repurchase agreements. The amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and the Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets. We initially expect to leverage our assets on a debt-to-equity basis of approximately              to             , which ratio may fluctuate over time.

HEDGING STRATEGY

Subject to maintaining our REIT qualification, we may utilize hedging instruments, including interest rate swap agreements, interest rate cap agreements, interest rate floor or collar agreements or any other financial instruments that we deem appropriate. Specifically, we expect to hedge our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will include locking in, on a long-term basis, a spread between the yield on our assets and the cost of our financing in an effort to improve returns to our stockholders.

MANAGEMENT AGREEMENT

Prior to the completion of this offering, we will enter into a Management Agreement with Springleaf REIT Management LLC. Our Management Agreement will require our Manager to manage our business affairs in conformity with the policies and asset acquisition guidelines that are approved and monitored by our board of directors.

Our Management Agreement has an initial three-year term and will be automatically renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive from us a base management fee and an incentive fee that is based on our performance. In addition, we are obligated to reimburse certain expenses incurred by our Manager. These amounts are described below. Our Manager is entitled to receive a termination fee from us, under certain circumstances. The terms of our Management Agreement are described below in more detail under “Our Manager and Our Management Agreement.”

Type	Description

Base Fee	1.5% per annum of our stockholders’ equity (as defined in the Management Agreement), payable monthly, in cash.

Incentive Fee	To provide an incentive for our Manager to enhance the value of our common stock, our Manager will be entitled to receive an incentive fee in an amount equal to .

Reimbursement of Expenses

We will pay, or reimburse our Manager for, certain expenses, including legal and other advisory services, audit fees, board of director fees and expenses, taxes, SEC filing fees and expenses, director and officer insurance, transfer agent fees and exchange fees, Bloomberg and other market data information systems’ fees, organizational and start-up costs, selected investor relations costs and other services.

We will not reimburse our Manager or its affiliates for the salaries and other compensation of their personnel.

Type	Description

Termination Fee

In consideration for upfront costs and commitment of resources, a fee equal to three times the sum of (1) the average annual Base Fee earned by our Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, and (2) the greater of (x) the average annual Incentive Fee earned by our Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination and (y) the Incentive Fee Fair Value Amount (defined below).

The “Incentive Fee Fair Value Amount” is an amount equal to the Incentive Fee determined as if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).

STRATEGIC ALLIANCE AGREEMENT

Immediately prior to the completion of this offering, we will enter into several agreements, collectively referred to as the Strategic Alliance Agreement, with Springleaf and certain of its subsidiaries, which will provide us with access to Springleaf’s leading loan origination and servicing platform. See “Business—Strategic Alliance Agreement.” The Strategic Alliance Agreement is comprised of an Origination Agreement and several Servicing Agreements.

Origination Agreement

Pursuant to the terms of the Origination Agreement, we will have an exclusive right to purchase new loans originated by Springleaf at their fair value.

Servicing Agreements

We intend to enter into one or more Servicing Agreements with Springleaf pursuant to which Springleaf or an affiliate will act as the servicer or sub-servicer of any loan we purchase from Springleaf, including those in our initial portfolio.

CORPORATE STRUCTURE

Immediately prior to the completion of this offering, Springleaf will contribute certain residential real estate loans and consumer loans to a newly formed Delaware limited liability company called Springleaf REIT Holdings LLC, or the Selling Stockholder, in exchange for interests in the Selling Stockholder and the assumption of certain liabilities by the Selling Stockholder. The Selling Stockholder will then immediately contribute these assets to us in exchange for             shares of our common stock and our assumption of the liabilities previously assumed by the Selling Stockholder. We will then contribute some or all of the consumer loans to Springleaf REIT TRS Inc., our taxable REIT subsidiary, in exchange for the assumption of a portion of our debt by Springleaf REIT TRS Inc. The following chart shows the structure of our organization following the completion of this offering:

SUMMARY RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully read and consider the following risk factors and the information set forth under “Risk Factors,” as well as all other information contained in this prospectus before making a decision to purchase shares of our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, which could result in a partial or complete loss of your investment.

•	We are dependent on our Manager and Springleaf and their key personnel for our success, and the loss of our Manager, Springleaf or any of their key personnel could adversely affect us.

•

Our Manager has no experience in managing a REIT or maintaining our exemption from registration under the 1940 Act, which may hinder its ability to achieve our investment objectives or result in the loss of our qualification as a REIT or maintenance of our 1940 Act exemption.

•

We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders. The Springleaf U.S. Consumer Lending Business historical financial information included in this prospectus may not be indicative of the results we would have achieved as a separate stand-alone company and may not be a reliable indicator of our future performance or results.

•	If Springleaf does not originate a sufficient number of loans to enable us to execute our business strategy, the value of your investment could decline significantly.

•	We believe the risks associated with our business will be more severe during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values.

•

We have the ability to change nearly all of our strategies, policies or procedures without stockholder consent, which could result in our making asset acquisitions or incurring borrowings that are different from, and possibly riskier than, those described in this prospectus.

•	Conflicts of interest could impair the ability of our Manager to make decisions that promote the best interests of our stockholders.

•	We operate in a highly competitive market, and competition may result in reduced risk-adjusted returns.

•

We cannot at the present time predict the consequences and market distortions that may stem from anticipated far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.

•	Mortgage loan modification and refinancing programs and future legislative action may adversely affect the value of, and the returns on, our portfolio.

•

The $3.75 billion senior secured term loan facility of Springleaf Financial Funding Company, an affiliate of Springleaf, under which we will be a subsidiary guarantor, and certain outstanding notes of SLFC, contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

•	Our access to sources of financing may be limited, which may impair our ability to enhance our returns.

•	The assets in our portfolio will be subject to delinquency, foreclosure and loss.

•	Many of our assets may be illiquid, which may adversely affect our business, including our ability to value and sell our assets.

•	Interest rate mismatches between our assets and any borrowings used to fund the purchase of those assets would likely reduce our income during periods of changing interest rates.

•	We may enter into hedging transactions that could expose us to contingent liabilities in the future.

•

Loss of our 1940 Act exemption would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends, and could result in the termination of our Management Agreement with our Manager.

•

If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability, which would significantly reduce the amount of cash available for distribution to our stockholders.

•	REIT distribution requirements could adversely affect our ability to execute our business plan.

CONFLICTS OF INTEREST

We will not have any independent officers, and we will not have any employees. We will depend on our Manager for our day-to-day management, and each of our officers is also an employee of the Manager. Most of our officers and non-independent directors have responsibilities and commitments in addition to their responsibilities to us.

Our key agreements, including our Management Agreement and our Strategic Alliance Agreement, will be negotiated between related parties, and their respective terms, including fees and other amounts payable, may not be as favorable to us as terms negotiated on an arm’s-length basis with unaffiliated parties. Our independent directors may not vigorously enforce the provisions of our Management Agreement and our Strategic Alliance Agreement against our Manager. For example, our independent directors may refrain from terminating our Manager because doing so could result in the loss of key personnel.

The structure of the Manager’s compensation arrangement may have unintended consequences for us. We have agreed to pay our Manager a base management fee that is not tied to our performance and an incentive fee that is based entirely on our performance. The base management fee component may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us, while the performance-based incentive fee component may cause our Manager to place undue emphasis on the maximization of earnings, including through the use of leverage, at the expense of other criteria, such as preservation of capital, to achieve higher incentive distributions. This could result in increased risk to the value of our portfolio of assets.

There may be situations where we compete, subject to the terms of the Strategic Alliance Agreement, with affiliates of Springleaf for opportunities to acquire target assets. In addition, there may be situations where we compete with affiliates of Fortress for opportunities to acquire target assets. Although we have established certain policies and procedures designed to mitigate conflicts of interest, there can be no assurance that these policies and procedures will be effective in doing so.

OPERATING AND REGULATORY STRUCTURE

REIT qualification

We will elect to be taxed and intend to qualify as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2011. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels to our stockholders and the concentration of ownership of our capital stock. We believe that, commencing with our initial taxable year ending December 31, 2011, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. In connection with this offering of our common stock, we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

1940 Act exemption

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act.

We are organized as a holding company that conducts its businesses primarily through wholly-owned subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company under Section 3(a)(1)(C) of the 1940 Act because less than 40% of the value of our total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis will consist of “investment securities,” which excludes, among other things, U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. The aggregate fair value of any interest rate swaps, interest rate caps, swaptions and other hedging transactions in which we may engage will not exceed 40% of the value of our adjusted total assets, and as a result such positions will not cause us to be an “investment company” as defined in Section 3(a)(1) of the 1940 Act. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because our primary activity will be holding securities of our wholly-owned and majority-owned subsidiaries, which will be engaged in real estate and consumer financing related businesses.

If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters, which could have an adverse effect on us and the market price of our securities.

We expect any subsidiary we form that owns real estate assets to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of these subsidiaries’ assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the 1940 Act. Any subsidiary relying on Section 3(c)(5)(C) will treat any interest rate swaps or other derivative hedging transactions it enters into as miscellaneous assets that will not exceed 20% of its total assets.

We may form one or more other subsidiaries that rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(A) of the 1940 Act, which is available for entities primarily engaged in the business of purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance and services or Section 3(c)(5)(B) of the 1940 Act which is available for entities primarily engaged in the business of making loans to manufacturers, wholesalers and retailers of, and to prospective purchasers of, specified merchandise, insurance and services.

We expect to rely on guidance published by the Securities and Exchange Commission (the “SEC”) staff or on our analyses of such guidance to determine which assets qualify for these and other exemptions. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

See “Business—Operating and Regulatory Structure—1940 Act Exemption” for a further discussion of the specific exemptions from registration under the 1940 Act that our subsidiaries are expected to rely on and the treatment of certain of our targeted asset classes for purposes of such exemptions.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. See “Risk Factors—Risks Related to Our Organization and Structure—Loss of our 1940 Act exemption would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends, and could result in the termination of our Management Agreement with our Manager.”

OUR CORPORATE INFORMATION

Our principal executive offices are located at 601 N.W. Second Street, Evansville, Indiana 47708, c/o Springleaf Finance, Inc. Our telephone number is (812) 424-8031.

THE OFFERING

Common stock offered by us	shares.

Common stock offered by the Selling Stockholder	shares.

Common stock to be outstanding after this offering	shares.

Options to purchase additional shares	We and the Selling Stockholder have granted the underwriters a 30-day option to purchase up to additional shares of our common stock to cover over-allotments at the initial public offering price.

Use of proceeds by us	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ million, assuming the shares are offered at $ per share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus. We plan to use $ million of the net proceeds of this initial public offering to repay certain indebtedness and the remainder of the net proceeds will be used for general corporate purposes. See “Use of Proceeds.” We will not receive any proceeds from the sale of our common stock by the Selling Stockholder.

Distribution policy	We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our taxable income. We plan to pay our first dividend in respect of the period from the closing of this offering through , 2011.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. In addition, our ability to make distributions will depend on other factors, including market conditions and any restrictions on distributions contained in our financing agreements. For more information, see “Distribution Policy.”

We cannot assure you that we will make any distributions to our stockholders.

Proposed NYSE symbol	“ ”

Ownership and transfer restrictions	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our amended and restated certificate of incorporation, or certificate of incorporation, generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer of Our Capital Stock.”

Except as otherwise indicated, all information in this prospectus:

•	assumes an initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus;

•	assumes no exercise by the underwriters of their option to purchase an additional shares of common stock from us and the Selling Stockholder to cover over-allotments; and

•	assumes shares will be issued to certain of our directors prior to the completion of this offering.

SUMMARY HISTORICAL COMBINED AND PRO FORMA FINANCIAL INFORMATION

We are newly organized and will not acquire our initial asset portfolio until the completion of this offering. The combined financial statements included in this prospectus reflect the operations of the Springleaf U.S. Consumer Lending Business, which comprises the Springleaf subsidiaries that conduct the activities of the Springleaf U.S. Consumer Lending Business and those corporate assets, liabilities and activities that support that business, which represent the predecessor of Springleaf REIT. We refer to these operations as those of the Springleaf U.S. Consumer Lending Business in this prospectus. To facilitate an analysis of our financial condition and results of operations, we also present financial information in this prospectus on a pro forma basis.

This prospectus does not include financial statements of Springleaf REIT, given that it was incorporated in May 2011 for the purpose of effecting this offering and does not currently hold any assets or carry out any operations. Prior to the completion of this offering, we will enter into a Contribution Agreement with Springleaf and certain of its subsidiaries, including the Selling Stockholder, in order to effect the contribution of our initial portfolio of residential real estate loans and consumer loans.

The following summary historical combined financial and pro forma data should be read in connection with “Unaudited Pro Forma Combined Financial Information,” “Selected Historical Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and related notes thereto of the Springleaf U.S. Consumer Lending Business included elsewhere in this prospectus.

The summary historical combined financial data as of December 31, 2010 and 2009, for the one month ended December 31, 2010, for the eleven months ended November 30, 2010 and for the years ended December 31, 2009 and 2008 have been derived from the audited combined financial statements and notes thereto included elsewhere in this prospectus. The summary historical combined balance sheet data as of December 31, 2008 have been derived from the unaudited combined financial statements prepared on a consistent basis with the financial statements described above. The historical results are not necessarily indicative of the results to be expected in the future.

On November 30, 2010, FCFI Acquisition LLC, or FCFI, indirectly acquired an 80% economic interest in Springleaf from AIG Capital Corporation, or ACC. This acquisition is referred to in this prospectus as the FCFI Transaction. American International Group, Inc., or AIG, through ACC, indirectly retained a 20% economic interest in Springleaf. Because of the nature of the FCFI Transaction, the significance of the ownership interest acquired, and at the direction of the acquiror, push-down accounting was applied to Springleaf as the acquired business. The combined financial statements of the Springleaf U.S. Consumer Lending Business also reflect the same push-down accounting applied to Springleaf. A new basis of accounting has been established and, for presentation purposes, the pre-FCFI Transaction basis is labeled Old Basis and the post-FCFI Transaction basis is labeled New Basis. This distinction is made in various tables throughout this prospectus by means of a vertical black line between the columns labeled New Basis and Old Basis.

The unaudited pro forma information set forth below reflects our historical combined financial information, as adjusted to give effect to the transactions described below as if each had occurred as of January 1, 2010, in the case of statements of operations information, and December 31, 2010, in the case of balance sheet information. The following transactions are reflected in the pro forma financial information:

•	the application of the proceeds expected from this offering as described under “Use of Proceeds;”

•

the removal of certain assets that will not be transferred to us and the removal of certain liabilities that will not be assumed by us from the historical financial information of the Springleaf U.S. Consumer Lending Business;

•	the application of push-down accounting as if the FCFI transaction had occurred as of January 1, 2010;

•	the removal of the historical allocation of expenses attributed to our assets and imposition of expenses related to the management and servicing fee; and

•	the recognition of income taxes on earnings generated by Springleaf REIT TRS Inc.

The unaudited pro forma information below is based upon available information and assumptions that we believe are reasonable. The unaudited pro forma financial information is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions described above occurred on the dates indicated. The unaudited pro forma information also should not be considered representative of our future financial condition or results of operations.

In addition to the pro forma adjustments to our historical combined financial statements, various other factors will have an effect on our financial condition and results of operations, including those discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Pro Forma	Historical
	Year Ended December 31, 2010	New Basis	Old Basis
(Amounts in thousands, except for per share amounts)		One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31,
				2009	2008
	(Unaudited)
Operating Data

Revenues
Finance charges		$179,970	$1,655,194	$2,192,952	$2,652,347
Finance charges on and fair value adjustments for finance receivables held for sale originated as held for investment		—	20,418	(71,605)	(27,456)
Other		19,754	78,079	(67,023)	(33,662)

Total revenues		199,724	1,753,691	2,054,324	2,591,229

Expenses
Interest expense		118,693	994,894	1,092,692	1,248,702
Operating expenses		50,462	639,099	705,423	1,047,451
Provision for finance receivable losses		38,728	443,155	1,271,096	1,080,545

Total expenses		207,883	2,077,148	3,069,211	3,376,698

Bargain purchase gain		686,236	—	—	—

Income (loss) before (benefit from) provision for income taxes		678,077	(323,457)	(1,014,887)	(785,469)
(Benefit from) provision for income taxes		(2,364)	(282,766)	(482,606)	400,263

Net income (loss)		$680,441	$(40,691)	$(532,281)	$(1,185,732)

Pro forma net income (loss) per share:
Basic and diluted

Pro forma shares outstanding:
Basic and diluted

	Pro Forma	Historical
	As of December 31, 2010	As of December 31,
(Amounts in thousands)		New Basis	Old Basis
		2010	2009	2008
	(Unaudited)			(Unaudited)
Balance Sheet Data
Assets
Net finance receivables		$14,243,949	$18,711,313	$24,510,544
Allowance for finance receivable losses		(7,120)	(1,528,971)	(1,140,421)

Net finance receivables, less allowance for finance receivable losses		14,236,829	17,182,342	23,370,123
Finance receivables held for sale		—	693,675	960,432
Cash and cash equivalents		1,290,458	1,245,354	727,607
Notes receivable from AIG		—	1,550,906	—
Restricted cash		324,972	57,754	—
Other assets		1,233,720	979,931	486,398

Total assets		$17,085,979	$21,709,962	$25,544,560

Liabilities and Equity
Long-term debt		$15,174,010	$17,749,319	$24,038,413
Short-term debt		—	2,450,000	—
Other liabilities		643,725	348,925	425,549
Deferred and accrued taxes		512,074	4,809	4,030

Total liabilities		16,329,809	20,553,053	24,467,992

Total equity		756,170	1,156,909	1,076,568

Total liabilities and equity		$17,085,979	$21,709,962	$25,544,560

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully read and consider the following risk factors and all other information contained in this prospectus before making a decision to purchase our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, which could result in a partial or complete loss of your investment.

RISKS ASSOCIATED WITH OUR MANAGER

We are dependent on our Manager and Springleaf and their key personnel for our success, and the loss of our Manager, Springleaf or any of their key personnel could adversely affect us.

We will not have any employees. Our officers and other individuals who will execute our business strategy are employees of our Manager. Our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the executive officers and key personnel of our Manager and Springleaf.

Our Manager is contractually committed to serve us only until the third anniversary of the completion of this offering. Thereafter, our Management Agreement is automatically renewable for one-year terms, but our Manager may terminate our Management Agreement upon 180 days prior notice under certain circumstances. If our Management Agreement is terminated and we are unable to find a suitable replacement for our Manager, we may not be able to execute our business plan.

We cannot offer any assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s or Springleaf’s executive officers and key personnel. The termination of our Management Agreement or the departure of any of key personnel of the Manager could have a material adverse effect on our performance.

In addition, we will rely on the resources of Springleaf in the implementation and execution of our business strategy. In particular, we and our Manager will depend on Springleaf’s established operational platform, including its mortgage-origination capabilities, mortgage servicing skills, diligence, risk monitoring abilities and technology platforms to execute our business strategy. Our Manager will also have access to, among other things, Springleaf’s information technology, office space, legal, marketing and other back office functions. We offer no assurance that we and our Manager will continue to have access to Springleaf’s operational platform pursuant to the terms of our Strategic Alliance Agreement and, if this platform becomes unavailable to us for any period of time, we may not be able to execute our business plan. All of these factors increase the uncertainty and risk of investing in our common stock.

Conflicts of interest could impair the ability of our Manager to make decisions that promote the best interests of our stockholders.

Our Manager and our officers, each of which is an employee of our Manager, may have conflicts between their duties to us and their duties to, and interests in, our Manager and its affiliates, including Fortress and AIG.

For instance, we will compete with other parties for the resources and support of our Manager and its affiliates. Our Manager’s officers and personnel may engage in other business and provide services to other parties, and our Manager is not required to devote a specific amount of time or the services of any particular individual to our operations. During turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager’s personnel, any entities for which they also act will likewise require greater focus and attention, placing their resources in high demand. If this situation arose, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our Manager’s personnel did not act for other entities. The ability of our Manager and its officers and personnel to engage in other business activities may reduce the time they spend advising us.

It is possible that potential or perceived conflicts could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation. If our reputation were harmed, we might not be able to raise additional funds and counterparties might be reluctant to do business with us.

The terms of many of our key agreements, including the consideration for our initial asset portfolio and any assets we acquire from Springleaf in the future, may be less favorable to us than the terms that would have been negotiated with an unaffiliated third party.

Each of our officers and non-independent directors is also an employee of our Manager or its affiliates, and our Manager is an affiliate of Springleaf. Accordingly, many of our key agreements, including our Contribution Agreement, our Management Agreement and our Strategic Alliance Agreement, have been entered into among related parties, and their terms may be less favorable to us than the terms that would have been negotiated with an unaffiliated third party. We may also choose not to enforce, or to enforce less vigorously, certain of our rights under our Management Agreement or our Strategic Alliance Agreement in an effort to maintain our ongoing relationship with our Manager or Springleaf, as the case may be, or for other reasons. See “Certain Relationships and Related Transactions.”

Our Management Agreement may be difficult and costly to terminate.

It would be difficult and costly for us to terminate our Management Agreement without cause. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, our Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide our Manager with 180 days prior notice of any such termination. We generally may not terminate or elect not to renew our Management Agreement, even in the event of our Manager’s poor performance, without having to pay a substantial termination fee. These provisions may increase the cost to us of terminating our Management Agreement and adversely affect our ability to terminate our Manager without cause.

Our Manager will not be liable to us for any acts or omissions performed in accordance with the Management Agreement, including with respect to the performance of our investments.

Pursuant to our Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Under the terms of our Management Agreement, our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to our Management Agreement, except because of acts constituting bad faith, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction. In addition, we have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct or gross negligence, pursuant to our Management Agreement.

Our Manager has no experience in managing a REIT or maintaining our exemption from registration under the 1940 Act, which may hinder its ability to achieve our investment objectives or result in the loss of our qualification as a REIT or maintenance of our 1940 Act exemption.

Our Manager has no experience in managing a portfolio of assets under guidelines designed to allow us to qualify and remain qualified as a REIT and to be exempt from registration under the 1940 Act, which may hinder our ability to take advantage of attractive investment opportunities and, as a result, achieve our investment objective. Our Manager’s lack of experience operating a REIT and operating a business in compliance with the numerous technical restrictions and limitations set forth in the Internal Revenue Code or the exemptions in the 1940 Act may result in the loss of our qualification as a REIT or our exemption under the 1940 Act.

Our board of directors will approve very broad asset acquisition guidelines for our Manager, and our Manager may pursue investments in the future that differ from, and are riskier than, our initial portfolio.

Our Manager will be authorized to follow very broad asset acquisition guidelines. Our board of directors will periodically review our compliance with our asset acquisition guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed acquisitions or any type or category of asset. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager will have great latitude within the broad parameters of our asset acquisition guidelines in determining the types of assets it may decide are proper for us, which could result in returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, decisions and acquisitions made by our Manager may be inconsistent with the best interests of our stockholders.

Subject to maintaining our qualification as a REIT and our exemption from registration under the 1940 Act, our Manager may invest in real estate-related and non-real estate assets that do not fall within our target assets. Non-real estate-related assets are subject to additional risks than that of our real estate-related assets. Our stockholders will not have input into these investment decisions and may not approve of our Manager’s investments in these assets.

Our Manager may fail to make investments on favorable terms that satisfy our asset acquisition strategy and otherwise generate attractive risk-adjusted returns, which would materially and adversely affect us.

Our ability to achieve our asset acquisition objectives depends on our ability to grow, which depends, in part, on our ability to make asset acquisitions on favorable terms that meet our asset acquisition criteria as well as on our access to financing on acceptable terms. Our ability to grow is also dependent upon our Manager’s ability to successfully hire, train, supervise and manage new personnel. We may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our Manager’s compensation structure may not promote the best interests of our stockholders, and you, as a minority stockholder, will have a very limited ability to influence our Manager’s compensation.

One element of the compensation we will pay our Manager will be a base management fee, which will be fixed regardless of the performance of our portfolio. The base management fee might reduce our Manager’s incentive to devote the appropriate time and effort to seeking assets that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock. Our public stockholders will not have the right to change our Manager’s compensation.

We could be harmed by misconduct, fraud or inadvertent errors by employees of our Manager, contractors or other third parties.

We are exposed to risks relating to misconduct by employees of our Manager, any contractors used by our Manager or other third parties with whom we have relationships. For example, employees of our Manager could execute unauthorized transactions; use our assets improperly or without authorization; perform improper activities; use confidential information for improper purposes; or mis-record or otherwise try to hide improper activities from us. This type of misconduct can be difficult to detect, and, if not detected and prevented, could result in claims or enforcement actions against us or losses. Accordingly, misconduct by employees, contractors or others could subject us to financial losses or regulatory sanctions and seriously harm our reputation.

In addition, employees of our Manager, any contractors used by our Manager or other third parties with whom we have relationships may make inadvertent errors that could subject us to financial losses, claims or enforcement actions. These types of errors could include, but are not limited to, mistakes in executing, recording or reporting transactions into which we enter. Inadvertent errors expose us to the risk of material losses unless the errors are detected and remedied prior to the incurrence of any loss. The risk of errors may be greater for business activities that are new for us or have non-standardized terms.

Our Manager’s due diligence of investment opportunities may not identify all pertinent risks, including decisions with regard to origination, which could materially affect our business, financial condition, liquidity and results of operations.

Our Manager intends to conduct due diligence with respect to each investment, and suitable investment opportunities may not be immediately available. It is possible, however, that our Manager’s due diligence processes will not uncover all relevant facts regarding such investments, particularly with respect to any assets we acquire from third parties. In particular, investments that initially appear to be viable may prove not to be over time due to economic, legal, political or other factors. These considerations are particularly relevant in light of the current uncertain economic environment. Our inability to do any of the foregoing likely would materially and adversely affect our business, financial condition, liquidity and results of operations.

RISKS RELATED TO OUR BUSINESS

We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders. The Springleaf U.S. Consumer Lending Business historical financial information included in this prospectus may not be indicative of the results we would have achieved as a separate stand-alone company and may not be a reliable indicator of our future performance or results.

We cannot assure you that we will be able to successfully operate our business or implement our operating policies and strategies as described in this prospectus. We were incorporated on May 2, 2011, and we have no operating history. We have not commenced operations, and we will not commence operations until we have completed this offering. Once we commence operations, there can be no assurance that we will be able to generate sufficient returns to pay our operating expenses and make satisfactory distributions to our stockholders, or any distributions at all. Our results of operations and our ability to make or sustain distributions to our stockholders depend on several factors, including the availability of opportunities to acquire attractive assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the real estate market, the financial markets and economic conditions.

We did not operate as a separate, stand-alone company for any of the historical periods presented in the historical financial information included in this prospectus, which has been derived from Springleaf’s historical financial statements. Therefore, the historical financial information in this prospectus does not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a separate, stand-alone public company prior to the completion of this offering or what our results will be in the future. This is primarily a result of the following factors:

•

The historical financial results in this prospectus reflect allocations of corporate expenses of the Springleaf U.S. Consumer Lending Business rather than the expenses we will incur as a public company, including the management fee and other general and administrative expenses;

•

The working capital requirements and capital for general corporate purposes of the Springleaf U.S. Consumer Lending Business historically have been satisfied as part of corporate-wide cash management policies of Springleaf. After this offering, Springleaf will not be required, and does not intend, to provide us with funds to finance our working capital or other cash requirements, so we will in the future need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements; and

•

Our cost structure, management, financing and business operations will be significantly different than those of the Springleaf U.S. Consumer Lending Business as a result of operating as an independent public company. These changes could result in increased costs associated with stand-alone costs for services currently provided by Springleaf and the legal, accounting, compliance and other costs associated with being a public company with equity securities traded on the New York Stock Exchange, or NYSE.

We may not realize gains or income from our investments, which could cause the value of our common stock to decline.

We will seek to generate both current income and capital appreciation from our investments. However, it is possible that our portfolio will not generate income or appreciate in value and that some or all of our investments may decline in value. For instance, the borrowers of our mortgage loans and consumer loans may default on, or be delayed in making, interest and/or principal payments, and the value of our portfolio could decline. Accordingly, we may not be able to realize gains or income from our investments, and any gains that we do realize may not be sufficient to offset our losses and expenses.

We have the ability to change nearly all of our strategies, policies or procedures without stockholder consent, which could result in our making asset acquisitions or incurring borrowings that are different from, and possibly riskier than, those described in this prospectus.

We have the ability to change nearly all of our strategies, policies or procedures with respect to asset acquisitions, asset allocation, growth, operations, indebtedness, financing strategy and distributions at any time without the consent of our stockholders, which could result in our making asset acquisitions or incurring borrowings that are different from, and possibly riskier than, those types described in this prospectus. A change in our asset acquisition or leverage strategies may increase our exposure to credit risk, interest rate risk, financing risk, margin risk, default risk, counterparty risk and real estate market fluctuations. Decisions to employ additional leverage could increase the risk inherent in our asset acquisition strategy. Furthermore, a change in our asset allocation could result in our making acquisitions in asset categories different from those described in this prospectus. In addition, our certificate of incorporation will provide that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. These changes could adversely affect our financial condition, results of operations, the market value of our common stock and our ability to make distributions to our stockholders.

If Springleaf does not originate a sufficient number of loans or our Strategic Alliance Agreement is terminated we may not be able to execute our business strategy and the value of your investment could decline significantly.

Pursuant to the terms of our Strategic Alliance Agreement, we will have an exclusive right to purchase new loans originated by Springleaf. However, there can be no assurance that our Strategic Alliance Agreement will remain in effect. Even while our Strategic Alliance Agreement is in effect, Springleaf may not offer loans to us in sufficient quantities, due to a decline in Springleaf’s origination activity or other factors that we cannot control. There can be no assurance that we will be able to source and acquire loans or other target assets from third parties at attractive prices or at the level of quality or quantity of the loans and other assets we currently expect to acquire from Springleaf. Moreover, it would be more difficult for us to assess the quality of assets offered by third parties since we would have much less familiarity with their business practices as compared with Springleaf’s business practices. If we find it necessary to turn to third parties to grow our portfolio and execute our business strategy, our business, results of operations and financial condition could suffer.

The failure of any loan servicer we use to effectively service our loan portfolio would materially and adversely affect us.

We will enter into one or more servicing agreements under which Springleaf or an affiliate, such as Nationstar, will provide us with loan servicing services, such as the collection and remittance of payments on our loans, administration of escrow accounts, handling of insurance claims (including tracking of collateral and placing insurance in certain circumstances) and foreclosure. We may also enter into servicing agreements with unrelated third parties. The ability of Springleaf, Nationstar or any other servicer to effectively service our loan portfolio is critical to our success. The failure of Springleaf, Nationstar or any other servicer we engage to effectively service our loan portfolio of mortgage and consumer loans would adversely impact our business, financial condition, liquidity, results of operations and our ability to make distributions to our stockholders.

The servicers we rely on may not effectively service our portfolio for a variety of reasons. If any servicer we use experiences financial or operational difficulties, it may not be able to perform, or it may curtail, the services required to optimize the value of our portfolio, including any obligation to advance payments of amounts due from delinquent loan obligors. For example, typically a servicer’s obligation to make advances on behalf of a delinquent loan obligor is limited to the extent that it does not expect to recover the advances from the ultimate disposition of the collateral pledged to secure the loan. In addition, as with any external service provider, we are subject to the risks associated with inadequate or untimely services for other reasons such as fraud, negligence, errors, miscalculations or other reasons. Also, we may choose not to enforce, or to enforce less vigorously, certain of our rights under the applicable servicing agreement or other agreement with Springleaf, Nationstar or any other affiliate we hire to service loans or perform other service for us in an effort to maintain our ongoing relationship with Nationstar, Springleaf or such other affiliate. Servicers may also be adversely affected by regulatory initiatives or other developments arising from increased scrutiny of mortgage servicing. See “Risk Factors—Risks Related to Regulation—Mortgage servicing has come under increasing scrutiny from government officials and others, which could make servicing our portfolio more costly and difficult.”

We believe the risks associated with our business will be more severe during periods of economic slowdown or recession, especially if these periods are accompanied by declining real estate values.

The ability of a borrower to repay a loan is dependent upon the income or assets of the borrower. General economic downturns, such as the recent economic recession, may impair borrowers’ abilities to repay their loans. Specifically, in 2008 and 2009, the U.S. residential real estate markets and credit markets experienced significant disruption as housing prices generally declined, unemployment increased, consumer delinquencies increased, and credit availability contracted and became more expensive for consumers and many financial institutions.

As was the case in 2008 and 2009, declining real estate values in the future would likely reduce the level of new mortgage loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase of additional assets. Borrowers may also be less able to pay principal and interest on our loans if the value of real estate weakens. In addition, adverse changes in the real estate market increase the probability of default, as the incentive of the borrower to retain and protect equity in the property declines. Further, declining real estate values significantly increase the likelihood that we will incur losses on our real estate loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio and our ability to acquire, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

Our investment strategy, including our ability to predict and take advantage of changing market conditions, may be flawed or incorrect, which would materially and adversely affect us.

Our ability to achieve our investment objectives depends, in part, on the success of our investment strategy. The implementation of our investment strategy depends, in part, on our ability to successfully predict and take advantage of changing market conditions. Although we believe that we will be presented with significant opportunities to acquire mortgage assets and other attractive assets for our portfolio over the next several years, these opportunities may not materialize. We also believe that the U.S. mortgage finance system is undergoing historic change, however, we may not be successful in taking advantage of this change. To the extent we are unable to do so, our results of operations will be adversely affected. In addition, we believe the current level of government involvement in the U.S. residential mortgage market is not sustainable and that, over time, Agency support may be significantly reduced and replaced by private capital. However, at this time it is impossible to predict with any degree of certainty whether such reduction will occur and, if it does occur, what impact it would ultimately have on our markets. Our inability to adjust our investment strategy or predict and take advantage of the changing market conditions could materially and adversely affect our business, financial condition, liquidity and results of operations.

Our risk management efforts may not be effective.

We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk and other market-related risks, as well as operational risks related to our business, assets and liabilities. We will rely to a great extent on Springleaf’s risk management systems. For example, Springleaf uses a proprietary risk modeling system, Credit Risk Modeling, or CRM, to assess credit risk of potential borrowers. CRM utilizes 209 characteristics specifically designed for Springleaf to produce a custom score for each potential real estate and non-real estate borrower representing the potential risks applicable to the borrower. To the extent these characteristics do not adequately represent potential risks, the custom scores produced would not adequately represent the risk profile of the borrower and could result in a riskier loan profile than originally identified. Our risk management policies, procedures and techniques, including Springleaf’s CRM technology, may not be sufficient to identify all of the risks we are exposed to, mitigate the risks we have identified or to identify additional risks to which we may become subject in the future.

In addition, federal and state data privacy laws may limit our and Springleaf’s ability to share certain customer information with each other without permission from the customer. Such limits may hinder our risk management efforts.

We are highly dependent on information systems, and systems failures could significantly disrupt our business, which may negatively affect our operating results.

Our business is highly dependent on the communications and information systems of Springleaf. Any failure or interruption of the systems of Springleaf could cause delays or other problems in our asset acquisitions, and asset monitoring activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders. In addition, if we lose access to Springleaf’s systems because of a termination of our Strategic Alliance Agreement or otherwise, we would need to replace such systems or gain access to comparable systems, the cost of which may be significant.

We operate in a highly competitive market, and competition may result in reduced risk-adjusted returns.

A number of entities compete with us to make the types of investments that we plan to make. Our profitability depends, in large part, on Springleaf’s ability to originate, and our ability to acquire, our target assets at favorable prices, which in turn will depend on Springleaf’s ability to compete effectively in the origination of real estate and consumer loans with characteristics that are appropriate for our portfolio. Springleaf competes with other consumer finance companies as well as other types of financial institutions that offer similar products and services in originating mortgage and consumer loans. In acquiring our target assets, we will compete with other REITs, consumer finance companies and other entities that may purchase similar assets. Several other mortgage REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some of these competitors may have considerably greater financial, technical and marketing resources than we or Springleaf possess. Some competitors may also have a lower cost of funds and access to funding sources that may not be available to us or Springleaf. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. Furthermore, competition for investments in our target assets may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.

RISKS RELATED TO REGULATION

We cannot at the present time predict the consequences and market distortions that may stem from anticipated far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.

The U.S. Government, the Federal Reserve, the U.S. Treasury, the SEC and other governmental and regulatory bodies have taken or are taking various actions to address the recent financial crisis. The far-ranging government intervention in the economic and financial system may carry intended and unintended consequences and cause market distortions that may have a tremendously negative impact on our business. We are unable to predict at this time the extent and nature of such consequences and market distortions, if any. For example, to the extent that new government programs are designed, in part, to restart the market for certain of our target assets, the establishment of these programs may result in increased competition and higher prices for our target assets.

On July 21, 2010, the President of the United States signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. This law, and the regulations to be promulgated under it, are likely to affect our operations in terms of increased oversight of financial services products by the Bureau of Consumer Financial Protection, or the Bureau, and the imposition of restrictions on the terms of certain consumer credit loans. The Bureau will have significant authority to implement and enforce Federal consumer financial laws, including the Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Billing Act and new requirements for financial service products provided for in the Dodd-Frank Act, as well as the authority to identify and prohibit unfair and deceptive acts and practices. In addition, the Bureau will have broad supervisory, examination and enforcement authority over various consumer financial products and services, such as residential real estate loans, consumer loans and retail sales contracts. For example, the Dodd-Frank Act restricts certain terms for mortgage loans, such as loan fees, prepayment fees and other charges, and imposes certain duties on a lender to ensure that a borrower can afford to repay the loan. The Dodd-Frank Act and accompanying regulations will be phased in over a one to three year period and we can not predict the terms of the final regulations, their intended consequences or how such regulations will affect us or our industry. Therefore, it is not possible to estimate the precise effect of the Dodd-Frank Act and the regulations promulgated under it on our operations at this time.

The Dodd-Frank Act may impact the securitization market in that it requires, among other things, that a securitizer generally retain not less than 5% of the credit risk for certain types of securitized assets that are transferred, sold or conveyed through issuance of an asset-backed security. Also, the SEC has proposed significant changes to Regulation AB, which, if adopted in their present form, could result in sweeping changes to the commercial and residential mortgage loan securitization markets as well as to the market for the re-securitization of mortgage-backed securities. The SEC has also proposed rules that would require issuers and underwriters to make any third-party due diligence reports on asset-backed securities publicly available. In addition to the foregoing, the Federal Reserve, U.S. Treasury and other federal and state governmental and regulatory bodies may continue to enact additional legislation or promulgate regulatory action designed to address the recent economic crisis or for other purposes that could have a material and adverse effect on our ability to execute our business strategies. We cannot predict whether or when such additional actions may occur. However, such actions could have a dramatic impact on our business, results of operations and financial condition, and the cost of complying with any additional laws and regulations could have a material adverse effect on our financial condition and results of operations.

Changes to the U.S. Government’s involvement with Fannie Mae and Freddie Mac, including any changes in laws and regulations affecting the relationship between these Agencies and the U.S. Government, may adversely affect our business.

The problems faced by Fannie Mae and Freddie Mac resulting in their being placed into federal conservatorship and receiving significant U.S. Government support have sparked serious debate among federal policy makers regarding the continued role of the U.S. Government in providing liquidity for mortgage loans. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantee obligations could be considerably limited relative to historical measurements. Any such changes to the nature of their guarantee obligations could redefine what constitutes an Agency security and could have broad adverse implications for the market. Alternatively, Fannie Mae and Freddie Mac could be dissolved or privatized, and the U.S. Government could determine to stop providing liquidity support of any kind to the mortgage market. In February 2011, the U.S. Treasury and the Department of Housing and Urban Development released the Housing Report, in which they proposed to reduce or eliminate the role of Agencies in mortgage financing. The Housing Report calls for phasing in increased pricing of Fannie Mae and Freddie Mac guarantees to help level the playing field for the private sector to take back market share, reducing limits of mortgage loans that conform to the Agency underwriting guidelines and meet the funding criteria of Fannie Mae and Freddie Mac, or conforming loans, by allowing the temporary increase in Fannie Mae’s and Freddie Mac’s conforming loan limits to reset as scheduled on October 1, 2011 to the lower levels set in the Housing and Economic Recovery Act of 2008, and continuing to wind down Fannie Mae’s and Freddie Mac’s investment portfolio at an annual rate of no less than 10% per year. If Fannie Mae and Freddie Mac were eliminated, or their structures were to change radically (i.e., limitation or removal of the guarantee obligation), or their market share reduced because of required price increases or lower limits on the loans they can guarantee, there could be broad adverse implications for the market, which may materially and adversely affect our business, operations and financial condition.

Mortgage loan modification and refinancing programs and future legislative action may adversely affect the value of, and the returns on, our portfolio.

The U.S. Government has implemented a number of federal programs designed to assist homeowners, including the Home Affordable Modification Program, or HAMP, which provides homeowners with assistance in avoiding residential mortgage loan foreclosures. HAMP involves, among other things, the modification of mortgage loans to reduce the principal amount of the loans (through forbearance and/or forgiveness) and/or the rate of interest payable on the loans, or to extend payment terms of the loans. The mortgage loans serviced by Nationstar for certain subsidiaries of Springleaf are subject to modification under HAMP.

HAMP (as it applies to those mortgage loans serviced by Nationstar) and future legislative or regulatory actions, including possible amendments to the bankruptcy laws, which result in the modification of outstanding residential mortgage loans, may adversely affect the value of, and the returns on, our initial portfolio and the assets we acquire in the future.

High-cost and other lending laws could adversely impact our results of operations, financial condition and business.

We, as an assignee or purchaser of residential mortgage loans, could be subject to liability for the failure of Springleaf or other loan originators from which we acquire loans to comply with high-cost and other lending laws detailing with the terms and conditions deemed to be unfair and/or predatory. Various U.S. federal, state and local laws are designed to discourage or prohibit certain lending practices, including by restricting loan terms, amounts and interest rates and other charges. For example, the U.S. federal Home Ownership and Equity Protection Act of 1994, or HOEPA, prohibits inclusion of certain provisions in residential mortgage loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in the HOEPA. In addition, under the lending laws of some states, the origination of certain residential mortgage loans, including loans that are not classified as “high-cost” loans under applicable law, must satisfy a “tangible net benefits” test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential mortgage loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. Moreover, the Dodd-Frank Act contains new restrictions for residential mortgages and for residential mortgages that are not “qualified mortgages,” particularly for “high-cost” mortgages, and for the originators and servicers of such mortgages.

Lawsuits have been brought in various states making claims against assignees or purchasers of high-cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If any of our loans are found to have been originated in violation of high cost or unfair lending laws, we could incur losses, including monetary penalties and loan rescissions, which could adversely impact our results of operations, financial condition and business.

Mortgage servicing has come under increasing scrutiny from government officials and others, which could make servicing our portfolio more costly and difficult.

Mortgage servicing companies have recently come under increasing scrutiny. Certain state Attorneys General, court administrators and governmental agencies, as well as representatives of the federal government, have issued letters of inquiry to mortgage servicing companies, including Springleaf branch network companies and Springleaf’s centralized mortgage servicer, Nationstar, requesting written responses to questions regarding policies and procedures, especially with respect to notarization and affidavit procedures. These requests or any subsequent administrative, judicial or legislative actions taken by these regulators, court administrators or other governmental entities may subject Springleaf or its sub-servicers to fines and other sanctions, including a foreclosure moratorium or suspension.

These developments could adversely affect our business. For example, our servicing expense would likely increase if the companies servicing our loans were subject to increased costs, and delays in executing any foreclosures of the loans in our portfolio could materially affect the value of our portfolio. Moreover, companies may shut down or restrict their servicing operations in response to these developments, which would limit our servicing options. Without effective servicing at a competitive price, the value of our portfolio would be adversely affected.

We are required to obtain certain licenses to purchase and sell certain residential real estate loans and consumer loans, and in the event that we are not able to obtain such licenses in a timely manner or at all, we may enter into participation agreements.

We must obtain licenses to purchase and sell residential mortgage loans and consumer loans in certain jurisdictions in which we will conduct our business, and there is no guarantee that we will be able to obtain them. Our failure to obtain or maintain licenses could restrict our investment options with respect to such loans. We may consummate this offering even if we have not obtained all of the licenses we intend to apply for. As an alternative to obtaining licenses, or while a particular license application is pending, we may enter into participation agreements with respect to certain loans. Under a participation agreement, we generally would be entitled to the economic benefits of the loans covered by the agreement, but we would not be the owner of the loans, which means that our rights to such loans would be more limited than if we were the owner of the loans.

RISKS RELATED TO FINANCING ACTIVITIES

Our indebtedness and other obligations will be significant and could materially and adversely affect our business.

Following the completion of this offering, we will have a significant amount of indebtedness. At December 31, 2010, on a pro forma basis, we would have had approximately $             billion in principal amount of indebtedness outstanding (including $             billion in secured indebtedness). Interest expense on our indebtedness would have been $             for the year ended December 31, 2010.

We have the ability to incur additional indebtedness. If our debt service obligations increase, whether due to the increased cost of existing indebtedness or the incurrence of additional indebtedness, we may be required to dedicate a significant portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, which would reduce the funds available for other purposes. Our indebtedness also could limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

The Senior Secured Term Loan Facility, under which we will be a subsidiary guarantor, and certain outstanding notes of SLFC, contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

Springleaf Financial Funding Company, an affiliate of Springleaf, or SFFC, is the borrower under a $3.75 billion six-year senior secured term loan facility, or the Senior Secured Term Loan Facility, under which we are a subsidiary guarantor. The Senior Secured Term Loan Facility contains restrictions, covenants and representations and warranties that apply to us. If we, SFFC or any other subsidiary guarantor fails to comply with any of these covenants or breach these representations or warranties, we may be in default under the Senior Secured Term Facility Loan and the lenders could elect to declare all amounts outstanding under the agreements related thereto to be immediately due and payable and enforce their respective interests against collateral pledged under such agreements.

The covenants and restrictions in the Senior Secured Term Loan Facility restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments or acquisitions;

•	transfer or sell assets;

•	make restricted payments;

•	engage in mergers or consolidations;

•	create or incur liens;

•	enter into transactions with affiliates; and

•	make certain amendments to our organizational documents or documents relating to intercompany secured loans.

However, there are certain exceptions in the Senior Secured Term Loan Facility’s negative covenants that, subject to satisfaction of applicable conditions or other requirements, allow us to (1) assume certain indebtedness of SLFC, and (2) make restricted payments up to an amount equal to 120% of the amount required to qualify and maintain our qualification as a REIT or avoid payment of federal or state income or excise tax.

Certain of SLFC’s notes also contain a covenant that will limit our ability to create or incur liens.

The restrictions described above may interfere with our ability to obtain new or additional financing, including the financing needed to acquire assets necessary for our qualification as a REIT, the manner in which we structure such new or additional financing or to engage in other business activities, which may significantly limit or harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations and ability to make distributions, which could cause the value of our common stock to decline. A default could also significantly limit our financing alternatives such that we will be unable to pursue our leverage strategy, which could curtail the returns on our assets.

Further, we may be required to covenant to maintain our REIT status as a condition to obtaining future funding. Due to the restrictions applicable to us in the Senior Secured Term Loan Facility and SLFC’s note, we may have difficulty complying with such a covenant because of the complexity of maintaining REIT status, and a breach could cause the acceleration of our debt obligations. If that acceleration occurred and we were unable to repay our debt, our business would suffer a material adverse effect. See “Risk Factors—Risks Relating to Our Taxation as a REIT—Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.”

Our access to sources of financing may be limited, which may impair our ability to enhance our returns.

We expect to use leverage to finance our assets through borrowings from a number of sources, including bank credit facilities (including term loans and revolving facilities), securizations, warehouse facilities and repurchase agreements. The level, sources and amount of additional leverage we employ may vary based on the particular characteristics of our asset portfolio, the availability of applicable sources and on market conditions.

Capital market conditions significantly affect our ability to—and the terms on which we can—access capital. The U.S. capital and credit markets experienced tremendous volatility and contraction in 2008 and 2009. Although these markets have subsequently improved, there can be no assurance that we will not experience similar or more extreme conditions in the future. Our ability to access capital depends upon a number of factors over which we have little or no control, including:

•	general market conditions, such as unemployment levels, housing markets and interest rates;

•	the market’s view of the quality and liquidity of our assets;

•	the market’s perception of our growth potential;

•	our current and potential future earnings and cash distributions; and

•	the market price of shares of our common stock.

In addition, volatility and disruption in the financial markets, the residential mortgage markets, the consumer lending market and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. If any of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we will receive under any warehouse facilities and repurchase agreements will be directly related to the lenders’ valuation of the assets that secure the outstanding borrowings.

The recent dislocations in the residential mortgage sector have caused many lenders to tighten their lending standards, reduce their lending capacity or exit the market altogether. Further contraction among lenders, insolvency of lenders or other general market disruptions could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing on attractive terms or at all. This could increase our financing costs and reduce our access to liquidity. If one or more major market participants fails or otherwise experiences a major liquidity crisis, as was the case for Bear Stearns & Co. in March 2008 and Lehman Brothers Holdings Inc. in September 2008, it could negatively impact the marketability of all fixed income assets, including our target assets, and this could negatively impact the value of the assets we acquire, thus reducing our net book value and possibly negatively affecting our liquidity, financial condition and results of operation.

The return on our assets and cash available for distribution to our stockholders may be reduced to the extent that market conditions prevent us from leveraging our assets or increase the cost of our financing relative to the income that can be derived from the assets acquired. Our financing costs will reduce cash available for distributions to stockholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations.

Any bank credit facilities (including term loans and revolving facilities), warehouse facilities and repurchase agreements that we may use to finance our assets may require us to provide additional collateral or pay down debt.

We expect to utilize bank credit facilities (including term loans and revolving facilities), warehouse facilities and repurchase agreements to finance our assets if they are available on acceptable terms. In the event we utilize these financing arrangements, they would involve the risk that the market value of our assets pledged or sold by us to the provider of the credit facility, lender of the warehouse facility or repurchase agreement counterparty may decline in value, in which case the lender may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. Posting additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the lender could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could materially and adversely affect our financial condition and ability to implement our business plan. In addition, in the event that the lender files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to credit facilities and increase our cost of capital. The providers of bank credit facilities, warehouse facilities and repurchase agreement financing, may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

Our securitizations will expose us to additional risks, and there can be no assurance that we will be able to access the securitization market in the future.

Upon the completion of this offering, Springleaf will contribute its interests in several securitizations to us, which will become a part of our initial portfolio. In addition, we intend to securitize certain of our portfolio assets in the future to generate cash to purchase new assets. In each such transaction, we expect to convey a pool of assets to a special purpose vehicle, the issuing entity, and the issuing entity will issue one or more classes of non-recourse notes pursuant to the terms of an indenture. The notes will be secured by the pool of assets. In exchange for the transfer of assets to the issuing entity, we will receive the cash proceeds of the sale of non-recourse notes and a 100% interest in the equity of the issuing entity.

The securitization of our portfolio assets could magnify our exposure to losses on those portfolio assets because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. Moreover, the securitization market was either closed or substantially dormant from late 2007 through 2010, and there can be no assurance that we will be able to access the securitization market in the future, including with respect to non-conforming loans, or be able to do so at favorable rates. The inability to securitize our asset portfolio could hurt our performance and our ability to grow our business.

Rating agencies can affect our ability to execute a securitization transaction, or reduce the returns we would otherwise expect to earn from executing securitization transactions, not only by deciding not to publish ratings for our securitization transaction, but also by altering the criteria and process they follow in publishing ratings. Rating agencies could alter their ratings processes or criteria after we have accumulated loans for securitization in a manner that effectively reduces the value of those previously acquired loans or requires that we incur additional costs to comply with those processes and criteria. We have no ability to control or predict what actions the rating agencies may take.

Furthermore, other matters, such as (i) accounting standards applicable to securitization transactions and (ii) capital and leverage requirements applicable to banks and other regulated financial institutions holding residential mortgage-backed securities, or RMBS, could result in less investor demand for securities issued through securitization transactions we execute or increased competition from other institutions that execute securitization transactions.

We may not be able to finance our assets on a long-term basis on attractive terms, including by means of securitization, which may require us to seek more costly financing for our investments.

If it is not possible or economical for us to securitize or otherwise finance our assets on a long term non-recourse basis, we may be required to utilize less efficient forms of financing. As a result of the global financial crisis, the securitization market was either closed or substantially dormant from late 2007 through 2010, and securitization activity has only recently begun to pick up again. There can be no assurance that the securitization market will not be volatile or dormant in the future. If the securitization market were unavailable to us, we might be required to enter into various types of short-term financing transactions, which would likely require us to use a larger portion of our cash for financing-related expenses than if we were able to consummate longer-term financings. Moreover, if we are unable to access the securitization market, we may be limited to recourse financings, which may require us to calculate the market value of our assets on an ongoing basis and, if necessary, post margin or pay down the principal balance of our debt to re-establish the ratio of value of the collateral to the amount of the related borrowing. The inability to securitize our asset portfolio could therefore hurt our performance and our ability to grow our business.

RISKS RELATED TO OUR ASSETS

The assets in our portfolio will be subject to delinquency, foreclosure and loss.

Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure and risks of loss. Our consumer loans include both secured and unsecured consumer loans and retail sales contracts. The secured consumer loans are secured by consumer goods, automobiles or other personal property. The ability of a borrower to repay a loan is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, unemployment levels, acts of God and terrorism, may impair the ability or willingness of a borrower to repay its loan.

In addition, rising interest rates may increase the credit risks associated with certain types of residential real estate loans, such as adjustable-rate and hybrid mortgage loans. Accordingly, when short-term interest rates rise, required monthly payments from homeowners will rise under the terms of these mortgages, and this may increase borrower delinquencies and defaults.

In the event of any default under a loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage or consumer loan borrower, the mortgage or consumer loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan, if any, will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

Other factors that may cause the value of our portfolio to decline are: (i) continued declines in the value of residential real estate; (ii) risks related to general and local economic conditions; (iii) possible lack of availability of mortgage funds for borrowers to refinance or sell their homes; (iv) overbuilding; (v) the general deterioration of the borrower’s ability to keep a rehabilitated sub-performing or non-performing mortgage or consumer loan current; (vi) increases in property taxes and operating expenses; (vii) changes in zoning laws; (viii) costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems, such as indoor mold; (ix) casualty or condemnation losses; (x) uninsured damages from floods, earthquakes or other natural disasters; (xi) limitations on and variations in rents; (xii) fluctuations in interest rates; (xiii) fraud by borrowers, originators and/or sellers of mortgage loans; (xiv) undetected deficiencies and/or inaccuracies in underlying mortgage or consumer loan documentation and calculations; and (xv) failure of the borrower to adequately maintain the property, particularly during times of financial difficulty. To the extent that assets underlying our portfolio of loans are concentrated geographically, by property type or in certain other respects, we may be subject to certain of the foregoing risks to a greater extent. Additionally, we may be required to foreclose on a mortgage loan, which would subject us to greater concentration of the risks of the residential real estate markets and risks related to the ownership and management of real property.

Many of our assets may be illiquid, which may adversely affect our business, including our ability to value and sell our assets.

We may acquire assets or other instruments that are not liquid, including mortgage loans, consumer loans, securities and other instruments that are not publicly traded. As a result, it may be difficult or impossible to obtain or validate third party pricing on the assets we purchase. Illiquid assets typically experience greater price volatility, as an active market does not exist, and can be more difficult to value. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our assets. To the extent that we utilize leverage to finance our purchase of assets that are or become illiquid and then need to sell such assets in a short period of time for cash, the negative impact of those sales could be exacerbated, including our being unable to sell such assets for a price sufficient to repay the related financing. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Our Manager will utilize analytical models and data in connection with the valuation of our assets, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks.

Given the complexity of the assets in which we will invest and our investment strategy, our Manager may rely heavily on analytical models and information and data supplied by third parties, or models and data. Models and data will be used to value assets or potential assets and also in connection with hedging our acquisitions. In the event models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on incorrect models and data, especially valuation models, our Manager may be induced to buy certain assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging based on faulty models and data may prove to be unsuccessful.

Our investments may be concentrated and will be subject to risk of default.

We are not required to observe specific diversification criteria. Therefore, our investments in our target assets may at times be concentrated in relatively few strategies, industries and markets, including property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in any one region or type of asset, downturns relating generally to such region or type of asset or a single economic, political or regulatory occurrence may result in declines in value or defaults on a number of our investments within a short time period, which may reduce our net income and the value of our common stock and accordingly reduce our ability to pay dividends to our stockholders. Difficult conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets have resulted in a significant contraction in liquidity for mortgages and mortgage-related assets, which may adversely affect the value of the assets in which we intend to invest.

Prepayment rates may adversely affect the value of our loan portfolio.

The value of our loan portfolio will be affected by prepayment rates, and prepayment rates cannot be predicted with certainty. Prepayment rates may be affected by a number of factors, including the availability of credit, the relative economic vitality of the area in which the related properties are located (in the case of mortgage loans), the servicing of the loans, possible changes in tax laws, other opportunities for investment, homeowner mobility and other economic, social, geographic, demographic and legal factors beyond our control. Prepayment rates typically increase during periods of declining interest rates, and the proceeds of prepayments that we reinvest during such periods are likely to yield less than the yields on the assets that were prepaid.

The effect of prepayment rates on a loan’s yield depends in part on whether the loan was purchased at a premium or discount to par. In the case of loans purchased at a premium, a prepayment rate that is faster than projected may reduce the expected yield because we will have to amortize the related premium on an accelerated basis. In the case of loans purchased at a discount, a prepayment rate that is slower than projected may reduce the expected yield because we will not be able to accrete the related discount as quickly as originally anticipated. No strategy can completely insulate us from prepayment risk.

Increases in interest rates could adversely affect the value of our assets and increase our financing cost, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

Some of the types of assets we intend to acquire will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

A significant risk associated with these assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these assets could decline, and the duration and weighted-average life of the assets could increase. We could realize a loss if the assets were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we may enter into to finance the purchase of these securities.

Market values of our assets may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, increases or expected increases in voluntary prepayments for those assets that are subject to prepayment risk or widening of credit spreads.

Interest rate mismatches between our assets and any borrowings used to fund the purchase of those assets would likely reduce our income during periods of changing interest rates.

Some of our assets will be fixed-rate loans or will have a fixed-rate component (such as hybrid mortgage loans). This means that the interest—or at least the fixed portion of the interest—we earn on these assets will not vary over time based upon changes in interest rates. Although the interest we would earn on adjustable-rate mortgage loans generally will adjust for changing interest rates, the interest rate adjustments may not occur as quickly as the interest rate adjustments contained in our borrowings. Therefore, to the extent we finance our assets, the interest rate indices and repricing terms of our assets and their funding sources will create an interest rate mismatch between our assets and liabilities. In addition, adjustable-rate and hybrid mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This deferral could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. The use of interest rate hedges also will introduce the risk of other interest rate mismatches and exposures, as will the use of other financing techniques. During periods of changing interest rates, these mismatches could cause our business, financial condition and results of operations and ability to make distributions to our stockholders to be materially adversely affected.

Recent market conditions may upset the historical relationship between interest rate changes and prepayment trends, which would make it more difficult for us to analyze our portfolio of assets.

Our success may depend in part on our ability to analyze the relationship of changing interest rates on prepayments of the loans in which we invest (or any loans underlying securities in which we may invest). Changes in interest rates and prepayments affect the market price of the assets that we intend to purchase and any asset that we hold at a given time. As part of our overall portfolio risk management, we will typically analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our portfolio of assets. In conducting our analysis, we will typically depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. If the recent dislocations in the residential mortgage market or other developments change the way that prepayment trends have historically responded to interest rate changes, our ability to (1) assess the market value of our portfolio of assets, (2) implement our hedging strategies and (3) implement techniques to reduce our prepayment rate volatility would be significantly affected, which could materially adversely affect our financial position and results of operations.

We may be affected by deficiencies in foreclosure practices of Springleaf and others, as well as related delays in the foreclosure process.

Recent announcements of deficiencies in foreclosure documentation by, among others, several large mortgage servicers have raised various concerns relating to foreclosure practices. A number of mortgage servicers have temporarily suspended foreclosure proceedings in some or all states in which they do business while they review and correct their foreclosure practices. In addition, a group consisting of state attorneys general and state bank and mortgage regulators in all 50 states and the District of Columbia has announced it is reviewing foreclosure practices in their various jurisdictions. The extension of foreclosure timelines increases the inventory backlog of distressed homes on the market and creates greater uncertainty about housing prices. The concerns about deficiencies in foreclosure practices of servicers and related delays in the foreclosure process may impact our loss assumptions and affect the values of, and our returns on, our investments.

We may invest in other assets, including various types of mortgage-backed securities, that would subject us to significant risks.

Our board of directors will adopt a broad set of asset acquisition guidelines that will permit our Manager to exercise significant discretion in selecting the types of assets in which we may invest. Although our target assets are residential real estate loans and consumer loans, we may also invest in securitized debt obligations such as RMBS, including subordinated RMBS, collateralized debt obligations, or CDOs, and collateralized loan obligations, or CLOs, and consumer asset-backed securities, or ABS. In addition, subject to maintaining our qualification as a REIT, our Manager may also acquire other financial assets, as well as invest in real estate related and non-real estate related assets that do not fall within the target asset classes identified in this prospectus. These other financial assets in which we may invest are subject to certain of the same risks as the residential real estate loans and consumer loans we expect to acquire from Springleaf as described in this prospectus, as well as additional risks.

In general, losses on loans included in a mortgage-backed securitization will be borne first by the equity holder of the issuing trust, and then by the “first loss” subordinated security holder, with further losses impacting more senior classes in reverse order of priority. If we invest in a senior tranche of RMBS, in the event of losses that exhaust the classes of securities junior to those which we may acquire, we will not be able to recover all of our investment. Default risks may be further pronounced in the case of securitizations secured by, or evidencing an interest in, a relatively small or less diverse pool of underlying loans.

We may also invest in subordinated RMBS interests, which are generally subordinate in right of payment to other securities that are secured by the same pool of assets. Investments in subordinated securities involve greater credit risk of default than the senior classes of the issue or series. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated securities, but more sensitive to adverse economic downturns or individual issuer developments. A perception of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying RMBS to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

RMBS are also subject to the risk of prepayment on the loans underlying such securities (including voluntary prepayments by the obligors and liquidations due to default and foreclosures). Generally, prepayment rates increase when interest rates fall and decrease when interest rates rise. Prepayment rates are also affected by other factors, including economic, demographic, tax, social and legal factors. To the extent that prepayment rates are different than anticipated, the average yield of investments in RMBS may be adversely affected. The interest rate sensitivity of any particular pool of loans depends upon the allocation of cash flow from the underlying mortgage loans. Certain types of RMBS contain complex interest rate and cash flow provisions and may be highly volatile with respect to market value, yield and total return to maturity.

The mortgages that collateralize RMBS in which we may invest will frequently have caps and floors, which limit the maximum amount by which the loan rate to the residential borrower may change up or down (1) per reset or adjustment interval and (2) over the life of the loan. Some residential mortgage loans restrict periodic adjustments by limiting changes in the borrower’s monthly principal and interest payments rather than limiting interest rate changes. These payment caps may result in negative amortization. In addition, because of the pass-through of prepayments of principal on the underlying securities, RMBS are often subject to more rapid prepayment of principal than their stated maturity would indicate.

The market value of RMBS will generally vary inversely with changes in market interest rates, declining when interest rates rise and rising when interest rates decline. However, RMBS, while having comparable risk of decline during periods of rising rates, usually have less potential for capital appreciation than other investments of comparable maturities due to the likelihood of increased prepayments of mortgages as interest rates decline. In addition, to the extent RMBS are purchased at a premium, mortgage foreclosures and unscheduled principal prepayments generally will result in some loss of the holders’ principal to the extent of the premium paid. RMBS are subject to whole loan risk, residential mortgage loan risks and credit risk that the underlying loans will not be paid by debtors or by credit insurers or guarantors of such instruments.

We may invest in CDOs and CLOs, which involve risks that are different and more acute than risks associated with other types of debt instruments.

Subject to maintaining our qualification as a REIT, we may invest in CDOs, CLOs and other similar securities. These may be fixed pools or may be “market value” or managed pools of collateral, including commercial loans, high yield and investment grade debt, structured securities and derivative instruments relating to debt. The pools are typically separated into tranches representing different degrees of credit quality, with lower rated tranches being subordinate to senior tranches. Certain tranches of CDOs and CLOs represent the highest credit quality in the pool, have the greatest collateralization, provide more protection to us than lower rated CDOs and CLOs and pay the lowest spreads over the relevant index. Lower rated CDO and CLO tranches represent lower degrees of credit quality and pay higher spreads over treasuries to compensate for the attendant risks. CDOs and CLOs often involve risks that are different from or more acute than risks associated with other types of debt instruments. For instance, due to their often complicated structures, various CDOs and CLOs may be difficult to value and may constitute illiquid investments. In addition, there can be no assurance that a liquid market will exist in any CDO or CLO when we seek to sell our interest therein. Moreover, the value of CDOs and CLOs may decrease if the ratings agencies reviewing such securities revise their ratings criteria and, as a result, lower their original rating of a CDO or CLO in which we have invested. Further, the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the issuer or unexpected investment results. Also, it is possible that our investment in a CDO or CLO will be subject to certain contractual limitations on transfer.

If we decide to sell any of the loans in our portfolio, we would generally be required under the terms of the sale to repurchase the loans or indemnify the purchaser in the event of a breach of certain provisions of the sale agreement.

If we sell any portion of our loan portfolio, including those loans originated by Springleaf, we will be required to make customary representations and warranties about the loans to the purchaser. Residential mortgage loan sale agreements, including those we enter into with Springleaf, and the terms of any securitizations into which we sell loans would typically require us to repurchase or substitute loans in the event we breach a representation or warranty made to the loan purchaser. In addition, we generally would be required to repurchase the loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against an originating broker or correspondent. Thus, if Springleaf originates a loan that we later sell, and there is a breach of certain provisions of the loan sale agreement, we, and not Springleaf, will be responsible for indemnifying the purchaser. Repurchased loans are typically worth only a fraction of the original price. Significant repurchase activity could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

RISKS RELATED TO INVESTMENTS IN DERIVATIVES

We may invest in derivative instruments, which could increase the risk of loss on our investments.

Subject to maintaining our qualification as a REIT and our exemption from the 1940 Act, we may invest in derivative instruments for any purpose, including in connection with hedging activities. Derivatives are subject to a number of risks described in this prospectus such as interest rate risk, market risk, liquidity risk, credit risk and counterparty risk. They also involve the risk of mispricing or improper or subjective valuation, the risk of ambiguous documentation and the risk that changes in the value of the derivative may not correlate perfectly with the underlying asset, rate or index. The prices of derivative instruments and the payments made pursuant to derivatives, including futures and options, are highly volatile. Price movements of derivatives are influenced by, among other things, changes in the value of the assets underlying them, interest rates, changing supply and demand relationships, trade, fiscal, monetary and exchange control programs and policies of governments, and national and international political and economic events and policies. In addition, because many derivatives have a leverage component, adverse changes in the value or level of the underlying asset, reference rate or index can result in a loss substantially greater than the amount invested in the derivative itself. Our assets are also subject to the risk of the failure of any of the exchanges on which our positions trade or of our clearinghouses or counterparties.

We may invest in interest rate swaps. It is possible that our Manager will not successfully forecast future market trends, reference rates or the values of the assets, indexes or economic factors in establishing interest rate swap positions for us or that interest rate swaps will not be available to us or achieve their intended objectives.

Subject to maintaining our qualification as a REIT and our exemption from the 1940 Act, we may invest in interest rate swaps. Interest rate swaps typically involve the exchange of the two parties’ respective commitments to pay or receive interest on a notional principal amount (e.g., an exchange of floating rate payments for fixed rate payments). In particular, we may seek to realize capital appreciation by entering into interest rate swaps designed to, among other things, appreciate in value in the event that the referenced interest rates increase. Such swaps may include interest rate swaps based on LIBOR, pursuant to which we would receive LIBOR and would pay a fixed interest rate determined at the time the swap is entered into. Other types of interest rate swap agreements in which we may invest include interest rate caps, under which, in return for a premium, one party agrees to make payments to the other to the extent that referenced interest rates exceed a specified rate, or “cap;” interest rate floors, under which, in return for a premium, one party agrees to make payments to the other to the extent that referenced interest rates fall below a specified rate, or “floor;” and interest rate collars, under which a party sells a cap and purchases a floor or vice versa in an attempt to protect itself against interest rate movements exceeding given minimum or maximum levels.

In addition, whether our use of interest rate swaps will be successful in furthering our investment objectives will depend on our Manager’s ability to predict correctly whether certain types of investments are likely to produce greater returns than other investments. We will also bear the risk that our Manager will not accurately forecast future market trends, reference rates or the values of assets, indexes or other economic factors in establishing interest rate swap positions for us. There is no assurance that interest rate swaps will be available for utilization by us, or that they will be successful in any of their intended objectives. Any termination of an interest rate swap transaction could also result in a termination payment by or to us.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT and our exemption from the 1940 Act, part of our strategy may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Hedging against interest rate exposure may materially adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

Subject to maintaining our qualification as a REIT and our exemption from the 1940 Act, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from certain hedging transactions (other than through TRSs) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay; and

•	the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value.

Regardless of whether the derivatives we acquire achieve hedge accounting treatment under Accounting Standards Codification 815-10, Derivatives and Hedging, hedging generally involves costs and risks. Our hedging transactions, which are intended to limit losses, may actually adversely affect us because hedging activities involve costs that we will incur regardless of the effectiveness of the hedging activity. Those costs may be higher in periods of market volatility, both because the counterparties to our derivative agreements may demand a higher payment for taking risk, and because repeated adjustments of our hedges during periods of interest rate changes also may increase costs. Especially if our hedging strategies are not effective, we could incur significant hedging-related costs without any corresponding economic benefits.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and may force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

If the ownership of our common shares continues to be highly concentrated, it will prevent you and other minority stockholders from influencing significant corporate decisions.

Following the completion of this offering, the Selling Stockholder, a subsidiary of Springleaf, which is indirectly 80% owned by a private equity fund managed by an affiliate of Fortress, will beneficially own approximately     % of our outstanding common shares, or     % if the underwriters’ over-allotment option is fully exercised. As a result, the Selling Stockholder will own shares sufficient for the majority vote over all matters requiring a stockholder vote, including: mergers, consolidations or acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our certificate of incorporation and bylaws, and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders. The interests of the Selling Stockholder may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of us. Also, the Selling Stockholder may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. As a result, the market price of our common shares could decline or stockholders might not receive a premium over the then-current market price of our common shares upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our common shares because investors may perceive disadvantages in owning shares in a company with significant stockholders. See “Principal and Selling Stockholders” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws.”

Loss of our 1940 Act exemption would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends, and could result in the termination of our Management Agreement with our Manager.

We intend to conduct our operations so as not to become required to register as an investment company under the 1940 Act. We are a holding company that is not an investment company because our subsidiaries are primarily engaged in the non-investment company business of real estate and consumer finance. These subsidiaries intend to rely upon the exemptions from registration as an investment company under the 1940 Act pursuant to Sections 3(c)(5)(A), (B) and (C) of the 1940 Act. We expect each of our subsidiaries relying on these exemptions to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which of their assets qualify them to rely on these exemptions. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might with to hold.

There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the Division of Investment Management of the SEC providing more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. To the extent that the SEC staff provides more specific or different guidance, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain our exemption from registering as an investment company under the 1940 Act. If we fail to qualify for an exemption or exception from the 1940 Act in the future, we could be required to restructure our activities or the activities of our subsidiaries, including effecting sales of assets in a manner that, or at a time when, we would not otherwise choose to do so, which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions. The sale could occur during adverse market conditions, and we could be forced to accept a price below that which we believe is appropriate. In addition, if we or one or more of our subsidiaries fail to maintain compliance with the applicable exemptions or exceptions and we do not have another basis available to us on which we may avoid registration, we may have to register under the 1940 Act. This could subject us to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification, industry concentration and other matters. The loss of our 1940 Act exemption would also permit our Manager to terminate our Management Agreement, which could result in a material adverse effect on our business and results of operations.

Certain of our stockholders have the right to engage or invest in the same or similar businesses as us.

Springleaf has other investments and business activities in addition to their ownership of us. In addition, affiliates of Fortress are engaged in businesses that do or may compete with us, including Newcastle Investment Corp. and the Fortress Credit funds. Under our bylaws, Springleaf and Fortress have the right, and have no duty to abstain from exercising such right, to engage or invest in the same or similar businesses as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. Certain of our directors are individuals affiliated with Fortress, and they also serve on the board of directors of Springleaf. If Springleaf or Fortress or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our stockholders or our affiliates.

In the event that any of our directors and officers who is also a director, officer or employee of Springleaf or Fortress acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as a director or officer of Springleaf REIT and such person acts in good faith, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us, if Springleaf or Fortress pursues or acquires the corporate opportunity or if certain other of Springleaf’s or Fortress’s affiliates or permitted transferees do not present the corporate opportunity to us. See “Certain Relationships and Related Transactions—Stockholders Agreement.”

The stock ownership limit imposed by the Internal Revenue Code for REITs and our certificate of incorporation may restrict our business combination opportunities.

To qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year in which we qualify as a REIT. Our certificate of incorporation, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to qualify as a REIT. Pursuant to our certificate of incorporation, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock following the completion of this offering. Our board of directors may grant an exemption from this 9.8% stock ownership limitation, in its sole discretion, subject to such conditions, representations and undertakings as it may determine are reasonably necessary. Pursuant to our certificate of incorporation, our board of directors has the power to increase or decrease the percentage of common or capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common or capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our common or capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our common or capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit. The ownership limits imposed by the tax law are based upon direct or indirect ownership by “individuals,” but only during the last half of a taxable year. The ownership limits contained in our certificate of incorporation apply to the ownership at any time by any “person,” which term includes entities. These ownership limitations are intended to assist us in complying with the tax law requirements, and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

The stock ownership limitation contained in our certificate of incorporation generally does not permit ownership in excess of 9.8% of our outstanding shares of common or capital stock, and attempts to acquire our common or capital stock in excess of these limits will be ineffective unless an exemption is granted by our board of directors.

As described above, our certificate of incorporation generally prohibits beneficial or constructive ownership by any person of more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding shares of common or capital stock, unless exempted by our board of directors. Our certificate of incorporation’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding stock and thus be subject to our certificate of incorporation’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock (if and when issued) in excess of the ownership limit without the consent of the board of directors will result in the shares being automatically transferred to a charitable trust or, if the transfer to a charitable trust would not be effective, such transfer being void.

Certain provisions of the Stockholders Agreement and our bylaws could hinder, delay or prevent a change in control of our company, which could adversely affect the price of our common shares.

Certain provisions of the stockholders agreement that we will enter into with the Selling Stockholder prior to the completion of this offering, or the Stockholders Agreement, and our bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors or the Selling Stockholder. These provisions provide for:

•	a classified board of directors with staggered three-year terms;

•

provisions in our bylaws regarding the election of directors, classes of directors, the term of office of directors and mergers to be rescinded, altered or amended only upon approval by a resolution of the directors and by a resolution of our stockholders, including the affirmative votes of at least 66% of the votes attaching to all shares in issue entitling the holder to vote on such resolution;

•

provisions in our bylaws dealing with the removal of directors and corporate opportunity to be rescinded, altered or amended only upon approval by a resolution of the directors and by a resolution of our stockholders, including the affirmative votes of at least 80% of the votes attaching to all shares in issue entitling the holder to vote on such resolution;

•

removal of directors only for cause and only with the affirmative vote of at least 80% of the votes attaching to all shares in issue entitling the holder to vote on such resolution (provided, however, that for so long as the Selling Stockholder beneficially owns at least 40% of our issued and outstanding common shares, directors may be removed with or without cause with the affirmative vote of a majority of the votes attaching to all shares in issue entitling the holder to vote on such resolution);

•	our board of directors to determine the powers, preferences and rights of our preference shares and to issue such preference shares without stockholder approval;

•	advance notice requirements by stockholder for director nominations and actions to be taken at annual meetings;

•	the Stockholders Agreement will provide certain rights to the Selling Stockholder and certain other of the Selling Stockholder’s affiliates and permitted transferees with respect to the designation of directors for nomination and election to our board of directors, including the ability to appoint a majority of the members of our board of directors for so long as the Selling Stockholder continues to hold at least 40% of our issued and outstanding common shares. See “Certain Relationships and Related Transactions—Stockholders Agreement;”

•

no provision in our bylaws for cumulative voting in the election of directors, which means that the holders of a majority of the issued and outstanding common shares can elect all the directors standing for election; and

•

our bylaws only permit action by our stockholders outside a meeting by unanimous written consent, provided, however, that for so long as the Selling Stockholder and certain other of the Selling Stockholder’s affiliates and permitted transferees beneficially own at least 25% of our issued and outstanding common shares, our stockholders may act without a meeting by written consent of a majority of our stockholders, such majority being that majority of our stockholders who at the date of the notice of any written consent represent such majority of votes as would be required if the resolution had been voted on at a meeting of the stockholders.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by the Selling Stockholder, our Manager and/or our board of directors. Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is considered favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium. See “Description of Capital Stock—Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Bylaws.”

RISKS RELATED TO OUR TAXATION AS A REIT

If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability, which would significantly reduce the amount of cash available for distribution to our stockholders.

We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service, or the IRS, as to our REIT qualification, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to our qualification as a REIT in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP will represent only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our Manager, including representations relating to the values of our assets and the sources of our income. The opinion will be expressed as of the date issued and will not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in securities of other issuers will not cause a violation of the REIT requirements.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn would have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT, which we would also expect to negatively impact the value of our common stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to domestic stockholders that are individuals, trusts and estates has been reduced by legislation to 15% through the end of 2012. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code. We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws.

From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with generally accepted accounting principles in the United States, or GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. If we do not have other funds available in these situations we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

We may in the future choose to pay dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

Although we have no current plans to do so, we may in the future distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Under IRS guidance applicable only to taxable dividends payable in cash or stock with respect to any taxable year ending on or before December 31, 2011, up to 90% of any such taxable dividend for 2011 could be payable in our stock. It is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and securities. The remainder of our investments (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of TRSs. See “U.S. Federal Income Tax Considerations—Taxation of Springleaf REIT.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our asset portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. In addition to the asset tests set forth above, to qualify as a REIT we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

The failure of assets subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

We intend to enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the assets “sold” pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding those agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Complying with the REIT requirements may limit our ability to use TRSs to hold certain assets.

Overall, no more than 25% of the value of a REIT’s gross assets may consist of stock or securities of TRSs. We currently plan to have consumer loans constitute a meaningful portion of both our initial portfolio and future loans that we purchase. We intend to hold a significant portion—and potentially all—of the consumer loans in our portfolio in one or more TRSs. The 25% limitation may at some point impair our ability to continue to grow our consumer loan portfolio. Because consumer loans typically bear higher interest rates than real estate loans bear, the TRS value limitation will also limit the investment returns that we will be able to generate from loans that we hold in a TRS. In addition, while we will monitor the aggregate value of the securities of our TRSs and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets, there can be no assurance that we will be able to comply with the 25% limitation in all market conditions.

As a REIT, we will be limited in our ability to fund distributions using cash generated through any TRS.

Our ability to receive dividends from any TRS is limited by the rules with which we must comply to maintain our status as a REIT. In particular, at least 75% of our gross income for each taxable year as a REIT must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. No more than 25% of our gross income may consist of dividends from TRSs and other non-qualifying types of income. This limitation on our ability to receive dividends from TRSs will impact our ability to fund distributions to stockholders using cash flows from TRSs, and, if any TRS were to become highly profitable, it would limit our ability to receive dividends from such TRS in an amount required to fund distributions to our stockholders commensurate with that profitability. Moreover, the net income of any TRSs is not required to be distributed to us, and income that is not distributed to us will not be subject to the 90% income distribution requirement.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. See “U.S. Federal Income Tax Considerations—Taxation of Springleaf REIT.” In addition, in order to meet the REIT qualification requirements, prevent the recognition of certain types of non-cash income, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we will hold some of our assets through a TRS or other subsidiary corporations that will be subject to corporate-level income tax at regular rates. In addition, if we lend money to a TRS, the TRS may be unable to deduct all or a portion of the interest paid to us, which could result in an even higher corporate-level tax liability. Any of these taxes would decrease cash available for distribution to our stockholders.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions. In addition, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under applicable Treasury regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed.

Moreover, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. While we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

Our ability to invest in distressed debt may be limited by our intention to maintain our qualification as a REIT.

We may acquire distressed debt. In general, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Similarly, a portion of the loan will be a non-qualifying asset for purposes of the 75% asset test. The IRS recently issued guidance that created some uncertainty regarding the proper apportionment of income from distressed debt not fully secured by real property. No assurance can be given that the IRS would not challenge our apportionment of income from such assets or treatment of such assets as qualifying assets under the REIT asset tests. Should the IRS succeed in such a challenge, we could fail the 75% gross income test, the 75% asset test and/or the 10% value test. Unless we qualified for relief under certain Internal Revenue Code cure provisions, such failures could cause us to fail to qualify as a REIT.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

We intend to enter into securitization transactions. Securitizations could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “U.S. Federal Income Tax Considerations—Taxation of Springleaf REIT.” As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a domestic TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

There is no public market for our common stock and a market may never develop, which could result in holders of our common stock being unable to monetize their investment.

Shares of our common stock will be newly issued securities for which there is no established trading market. We expect that our common stock will be approved for listing on the NYSE, but there can be no assurance that an active trading market for our common stock will develop. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. The initial public offering price of our common stock will be determined by negotiation between us, the Selling Stockholder and the representatives of the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	changes in credit markets;

•	additions to or departures of our Manager’s key personnel;

•	actions by stockholders;

•	any hedging or arbitrage trading activity in shares of our common stock;

•	regulatory changes affect our industry generally or our business;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Common stock eligible for future sale may have adverse effects on our share price.

We are offering              shares of our common stock as described in this prospectus (excluding the underwriters’ over-allotment option to purchase up to an additional              shares), and we will issue an aggregate of shares of our common stock to the Selling Stockholder as consideration for the contribution of the initial assets. Assuming no exercise of the underwriters’ over-allotment option to purchase additional shares, approximately     % of our common stock outstanding upon consummation of this offering will be held by the Selling Stockholder, subject to lockup agreements. When this lockup period expires, these shares of common stock will become eligible for sale, subject to the requirements of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, which are described under “Shares Eligible for Future Sale.”

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

Also, we may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.

Broad market fluctuations could negatively impact the market price of our common stock.

The U.S. stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

We have not established a minimum distribution payment level, and we cannot assure you of our ability to pay distributions in the future.

We generally intend over time to pay quarterly dividends to our stockholders in an amount equal to our taxable income. We have not established a minimum distribution payment level, and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, any applicable debt covenants, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:

•	the profitability of the assets we acquire;

•	our ability to make profitable acquisitions;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

We cannot assure you that we will achieve results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future. In addition, some of our distributions may include a return in capital.

We will have broad discretion in the use of a significant part of the net proceeds from this offering and may not use them effectively.

Our Manager currently intends to use the net proceeds from this offering in the manner described in “Use of Proceeds” and will have broad discretion in the application of a significant part of the net proceeds from this offering. The failure by our Manager to apply these funds effectively could affect our ability to operate and grow our business.

As a public company we will incur additional costs and face increased demands on our management.

As a public company with shares listed on a U.S. exchange, we will need to comply with an extensive body of regulations that did not apply to us previously, including provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), regulations of the SEC, and requirements of the NYSE. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to add independent directors, create additional board committees and adopt certain policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements and maintaining directors’ and officers’ liability insurance. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Furthermore, our management will face significant demands on its time in order to ensure we comply with public company reporting requirements and the compliance requirements of the Sarbanes-Oxley Act, as well as the rules subsequently implemented by the SEC and the applicable stock exchange requirements of the NYSE.

We will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls by the end of fiscal 2011, and we cannot predict the outcome of that effort.

As a U.S.-listed public company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act by December 31, 2012. Section 404 will require that we evaluate our internal control over financial reporting to enable management to report on, and our independent auditors to audit as of the end of the next fiscal year, the effectiveness of those controls. While we have begun the lengthy process of evaluating our internal controls, we are in the early phases of our review and will not complete our review until well after this offering is completed. We cannot predict the outcome of our review at this time. During the course of our review, we may identify control deficiencies of varying degrees of severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls. As a public company, we will be required to report control deficiencies that constitute a “material weakness” in our internal control over financial reporting. We would also be required to obtain an audit report from our independent auditors regarding the effectiveness of our internal controls over financial reporting. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the NYSE. Furthermore, if we discover a material weakness or our auditor does not provide an unqualified audit report, our share price could decline, our reputation could be significantly harmed and our ability to raise capital could be impaired.

An increase in market interest rates may cause a material decrease in the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments, income with respect to our investments and our related distributions to stockholders, then interest rate fluctuations and capital market conditions are likely to affect adversely the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby reducing cash flow and our ability to service our indebtedness and pay distributions, and would reduce the market value of any fixed-rate securities that we may own.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These statements are not historical facts but instead represent only our belief regarding future events, many of which are inherently uncertain and outside of our control. These statements may address, among other things, our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “will” or similar expressions, we intend to identify forward-looking statements. Our actual results and financial condition may differ from the anticipated results and financial condition indicated in these forward-looking statements. The important factors, many of which are outside of our control, that could cause our actual results to differ, possibly materially, include, but are not limited to, the following:

•	our business and asset acquisition strategy;

•	our projected operating results;

•	availability of opportunities to acquire our target assets, including from Springleaf and its affiliates;

•	general volatility of the markets in which we participate;

•	our understanding of our competition;

•	actions and initiatives of the U.S. Government and changes to U.S. Government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions;

•	economic trends and economic recoveries;

•	our levels of indebtedness;

•

our ability to obtain and maintain financing arrangements, including bank credit facilities (including term loans and revolving facilities), securizations, warehouse facilities and repurchase agreements and the terms of such arrangements;

•	the return of the securitization market;

•	changes in the value of our assets;

•	rates of default or decreased recovery rates on our target assets;

•	changes in prepayment rates on our target assets;

•	changes in interest rates and the market value of our target assets;

•	interest rate mismatches between our target assets and any borrowings used to fund such assets;

•	effects of hedging instruments on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; and

•	our ability to maintain our exemption from registration under the 1940 Act.

We also direct readers to other risks and uncertainties referenced in this prospectus, including those set forth under “Risk Factors.” We caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The net proceeds to us from the sale of the             shares of common stock offered hereby are estimated to be approximately $            , assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. We will not receive any proceeds from the sale of our common stock by the Selling Stockholder, including any shares sold by the Selling Stockholder pursuant to the underwriters’ over-allotment option.

We intend to use a portion of the net proceeds from this offering to repay $            million of existing indebtedness. The remaining net proceeds of this offering will be used for general corporate purposes. As of                     , 2011, the indebtedness to be repaid had a weighted average interest rate of    % and a weighted average maturity of                 .

A $1.00 increase (decrease) in the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by $            million, assuming the number of shares of common stock offered by us and the Selling Stockholder, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions of all or substantially all of our taxable income to holders of our common stock out of assets legally available for this purpose. To qualify as a REIT we must distribute annually to our stockholders an amount at least equal to:

•

90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains (which does not necessarily equal net income as calculated in accordance with GAAP); plus

•	90% of the excess of our taxable income from foreclosure property (as defined in Section 856 of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code; less

•	Any excess non-cash income (as determined under the Internal Revenue Code). See “U.S. Federal Income Tax Considerations.”

We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “U.S. Federal Income Tax Considerations—Taxation of Springleaf REIT—Annual Distribution Requirements.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

Distributions will be authorized by our board of directors and declared by us based upon a number of factors, including actual results of operations, restrictions under Delaware law or applicable debt covenants, the timing of the deployment of the net proceeds of this offering, our financial condition, our taxable income, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, our operating expenses and other factors our directors deem relevant. Our ability to make distributions to our stockholders will depend upon the performance of our asset portfolio, and, in turn, upon our Manager’s management of our business. Distributions will be made in cash to the extent that cash is available for distribution. We may not be able to generate sufficient net interest income to pay distributions to our stockholders. In addition, our board of directors may change our distribution policy in the future. See “Risk Factors.”

Distributions to stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of such distributions may be designated by us as long-term capital gain to the extent that such portion is attributable to our sale of capital assets held for more than one year. If we pay distributions in excess of our current and accumulated earnings and profits, such distributions will be treated as a tax-free return of capital to the extent of each stockholder’s tax basis in our common stock and as capital gain thereafter. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their U.S. federal income tax status. For a discussion of the U.S. federal income tax treatment of our distributions, see “U.S. Federal Income Tax Considerations—Taxation of Springleaf REIT” and “U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

Our certificate of incorporation will allow us to issue preferred stock that could have a preference on distributions. We currently have no intention to issue any preferred stock, but if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Internal Revenue Code, we may consider various funding sources to cover any such shortfall, including borrowing under available debt facilities, selling certain of our assets or using a portion of the net proceeds we receive in this offering or future offerings. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

CAPITALIZATION

The following table presents the capitalization for the Springleaf U.S. Consumer Lending Business on a historical basis and our capitalization, on an unaudited pro forma basis as of December 31, 2010.

The pro forma adjustments consist of:

•	the removal of indebtedness that will not be assumed by us;

•	the issuance of common stock and an intercompany loan to the Selling Stockholder under the Contribution Agreement;

•

the sale of            shares of common stock by us in this offering, at an assumed offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriters’ discounts and commissions and estimated offering and other expenses payable by us; and

•	the repayment of $ million of debt with a portion of the proceeds from this offering.

This table contains unaudited information and should be read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Information” and the historical combined financial statements of the Springleaf U.S. Consumer Lending Business and the accompanying notes that appear elsewhere in this prospectus.

	As of December 31, 2010
	Historical	Pro Forma
	(dollars in thousands)
Long-term debt	$15,174,010

Equity
SLFI net investment	754,718
Accumulated other comprehensive income	1,452
Common stock, par value $0.01 per share; shares authorized and shares issued and outstanding on a pro forma basis	—
Additional paid-in capital	—

Total equity	756,170

Total capitalization	$15,930,180	$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) each of total stockholders’ equity and total capitalization by $ million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information presented below was derived from the application of pro forma adjustments to the combined financial statements of the Springleaf U.S. Consumer Lending Business, which comprises the Springleaf subsidiaries that conduct the activities of the Springleaf U.S. Consumer Lending Business and those corporate assets, liabilities and activities that support that business, which represent the predecessor of Springleaf REIT. These unaudited pro forma combined financial statements should be read in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the combined financial statements of the Springleaf U.S. Consumer Lending Business and related notes, which are included elsewhere in this prospectus.

Immediately prior to the completion of this offering, we will enter into a number of agreements, including, among others:

•

Contribution Agreement – We will enter into a Contribution Agreement with Springleaf and certain of its subsidiaries, including the Selling Stockholder, in order to effect the contribution of our initial portfolio of residential real estate loans and consumer loans immediately prior to the completion of this offering. In consideration of the contribution of these assets, we will issue             shares of our common stock to the Selling Stockholder and assume $             billion of debt.

•

Management Agreement – We will enter into a management agreement with our Manager, an affiliate of Springleaf. The Manager will be responsible for, among other duties: (1) performing all of our day-to-day functions, (2) determining investment criteria in conjunction with, and subject to the supervision of, our board of directors, (3) sourcing, analyzing and executing asset acquisitions, sales and securitizations, (4) performing asset and liability management duties, including hedging and financing, and (5) performing financial and accounting management.

•

Strategic Alliance Agreement – We will enter into a Strategic Alliance Agreement with Springleaf, pursuant to which we will have an exclusive right to purchase loans originated by Springleaf at their fair value. Additionally, Springleaf or an affiliate will act as the servicer or sub-servicer of any loan we purchase from Springleaf, including those in our initial portfolio.

The combined financial statements of the Springleaf U.S. Consumer Lending Business include all assets, liabilities and activities of Springleaf that were part of its U.S. Consumer Lending Business, including those that will not be transferred to us. The combined financial statements reflect the revaluation of Springleaf’s assets and liabilities based on their fair values at November 30, 2010, the date of the FCFI Transaction, in accordance with business combination accounting standards, which is referred to as push-down accounting. Accordingly, a new basis of accounting has been established from that date.

The unaudited pro forma information set forth below reflects the historical combined information of the Springleaf U.S. Consumer Lending Business, as adjusted to give effect to the transactions described below as if each had occurred as of January 1, 2010, in the case of the pro forma statement of operations information, and December 31, 2010, in the case of pro forma balance sheet information. The following transactions are reflected in the pro forma financial information:

•

The removal of certain assets, liabilities, and activities of the Springleaf U.S. Consumer Lending Business that will not be transferred to us under the Contribution Agreement, including assets, liabilities, revenues and expenses that are attributable to the loan origination and servicing activities of the Springleaf U.S. Consumer Lending Business as well as debt we will not assume;

•	The FCFI transaction and application of push-down accounting in the pro forma statement of operations information;

•	The Management Agreement and Strategic Alliance Agreement and expenses related to the management and servicing fees;

•	The issuance of common stock and an intercompany loan to the Selling Stockholder under the Contribution Agreement;

•	The repayment of approximately $ million of outstanding indebtedness with a portion of the proceeds from this offering; and

•	The issuance of common stock in this offering.

Further, the historical financial information presented herein has been adjusted to give pro forma effect to events that are directly attributable to the transaction, are factually supportable and are expected to have a continuing impact on our results. These adjustments are subject to change based on the finalization of the terms of the contribution to us of our initial assets and the related transaction agreements. See “Certain Relationships and Related Party Transactions—Contribution Agreement.” In addition, such adjustments are estimates and may not prove to be accurate. Information regarding these adjustments constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Risk Factors” and “Forward-Looking Statements.”

The pro forma adjustments, which are based on available information and certain assumptions that we believe are reasonable, are applied to the historical combined information of the Springleaf U.S. Consumer Lending Business. The unaudited pro forma combined financial information is provided for informational purposes only and does not purport to represent or be indicative of the results that actually would have been obtained had the transaction described above occurred on January 1, 2010, or that may be obtained in any future period.

Springleaf REIT Inc.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2010

($ in thousands)

	Historical (a)	Transaction Adjustments		Pro Forma
Assets
Net finance receivables	$14,243,949		(b)
Allowance for finance receivable losses	(7,120)		(b)

Net finance receivables, less allowance for finance receivable losses	14,236,829
Cash and cash equivalents	1,290,458		(b), (d)
Restricted cash	324,972		(b)
Other assets	1,233,720		(b)

Total assets	$17,085,979

Liabilities and Stockholder’s Equity
Long-term debt	$15,174,010		(b), (c), (d)
Other liabilities	643,725		(b)
Deferred and accrued taxes	512,074		(b), (e)

Total liabilities	16,329,809

Equity:
Springleaf net investment	754,718		(c)
Accumulated other comprehensive income	1,452		(c)
Common shares, $ par value, authorized, issued and outstanding	—		(c), (d)
Additional paid-in capital	—		(c), (d)

Total equity	756,170

Total liabilities and equity	$17,085,979

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET INFORMATION

(a)	Represents the historical Combined Balance Sheet of the Springleaf U.S. Consumer Lending Business at December 31, 2010.

(b)	Represents adjustments to exclude assets and liabilities that will not be transferred to us.

We will not receive assets and liabilities that are attributable to the loan origination and servicing activities of the Springleaf U.S. Consumer Lending Business, certain debt, and other assets and liabilities that are not related to our investments.

(c)	Represents the issuance of equity and debt securities to the Selling Stockholder under the Contribution Agreement and elimination of the Springleaf U.S. Consumer Lending Business predecessor equity balances.

Under the Contribution Agreement we will issue to the Selling Stockholder              shares of common stock and assume $             billion of debt. The predecessor equity of the Springleaf U.S. Consumer Lending Business will not be carried forward into our consolidated balance sheet.

(d)	Represents the receipt of the net proceeds of this offering and the use of a portion of the proceeds to repay certain indebtedness.

We will issue              shares of common stock in this offering for proceeds of approximately $             million, assuming an initial offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) less $             million of underwriting discounts and commissions and offering expenses payable by us. We plan to use $             million of the net proceeds to repay certain indebtedness.

(e)	Represents adjustment of current and deferred tax balances as a result of the transactions described herein and other pro forma adjustments.

We intend to qualify as a REIT for U.S. federal income tax purposes and provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. See “U.S. Federal Income Tax Considerations.” However, Springleaf REIT TRS Inc. will be subject to corporate income tax on its income. This adjustment reflects the elimination of deferred income tax balances related to temporary differences between the carrying value and tax basis of our assets and liabilities that will be held or deemed for tax purposes to be held directly by Springleaf REIT.

Springleaf REIT Inc.

Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2010

($ in thousands)

	Historical (a)
	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Push Down Adjustments (b)	Transaction Adjustments		Pro Forma
Revenues
Finance charges	$179,970	$1,655,194			(c)
Finance charges on and fair value adjustments for finance receivables held for sale originated as held for investment	—	20,418			(c)
Other	19,754	78,079			(c)

Total revenues	199,724	1,753,691

Expenses
Interest expense	118,693	994,894			(c)
Operating expenses	50,462	639,099			(c), (d)
Provision for finance receivable losses	38,728	443,155			(c)

Total expenses	207,883	2,077,148

Bargain purchase gain	686,236	—

Income (loss) before (benefit from) provision for income taxes	678,077	(323,457)

(Benefit from) provision for income taxes	(2,364)	(282,766)			(e)

Net income (loss)	$680,441	$(40,691)

Pro forma net income (loss) per share (f)
Basic and diluted
Pro forma number of shares outstanding (f)
Basic and diluted

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS INFORMATION

(a)	Represents the historical Combined Statement of Operations of the Springleaf U.S. Consumer Lending Business for the year ended December 31, 2010.

(b)	Represents the application of push-down accounting as if the FCFI Transaction had occurred as of January 1, 2010 for the assets and liabilities that will be contributed to us as described in (c) below.

The application of push-down accounting adjusted the carrying value of our finance receivables to their estimated fair value at the date of the FCFI Transaction and that consequently changes the amount of finance charge revenue we will earn and provision for finance receivable losses we will incur in the future on the receivables subject to the adjustment. The actual finance receivables that will be contributed to us under the Contribution Agreement is a different population of loans than existed at the actual date of the FCFI Transaction, November 30, 2010, and both of those populations are different from the population of loans owned on the pro forma date of the FCFI Transaction, January 1, 2010. Because the populations are different, the pro forma earnings adjustments were estimated based upon a proportional yield adjustment applied to the proportionate amount of finance receivables we will receive under the Contribution Agreement compared to the total amount of loans owned by the Springleaf U.S. Consumer Lending Business on the date of the contribution.

The amount required to adjust the finance receivables at the date of the FCFI Transaction to fair value is being amortized over the estimated remaining life of the finance receivables using the interest method and contractual cash flows or for loans that were impaired at the date of the FCFI Transaction expected cash flows. In order to reflect this amortization as if the FCFI Transaction had occurred as of January 1, 2010, we used the average monthly yield for the period from December 1, 2010 to                     to determine the pro forma adjustment to the amortization for the year ended December 31, 2010.

In addition, reflects the adjustment of $             million to interest expense to reflect the effect of the fair value adjustment for long-term debt based upon the accretion of the fair value adjustment using the interest method for the year ended December 31, 2010.

The $             billion excess of the acquisition date fair value of the identifiable net assets over the total purchase consideration, which is considered a bargain purchase gain was eliminated as it is not expected to be a recurring item.

(c)	Represents adjustments to exclude revenues and expenses arising from assets and liabilities that would not be transferred to us.

The adjustment reflects the removal of revenues and expenses arising from assets and liabilities that will not be transferred to us under the Contribution Agreement. We will not receive assets and liabilities that are attributable to the loan origination and servicing activities of the Springleaf U.S. Consumer Lending Business, certain debt, and other assets and liabilities that are not related to our investments. Also, we will not directly incur operating expenses of the Springleaf U.S. Consumer Lending Business, but we will pay the Springleaf management and loan servicing fees—see (d) below.

Our initial asset portfolio will consist of residential real estate loans and consumer loans. See “Business—Initial Asset Portfolio.”

The actual finance receivables that will be contributed to us under the Contribution Agreement is a different population of loans than existed at the pro forma date of the contribution, January 1, 2010. Because the populations are different, the pro forma adjustments to finance charges revenue and provision for finance receivable losses have been estimated based upon the respective proportional allocation of the finance receivables to be transferred to us for the categories identified above compared to the total net finance receivables balance as of December 31, 2010 applied to historical combined finance charges revenue and provision for finance receivable losses after adjustment for the pro forma effect of the FCFI Transaction, described in (b) above.

$             million of finance receivables held for sale originated as held for investment and $             million of other revenue have been removed as assets and liabilities related to these accounts will not be transferred to us.

Interest expense of $             million related to long-term debt that will not be assumed by us and direct operating expenses of $             million were also removed.

The pro forma information does not represent the results we would have achieved had the Contribution Agreement been consummated at the beginning of the periods presented, and the information presented may not be a reliable indicator of our future results.

(d)	Represents an adjustment to record management fees that will be charged to us by our Manager and loan servicing fees that will be charged to us by affiliates of Springleaf.

The annual management fee is calculated as 1.5% of our stockholders equity. We will also provide an incentive fee to our Manager in an amount equal to                     . We will also pay, or reimburse our Manager for, expenses including legal and other advisory services, audit fees, securitizations, board of director fees and expenses, taxes, quarterly and annual SEC filing fees and expenses, director and officer insurance, transfer agent fees and exchange fees, Bloomberg and other market data information systems’ fees, organizational and start-up costs, selected investor relations and other services.

(e)	Represents adjustment of income tax expense relating to the change in our tax status and the effect of the other pro forma adjustments

(f)	Basic and diluted net income (loss) per share and the weighted average shares outstanding are calculated as set forth below:

Shares issued through this offering
Less shares for which the proceeds are being used for general corporate purposes
Shares issued to the Selling Stockholder under the Contribution Agreement
Total shares assumed to be outstanding for the period

Per share information is presented as if the shares of common stock deemed to be issued were issued at the beginning of the periods presented.

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION

The financial statements included in this prospectus reflect the operations of the Springleaf U.S. Consumer Lending Business. We refer to these operations as those of the “Springleaf U.S. Consumer Lending Business” in this prospectus. To facilitate an analysis of our financial condition and results of operations, we also present financial information in this prospectus on a pro forma basis.

The following selected historical combined financial data should be read in connection with “Unaudited Pro Forma Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical Combined Financial Statements and related notes thereto of the Springleaf U.S. Consumer Lending Business included elsewhere in this prospectus.

This prospectus does not include financial statements of Springleaf REIT as it has only been recently incorporated for the purpose of effecting this offering and does not currently hold any assets or carry out any operations. Prior to the completion of this offering, we will enter into a Contribution Agreement with Springleaf and certain of its subsidiaries, including the Selling Stockholder, in order to effect the contribution of our initial portfolio of residential real estate loans and consumer loans.

The selected historical combined financial data as of December 31, 2010 and 2009, for the one month ended December 31, 2010, for the eleven months ended November 30, 2010 and for the years ended December 31, 2009 and 2008 have been derived from the audited combined financial statements and notes thereto included elsewhere in this prospectus. The selected historical combined financial data as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006 have been derived from the unaudited combined financial information prepared on a consistent basis with the combined financial statements described above. The historical results are not necessarily indicative of the results to be expected in the future.

On November 30, 2010, FCFI, indirectly acquired an 80% economic interest in Springleaf from ACC. AIG, through ACC, indirectly retained a 20% economic interest in Springleaf. Because of the nature of the FCFI Transaction, the significance of the ownership interest acquired, and at the direction of the acquirer, push-down accounting was applied to Springleaf as the acquired business. The combined financial statements of the Springleaf U.S. Consumer Lending Business also reflect the same push-down accounting applied to Springleaf. A new basis of accounting has been established and, for presentation purposes, the pre-FCFI Transaction basis is labeled Old Basis and the post-FCFI Transaction basis is labeled New Basis. This distinction is made throughout the tables in this prospectus through the inclusion of a vertical black line between the columns labeled New Basis and Old Basis.

	New Basis	Old Basis
(Amounts in thousands)	One Month Ended December 31,	Eleven Months Ended November 30,	Year Ended December 31,
	2010	2010	2009	2008	2007	2006
					(Unaudited)	(Unaudited)
Operating Data
Revenues
Finance charges	$179,970	$1,655,194	$2,192,952	$2,652,347	$2,590,660	$2,505,312
Finance charges on and fair value adjustments for finance receivables held for sale originated as held for investment	—	20,418	(71,605)	(27,456)	—	—
Other	19,754	78,079	(67,023)	(33,662)	(76,801)	183,640

Total revenues	199,724	1,753,691	2,054,324	2,591,229	2,513,859	2,688,952

Expenses
Interest expense	118,693	994,894	1,092,692	1,248,702	1,247,339	1,175,210
Operating expenses	50,462	639,099	705,423	1,047,451	864,612	841,675
Provision for finance receivable losses	38,728	443,155	1,271,096	1,080,545	401,314	195,436

Total expenses	207,883	2,077,148	3,069,211	3,376,698	2,513,265	2,212,321

Bargain purchase gain	686,236	—	—	—	—	—

Income (loss) before (benefit from) provision for income taxes	678,077	(323,457)	(1,014,887)	(785,469)	594	476,631
(Benefit from) provision for income taxes	(2,364)	(282,766)	(482,606)	400,263	(8,282)	172,774

Net income (loss)	$680,441	$(40,691)	$(532,281)	$(1,185,732)	$8,876	$303,857

	As of December 31,
	New Basis	Old Basis
(Amounts in thousands)	2010	2009	2008	2007	2006
			(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data
Assets
Net finance receivables	$14,243,949	$18,711,313	$24,510,544	$25,403,471	$24,337,061
Allowance for finance receivable losses	(7,120)	(1,528,971)	(1,140,421)	(601,900)	(488,700)

Net finance receivables, less allowance for finance receivable losses	14,236,829	17,182,342	23,370,123	24,801,571	23,848,361
Finance receivables held for sale	—	693,675	960,432	—	—
Cash and cash equivalents	1,290,458	1,245,354	727,607	2,055,500	221,061
Notes receivable from AIG	—	1,550,906	—	—	—
Restricted cash	324,972	57,754	—	—	—
Other assets	1,233,720	979,931	486,398	1,853,200	2,105,648

Total assets	$17,085,979	$21,709,962	$25,544,560	$28,710,271	$26,175,070

Liabilities and Equity
Long-term debt	$15,174,010	$17,749,319	$24,038,413	$26,445,420	$23,911,557
Short-term debt	—	2,450,000	—	—	—
Other liabilities	643,725	348,925	425,549	702,624	521,984
Deferred and accrued taxes	512,074	4,809	4,030	3,619	8,889

Total liabilities	16,329,809	20,553,053	24,467,992	27,151,663	24,442,430
Total equity	756,170	1,156,909	1,076,568	1,558,608	1,732,640

Total liabilities and equity	$17,085,979	$21,709,962	$25,544,560	$28,710,271	$26,175,070

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section provides information that we believe is relevant to an assessment and understanding of the historical combined results of operations and financial condition of the Springleaf U.S. Consumer Lending Business. The combined financial statements included in this prospectus reflect the operations of the Springleaf U.S. Consumer Lending Business which comprises the Springleaf subsidiaries that conduct the activities of the Springleaf U.S. Consumer Lending Business and those corporate assets, liabilities and activities that support that business, which represent the predecessor of Springleaf REIT. You should read this discussion in conjunction with the Springleaf U.S. Consumer Lending Business’s “Selected Historical Combined Financial Information” and historical combined financial statements and the notes included elsewhere in this prospectus.

The operations of the Springleaf U.S. Consumer Lending Business are different in certain respects from the operations that Springleaf REIT will conduct, and, therefore, the financial data of the Springleaf U.S. Consumer Lending Business may not be indicative of Springleaf REIT’s results of operations and financial condition.

Within the sections of this Management’s Discussion and Analysis of Financial Condition and Results of Operation discussing Springleaf U.S. Consumer Lending Business, “Springleaf Consumer Lending” refers to the Springleaf U.S. Consumer Lending Business.

OVERVIEW OF SPRINGLEAF REIT

Upon completion of this offering, we will own a portfolio consisting primarily of seasoned, performing, first-lien residential real estate loans and performing, secured consumer loans. This portfolio is currently owned and was mostly originated by Springleaf. Springleaf or an affiliate will continue to service our initial loan portfolio, and we will have an exclusive right to purchase new loans that originated by Springleaf. We will be externally managed by Springleaf REIT Management LLC, an affiliate of Springleaf. Our objective is to generate attractive risk-adjusted returns for our stockholders in a variety of market conditions and economic cycles. We will pursue this objective by following a predominantly long-term buy and hold strategy.

Founded in 1920, Springleaf is a financial services holding company with significant U.S. residential real estate and consumer finance lending operations. Until March 7, 2011, Springleaf was known as American General Finance, Inc. With a 90-year operating history, and a nationwide network of more than 1,100 branches, Springleaf has a long track record and significant experience in originating and servicing high-quality residential real estate and consumer loans. As a result of Springleaf’s disciplined underwriting standards, credit-focused culture, branch-based servicing and thorough risk monitoring, we believe Springleaf’s loans have generally outperformed relevant industry benchmarks.

Given our relationship with Springleaf, we believe that we are uniquely positioned to take advantage of opportunities in our industry that have emerged as a result of the global financial crisis. Springleaf’s target market consists of over 78 million consumers in the United States. Historically, this market has been served by a wide array of financial institutions, including traditional banking institutions, credit card issuers, credit unions and other consumer finance lenders. During the financial crisis, the majority of these institutions significantly tightened their credit standards, and many participants exited the consumer lending business. We believe that these developments have created a significant supply-demand imbalance, resulting in millions of Americans needing additional sources of consumer financing. We believe that Springleaf will be able to help satisfy this need by growing its loan origination business while maintaining its traditionally conservative underwriting standards and risk management practices, which, in turn, will enable us to grow our portfolio.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2011. We also intend to operate our business in a manner that will permit us to maintain an exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

FACTORS IMPACTING SPRINGLEAF REIT’S OPERATING RESULTS

We expect that the results of our operations will be affected by a number of factors and will primarily depend on, among other things, the level of our net interest income and the supply of, and demand for, residential real estate loans and consumer loans in the marketplace. Additionally, our operations will be impacted by the financing we obtain in the future, the terms of such financing and the effectiveness of our hedges. Our net interest income will include the actual interest payments we receive on our residential mortgage loans and consumer loans and will also be impacted by the amortization of purchase premiums and accretion of purchase discounts. Changes in various factors such as prepayment speeds, estimated future cash flows and credit quality could impact the amount of premium to be amortized or discount to be accreted into interest income for a given period. Interest rates and prepayment rates vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty.

Changes in Market Interest Rates. Increases in interest rates, in general, may over time cause: (1) the interest expense associated with our borrowings to increase; (2) the value of loans that we may acquire to decline; (3) the coupons on any adjustable-rate and hybrid loans to reset, although on a delayed basis, to higher levels; (4) prepayments on our residential real estate and consumer loan portfolio to slow, thereby slowing the amortization of our purchase premiums and the accretion of our purchase discounts; and (5) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase. Conversely, decreases in interest rates, in general, may over time cause: (A) prepayments on our residential real estate and consumer loan portfolio to increase, thereby accelerating the amortization of our purchase premiums and the accretion of our purchase discounts; (B) the interest expense associated with our borrowings to decrease; (C) the value of loans that we may acquire to increase; (D) coupons on our adjustable-rate and hybrid loans to reset, although on a delayed basis, to lower interest rates; and (E) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease.

Prepayment Speeds. Prepayment speeds may be affected by a number of factors, including, but not limited to, interest rates, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the mortgage loans, possible changes in tax laws, other opportunities for investment, homeowner mobility and other economic, social, geographic, demographic and legal factors, none of which can be predicted with any certainty. Generally, when interest rates rise, borrowers find it relatively less attractive to refinance their mortgage loans and, as a result, prepayment speeds tend to decrease. This may extend the period over which we earn interest income, while conversely, the period over which we earn interest income may decrease when interest rates fall and prepayment speeds tend to increase. We also expect that over time any adjustable-rate and hybrid mortgage loans we may acquire will experience higher prepayment rates than do fixed-rate mortgage loans, as we believe that homeowners with adjustable-rate and hybrid mortgage loans exhibit more rapid housing turnover levels or refinancing activity compared to fixed-rate borrowers. In addition, we anticipate that prepayments on adjustable-rate mortgage loans will tend to accelerate as the coupon reset date approaches.

Credit Risk. We will be subject to the risk of potential credit losses on all of the loans we hold in our portfolio. Our Manager will seek to mitigate this risk by undertaking a comprehensive review and asset selection process, selectively acquiring what we believe to be high-quality assets at appropriate prices given anticipated and unanticipated losses, and careful ongoing monitoring of acquired assets. Unanticipated credit losses could occur, which could adversely impact our operating results.

Size of Asset Portfolio. The size of our asset portfolio, as measured by the aggregate unpaid principal balance of our residential real estate and consumer loans and the other assets we own, will also be a key revenue driver. Generally, as the size of our asset portfolio grows, the amount of interest income we receive will increase. The larger our asset portfolio, however, will create increased expenses, primarily to the extent that we incur additional interest expense to finance the purchase of our assets.

Net Interest Spread. The spread between the yield on our assets and our funding costs will affect the performance of our business. In an environment where spreads are widening, counterparties may require additional collateral to secure borrowings which may require us to reduce leverage by selling assets. As spreads tighten, we may be able to reduce the amount of collateral required to secure borrowings.

Market Conditions. Given our relationship with Springleaf, we believe that we are uniquely positioned to take advantage of the significant growth opportunities in our industry that have emerged as a result of the recent global financial crisis.

Springleaf’s target market consists of over 78 million consumers in the United States. Historically, this market has been served by a wide array of financial institutions, including credit card issuers, credit unions, traditional banking institutions, and other consumer finance lenders.

During the last several decades, a significant number of these lending institutions sought to originate loans and then quickly sell those loans to third parties. As a result of this strategy, these originators did not typically bear the risk of the loans they originated for any meaningful period of time and, thus, based their underwriting standards largely upon criteria they believed would satisfy third party purchasers. In stark contrast to this approach, Springleaf has historically originated loans in its branch operations with the intent of holding them until maturity. Because Springleaf bore the risk of the loans it originated, it employed underwriting standards that were more conservative than many of its peers and fostered a culture that focuses on thorough underwriting, continual credit and risk management and high-touch servicing.

In response to the recent global financial crisis, the majority of U.S. lending institutions responded by significantly tightening their credit standards, consolidating with one another or exiting the consumer lending business, all of which resulted in a significant contraction of available credit in the United States. Rural and lower income communities have experienced a particularly abrupt contraction in credit and service from traditional financial institutions. Moreover, new credit card, overdraft and debt interchange regulations are expected to result in a further contraction in credit as the consumer finance system adjusts to the new regulatory and economic environment. These conditions have created a significant supply-demand imbalance that has left millions of Americans in need of additional sources of consumer financing.

We believe that Springleaf is uniquely positioned to help satisfy this need by growing its loan origination business while maintaining its traditionally conservative underwriting standards and risk management practices. We believe we are uniquely positioned to benefit from this growth by purchasing these loans as well as other attractive assets.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Springleaf REIT

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We will use cash to purchase our target assets after the initial contribution of assets from Springleaf, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations. Our primary sources of cash will generally consist of the net proceeds from this offering, payments of principal and interest we receive on our portfolio of assets, cash generated from our operating results and unused borrowing capacity under our financing sources. We expect that our primary sources of financing will be through additional equity or debt offerings, bank credit facilities (including term loans and revolving facilities), securitizations and other secured and unsecured forms of borrowing. We plan to finance our assets with what we believe to be a prudent amount of leverage (a mix of debt and equity), the level of which may vary based upon the particular characteristics of our portfolio, any restrictions placed upon us by our lenders and on market conditions.

While we generally intend to hold our target assets as long-term investments, certain of our assets may be sold in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our assets, if any, cannot be predicted with any certainty. Since we expect that our assets will generally be financed with bank credit facilities (including term loans and revolving facilities), securizations, warehouse facilities, repurchase agreements and other secured and unsecured forms of borrowing, we expect that a significant portion of the proceeds from sales of our assets (if any), prepayments and scheduled amortization will be used to repay balances under these financing sources.

We generally need to distribute at least 90% of our REIT taxable income each year (subject to certain adjustments) to our stockholders in order to qualify as a REIT under the Internal Revenue Code. These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for our business.

Springleaf Consumer Lending

Historically, the sources of funds of Springleaf Consumer Lending have included cash flows from operations, issuances of long-term debt in domestic and foreign markets, short-term borrowings in the commercial paper market, borrowings from banks under credit facilities, sales of finance receivables, and securitizations. Springleaf has also received capital contributions from its former indirect parent to support finance receivable growth and maintain leverage measures and compliance with debt agreements.

Since September 2008 and through March 30, 2011, Springleaf Consumer Lending’s access to capital markets has been limited and obtained primarily through funding structures different than Springleaf Consumer Lending’s more traditional borrowing transactions prior to 2008. Based on Springleaf Consumer Lending management estimates and taking into account the risks and uncertainties of such plans, Springleaf Consumer Lending management believes that the business will have adequate liquidity to finance and operate its businesses and repay its obligations as they become due for at least the next twelve months. See Note 25 of the Notes to Combined Financial Statements for information regarding Springleaf Consumer Lending’s liquidity considerations. Springleaf REIT will assess its liquidity considerations independently from Springleaf Consumer Lending’s liquidity considerations.

While overall credit markets and Springleaf Consumer Lending’s near-term liquidity position each have improved, Springleaf Consumer Lending anticipates that its primary sources of funds to support operations and repay obligations will be finance receivable collections from operations, cash on hand, and, as needed and available, additional borrowings, securitizations, or portfolio sales.

The principal factors that could decrease the liquidity of Springleaf Consumer Lending are customer non-payment, a decline in customer prepayments, and a prolonged inability to access adequate capital market funding. Springleaf Consumer Lending has attempted to support its liquidity position by utilizing the following strategies:

•	managing originations and purchases of finance receivables and maintaining disciplined underwriting standards and pricing for such loans; and

•	as needed, pursuing additional borrowings, securitizations, or portfolio sales.

Principal sources and uses of cash were as follows:

	New Basis	Old Basis
(dollars in millions)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Principal sources of cash:
Net collections/originations and purchases of finance receivables	$131.6	$1,652.8	$2,675.9	$—
Net repayment/establishment of note receivable from AIG	—	1,550.9	—	—
Operations	—	388.3	666.2	767.5
Sales and principal collections on finance receivables held for sale originated as held for investment	—	37.8	1,990.9	—
Capital contributions	3.8	3.0	529.6	690.4

Total	$135.4	$3,632.8	$5,862.6	$1,457.9

Principal uses of cash:
Net repayment/issuances of debt	$122.7	$3,424.9	$3,996.2	$2,028.4
Operations	118.8	—	—	—
Establishment of note receivable from AIG	—	—	1,550.9	—
Net originations and purchases/collections of finance receivables	—	—	—	804.7

Total	$241.5	$3,424.9	$5,547.1	$2,833.1

Cash Flows of Springleaf Consumer Lending

During 2010, Springleaf Consumer Lending continued to manage its liquidity with cash from operations, proceeds of $501.2 million from a real estate loan securitization transaction in March 2010, and the execution and full draw down of a $3.0 billion five-year secured term loan in April 2010. During the first three months of 2010, Springleaf Consumer Lending also received repayment of AIG’s $1.6 billion demand promissory notes. Springleaf Consumer Lending used a portion of the proceeds from these transactions to repay the $2.450 billion one-year term loans in March 2010 and $2.125 billion multi-year credit facility in April 2010, both prior to their due dates in July 2010. On May 11, 2010, a subsidiary of Springleaf made a loan of $750.0 million to AIG that was payable on demand at any time. The cash used to fund the AIG loan came from operations and the subsidiary’s secured term loan. On November 29, 2010, AIG repaid the $750.0 million demand promissory note plus accrued interest of $1.3 million.

During 2009, Springleaf Consumer Lending sold $1.9 billion of finance receivables held for sale and received securitization proceeds of $967.3 million as part of Springleaf’s Consumer Lending efforts to support its liquidity from sources other than its traditional capital market sources. During March 2009, Springleaf Consumer Lending repaid the $419.5 million (plus interest) owed under the demand note payable to AIG Funding, Inc., or AIG Funding, and, on March 24, 2009, Springleaf Consumer Lending made a loan of $800.0 million to AIG that was callable on one business day’s notice under the March 24, 2009 demand note agreement. In August 2009, Springleaf Consumer Lending made an additional loan of $750.0 million to AIG under the March 24, 2009 demand note agreement. The cash used to fund the repayment of the demand note and these loans to AIG came from asset sale and securitization proceeds, operations, insurance subsidiary dividends, and the AIG capital contribution received in March 2009.

During 2008, significant disruptions in the capital markets and liquidity issues resulted in credit ratings downgrades on Springleaf Consumer Lending’s debt as well as AIG’s debt. These events prevented access to Springleaf Consumer Lending’s traditional funding sources and resulted in Springleaf Consumer Lending borrowing funds from AIG, drawing the full amounts available under its primary credit facilities, significantly limiting its lending activities, and pursuing alternative funding sources, including portfolio or asset sales. These factors as well as the slower U.S. housing market, the tighter underwriting guidelines applied in the branch and centralized real estate segments, and Springleaf Consumer Lending’s liquidity management efforts are reflected in the principal sources and uses of cash in 2008 of Springleaf Consumer Lending.

Contractual Obligations

At December 31, 2010, material obligations were as follows:

(dollars in millions)	Long-term Debt (a)	Interest Payments on Debt (a) (b)	Operating Leases (c)	Total
First quarter 2011	$688.3	$190.5	$10.4	$889.2
Second quarter 2011	823.5	296.1	10.0	1,129.6
Third quarter 2011	1,031.1	155.7	9.4	1,196.2
Fourth quarter 2011	828.1	289.9	8.6	1,126.6

2011	3,371.0	932.2	38.4	4,341.6
2012-2013	4,456.6	1,479.0	46.8	5,982.4
2014-2015	4,183.8	977.9	15.7	5,177.4
2016 and beyond	3,162.6	907.2	2.9	4,072.7

Total	$15,174.0	$4,296.3	$103.8	$19,574.1

(a)	Long-term debt and interest payments on debt include estimated payments for on-balance sheet securitizations.
(b)	Future interest payments on floating-rate debt are estimated based upon floating rates in effect at December 31, 2010.
(c)	Operating leases include annual rental commitments for leased office space, automobiles, and data processing and related equipment.

Capital Resources

The capital of Springleaf Consumer Lending has varied primarily with the amount of net finance receivables. Springleaf Consumer Lending has historically based its mix of debt and equity, or “leverage,” primarily upon maintaining leverage that supports cost-effective funding.

	New Basis		Old Basis
	December 31, 2010		December 31, 2009
(dollars in millions)	Amount	Percent	Amount	Percent
Long-term debt	$15,174.0	95%	$17,182.3	83%
Short-term debt	—	—	2,450.0	12

Total debt	15,174.0	95	19,632.3	95
Equity	754.7	5	1,155.4	5

Total capital	$15,928.7	100%	$20,787.7	100%

Net finance receivables	$14,243.9		$18,711.3

Springleaf Consumer Lending has historically issued a combination of fixed-rate debt, principally long-term, and floating-rate debt, both long-term and short-term. Until September 2008, Springleaf Consumer Lending obtained its fixed-rate funding by issuing public or private long-term unsecured debt with maturities primarily ranging from three to ten years, and Springleaf Consumer Lending obtained most of its floating-rate funding by issuing and refinancing commercial paper and by issuing long-term, floating-rate unsecured debt.

Springleaf Consumer Lending has historically maintained credit facilities to support the issuance of commercial paper and to provide an additional source of funds for operating requirements. Due to the extraordinary events in the credit markets, AIG’s liquidity issues, and its reduced liquidity, Springleaf Consumer Lending borrowed all available commitments under its primary credit facilities during September 2008, including $2.450 billion drawn under Springleaf Consumer Lending’s 364-day facility and the $2.125 billion multi-year facility.

In July 2009, Springleaf Consumer Lending converted the outstanding amounts under its expiring 364-day facility into one-year term loans that would mature on July 9, 2010.

On March 25, 2010, Springleaf Consumer Lending repaid all of its respective outstanding obligations under its one-year term loans. With these repayments, the support agreement was terminated in accordance with its terms.

In April 2010, Springleaf Financial Funding Company, a wholly owned subsidiary of Springleaf and one of the subsidiaries included in the combined financial statements, entered into and fully drew down a $3.0 billion, five-year term loan pursuant to a Credit Agreement, or the Old Term Loan, among Springleaf Financial Funding Company, Springleaf, and most of the consumer finance operating subsidiaries of Springleaf (collectively, the Subsidiary Guarantors), which are included in the combined financial statements, and a syndicate of lenders, various agents, and Bank of America, N.A, as administrative agent. Any portion of the Old Term Loan that is repaid (whether at or prior to maturity) will permanently reduce the principal amount outstanding and may not be reborrowed.

The Old Term Loan is guaranteed by Springleaf and by the Subsidiary Guarantors. In addition, other Springleaf operating subsidiaries that from time to time meet certain criteria will be required to become Subsidiary Guarantors. The Old Term Loan is secured by a first priority pledge of the stock of Springleaf Financial Funding Company that was limited at the transaction date, in accordance with existing Springleaf debt agreements, to approximately 10% of Springleaf’s consolidated net worth.

Springleaf Financial Funding Company used the proceeds from the Old Term Loan to make intercompany loans to the Subsidiary Guarantors. The intercompany loans are secured by a first priority security interest in eligible loan receivables, according to pre-determined eligibility requirements and in accordance with a borrowing base formula. The Subsidiary Guarantors used proceeds of the loans to pay down their intercompany loans from Springleaf. Springleaf used the payments from Subsidiary Guarantors to, among other things, repay debt and fund operations.

Certain debt agreements of Springleaf Consumer Lending contain terms that could result in acceleration of payments. Under certain circumstances, an event of default or declaration of acceleration under the borrowing agreements of Springleaf could also result in an event of default and declaration of acceleration under other borrowing agreements of Springleaf.

On May 10, 2011, SLFC entered into a new $3.75 billion six-year senior secured term loan facility, or the Senior Secured Term Loan Facility, among Springleaf Financial Funding Company, or the Borrower, SLFC, most of the consumer finance operating subsidiaries of SLFC (collectively, the “Subsidiary Guarantors”), a syndicate of lenders, various agents and Bank of America, N.A., as administrative agent and collateral agent. The Senior Secured Term Loan Facility refinanced in full the Old Term Loan. Upon receipt of additional lender commitments, the aggregate principal amount of the Senior Secured Term Loan Facility may be increased pursuant to one or more incremental facilities subject to satisfaction of certain conditions. Springleaf REIT will be a Subsidiary Guarantor under the Senior Secured Term Loan Facility. See “Description of Other Indebtedness.”

BASIS OF PRESENTATION FOR SPRINGLEAF CONSUMER LENDING

The financial information included herein has been prepared using GAAP and reflects the combined financial position and results of operations of Springleaf Consumer Lending Business, which comprises the Springleaf subsidiaries that conduct the activities of the Springleaf U.S. Consumer Lending Business and those corporate assets, liabilities and activities that support that business and which represents the predecessor of Springleaf REIT. All amounts presented herein have been reflected at Springleaf Consumer Lending’s historical basis. All material intercompany accounts and transactions have been eliminated. Judgments, estimates, and assumptions have been made that affect amounts reported in the financial statements and disclosures of contingent assets and liabilities.

On November 30, 2010, FCFI Acquisition LLC, which is owned by a private equity fund managed by an affiliate of Fortress, indirectly acquired an 80% economic interest in Springleaf from AIG Capital Corporation (“ACC”) (the “FCFI Transaction”). American International Group, Inc. (“AIG”), through ACC, indirectly retained a 20% economic interest in Springleaf. Because of the nature of the FCFI Transaction, the significance of the ownership interest acquired, and at the direction of the acquirer, push-down accounting was applied to Springleaf as the acquired businesses. Assets and liabilities of Springleaf were revalued based on their fair values at the date of the FCFI Transaction in accordance with business combination accounting standards. As a result, the combined financial statements of Springleaf Consumer Lending have been prepared to reflect the push-down accounting adjustments arising from this transaction. A new basis of accounting was established and, for presentation purposes, the pre-FCFI Transaction basis is labeled Old Basis and the post-FCFI Transaction basis is labeled New Basis.

The financial information for 2010 includes the financial information of the New Basis for the one month ended December 31, 2010 and of the Old Basis for the eleven months ended November 30, 2010. These separate periods are presented to reflect the new accounting basis established as of November 30, 2010. As a result, the bases of the assets and liabilities of the New Basis are not comparable to those of the Old Basis, nor would the income statement items for the one month ended December 31, 2010 have been the same as those reported if push-down accounting had not been applied.

Segments

The operations of Springleaf Consumer Lending comprised of the branch and centralized real estate segments of Springleaf.

In its branch business segment, Springleaf Consumer Lending has historically:

•	originated secured and unsecured non-real estate loans;

•

originated real estate loans secured by first or second mortgages on residential real estate, which may be closed-end accounts or open-end home equity lines of credit and are generally considered non-conforming;

•	purchased retail sales contracts and provided revolving retail sales financing services arising from the retail sale of consumer goods and services by retail merchants; and

•	purchased private label finance receivables originated by AIG Bank under a participation agreement.

To supplement its branch lending and retail sales financing activities, Springleaf Consumer Lending has historically purchased portfolios of real estate loans, non-real estate loans, and retail sales finance receivables originated by other lenders.

In its centralized real estate business segment, Springleaf Consumer Lending has historically:

•	serviced a portfolio of residential real estate loans generated through:

•	portfolio acquisitions from third-party lenders;

•	mortgage origination subsidiaries;

•	refinancing existing mortgages;

•	advances on home equity lines of credit; or

•	correspondent relationships;

•	originated and acquired residential real estate loans for transfer to the centralized real estate servicing center;

•	originated residential real estate loans directly with consumers for sale to investors with servicing released to the purchaser; and

•	originated residential real estate loans through mortgage brokers for sale to investors with servicing released to the purchaser.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. Our most critical accounting policies will involve decisions and assessments that could affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe, however, that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time.

Those material accounting policies and estimates that were most critical to Springleaf Consumer Lending and require complex management judgment are discussed below. We initially expect most of our critical accounting policies estimates to be similar to those of Springleaf Consumer Lending and will expand over time as we implement our strategy.

Push-down Accounting

On November 30, 2010, FCFI indirectly acquired an 80% economic interest in Springleaf from ACC. AIG, through ACC, indirectly retained a 20% economic interest in Springleaf. Because of the nature of the FCFI Transaction, the significance of the ownership interest acquired, and at the direction of the acquirer, Springleaf applied push-down accounting as the acquired business. Springleaf revalued its assets and liabilities based on their fair values at the date of the FCFI Transaction in accordance with business combination accounting standards. As a result, the combined financial statements of Springleaf Consumer Lending reflect the push-down accounting adjustments arising from this transaction.

In establishing the fair value measurements, Springleaf Consumer Lending based each measurement on the price that it believed would be received in the sale of an asset or paid in the transfer of a liability in an orderly transaction between market participants at the measurement date. While it is Springleaf Consumer Lending’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, the current capital market and, more broadly, economic environments required Springleaf Consumer Lending to make certain judgments and estimates. These judgments and estimates were based on Springleaf Consumer Lending’s perception of market participant views related to the economic and competitive environment, the characteristics of the asset or liability, and other similar factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any valuation technique, and changes in the underlying assumptions used could significantly affect current or future values. See Notes 2 and 3 of the Notes to the Combined Financial Statements included elsewhere in this prospectus for further information associated with Springleaf Consumer Lending’s fair measurement policy and the FCFI Transaction.

Credit Impaired Finance Receivables

As a result of the FCFI Transaction, Springleaf Consumer Lending evaluated the credit quality of its finance receivable portfolio in order to identify finance receivables that, as of the acquisition date, had evidence of credit quality deterioration. As a result, Springleaf Consumer Lending identified a population of finance receivables for which it was determined that it is probable that it will be unable to collect all contractually required payments. In establishing this population, consideration was given to the requirement that each individual finance receivable first be reviewed. However, because of the homogeneity of finance receivables within a particular product group as well as the fact that Springleaf Consumer Lending does not view its business on a loan by loan basis, emphasis was placed on past due status and accounting classification. As a result, the population of accounts identified principally consists of those finance receivables that are 60 days or more past due or that were classified as troubled debt restructurings, or TDRs, as of the acquisition date.

In order to determine the unit(s) of account, Springleaf Consumer Lending considered the risk characteristics associated with the population of identified finance receivables. Accounting literature related to credit impaired finance receivables permits finance receivables to be aggregated if the identified finance receivables have common risk characteristics. In evaluating the identified population, Springleaf Consumer Lending determined that these finance receivables could be aggregated into four pools, which are: loans secured by first mortgages on real estate, second mortgages on real estate, non-real estate loans, and retail sales finance (whether or not secured). The categorization of these finance receivables into these four pools is consistent with how the Credit Strategy and Policy Committee evaluates the performance of its finance receivable portfolio and with the methodologies employed in establishing internal credit scores. As a result, Springleaf Consumer Lending believes that these four pools result in an aggregation methodology that is consistent with the underlying risks associated with each finance receivable and the related collateral, as applicable.

The balance recorded as of the acquisition date was the fair value of each pool, which was determined by discounting the cash flows expected to be collected at a market observable discount rate adjusted for factors that a market participant would consider in determining fair value. In determining the cash flows expected to be collected, Springleaf Consumer Lending incorporated assumptions regarding default rates, loss severities and the amounts and timing of prepayments. The excess of the cash flows expected to be collected over the discounted cash flows represents the accretable yield, which is not reported in Springleaf Consumer Lending’s combined balance sheets, but is accreted into interest income at a level rate of return over the expected lives of the underlying pools of finance receivables.

Springleaf Consumer Lending has established policies and procedures to periodically (at least once a quarter) update the amount of cash flows it expects to collect, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of then current market conditions. Probable decreases in expected finance receivable principal cash flows result in the recognition of impairment, which is recognized through the provision for finance receivable losses. Probable and significant increases (defined as a change in cash flows equal to 10 percent or more) in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses; any remaining increases are recognized prospectively as adjustments to the respective pool’s yield.

Springleaf Consumer Lending has additionally established policies and procedures related to maintaining the integrity of these pools. Generally, a finance receivable will not be removed from a pool unless Springleaf Consumer Lending sells, forecloses, or otherwise receives assets in satisfaction of a particular finance receivable or a finance receivable is charged-off. However, given the nature of its business, finance receivables will also be removed from a pool if the collateral underlying a particular finance receivable changes as Springleaf Consumer Lending believes that, if such events occur, that particular finance receivable represents a new finance receivable rather than a continuation.

If the timing and/or amounts of expected cash flows on credit impaired finance receivables were determined not to be reasonably estimable, no interest would be accreted and the finance receivables would be reported as nonaccrual finance receivables. However, since the timing and amounts of expected cash flows for the four pools are reasonably estimable, interest is being accreted and the finance receivables are being reported as performing finance receivables.

If the facts and circumstances indicate that a finance receivable should be removed from a pool, that finance receivable will be removed at its carrying amount with the carrying amount being determined using the pro-rata method (the unpaid principal balance of the particular finance receivable divided by the unpaid principal balance of the pool multiplied by the carrying amount of the pool). If a finance receivable is removed from the pool because it is charged-off, it is removed at its carrying amount with a charge to the provision for finance receivable losses. Subsequent collections from charge-off recovery activities will be a credit to the provision for finance receivable losses.

Allowance for Finance Receivable Losses

To manage exposure to credit losses, Springleaf Consumer Lending uses credit risk scoring models for finance receivables that it originates through its branch business segment. In its centralized real estate business segment, MorEquity, which is one of the subsidiaries included in the combined financial statements, originated real estate loans according to Springleaf Consumer Lending’s established underwriting criteria. Springleaf Consumer Lending performed due diligence investigations on all portfolio acquisitions. Springleaf Consumer Lending utilizes standard collection procedures supplemented with data processing systems to aid branch, centralized support operations, and centralized real estate personnel in their finance receivable collection processes.

Despite Springleaf Consumer Lending’s efforts to avoid losses on its finance receivables, personal circumstances and national, regional, and local economic situations affect the willingness or ability of the customers of Springleaf Consumer Lending to repay their obligations. Economic situations include adverse shifts in residential real estate values, which may reduce a customer’s willingness to repay his or her mortgage. Personal circumstances include lower income due to unemployment or underemployment, major medical expenses, and divorce. Occasionally, these events can be so economically severe that the customer files for bankruptcy.

Springleaf Consumer Lending’s Credit Strategy and Policy Committee evaluates Springleaf Consumer Lending’s finance receivable portfolio monthly by real estate loans, non-real estate loans, and retail sales finance. Within its three main finance receivable types are sub-portfolios, each consisting of a large number of relatively small, homogenous accounts. Springleaf Consumer Lending evaluates these sub-portfolios for impairment as groups. None of its accounts are large enough to warrant individual evaluation for impairment. Springleaf Consumer Lending’s Credit Strategy and Policy Committee considers numerous internal and external factors in estimating losses inherent in the finance receivable portfolio of Springleaf Consumer Lending, including the following:

•	prior finance receivable loss and delinquency experience;

•	the composition of the finance receivable portfolio of Springleaf Consumer Lending; and

•	current economic conditions, including the levels of unemployment and personal bankruptcies.

Springleaf Consumer Lending’s Credit Strategy and Policy Committee uses Springleaf Consumer Lending’s delinquency ratio, allowance ratio, charge-off ratio, and charge-off coverage to evaluate prior finance receivable loss and delinquency experience. Each ratio is useful, but each also has its limitations.

Springleaf Consumer Lending uses migration analysis and the Monte Carlo technique as the principal tools to determine the appropriate amount of allowance for finance receivable losses. Both techniques are historically-based statistical techniques that attempt to predict the future amount of losses for existing pools of finance receivables. Springleaf Consumer Lending validates the results of the models through the review of historical results by the Credit Strategy and Policy Committee.

Springleaf Consumer Lending’s migration analysis utilizes a rolling 12 months of historical data that is updated quarterly. The primary inputs for the migration analysis are (1) historical finance receivable balances, (2) historical delinquency, charge-off, recovery and repayment amounts, and (3) the current finance receivable balances in each stage of delinquency (i.e., current, greater than 30 days past due, greater than 60 days past due, etc.). The primary assumptions used in the migration analysis are the weighting of historical data and the estimate of the loss emergence period for the portfolio.

The Monte Carlo technique currently utilizes historical loan level data from January 2003 through the mid month of the current quarter and is updated quarterly. The primary inputs for Monte Carlo are the historical finance receivable accounts, the variability in account migration through the various stages of delinquency (i.e., the probability of a loan moving from 30 days past due to 60 days past due in any given month), and average charge-off amounts. The primary assumptions used in the Monte Carlo analysis are the loss emergence period for the portfolio and average charge-off amounts. The program currently employs a discrete method of incorporating economic conditions with a set of matrices, each of which represents a historical month of data. Each matrix is therefore representative of certain seasonal and secular economic conditions, and the probability of selecting a given matrix during the simulation increases as the simulated economic conditions approach those represented by the matrix.

Springleaf Consumer Lending considers the current and historical levels of nonaccrual loans in the analysis of the allowance by factoring the delinquency status of loans into both the migration analysis and Monte Carlo technique. Springleaf Consumer Lending classifies loans as nonaccrual based on Springleaf Consumer Lending’s accounting policy, which is based on the delinquency status of the loan. As delinquency is a primary input into the migration analysis and Monte Carlo scenarios, Springleaf Consumer Lending inherently considers nonaccrual loans in its estimate of the allowance for finance receivable losses.

The allowance for finance receivable losses related to the credit impaired finance receivables of Springleaf Consumer Lending is calculated using updated cash flows expected to be collected, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. Probable decreases in expected finance receivable principal cash flows result in the recognition of impairment. Probable and significant increases (defined as a change in cash flows equal to 10 percent or more) in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses.

The allowance for finance receivable losses related to Springleaf Consumer Lending’s TDRs is calculated in homogeneous aggregated pools of impaired loans that have common risk characteristics. Springleaf Consumer Lending establishes its allowance for finance receivable losses related to its TDRs by calculating the present value (discounted at the loan’s effective interest rate prior to modification) of all expected cash flows less the recorded investment in the aggregated pool. Springleaf Consumer Lending uses certain assumptions to estimate the expected cash flows from its TDRs. The primary assumptions for the model are prepayment speeds, default rates, and severity rates.

Changes in housing prices and the related impact on homeowners’ equity is one factor that influences borrower decisions regarding whether to continue making payments on their real estate loan. The anticipated delinquency and losses resulting from these borrower decisions are incorporated in the allowance models as described above.

Springleaf Consumer Lending generally obtains a current appraisal before closing a loan secured by real estate. In addition, when Springleaf Consumer Lending completes foreclosure proceedings on a real estate loan, it obtains a third-party’s valuation of the property, which is used in establishing the value of the real estate owned. However, Springleaf Consumer Lending is ultimately responsible for the valuation.

Springleaf Consumer Lending utilizes the migration and Monte Carlo results for its finance receivable portfolio to arrive at an estimate of inherent losses for the finance receivables existing at the time of analysis. Springleaf Consumer Lending adjusts the amounts determined by migration and Monte Carlo for management’s estimate of the effects of model imprecision, any changes to its underwriting criteria, portfolio seasoning, and current economic conditions, including the levels of unemployment and personal bankruptcies. There was no adjustment to the amount determined by migration and Monte Carlo at December 31, 2010 due to the push-down accounting adjustments recorded on November 30, 2010, compared to a $25.7 million increase at December 31, 2009.

As a result of the FCFI Transaction, Springleaf Consumer Lending applied push-down accounting and reduced its allowance for finance receivable losses to zero on November 30, 2010 as any uncertainties related to the collectability of the finance receivables have been incorporated into the fair value measurement of the finance receivable portfolio of Springleaf Consumer Lending. See Note 3 of the Notes to Combined Financial Statements included elsewhere in this prospectus for further information on the FCFI Transaction. At December 31, 2010, the allowance for finance receivable losses was $7.1 million.

Prior to the adjustment for push-down accounting, Springleaf Consumer Lending calculated its allowance for finance receivable losses at the estimated “most predictive” outcome of its adjusted migration and Monte Carlo scenarios. The “most predictive” outcome is the scenario that Springleaf Consumer Lending’s Credit Strategy and Policy Committee has identified to be a better estimate than any other amount considering how the analyses best represent the probable losses inherent in its portfolio at the balance sheet date, taking into account the relevant qualitative factors, observable trends, economic conditions and the historical experience with its portfolio.

Springleaf Consumer Lending’s Credit Strategy and Policy Committee exercises its judgment, based on quantitative analyses, qualitative factors, and each committee member’s experience in the consumer finance industry, when determining the amount of the allowance for finance receivable losses. If the committee’s review concludes that an adjustment is necessary, Springleaf Consumer Lending charges or credits this adjustment to expense through the provision for finance receivable losses. Springleaf Consumer Lending considers this estimate to be a critical accounting estimate that affects its total net income and the pretax operating income of the branch and centralized real estate business segments. Springleaf Consumer Lending documents the adequacy of the allowance for finance receivable losses, the analysis of the trends in credit quality, and the current economic conditions considered by Springleaf Consumer Lending’s Credit Strategy and Policy Committee to support its conclusions. See “- Analysis of Operating Results—Provision for Finance Receivable Losses” for further information on the allowance for finance receivable losses.

Valuation Allowance on Deferred Tax Assets

The authoritative guidance for the accounting for income taxes permits a deferred tax asset to be recorded if the asset meets a more likely than not standard (i.e., more than 50 percent likely) that the asset will be realized. Realization of net deferred tax asset depends on Springleaf Consumer Lending’s ability to generate sufficient taxable income of the appropriate character within the carryforward periods of the jurisdictions in which the net operating and capital losses, deductible temporary differences and credits were generated. Because the realization of the deferred tax assets relies on a projection of future income, Springleaf Consumer Lending views this as a critical accounting estimate.

When making assessments about the realization of its deferred tax assets, Springleaf Consumer Lending considers all available evidence, including:

•	the nature, frequency, and severity of current and cumulative financial reporting losses;

•	the carryforward periods for the net operating and capital loss carryforwards;

•	the sources and timing of future taxable income, giving greater weight to discrete sources and to earlier years in the forecast period; and

•	tax planning strategies that would be implemented, if necessary, to accelerate taxable amounts.

As a result of the FCFI Transaction and the resulting changes in the book and tax basis of its assets and liabilities, Springleaf Consumer Lending was in a net deferred tax liability position, and based on the timing and reversal of the deferred tax liabilities, no valuation allowance is required on its gross deferred tax assets.

FAIR VALUE MEASUREMENTS

The fair value of a financial instrument is the amount that would be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions.

Management is responsible for the determination of the value of the financial assets and financial liabilities carried at fair value and the supporting methodologies and assumptions. Third-party valuation service providers are employed to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments. When the valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely accepted internal valuation models.

Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted internal valuation models, provide a single fair value measurement for individual securities for which a fair value has been requested. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, currency rates, and other market-observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and other issue or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased. Springleaf Consumer Lending assesses the reasonableness of individual security values received from valuation service providers through various analytical techniques. In addition, Springleaf Consumer Lending may validate the reasonableness of fair values by comparing information obtained from the valuation service providers to other third-party valuation sources for selected securities. Springleaf Consumer Lending also validates prices for selected securities obtained from brokers through reviews by members of management who have relevant expertise and who are independent of those charged with executing investing transactions.

See Note 24 of the Notes to Combined Financial Statements included elsewhere in this prospectus for further information on fair value measurements.

RECENT ACCOUNTING PRONOUNCEMENTS

A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring

In April 2011, the FASB issued an accounting standard that clarifies which loan modifications constitute troubled debt restructurings (TDR). In evaluating whether a restructuring constitutes a TDR, a creditor must separately conclude that both of the following exist: (1) the restructuring constitutes a concession; and (2) the debtor is experiencing financial difficulties. This standard amends the accounting guidance on a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. The new standard is effective for the first interim or annual period beginning on or after June 15, 2011. Early application is permitted. The adoption of this new standard will not have material effect on Springleaf Consumer Lending’s consolidated financial condition, results of operations, or cash flows.

Reconsideration of Effective Control for Repurchase Agreements

In April 2011, the FASB issued an amendment to existing criteria for determining whether or not a transferor has retained effective control over securities sold under agreements to repurchase. A secured borrowing is recorded when effective control over the transferred financial assets is maintained while a sale is recorded when effective control over the transferred financial assets has not been maintained. The amendment removes the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee. The collateral maintenance implementation guidance related to this criterion also is removed. The collateral maintenance implementation guidance was a requirement of the transferor to demonstrate that it possessed adequate collateral to fund substantially all the cost of purchasing the replacement financial assets. The amendment is effective beginning January 1, 2012. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. Springleaf Consumer Lending is in the process of reviewing the potential impact of the amendment.

OFF-BALANCE SHEET ARRANGEMENTS

Springleaf Consumer Lending has no material off-balance sheet arrangements as defined by SEC rules.

SELECTED SEGMENT INFORMATION FOR SPRINGLEAF CONSUMER LENDING

Allowance for Finance Receivable Losses

Allowance for finance receivable losses is calculated for each product and then allocated to each segment based upon its delinquent status. Springleaf Consumer Lending measures its segments results using the old basis of accounting because management analyzes each business segment on this basis. However, in order to reconcile the combined allowance for finance receivable losses, we are presenting the allowance for finance receivable losses by segments for the one month ended December 31, 2010 and the eleven months ended November 30, 2010. Changes in the allowance for finance receivable losses by portfolio segment and by class were as follows:

	New Basis	Old Basis
	One Month Ended December 31,	Eleven Months Ended November 30,	Year Ended December 31,	Year Ended December 31,
(dollars in millions)	2010	2010	2009	2008
Balance at beginning of period (a):
Branch real estate loans	$—	$633.2	$399.6	$234.2
Centralized real estate	—	536.4	369.8	137.2
Branch non-real estate loans	—	292.0	301.3	187.6
Branch retail sales finance	—	67.4	69.7	42.9

Total segment	—	1,529.0	1,140.4	601.9

Total	$—	$1,529.0	$1,140.4	$601.9

Provision for finance receivable losses (b):
Branch real estate loans	$13.2	$139.6	$532.7	$324.8
Centralized real estate	12.4	195.9	353.0	299.4
Branch non-real estate loans	9.8	69.6	290.2	355.4
Branch retail sales finance	3.3	38.1	95.2	100.9

Total segment	38.7	443.2	1,271.1	1,080.5

Total	$38.7	$443.2	$1,271.1	$1,080.5

Charge-offs:
Branch real estate loans	$(11.1)	$(240.8)	$(302.8)	$(165.3)
Centralized real estate	(12.2)	(127.1)	(168.1)	(67.1)
Branch non-real estate loans	(8.5)	(199.7)	(332.8)	(272.7)
Branch retail sales finance	(4.3)	(82.4)	(108.0)	(83.3)

Total segment	(36.1)	(650.0)	(911.7)	(588.4)

Total	$(36.1)	$(650.0)	$(911.7)	$(588.4)

Recoveries:
Branch real estate loans	$0.4	$9.0	$7.5	$5.8
Centralized real estate	0.3	1.8	1.0	0.3
Branch non-real estate loans	2.8	34.4	33.3	31.0
Branch retail sales finance	1.0	12.0	10.5	9.3

Total segment	4.5	57.2	52.3	46.4

Total	$4.5	$57.2	$52.3	$46.4

	New Basis	Old Basis
	One Month Ended December 31,	Eleven Months Ended November 30,	Year Ended December 31,	Year Ended December 31,
(dollars in millions)	2010	2010	2009	2008
Transfers to finance receivables held for sale:
Branch real estate loans	$—	$—	$(3.8)	$—
Centralized real estate	—	—	(19.3)	—

Total	$—	$—	$(23.1)	$—

Balance at end of period:
Branch real estate loans	$2.5	$541.0	$633.2	$399.6
Centralized real estate	0.5	607.0	536.4	369.8
Branch non-real estate loans	4.1	196.3	292.0	301.3
Branch retail sales finance	—	35.1	67.4	69.7

Total segment	7.1	1,379.4	1,529.0	1,140.4

Total	$7.1	$1,379.4	$1,529.0	$1,140.4

(a)	The beginning balance of allowance for finance receivable losses for the New Basis includes the push-down accounting adjustments.
(b)	Provision for finance receivable losses for New Basis includes $20.8 million of net charge-offs on credit impaired finance receivables, $10.9 million on non-credit impaired finance receivables, and $7.1 million for new origination activity and TDR activity during the one month ended December 31, 2010. As a result of charging off the non-credit impaired finance receivables, $8.8 million of valuation discount accretion was accelerated and is included as a component of finance charges within revenues.

Fair Isaac Corporation (FICO) Credit Scores

There are many different categorizations used in the consumer lending industry to describe the creditworthiness of a borrower, including “prime,” “non-prime” and “sub-prime.” While there are no industry-wide agreed upon definitions for these categorizations, many market participants utilize third-party credit scores as a means to categorize the creditworthiness of the borrower and his or her finance receivable. Springleaf Consumer Lending’s finance receivable underwriting process does not use third-party credit scores as a primary determinant for credit decisions. However, Springleaf Consumer Lending does, in part, use such scores to analyze performance of its finance receivable portfolio and for informational purposes we present below Springleaf Consumer Lending’s net finance receivables and delinquency ratios grouped into the following categories based solely on borrower FICO credit scores at the date of origination or renewal:

•	Prime: Borrower FICO score greater than or equal to 660;

•	Non-prime: Borrower FICO score greater than 619 and less than 660; and

•	Sub-prime: Borrower FICO score less than or equal to 619.

Many finance receivables included in the “prime” category in the table below might not meet other market definitions of prime loans due to certain characteristics of the borrowers, such as their elevated debt-to-income ratios, lack of income stability, or level of income disclosure and verification, as well as credit repayment history or similar measurements.

FICO-delineated prime, non-prime, and sub-prime categories for net finance receivables by portfolio segment and by class were as follows:

	New Basis	Old Basis
(dollars in millions)	December 31, 2010	December 31, 2009
Net finance receivables:
Branch real estate loans:
Prime	$1,067.3	$1,262.1
Non-prime	1,162.4	1,462.5
Sub-prime	4,099.8	5,242.7
Other/FICO unavailable	1.0	13.3

Total	$6,330.5	$7,980.6

Centralized real estate loans:
Prime	$3,535.2	$4,783.9
Non-prime	912.8	1,171.8
Sub-prime	357.9	458.4
Other/FICO unavailable	0.4	0.6

Total	$4,806.3	$6,414.7

Branch non-real estate loans:
Prime	$528.4	$584.8
Non-prime	592.2	708.0
Sub-prime	1,483.0	1,883.4
Other/FICO unavailable	12.4	10.4

Total	$2,616.0	$3,186.6

Branch retail sales finance:
Prime	$220.7	$638.2
Non-prime	72.3	177.3
Sub-prime	197.5	306.5
Other/FICO unavailable	0.7	8.2

Total	$491.2	$1,130.2

FICO-delineated prime, non-prime, and sub-prime categories for delinquency ratios by portfolio segment and by class were as follows:

	New Basis	Old Basis
	December 31, 2010	December 31, 2009
Delinquency ratio:
Branch real estate loans:
Prime	3.61%	4.44%
Non-prime	5.21	6.66
Sub-prime	6.89	8.45
Other/FICO unavailable	3.81	28.76

Total	6.03	7.52

Centralized real estate loans:
Prime	7.31%	6.62%
Non-prime	12.39	12.88
Sub-prime	12.43	15.37
Other/FICO unavailable	—	3.55

Total	8.67	8.40

Branch non-real estate loans:
Prime	2.04%	2.92%
Non-prime	3.11	4.28
Sub-prime	4.75	5.98
Other/FICO unavailable	N/M *	6.75

Total	3.84	5.05

Branch retail sales finance:
Prime	3.95%	3.57%
Non-prime	6.32	8.96
Sub-prime	5.71	8.74
Other/FICO unavailable	6.94	5.52

Total	5.01	5.78

*	Not meaningful

Higher-risk Real Estate Loans

Certain types of Springleaf Consumer Lending’s real estate loans, such as interest only real estate loans, sub-prime real estate loans, second mortgages, LTV, ratio mortgages, and low documentation real estate loans, can have a greater risk of non-collection than its other real estate loans. Interest only real estate loans contain an initial period where the scheduled monthly payment amount is equal to the interest charged on the loan. The payment amount resets upon the expiration of this period to an amount sufficient to amortize the balance over the remaining term of the loan. Sub-prime real estate loans are loans originated to a borrower with a FICO score at the date of origination or renewal of less than or equal to 619. Second mortgages are secured by a mortgage whose rights are subordinate to those of a first mortgage. High LTV ratio mortgages have an original amount equal to or greater than 95.5% of the value of the collateral property at the time the loan was originated. Low documentation real estate loans are loans to a borrower that meets certain criteria which gives the borrower the option to supply less than the normal amount of supporting documentation for income.

Additional information regarding these higher-risk real estate loans for the branch and centralized real estate business segments follows (the higher-risk real estate loans can be included in more than one of the types of higher-risk real estate loans):

(dollars in millions)	Amount	Delinquency Ratio	Average LTV	Average FICO
New Basis
December 31, 2010
Branch higher-risk real estate loans:
Interest only (a)
Sub-prime	$4,099.8	6.89%	74.8%	557
Second mortgages	$835.9	7.43%	N/A (b)	602
LTV greater than 95.5% at origination	$147.2	5.50%	97.8%	611
Low documentation (a)

Centralized real estate higher-risk loans:
Interest only	$764.9	11.08%	88.6%	707
Sub-prime	$357.9	12.43%	77.4%	586
Second mortgages	$32.9	2.61%	N/A	703
LTV greater than 95.5% at origination	$1,600.2	7.82%	99.4%	709
Low documentation	$275.4	13.32%	76.4%	664
Old Basis
December 31, 2009

Branch higher-risk real estate loans:
Interest only (a)
Sub-prime	$5,242.7	8.45%	74.9%	557
Second mortgages	$1,124.8	8.66%	N/A	602
LTV greater than 95.5% at origination	$328.7	7.26%	97.8%	611
Low documentation (a)

Centralized real estate higher-risk loans:
Interest only	$1,146.2	9.48%	88.3%	709
Sub-prime	$458.4	15.37%	77.1%	586
Second mortgages	$43.5	2.88%	N/A	702
LTV greater than 95.5% at origination	$2,307.3	6.39%	99.4%	709
Low documentation	$367.8	14.96%	76.6%	665

(a)	Not applicable because these higher-risk loans are not offered by the branch business segment.
(b)	Not available.

Charge-off ratios for these higher-risk real estate loans for the branch and centralized real estate business segments were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Branch

Higher-risk real estate loans charge-off ratios:
Interest only*
Sub-prime	3.10%	3.66%	3.71%	2.11%
Second mortgages	9.45%	9.89%	10.50%	5.98%
LTV greater than 95.5% at origination	5.94%	4.04%	4.96%	3.47%
Low documentation*

Centralized real estate

Higher-risk real estate loans charge-off ratios:
Interest only	3.04%	3.40%	4.12%	1.55%
Sub-prime	2.81%	2.56%	2.49%	0.97%
Second mortgages	0.93%	2.96%	4.92%	1.31%
LTV greater than 95.5% at origination	2.21%	2.38%	2.53%	0.89%
Low documentation	2.05%	1.82%	3.27%	1.22%

*	Not applicable because these higher-risk loans are not offered by the branch business segment.

A decline in the value of assets serving as collateral for Springleaf Consumer Lending’s real estate loans may impact its ability to collect on these real estate loans. The total amount of all real estate loans for which the estimated LTV ratio exceeds 100% at December 31, 2010 was $2.0 billion, or 18%, of total real estate loans.

ANALYSIS OF FINANCIAL CONDITION FOR SPRINGLEAF CONSUMER LENDING

Finance Receivables

Amount, number, and average size of net finance receivables originated and renewed by type were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Originated
Amount (in millions):
Real estate loans	$7.3	$99.4	$211.1	$1,127.2
Non-real estate loans	60.4	704.0	713.9	1,395.6
Retail sales finance	7.1	77.9	687.9	2,198.9

Total	$74.8	$881.3	$1,612.9	$4,721.7

Number:
Real estate loans	40	738	2,979	17,305
Non-real estate loans	21,389	211,542	191,477	321,323
Retail sales finance	2,495	23,649	214,338	764,868

Total	23,924	235,929	408,794	1,103,496

Average size (to nearest dollar):
Real estate loans	$181,100	$134,764	$70,876	$63,138
Non-real estate loans	2,827	3,328	3,728	4,343
Retail sales finance	2,841	3,295	3,209	2,875
Renewed (includes additional funds borrowed)
Amount (in millions):
Real estate loans	$1.4	$24.6	$77.0	$534.8
Non-real estate loans	125.6	1,243.5	1,338.3	1,901.0

Total	$127.0	$1,268.1	$1,415.3	$2,435.8

Number:
Real estate loans	28	468	1,456	7,944
Non-real estate loans	33,940	322,285	332,348	409,011

Total	33,968	322,753	333,804	416,955

Average size (to nearest dollar):
Real estate loans	$48,893	$52,647	$52,883	$67,322
Non-real estate loans	3,699	3,858	4,027	4,648

The slower U.S. housing market, the tighter underwriting guidelines applied in the branch and centralized real estate segments, and Springleaf’s liquidity management efforts resulted in lower levels of originations of real estate loans in 2010 than in 2009 and 2008.

Amount and number of net finance receivables net (transferred/sold) transferred back/purchased by type were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net (transferred/sold) transferred back/purchased
Amount (in millions):
Real estate loans	$—	$526.9	$(1,867.7)	$116.6
Non-real estate loans	—	0.1	—	287.0
Retail sales finance	—	—	0.5	166.9

Total	$—	$527.0	$(1,867.2)	$570.5

Number:
Real estate loans	—	4,252	(11,952)	12,136
Non-real estate loans	—	1	—	80,385
Retail sales finance	—	—	68	29,991

Total	—	4,253	(11,884)	122,512

In February 2010, Springleaf Consumer Lending transferred $170.7 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment in preparation for an on-balance sheet securitization that was completed in March 2010. In June 2010, Springleaf Consumer Lending transferred $484.9 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment due to management’s intent to hold these finance receivables for the foreseeable future. As of December 31, 2010, management has both the intent and ability to hold the remainder of the finance receivable portfolio for the foreseeable future.

During 2008 and 2009, Springleaf Consumer Lending transferred $972.5 million and $1.9 billion, respectively, of real estate loans from finance receivables held for investment to finance receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future.

Effective February 29, 2008, Springleaf Consumer Lending purchased a substantial portion of Equity One, Inc.’s consumer branch finance receivable portfolio consisting of $1.0 billion of real estate loans, $289.8 million of non-real estate loans, and $156.0 million of retail sales finance receivables.

Amount and number of total net finance receivables originated, renewed, and net (transferred/sold) transferred back/purchased by type were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Originated, renewed, and net (transferred/sold) transferred back/purchased

Amount (in millions):
Real estate loans	$8.7	$650.9	$(1,579.6)	$1,778.6
Non-real estate loans	186.0	1,947.6	2,052.2	3,583.6
Retail sales finance	7.1	77.9	688.4	2,365.8

Total	$201.8	$2,676.4	$1,161.0	$7,728.0

Number:
Real estate loans	68	5,458	(7,517)	37,385
Non-real estate loans	55,329	533,828	523,825	810,719
Retail sales finance	2,495	23,649	214,406	794,859

Total	57,892	562,935	730,714	1,642,963

Amount, number, and average size of net finance receivables by type were as follows:

	New Basis		Old Basis
	December 31, 2010		December 31, 2009		December 31, 2008
	Amount	Percent	Amount	Percent	Amount	Percent
Net finance receivables

Amount (in millions):
Real estate loans	$11,136.8	78%	$14,395.3	77%	$18,268.5	75%
Non-real estate loans	2,615.9	18	3,186.8	17	4,030.6	16
Retail sales finance	491.2	4	1,129.2	6	2,211.4	9

Total	$14,243.9	100%	$18,711.3	100%	$24,510.5	100%

Number:
Real estate loans	167,988	15%	183,325	13%	217,959	10%
Non-real estate loans	777,067	68	842,740	57	977,380	47
Retail sales finance	188,985	17	436,435	30	899,877	43

Total	1,134,040	100%	1,462,500	100%	2,095,216	100%

Average size (to nearest dollar):
Real estate loans	$66,295		$78,523		$83,817
Non-real estate loans	3,366		3,781		4,124
Retail sales finance	2,599		2,587		2,457

The amount of first mortgage loans was 91% of the real estate loan net receivables of Springleaf Consumer Lending at December 31, 2010 and 2009 and 92% at December 31, 2008.

The largest concentrations of net finance receivables were as follows:

	New Basis		Old Basis
	December 31, 2010		December 31, 2009		December 31, 2008
(dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent
California	$1,633.1	11%	$2,206.2	12%	$3,011.5	12%
Florida	946.4	7	1,229.0	7	1,565.2	6
N. Carolina	807.1	6	1,116.5	6	1,340.2	6
Ohio	777.8	5	989.4	5	1,231.3	5
Virginia	749.4	5	974.0	5	1,258.5	5
Illinois	616.7	4	836.8	4	1,091.1	4
Pennsylvania	609.5	4	779.3	4	1,040.4	4
Tennessee	528.4	4	669.6	4	888.8	4
Other	7,575.5	54	9,910.5	53	13,083.5	54

Total	$14,243.9	100%	$18,711.3	100%	$24,510.5	100%

Geographic diversification of finance receivables reduces the concentration of credit risk associated with economic stresses in any one region. However, the unemployment and housing market stresses in the U.S. have been national in scope and not limited to a particular region. While finance receivables have exposure to further economic uncertainty, Springleaf Consumer Lending believes that the allowance for finance receivable losses is adequate to absorb losses inherent in its existing portfolio. In addition, 97% of the finance receivables of Springleaf Consumer Lending at December 31, 2010 were secured by real property or personal property. See “Analysis of Operating Results—Provision for Finance Receivable Losses” for further information on allowance ratio, delinquency ratio, and charge-off ratio and Note 2 of the Notes to Combined Financial Statements for further information on how Springleaf Consumer Lending estimates finance receivable losses.

Contractual maturities of net finance receivables of Springleaf Consumer Lending by type at December 31, 2010 were as follows:

(dollars in millions)	Real Estate Loans	Non-Real Estate Loans	Retail Sales Finance	Total
2011	$261.5	$804.1	$140.3	$1,205.8
2012	333.9	925.4	118.5	1,377.8
2013	350.2	526.7	79.3	956.2
2014	364.3	179.7	50.8	594.8
2015	378.7	59.1	30.9	468.7
2016 and beyond	9,448.2	121.0	71.3	9,640.6

Total	$11,136.8	$2,616.0	$491.1	$14,243.9

Springleaf Consumer Lending’s experience has shown that customers will renew, convert or pay in full a substantial portion of finance receivables prior to maturity. Contractual maturities are not a forecast of future cash collections. See Note 6 of the Notes to Combined Financial Statements for actual principal cash collections and such collections as a percentage of average net receivables by type for each of the last three years.

Real Estate Owned

Changes in the amount of real estate owned were as follows:

	New Basis	Old Basis
(dollars in millions)	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010	At or for the Year Ended December 31, 2009	At or for the Year Ended December 31, 2008
Balance at beginning of period (a)	$177.8	$143.1	$135.3	$123.7
Properties acquired	28.7	260.8	320.2	209.6
Properties sold or disposed of	(24.7)	(205.9)	(277.4)	(165.2)
Writedowns	(2.9)	(36.9)	(35.0)	(32.8)

Balance at end of period	$178.9	$161.1	$143.1	$135.3

Real estate owned as a percentage of real estate loans	1.59%	N/A (b)	0.99%	0.74%

(a)	The beginning balance of real estate owned for Springleaf Consumer Lending includes the push-down accounting adjustments.
(b)	Not applicable. The Combined Balance Sheets are presented at December 31, 2010 and 2009; therefore, balance sheet information at November 30, 2010 is not applicable.

Changes in the number of real estate owned properties were as follows:

	New Basis	Old Basis
	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010	At or for the Year Ended December 31, 2009	At or for the Year Ended December 31, 2008
Balance at beginning of period	2,151	1,867	1,730	1,502
Properties acquired	346	3,466	3,814	2,581
Properties sold or disposed of	(363)	(3,182)	(3,677)	(2,353)

Balance at end of period	2,134	2,151	1,867	1,730

The increase in real estate owned at November 30, 2010 when compared to December 31, 2009 and in 2009 when compared to 2008 reflected higher foreclosures as a result of negative economic fundamentals and the downturn in the U.S. residential real estate market. Real estate owned at December 31, 2010 reflected the impact of push-down accounting adjustments, which increased real estate owned by $16.7 million. See Note 2 of the Notes to Combined Financial Statements for information relating to Springleaf Consumer Lending’s accounting policy for real estate owned.

Finance Receivables Held for Sale

Finance receivables held for sale were as follows:

	New Basis	Old Basis
(dollars in millions)	December 31, 2010	December 31, 2009	December 31, 2008
Finance receivables originated as held for investment	$—	$688.0	$945.0
Finance receivables originated as held for sale	—	—	15.4

Total	$—	$688.0	$960.4

In February 2010, Springleaf Consumer Lending transferred $170.7 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment in preparation for an on-balance sheet securitization that was completed in March 2010. In June 2010, Springleaf Consumer Lending transferred $484.9 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment due to management’s intent to hold these finance receivables for the foreseeable future.

During 2009, Springleaf Consumer Lending transferred $1.9 billion of real estate loans from finance receivables held for investment to finance receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. In 2009, Springleaf Consumer Lending sold $1.9 billion of finance receivables held for sale.

Long-Term Debt

Springleaf Consumer Lending historically issued fixed-rate, long-term unsecured debt as the primary source of fixed-rate debt. Springleaf Consumer Lending also has altered the nature of certain floating-rate funding by using swap agreements to convert to fixed-rate, long-term debt in order to limit its exposure to market interest rate increases. Additionally, Springleaf Consumer Lending has swapped fixed-rate, long-term debt interest payments to floating-rate interest payments. Including the impact of interest rate swap agreements that effectively fix floating-rate debt or float fixed-rate debt, its floating-rate debt represented 24% of its borrowings at December 31, 2010, compared to 26% at December 31, 2009. Adjustable-rate net finance receivables represented 5% of the total portfolio of Springleaf Consumer Lending at December 31, 2010 and 2009. Some of the adjustable-rate real estate loans of Springleaf Consumer Lending contain a fixed-rate for the first 24, 36, 48, or 60 months and then convert to an adjustable-rate for the remainder of the term. These real estate loans still in a fixed-rate period totaled $15.7 million and represented less than 1% of total real estate loans at December 31, 2010, compared to $101.5 million, or 1%, at December 31, 2009. Approximately $750.7 million, or 7%, of Springleaf Consumer Lending’s real estate loans at December 31, 2010 are scheduled to reset by the end of 2011.

ANALYSIS OF OPERATING RESULTS FOR SPRINGLEAF CONSUMER LENDING

Net Income (Loss)

	New Basis		Old Basis
(dollars in millions)	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net income (loss)	$680.4		$(40.7)	$(532.3)	$(1,185.7)
Amount change from full prior year	N/M	(a)	$491.6	$653.5	$(1,194.6)
Percent change from full prior year	N/M		92%	55%	N/M
Return on average assets	N/M		(0.23)%	(2.24)%	(4.31)%
Return on average equity	N/M		(3.84)%	(41.63)%	(75.10)%
Ratio of earnings to fixed charges (b)	N/M		N/A	N/A	N/A

(a)	Not meaningful
(b)	Not applicable. Earnings were inadequate to cover total fixed charges by $323.5 million during the eleven months ended November 30, 2010, $1.0 billion in 2009, and $785.5 million in 2008.

During 2008 and 2009, the U.S. residential real estate and credit markets experienced significant disruption as housing prices generally declined, unemployment increased, consumer delinquencies increased, and credit availability contracted and became more expensive for consumers and financial institutions. Many of these 2008 and 2009 trends carried over into 2010. These market disruptions negatively impacted Springleaf Consumer Lending’s results during 2008, 2009, and 2010.

Decreased property values that accompany a market downturn can reduce a borrower’s willingness to repay and their ability to refinance his or her mortgage. In addition, interest rate resets on adjustable-rate loans could negatively impact a borrower’s ability to repay. Defaults by borrowers on real estate loans could cause losses to Springleaf Consumer Lending, could lead to increased claims relating to non-prime or sub-prime mortgage origination practices, and could encourage increased or changing regulation. Any increased or changing regulation could limit the availability of, or require changes in, the terms of certain real estate loan products.

Net loss decreased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 primarily due to lower provision for finance receivable losses resulting from lower delinquency and net charge-offs, higher other revenues reflecting foreign exchange gains on foreign currency denominated debt, partially offset by lower finance charges resulting from decrease in average net finance receivables due to the tighter underwriting guidelines applied in the branch and centralized real estate segments, liquidity management efforts, and one less month in the 2010 period, and lower benefit from income taxes. See “—Provision for Finance Receivable Losses,” “—Other Revenues, Finance Charges,” and “—(Benefit from) Provision for Income Taxes” for further information. The overall credit quality of the finance receivable portfolios of Springleaf Consumer Lending improved during the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009. The charge-off ratio of Springleaf Consumer Lending decreased to 3.63% for the eleven months ended November 30, 2010 compared to 3.94% for the twelve months ended December 31, 2009. The delinquency ratio of Springleaf Consumer Lending decreased to 6.56% at December 31, 2010, from 7.26% at December 31, 2009. As a result of Springleaf Consumer Lending’s analysis of the favorable trends in its credit quality during the eleven months ended November 30, 2010, partially offset by the increase in TDR net finance receivables, Springleaf Consumer Lending decreased the allowance for finance receivable losses by $149.6 million during the eleven months ended November 30, 2010.

Net income for the one month ended December 31, 2010 reflected the bargain purchase gain resulting from the FCFI Transaction.

Net loss decreased in 2009 primarily due to lower provision for income taxes, operating expenses (reflecting goodwill and other intangible assets impairments during 2008), and interest expense, partially offset by lower finance charges resulting from the sales of real estate loan portfolios as part of Springleaf Consumer Lending’s liquidity management efforts, higher provision for finance receivable losses resulting from higher levels of delinquency and net charge-offs, and lower revenues on finance receivables held for sale originated as held for investment. Due to economic conditions, Springleaf Consumer Lending re-evaluated all of its business segments and other operations (including headquarters) in 2009, which resulted in the consolidation of certain branch operations and the closing of 200 branch offices throughout the United States and reductions in the number of Springleaf Consumer Lending’s employees. See “—Operating Expenses” for further information. The overall credit quality of the finance receivable portfolios of Springleaf Consumer Lending declined during 2009. The charge-off ratio of Springleaf Consumer Lending increased to 3.94% in 2009 compared to 2.08% in 2008. The delinquency ratio of Springleaf Consumer Lending increased to 7.26% at December 31, 2009, from 5.00% at December 31, 2008. As a result of its quarterly evaluations of finance receivable portfolios and economic assessments, the allowance for finance receivable losses of Springleaf Consumer Lending was increased by a net addition of $388.6 million to $1.5 billion in 2009.

Benefit from income taxes increased in 2009 when compared to provision for income taxes in 2008 reflecting: (1) AIG’s projection that it would have sufficient taxable income in 2009 to use Springleaf Consumer Lending’s 2009 estimated tax losses; and (2) a tax return election made by certain of Springleaf’s affiliates.

Net loss for 2008 reflected a $681.0 million increase in provision for finance receivable losses, and the establishment of a deferred tax asset valuation allowance of $571.3 million. See “—Provision for Finance Receivable Losses,” “—(Benefit from) Provision for Income Taxes,” and “—Operating Expenses,” for further information. Net loss for 2008 also reflected a $59.4 million decline in mortgage banking revenues primarily due to the slower U.S. housing market. Effective June 17, 2008, Springleaf Consumer Lending significantly reduced its mortgage banking operations, including ceasing Wilmington Finance, Inc., or WFI, one of the subsidiaries included in the combined financial statements, wholesale originations (originations through mortgage brokers).

See Note 4 of the Notes to Combined Financial Statements for information on the Supervisory Agreement with the Office of Thrift Supervision (OTS) dated June 7, 2007 (the Supervisory Agreement). Due to economic conditions, Springleaf Consumer Lending re-evaluated the branch business segment during 2008, which resulted in the consolidation of certain branch operations and the closing of 242 branch offices throughout the United States. See “—Operating Expenses” for further information. The charge-off ratio of Springleaf Consumer Lending increased to 2.08% in 2008 compared to 1.16% in 2007. The delinquency ratio of Springleaf Consumer Lending increased to 5.00% at December 31, 2008, from 2.84% at December 31, 2007. As a result of Springleaf Consumer Lending’s quarterly evaluations of its finance receivable portfolios and economic assessments, the allowance for finance receivable losses of Springleaf Consumer Lending increased by a net addition of $538.5 million to $1.1 billion in 2008.

The statements of operations line items of Springleaf Consumer Lending (which were annualized for the one month ended December 31, 2010 and the eleven months ended November 30, 2010) as percentages of each period’s average net receivables were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenues
Finance charges	14.96%*	10.58%	10.16%	10.20%
Finance charges on and fair value adjustments for held for sale receivables originated as held for investment	—	0.12	(0.33)	(0.11)
Other	1.64	(0.81)	(0.32)	(0.11)

Total revenues	16.60	9.89	9.51	9.98

Expenses
Interest expense	9.86	5.61	5.06	4.81
Operating expenses:
Salaries and benefits	2.40	2.02	1.95	1.84
Other operating expenses	1.83	1.59	1.32	2.19
Provision for finance receivable losses	3.22	2.50	5.89	4.16

Total expenses	17.31	11.72	14.22	13.00

Bargain purchase gain	57.03	—	—	—

Income (loss) before (benefit from) provision for income taxes	56.32	(1.83)	(4.71)	(3.02)
(Benefit from) provision for income taxes	(0.20)	(1.59)	(2.23)	1.54

Net income (loss)	56.52%	(0.24)%	(2.48)%	(4.56)%

*	Finance charges as a percentage of average net receivables for the one month ended December 31, 2010 does not equal yield for the one month ended December 31, 2010 due to differences in the calculation of annualized finance charges. (The calculation of annualized finance charges in the table above does not adjust for finance charges that accrue on a 365-day basis.)

Finance Charges

Finance charges by type were as follows:

	New Basis		Old Basis
(dollars in millions)	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Real estate loans	$112.4		$969.5	$1,257.1	$1,584.0
Non-real estate loans	57.5		580.0	730.6	826.3
Retail sales finance	10.2		105.7	205.3	245.0

Total	$180.1		$1,655.2	$2,193.0	$2,652.3

Amount change from full prior year	N/M	*	$(537.8)	$(459.3)	$(85.7)
Percent change from full prior year	N/M		(25)%	(17)%	3%
Average net receivables	$14,232.2		$17,629.8	$21,592.5	$25,972.5
Yield	14.82%		10.19%	10.16%	10.21%

*	Not meaningful

Finance charges (decreased) increased from the full prior year due to the following:

	New Basis		Old Basis
(dollars in millions)	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Change in average net receivables	N/M	*	$(435.4)	$(445.4)	$130.5
Change in yield	N/M		16.5	(8.8)	(75.1)
Change in number of days	N/M		(120.0)	(5.3)	6.4

Total	N/M		$(538.9)	$(459.5)	$61.8

*	Not meaningful

Average net receivables by type were as follows:

	New Basis	Old Basis
(dollars in millions)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Real estate loans	$11,197.7	$14,036.9	$16,326.1	$19,653.1
Non-real estate loans	2,618.9	2,913.8	3,574.5	4,093.4
Retail sales finance	501.4	789.7	1,694.2	2,226.1

Total	$14,318.0	$17,740.4	$21,594.8	$25,972.6

Average net receivables by type as a percent of total were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Real estate loans	78%	79%	76%	76%
Non-real estate loans	18	16	16	16
Retail sales finance	4	5	8	8

Total	100%	100%	100%	100%

Changes in average net receivables by type from the full prior year were as follows:

	New Basis		Old Basis
	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Amount change from prior full year (in millions):
Real estate loans	N/M	*	$(2,289.2)	$(3,327.0)	$529.9
Non-real estate loans	N/M		(660.7)	(518.9)	389.3
Retail sales finance	N/M		(904.5)	(531.9)	219.6

Total	N/M		$(3,854.4)	$(4,377.8)	$1,138.8

Percent change from prior full year:
Real estate loans	N/M		(14)%	(17)%	3%
Non-real estate loans	N/M		(18)	(13)	11
Retail sales finance	N/M		(53)	(24)	11

Total	N/M		(18)%	(17)%	5%

*	Not meaningful

The decrease in average net finance receivables for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 and in 2009 when compared to 2008 reflected the tighter underwriting guidelines applied in the branch and centralized real estate segments and liquidity management efforts. The decrease in average finance receivables in 2009 also reflected the slower U.S. housing market. Springleaf Consumer Lending transfers finance receivables held for investment to finance receivables held for sale when it is probable that, as part of its liquidity management efforts, management’s intent or ability is to no longer hold those finance receivables for the foreseeable future. During 2009, Springleaf Consumer Lending transferred $1.9 billion of real estate loans from finance receivables held for investment to finance receivables held for sale.

In February 2010, Springleaf Consumer Lending transferred $170.7 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment in preparation for an on-balance sheet securitization that was completed in March 2010. In June 2010, Springleaf Consumer Lending transferred $484.9 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment due to management’s intent to hold these finance receivables for the foreseeable future. As of December 31, 2010, management has both the intent and ability to hold the remainder of the finance receivable portfolio for the foreseeable future.

Average net receivables for the one month ended December 31, 2010 reflected the impact of push-down accounting adjustments, which decreased average net receivables by $2.4 billion for the one month ended December 31, 2010.

Yield by type were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Real estate loans	11.83%	7.55%	7.70%	8.04%
Non-real estate loans	25.98	21.74	20.44	20.19
Retail sales finance	23.94	14.63	12.12	11.01

Total	14.82	10.19	10.16	10.21

Changes in yield in basis points (bp) by type from the full prior year were as follows:

	New Basis		Old Basis
	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
Real estate loans	N/M	*	(15	) bp	(35	) bp	(30	) bp
Non-real estate loans	N/M		129		25		(44)
Retail sales finance	N/M		251		111		(54)

Total	N/M		4		(6)		(22)

*	Not meaningful

Yield increased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 primarily due to higher non-real estate loan and retail sales finance yields reflecting the origination of new finance receivables at higher rates based on market conditions and the discontinuation of certain promotional products, partially offset by the increase of real estate loan modifications, including TDRs (which result in reduced finance charges).

Yield decreased in 2009 primarily due to lower real estate loan yield reflecting the increase in later stage delinquencies (which result in reversal of accrued finance charges) and the increase of real estate loan modifications, including TDRs, partially offset by higher retail sales finance and non-real estate loan yield reflecting the origination of new finance receivables at higher rates based on market conditions and the discontinuation of certain promotional products.

Yield for the one month ended December 31, 2010 reflected the impact of push-down accounting adjustments, which increased yield by 467 basis points for the one month ended December 31, 2010.

Finance Charges on and Fair Value Adjustments for Finance Receivables Held for Sale Originated as Held for Investment

Finance charges on and fair value adjustments for finance receivables held for sale originated as held for investment were as follows:

	New Basis		Old Basis
(dollars in millions)	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Interest income	$—		$20.4	$39.8	$—
Mark to market provision	—		—	(92.5)	(27.5)
Net loss on sales	—		—	(18.9)	—

Total	$—		$20.4	$(71.6)	$(27.5)

Amount change from full prior year	N/M	(a)	$92.0	$(44.1)	$(27.5)
Percent change from full prior year	N/M		129%	(161)%	N/A (b)

(a)	Not meaningful
(b)	Not applicable

In February 2010, Springleaf Consumer Lending transferred $170.7 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment in preparation for an on-balance sheet securitization that was completed in March 2010. In June 2010, Springleaf Consumer Lending transferred $484.9 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment due to management’s intent to hold these finance receivables for the foreseeable future.

During 2009, Springleaf Consumer Lending transferred $1.9 billion of real estate loans from finance receivables held for investment to finance receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. Based on negotiations with prospective purchasers, Springleaf Consumer Lending determined that a mark to market provision on finance receivables held for sale originated as held for investment of $92.5 million for 2009 was necessary to reduce the carrying amount of these finance receivables held for sale to fair value.

Other Revenues

Other revenues were as follows:

	New Basis	Old Basis
(dollars in millions)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Derivative adjustments	$34.0	$4.2	$19.5	$(54.8)
Foreign exchange (loss) gain on foreign currency denominated debt	(26.2)	74.3	(51.9)	8.8
Writedowns on real estate owned	(2.9)	(36.9)	(35.0)	(32.8)
Net loss on sales of real estate owned	(3.4)	(6.0)	(20.1)	(25.0)
Mortgage banking revenues	0.1	5.5	(2.8)	0.8
Net service fees	—	8.0	14.2	70.5
Other	18.2	29.0	9.1	(5.2)

Total	$19.8	$78.1	$(67.0)	$(37.7)

Amount change from full prior year	N/M *	$145.1	$(29.3)	$44.1
Percent change from full prior year	N/M	224%	N/M *	73%

*	Not meaningful

Other revenues for the eleven months ended November 30, 2010 reflected foreign exchange gains on foreign currency denominated debt and gains arising from derivative adjustments. Derivative adjustments for the eleven months ended November 30, 2010 included an other comprehensive income release gain of $68.8 million on cash flow hedge maturities and net interest income of $14.7 million and a credit valuation adjustment gain of $12.0 million on non-designated cross currency derivatives. These gains were partially offset by a mark to market loss of $62.4 million on non-designated cross currency derivatives and ineffectiveness losses of $29.2 million on cash flow derivatives.

Due to the de-designation of its fair value hedge on April 1, 2009, Springleaf Consumer Lending recorded a derivative adjustment gain of $61.8 million, partially offset by a foreign exchange loss of $52.4 million in 2009. Derivative adjustments in 2009 also included a credit valuation adjustment loss of $11.3 million on non-designated cross currency derivatives and an ineffectiveness loss of $30.2 million on fair value and cash flow derivatives.

The credit valuation adjustment gains or losses on the non-designated cross currency derivative for the eleven months ended November 30, 2010 and in 2009 resulted from the measurement of credit risk using credit default swap valuation modeling. If Springleaf does not exit these derivatives prior to maturity, the credit valuation adjustment will result in no impact to earnings over the life of the agreements.

Mortgage banking revenues increased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 reflecting the transfers of $465.2 million of centralized real estate segment real estate loans from finance receivables held for sale back to finance receivables held for investment during the first half of 2010. Mortgage banking revenues decreased in 2009 reflecting a significant decrease in originations of finance receivables held for sale primarily due to the slower U.S. housing market, the tighter underwriting guidelines applied in the branch and centralized real estate segments, and Springleaf Consumer Lending’s decision to significantly reduce its mortgage banking operations, including ceasing WFI’s wholesale originations effective June 17, 2008.

Writedowns on real estate owned increased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 and in 2009 when compared to 2008 reflecting negative economic fundamentals and the downturn in the U.S. residential real estate market. However, net losses on sales of real estate owned improved during the eleven months ended November 30, 2010.

Net service fees decreased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 and in 2009 when compared to 2008 primarily due to lower reversals of reserves when compared to the respective previous year that were recorded in 2007 for costs expected to be incurred relating to WFI’s surviving obligations under the terminated mortgage services agreement with AIG Bank. Springleaf Consumer Lending established a $128 million reserve in first quarter 2007 and recorded an additional reserve of $50 million in second quarter 2007 reflecting management’s then best estimate of the expected costs of the remediation program pursuant to the terms of the Supervisory Agreement with the OTS. As a result of Springleaf Consumer Lending’s evaluations of its loss exposure, Springleaf Consumer Lending reduced the OTS remediation reserve by $7.2 million in 2010, $17.6 million in 2009, and $66.6 million in 2008.

Interest Expense

The impact of using the swap agreements that qualify for hedge accounting under GAAP is included in interest expense and the related borrowing statistics below. Interest expense by type was as follows:

	New Basis		Old Basis
(dollars in millions)	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Long-term debt	$118.7		$962.2	$970.4	$1,110.7
Short-term debt	—		32.7	122.3	138.0

Total	$118.7		$994.9	$1,092.7	$1,248.7

Amount change from full prior year	N/M	*	$(97.8)	$(156.0)	$1.4
Percent change from full prior year	N/M		(9)%	(12)%	—%

Average borrowings	$15,147.7		$17,825.6	$21,791.9	$24,853.6
Interest expense rate	9.34%		6.09%	5.01%	5.02%

*	Not meaningful

Interest expense (decreased) increased from the full prior year due to the following:

	New Basis		Old Basis
(dollars in millions)	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Change in average borrowings	N/M	*	$(201.4)	$(147.1)	$51.7
Change in interest expense rate	N/M		193.9	(8.9)	(50.3)
Change in number of days	N/M		(90.3)	—	—

Total	N/M		$(97.8)	$(156.0)	$1.4

*	Not meaningful

Average borrowings by type were as follows:

	New Basis	Old Basis
(dollars in millions)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Long-term debt	$15,147.7	$17,216.8	$19,192.6	$21,176.5
Short-term debt	—	608.8	2,599.3	3,677.1

Total	$15,147.7	$17,825.6	$21,791.9	$24,853.6

Average borrowings by type as a percent of total were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Long-term debt	100%	97%	88%	85%
Short-term debt	—	3	12	15

Total	100%	100%	100%	100%

Changes in average borrowings by type from the full prior year were as follows:

	New Basis		Old Basis
	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Amount change from prior full year (in millions):
Long-term debt	N/M	*	$(1,975.8)	$(1,983.9)	$2,233.5
Short-term debt	N/M		(1,990.5)	(1,077.8)	(1,332.4)

Total	N/M		$(3,966.3)	$(3,061.7)	$901.1

Percent change from prior full year:
Long-term debt	N/M		(10)%	(9)%	12%
Short-term debt	N/M		(77)	(29)	(27)

Total	N/M		(18)%	(12)%	4%

*	Not meaningful

A subsidiary included in the combined financial statements of Springleaf Consumer Lending issued $3.5 billion of long-term debt in 2010, including a $3.0 billion secured term loan executed in April and $501.3 million of senior debt through a securitization transaction in March, compared to $961.9 million of long-term debt in 2009 (through a securitization transaction) and $2.6 billion in 2008 (including $2.1 billion of credit facility borrowings). Springleaf Consumer Lending used the proceeds of these long-term debt issuances to support its liquidity position and to refinance maturing debt.

Due to the significant disruption in the U.S. residential mortgage and credit markets, AIG’s liquidity issues, and Springleaf Consumer Lending’s reduced liquidity sources, Springleaf Consumer Lending borrowed all available commitments under its primary credit facilities during September 2008. Prior to its credit facility borrowings, Springleaf Consumer Lending also borrowed funds under a demand note agreement with AIG Funding. The outstanding balance under this demand note accrued interest at a rate based upon AIG’s borrowing rate under the amended Credit Agreement between AIG and the Federal Reserve Bank of New York. During March 2009, Springleaf Consumer Lending repaid the $419.5 million (plus interest) owed under this demand note. Under certain circumstances, an event of default or declaration of acceleration under its borrowing agreements could also result in an event of default under other borrowing agreements of Springleaf Consumer Lending.

In addition to the 5.15% coupon and sales discount, Springleaf Consumer Lending’s reported interest expense on the senior certificates relating to its 2010 securitization will depend upon the actual repayment rates and losses experienced with respect to the underlying mortgage loans. The prevailing market conditions and any modification activities will also influence the performance of the mortgage loans, and therefore the actual annualized interest expense rate incurred by Springleaf Consumer Lending.

Average borrowings for the one month ended December 31, 2010 reflected the impact of push-down accounting adjustments, which decreased average borrowings by $1.3 billion for the one month ended December 31, 2010.

Interest expense rate by type were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Long-term debt	9.34%	6.10%	5.05%	5.24%
Short-term debt	—	6.05	4.64	3.86

Total	9.34	6.08	5.00	5.03

Changes in interest expense rate in basis points by type from the full prior year were as follows:

	New Basis		Old Basis
	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
Long-term debt	N/M	*	105	bp	(19	) bp	2	bp
Short-term debt	N/M		141		78		(146)

Total	N/M		108	bp	(3)		(21)

*	Not meaningful

The interest expense rate of Springleaf Consumer Lending for the one month ended December 31, 2010 reflected the impact of push-down accounting adjustments, which increased its interest expense rate by 285 basis points for the one month ended December 31, 2010.

Operating Expenses

Operating expenses were as follows:

	New Basis		Old Basis
(dollars in millions)	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Salaries and benefits	$28.6		$357.8	$420.8	$479.0
Other operating expenses	21.9		281.3	284.6	568.5

Total	$50.5		$639.1	$705.4	$1,047.5

Amount change from full prior year	N/M	*	$(66.3)	$(342.1)	$184.4
Percent change from full prior year	N/M		(9)%	(33)%	21%
Operating expense ratio	4.23%		3.95%	3.27%	4.03%

*	Not meaningful

Salaries and benefits decreased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 and in 2009 when compared to 2008 primarily due to having fewer employees. The decrease in the number of employees in the centralized real estate business segment reflected Springleaf Consumer Lending’s decision to significantly reduce its mortgage banking operations, including ceasing WFI’s wholesale originations effective June 17, 2008. The decrease in the number of employees in the branch business segment reflected 242 branch office closings in 2008 (including 179 branch offices closed during fourth quarter 2008) and 200 branch office closings in 2009 (including 149 branch offices closed during second quarter 2009). Due to economic conditions, Springleaf Consumer Lending re-evaluated the branch business segment during 2008 and re-evaluated all of its business segments and other operations (including headquarters) in second quarter 2009, both of which resulted in the consolidation of certain branch operations and branch office closings throughout the United States and reductions in the number of employees. As a result of the branch office closings, operating expenses included charges of approximately $20.6 million in 2009 and $16.7 million in 2008 for lease termination costs, employee severance and outplacement services, and fixed asset disposals. The decrease in salaries and benefits for the eleven months ended November 30, 2010 also reflected one less month in the 2010 period.

Salaries and benefits for the one month ended December 31, 2010 reflected monthly salaries, employee medical costs, and pension expenses.

Other operating expenses decreased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 reflecting one less month in the 2010 period and reduced operating expenses resulting from the branch office closings in 2009, partially offset by increased reserves related to ongoing legal matters and higher advertising expenses primarily due to the preliminary costs associated with the change in name from American General Finance Inc. to Springleaf Finance, Inc. effective March 7, 2011.

Other operating expenses decreased in 2009 primarily due to lower advertising expenses, and reduced operating expenses resulting from Springleaf Consumer Lending’s decision to significantly reduce Springleaf Consumer Lending’s mortgage banking operations in 2008 and the branch office closings in 2008 and 2009. In second quarter 2008, Springleaf Consumer Lending recorded a pretax charge of $27 million resulting from its decision to significantly reduce its mortgage banking operations. The primary components of the $27 million pretax charge were $11 million in lease termination costs and fixed asset disposals, $11 million in intangible impairments, and $3 million in one-time termination costs.

Other operating expenses for the one month ended December 31, 2010 reflected monthly rent, real estate owned, and legal expenses.

The operating expense ratio, which compares the annualized operating expenses to average net receivables, increased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 primarily due to the decline in average net finance receivables, which reflected Springleaf Consumer Lending’s liquidity management efforts. The operating expense ratio decreased in 2009 primarily due to lower operating expenses, partially offset by the decline in average net finance receivables.

Operating expense ratio for the one month ended December 31, 2010 reflected the impact of push-down accounting adjustments, which increased operating expense ratio by 88 basis points for the one month ended December 31, 2010.

Provision for Finance Receivable Losses

	New Basis	Old Basis
(dollars in millions)	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010		At or for the Year Ended December 31, 2009		At or for the Year Ended December 31, 2008
Provision for finance receivable losses	$38.7	$443.2		$1,271.1		$1,080.5
Amount change from full prior year	N/M (a)	$(827.9)		$190.6		$679.2
Percent change from full prior year	N/M	(65)%		18%		169%

Net charge-offs	$31.6	$592.8		$859.4		$542.0
Charge-off ratio	2.62%	3.63%		3.94%		2.08%
Charge-off coverage	N/M	2.14	x	1.78	x	2.10	x
60 day+ delinquency	$1,113.4	N/A	(b)	$1,386.8		$1,252.5
Delinquency ratio	6.56%	N/A		7.26%		5.00%

Allowance for finance receivable losses	$7.1	N/A		$1,529.0		$1,140.4
Allowance ratio	N/M	N/A		8.13%		4.64%

(a)	Not meaningful
(b)	Not applicable. The Combined Balance Sheets in the Combined Financial Statements included elsewhere in this prospectus are presented at December 31, 2010 and 2009; therefore, balance sheet information at November 30, 2010 is not applicable.

Provision for finance receivable losses decreased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 as a result of lower delinquency and net charge-offs in 2010 and one less month in the 2010 period. As a result of the favorable trends the credit quality of Springleaf Consumer Lending during the eleven months ended November 30, 2010, partially offset by the increase in TDR net finance receivables, the allowance for finance receivable losses was decreased through the provision for finance receivable losses during the eleven months ended November 30, 2010. Provision for finance receivable losses increased in 2009 as a result of higher levels of delinquency and net charge-offs in 2009.

Provision for finance receivable losses for the one month ended December 31, 2010 reflected the impact of push-down accounting adjustments, which decreased net charge-offs by $23.7 million for the one month ended December 31, 2010.

Charge-offs, recoveries, net charge-offs, and charge-off ratio by type were as follows:

	New Basis	Old Basis
(dollars in millions)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Real estate loans:
Charge-offs	$23.3	$367.9	$470.9	$232.4
Recoveries	(0.7)	(10.8)	(8.5)	(6.1)

Net charge-offs	$22.6	$357.1	$462.4	$226.3
Charge-off ratio	2.39%	2.77%	2.81%	1.15%
Non-real estate loans:
Charge-offs	$8.5	$199.7	$332.8	$272.7
Recoveries	(2.8)	(34.4)	(33.3)	(31.0)

Net charge-offs	$5.7	$165.3	$299.5	$241.7
Charge-off ratio	2.62%	6.15%	8.29%	5.91%
Retail sales finance:
Charge-offs	$4.3	$82.4	$108.0	$83.3
Recoveries	(1.0)	(12.0)	(10.5)	(9.3)

Net charge-offs	$3.3	$70.4	$97.5	$74.0
Charge-off ratio	7.59%	9.43%	5.61%	3.32%
Total:
Charge-offs	$36.1	$650.0	$911.7	$588.4
Recoveries	(4.5)	(57.2)	(52.3)	(46.4)

Net charge-offs	$31.6	$592.8	$859.4	$542.0
Charge-off ratio	2.62%	3.63%	3.94%	2.08%

Changes in net charge-offs by type from the full prior year were as follows:

	New Basis		Old Basis
(dollars in millions)	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Real estate loans	N/M	*	$(105.3)	$236.1	$138.2
Non-real estate loans	N/M		(134.2)	57.8	87.5
Retail sales finance	N/M		(27.1)	23.5	30.1

Total	N/M		$(266.6)	$317.4	$255.8

*	Not meaningful

Changes in charge-off ratios in basis points by type from the full prior year were as follows:

	New Basis		Old Basis
	One Month Ended December 31, 2010		Eleven Months Ended November 30, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
Real estate loans	N/M	*	(4	) bp	166	bp	68	bp
Non-real estate loans	N/M		(214)		238		172
Retail sales finance	N/M		382		229		112

Total	N/M		(31)		186		92

*	Not meaningful

Total charge-off ratio decreased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 primarily due to an improvement in the non-real estate loan charge-off ratio reflecting the tighter underwriting guidelines applied in the branch and centralized real estate segments, partially offset by negative economic fundamentals and the impacts of portfolio sales and liquidations.

Total charge-off ratio increased in 2009 primarily due to negative economic fundamentals, the aging of the real estate loan portfolio, portfolio sales and liquidations, and a higher proportion of branch business segment real estate loans compared to a lower proportion of centralized real estate business segment real estate loans which typically have lower charge-off rates.

Total charge-off ratio for the one month ended December 31, 2010 reflected the impact of push-down accounting adjustments, which decreased total charge-off ratio by 130 basis points for the one month ended December 31, 2010.

Charge-off coverage, which compares the allowance for finance receivable losses to annualized net charge-offs, increased for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 primarily due to lower annualized net charge-offs. Charge-off coverage decreased in 2009 primarily due to higher net charge-offs, partially offset by higher allowance for finance receivable losses.

Charge-off coverage for the one month ended December 31, 2010 reflected the impact of push-down accounting adjustments, which decreased charge-off coverage by 204 basis points for the one month ended December 31, 2010.

Delinquency and delinquency ratio by type were as follows:

	New Basis	Old Basis
(dollars in millions)	December 31, 2010	December 31, 2009	December 31, 2008
Real estate loans:
Delinquency	$969.6	$1,141.1	$934.3
Delinquency ratio	7.23%	7.91%	5.12%

Non-real estate loans:
Delinquency	$114.3	$173.8	$238.7
Delinquency ratio	3.84%	5.05%	5.47%

Retail sales finance:
Delinquency	$29.4	$71.9	$79.4
Delinquency ratio	5.01%	5.78%	3.27%

Total:
Delinquency	$1,113.4	$1,386.8	$1,252.5
Delinquency ratio	6.56%	7.26%	5.00%

Changes in delinquency from the prior year end by type were as follows:

	New Basis	Old Basis
(dollars in millions)	December 31, 2010	December 31, 2009	December 31, 2008
Real estate loans	$(171.5)	$206.7	$424.8
Non-real estate loans	(59.5)	(64.9)	64.4
Retail sales finance	(42.5)	(7.5)	27.2

Total	$(273.5)	$134.3	$516.4

Changes in delinquency ratio from the prior year end in basis points by type were as follows:

	New Basis		Old Basis
	December 31, 2010		December 31, 2009		December 31, 2008
Real estate loans	(69	) bp	280	bp	248	bp
Non-real estate loans	(120)		(42)		136
Retail sales finance	(77)		250		105

Total	(70)		226		216

The total delinquency ratio at December 31, 2010 decreased when compared to December 31, 2009 primarily due to the tighter underwriting guidelines applied in the branch and centralized real estate segments.

The total delinquency ratio at December 31, 2009 increased when compared to December 31, 2008 primarily due to negative economic fundamentals, the aging of the real estate loan portfolio, portfolio sales and liquidations, and a higher proportion of branch business segment real estate loans compared to a lower proportion of centralized real estate business segment real estate loans which typically have lower delinquency rates. The increase in total delinquency ratio at December 31, 2009 was partially offset by a decline in the non-real estate loan delinquency ratio reflecting tighter underwriting guidelines employed by the branch and centralized real estate segments.

Springleaf Consumer Lending’s Credit Strategy and Policy Committee evaluate Springleaf Consumer Lending’s finance receivable portfolio monthly to determine the appropriate level of the allowance for finance receivable losses. Springleaf Consumer Lending believes the amount of the allowance for finance receivable losses is the most significant estimate Springleaf Consumer Lending makes. In Springleaf Consumer Lending management’s opinion, the allowance is adequate to absorb losses inherent in the existing portfolio of Springleaf Consumer Lending. The decrease in the allowance for finance receivable losses at December 31, 2010 when compared to December 31, 2009 was primarily due to the impact of push-down accounting adjustments, which resulted in reducing the allowance for finance receivables losses to zero at November 30, 2010. Springleaf Consumer Lending also decreased the allowance for finance receivable losses through the provision for finance receivable losses during the second, third and fourth quarters of 2010 in response to lower delinquency and net charge-offs in 2010. The allowance for finance receivable losses at December 31, 2010 represented $2.8 million related to TDRs, compared to $302.5 million at December 31, 2009.

The decrease in the allowance ratio at December 31, 2010 when compared to December 31, 2009 was primarily due to the impact of push-down accounting adjustments, which reduced the allowance ratio by 813 basis points at December 31, 2010. The increase in the allowance ratio at December 31, 2009 when compared to December 31, 2008 was primarily due to increases to the allowance for finance receivable losses through the provision for finance receivable losses and a decline in finance receivables.

Real estate owned increased to $178.9 million at December 31, 2010 from $143.1 million at December 31, 2009 reflecting an increase in foreclosures and the impact of push-down accounting adjustments, which increased real estate owned by $12.2 million at December 31, 2010.

Bargain Purchase Gain

As a result of the FCFI Transaction, Springleaf Consumer Lending recorded a $678.1 million gain for the one month ended December 31, 2010 resulting from Springleaf Consumer Lending’s election to use push-down accounting.

(Benefit from) Provision for Income Taxes

	New Basis	Old Basis
(dollars in millions)	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010	At or for the Year Ended December 31, 2009	At or for the Year Ended December 31, 2008
(Benefit from) provision for income taxes	$(2.4)	$(282.8)	$(482.6)	$400.3
Amount change from full prior year	N/M	$199.8	$(882.9)	$8.2
Percent change from full prior year	N/M	41%	(221)%	N/M

Pretax income (loss)	$678.1	$(323.5)	$(1,014.8)	$(785.5)
Effective income tax rate	N/M	87.43%	47.55%	(50.96)%

N/M – Not meaningful

Pretax loss for the eleven months ended November 30, 2010 reflected lower finance charges primarily resulting from the 2009 sales of real estate loan portfolios as part of Springleaf Consumer Lending’s liquidity management efforts, partially offset by lower provision for finance receivable losses, higher other revenues resulting from gains arising from foreign exchange gains on foreign currency denominated debt and derivative adjustments, and higher finance receivables held for sale originated as held for investment revenues.

Pretax loss decreased in 2009 when compared to 2008 primarily due to lower operating expenses (reflecting goodwill and other intangible assets impairments during 2008) and interest expense, partially offset by lower finance charges resulting from the sales of real estate loan portfolios as part of Springleaf Consumer Lending’s liquidity management efforts, higher provision for finance receivable losses resulting from increases to the allowance for finance receivable losses in response to higher levels of delinquency and net charge-offs, and lower revenues on finance receivables held for sale originated as held for investment primarily due to mark to market losses upon transfer to finance receivables held for sale.

Pretax income for the one month ended December 31, 2010 reflected the bargain purchase gain resulting from the FCFI Transaction.

Benefit from income taxes for the eleven months ended November 30, 2010 reflected AIG’s projection that it would have sufficient taxable income in 2010 to utilize Springleaf Consumer Lending’s 2010 estimated tax losses. As a result, Springleaf Consumer Lending had classified $243.2 million, the tax effect of its 2010 losses, as a current tax receivable. In connection with the closing of the FCFI Transaction, AIG and Springleaf Consumer Lending amended their tax sharing agreement, which terminated on the closing, (1) to provide that the parties’ payment obligations under the tax sharing agreement were limited to the payments required to be made by AIG to Springleaf Consumer Lending with respect to the 2009 taxable year, and (2) to include the terms of the promissory note to be issued by AIG in satisfaction of its 2009 taxable year payment obligation to Springleaf Consumer Lending. Due to the amendment of the tax sharing agreement, Springleaf Consumer Lending did not receive the payment for the tax period ending November 30, 2010. As a result, Springleaf Consumer Lending recorded a dividend to AIG for the amount of the income tax receivable at the closing of the FCFI Transaction.

Benefit from income taxes for the one month ended December 31, 2010 reflects the bargain purchase gain, tax exempt interest, and state income tax. Benefit from income taxes also reflects Springleaf Consumer Lending’s tax position on a stand alone basis since Springleaf Consumer Lending is no longer included in AIG’s consolidated federal income tax return due to the FCFI Transaction.

Benefit from income taxes in 2009 reflected AIG’s projection that it would have sufficient taxable income in 2009 to utilize Springleaf Consumer Lending’s 2009 estimated tax losses. Previously, these losses had been classified as deferred tax assets that were subject to a full valuation allowance.

In second quarter 2009, Springleaf Consumer Lending recorded a tax true-up of $14.5 million (which increased benefit from income taxes) to reflect AIG’s revised methodology for the allocation of AIG’s tax assets to its subsidiaries, resulting from the utilization of 2008 net operating losses.

In September 2010, $58.2 million was reclassified from deferred tax assets to current tax receivable due to AIG estimating the utilization of Springleaf Consumer Lending’s existing net operating losses. The release of the valuation allowance associated with these net operating losses produced a $58.2 million tax benefit. In addition, $49.5 million deferred tax asset was recorded, along with a full valuation allowance associated with the outside basis balance on Springleaf Consumer Lending’s foreign subsidiaries. As a result of the FCFI Transaction and the resulting changes in the book and tax basis of Springleaf Consumer Lending’s assets and liabilities, Springleaf Consumer Lending was in a net deferred tax liability position, and based on the timing and reversal of the deferred tax liabilities, no valuation allowance is required on the gross deferred tax assets of Springleaf Consumer Lending.

At December 31, 2010, a valuation allowance was not required on deferred tax assets. At December 31, 2009, a valuation allowance of $516.2 million was recorded to reduce net deferred tax assets to amounts Springleaf Consumer Lending considered more likely than not (a likelihood of more than 50 percent) to be realized. At December 31, 2010, Springleaf Consumer Lending had a net deferred tax liability of $519.4 million. At December 31, 2009, Springleaf Consumer Lending had a net deferred tax asset of $5.5 million after valuation allowance, which reflected the net deferred tax asset of its foreign operations.

The higher effective income tax rate for the eleven months ended November 30, 2010 when compared to the twelve months ended December 31, 2009 was primarily due to the release of the valuation allowance, partially offset by tax exempt interest and the effect of recording a deferred tax on the outside basis on Springleaf Consumer Lending’s foreign entities.

The effective income tax rate for 2009 reflected the increases in the benefit from income taxes discussed above.

The effective income tax rate for the one month ended December 31, 2010 differed from the statutory tax rate primarily due to the impact of the bargain purchase gain.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The fair values of certain of the assets and liabilities of the Springleaf U.S. Consumer Lending Business are sensitive to changes in market interest rates. The impact of changes in interest rates would be reduced by the fact that increases (decreases) in fair values of assets would be partially offset by corresponding changes in fair values of liabilities. In aggregate, the estimated impact of an immediate and sustained 100 basis point increase or decrease in interest rates on the fair values of interest rate-sensitive financial instruments would not be material to the financial position of the Springleaf U.S. Consumer Lending Business.

The estimated increases (decreases) in fair values of interest rate-sensitive financial instruments were as follows:

	New Basis		Old Basis
	December 31, 2010		December 31, 2009
(dollars in thousands)	+100 bp	-100 bp	+100 bp	-100 bp
Assets
Net finance receivables, less allowance for finance receivable losses	$(498,499)	$553,472	$(686,228)	$766,671
Swap agreements	(27,432)	23,449	26,765	(65,616)

Liabilities
Long-term debt	(371,893)	223,147	(363,154)	337,679
Bank short-term debt	—	—	(769)	(2,040)
Swap agreements	(5,629)	5,701	—	—

We derived the changes in fair values by modeling estimated cash flows of certain of the assets and liabilities of the Springleaf U.S. Consumer Lending Business. We adjusted the cash flows to reflect changes in prepayments and calls, but did not consider loan originations, debt issuances, or new investment purchases.

The Springleaf U.S. Consumer Lending Business does not enter into interest rate-sensitive financial instruments for trading or speculative purposes.

Readers should exercise care in drawing conclusions based on the above analysis. While these changes in fair values provide a measure of interest rate sensitivity, they do not represent our expectations about the impact of interest rate changes on the financial results of the Springleaf U.S. Consumer Lending Business. This analysis is also based on the exposure of the Springleaf U.S. Consumer Lending Business at a particular point in time and incorporates numerous assumptions and estimates. It also assumes an immediate change in interest rates, without regard to the impact of certain business decisions or initiatives that would likely be undertaken to mitigate or eliminate some or all of the adverse effects of the modeled scenarios.

BUSINESS

Upon completion of this offering, we will own a portfolio consisting primarily of seasoned, performing, first-lien residential real estate loans and performing, secured consumer loans. This portfolio is currently owned and was mostly originated by Springleaf. Springleaf or an affiliate will continue to service our initial loan portfolio, and we will have an exclusive right to purchase new loans that Springleaf originates. We will be externally managed by Springleaf REIT Management LLC, an affiliate of Springleaf. Our objective is to generate attractive risk-adjusted returns for our stockholders in a variety of market conditions and economic cycles. We will pursue this objective by following a predominantly long-term buy and hold strategy.

Founded in 1920, Springleaf is a financial services holding company with significant U.S. residential real estate and consumer finance lending operations. Until March 7, 2011, Springleaf was known as American General Finance Inc. With a 90-year operating history, and a nationwide network of more than 1,100 branches, Springleaf has a long track record and significant experience in originating and servicing high-quality residential real estate and consumer loans. As a result of Springleaf’s disciplined underwriting standards, credit-focused culture, branch-based servicing and thorough risk monitoring, we believe Springleaf’s loans have generally outperformed relevant industry benchmarks.

Given our relationship with Springleaf, we believe that we are uniquely positioned to take advantage of opportunities in our industry that have emerged as a result of the global financial crisis. Springleaf’s target market consists of over 78 million consumers in the United States. Historically, this market has been served by a wide array of financial institutions, including traditional banking institutions, credit card issuers, credit unions and other consumer finance lenders. During the financial crisis, the majority of these institutions significantly tightened their credit standards, and many participants exited the consumer lending business. We believe that these developments have created a significant supply-demand imbalance, resulting in millions of Americans needing additional sources of consumer financing. We believe that Springleaf will be able to help satisfy this need by growing its loan origination business while maintaining its traditionally conservative underwriting standards and risk management practices, which, in turn, will enable us to grow our portfolio.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2011. We also intend to operate our business in a manner that will permit us to maintain an exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

SPRINGLEAF

Springleaf is a leading U.S. residential real estate and consumer finance company with a long track record of originating, underwriting and servicing residential real estate loans and consumer loans. Headquartered in Evansville, Indiana, Springleaf currently operates one of the largest consumer finance branch networks in the United States, serving approximately 1.1 million customers through more than 1,100 branches geographically spread across 40 states, Puerto Rico and the U.S. Virgin Islands, with foreign operations in the United Kingdom. Springleaf is 80% owned by a private equity fund managed by an affiliate of Fortress, and 20% owned by American International Group, Inc., or AIG. Fortress is a leading global investment manager that offers alternative and traditional investment products. Prior to its acquisition by a Fortress fund in November 2010, Springleaf was a wholly-owned indirect subsidiary of AIG.

Springleaf originates loans through its branch network, which is the core of its operations. Each branch is staffed with local, well-trained personnel and management with significant experience at Springleaf; branch managers, for instance, have an average of 10 years of experience at Springleaf. Branches underwrite and service loans. We believe Springleaf’s decentralized business model leads to a more effective collection process because it gives rise to personal relationships and status in the community and fosters a business-owner mindset among branch managers. We believe Springleaf’s branch managers are motivated to maintain credit quality because each branch operates as a profit center, and incentive compensation is directly related to the loan quality and performance of each branch.

In the past, Springleaf has also originated or acquired loans through distribution channels other than its branch network, including through mortgage portfolio acquisitions. These loans were originated using underwriting standards that are similar to Springleaf’s underwriting standards. The majority of the non-branch originated loans are currently sub-serviced by Nationstar.

We believe Springleaf’s lending business is notable for its streamlined and straightforward product offerings and its conservative underwriting philosophy. Loan terms are determined in accordance with disciplined procedures that target customer credit and collateral profile factors, including loan-to-value ratios, loan amount and first- versus second-lien status. Springleaf’s underwriting process produces loans that are documented, verified and originated through its local branch network. Springleaf underwrites each loan using a cash flow analysis that evaluates the borrower’s ability to make monthly payments and repay the loan. Springleaf utilizes the borrower’s net monthly income as the basis for the calculation, and all income used to evaluate the borrower’s ability to pay is verified. Springleaf originates loans with the intent of holding them on its balance sheet until maturity, which we believe promotes rigor and consistency in underwriting every individual loan. Springleaf historically has not engaged in speculative lending. For example, Springleaf has not offered non-traditional mortgage products such as low or no-documentation loans, option adjustable-rate mortgage loans, greater than 100% loan-to-value ratio mortgage loans, or negative amortization loans.

Springleaf’s Portfolio

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Residential real estate loans. Springleaf’s residential real estate loans are primarily seasoned, performing first mortgage loans originated by Springleaf. They are primarily owner-occupied, fixed-rate loans underwritten by Springleaf with full income verification. Moreover, Springleaf’s residential real estate portfolio is geographically diverse.

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Consumer loans. Springleaf’s consumer loans consist primarily of performing, secured consumer loans. Historically, these secured consumer loans have comprised approximately 83% of Springleaf’s consumer loan portfolio. The secured consumer loans are primarily secured by consumer goods, automobiles and other personal property. These loans are generally fixed-rate, fixed-term loans with maximum original terms of 60 months. Springleaf’s portfolio also includes unsecured consumer loans and retail sales contracts.

Many of Springleaf’s residential real estate borrowers are customers who have an established borrowing history with Springleaf. Often, Springleaf utilizes the consumer loan product as an entry-level product with which to develop a new customer relationship. Consumer loans, which are typically sought to address a specific financing need such as auto or home repairs, medical bills or debt consolidation, generally have a lower balance than real estate loans. Therefore, a consumer loan represents an opportunity for a borrower to establish a record of strong payment and credit performance before taking on a higher-balance real estate loan. Springleaf believes this graduated approach to lending improves loan performance.

The table below provides information about Springleaf’s products as of December 31, 2010.

	Residential Real Estate Loans	Consumer Loans

Unpaid Principal Balance (in thousands)	• $13,414,171	• $3,561,563

Description	• Mortgage loans • 79% of total unpaid principal balance	• Traditional consumer loans; retail sales contracts • 21% of total unpaid principal balance

Terms	• Primarily first liens • Primarily closed-end • Primarily fixed rate • 15 to 30 year loans	• Primarily closed-end • Majority secured by collateral • Typically 3 to 5 years

Average Account	• 96% full documentation • 95% owner occupied • 80% loan-to-value • Average loan balance of $81,875 • Yield*: 7.55%	• 19 month average life • Average loan balance of $3,383 • Yield*: 20.26%

Additional Information	• Branch originated and serviced • Non-branch originated loans primarily serviced by Nationstar	• Branch originated and serviced

(*)	Yield means annualized finance charges as a percentage of average net receivables.

We believe Springleaf has a relatively low historical rate of delinquencies and defaults. Springleaf attributes the successful performance of its loans primarily to four factors:

•

Successful Nationwide Branch Network Lending Platform: Springleaf’s more than 1,100 branches comprise one of the largest consumer finance branch networks in the United States, serving approximately 1.1 million customers. This extensive branch network is the foundation of Springleaf’s relationship-driven business model and highly flexible account servicing process. Branch employees typically live and work in the same communities as their customers, a dynamic that fosters personalized end-to-end customer relationships. The branch network provides Springleaf with a proven distribution channel for a wide variety of real estate and consumer loan products. In addition, the branch system gives Springleaf a distinct competitive advantage over many industry participants who do not have—and cannot replicate—a similar nationwide footprint.

•

Disciplined Origination and Underwriting Standards: Springleaf has historically originated loans in its branches with the intent of holding them until maturity, promoting a consistent application of its rigorous underwriting criteria. Springleaf believes it employs a conservative approach to originating loans, with credit and risk management serving as central tenets of its culture. Springleaf attributes its longevity and stability to providing straightforward, traditional loan products and not offering exotic mortgage products such as optional payment mortgages with negative amortization. Springleaf’s real estate portfolio consists of loans that are predominantly owner-occupied, fixed-rate, first mortgages that were underwritten with full income verification. Springleaf performs extensive underwriting of all loans it originates, and historically Springleaf has generally re-underwritten the loans it has purchased. Branch employees are responsible for servicing and collecting on each loan they originate, and a significant portion of their compensation is tied to the performance of their loans.

•

Proactive Risk Management Practices: We believe that Springleaf’s rigorous risk management practices are a key reason why Springleaf’s loans have generally outperformed relevant industry benchmarks. Springleaf’s underwriting process is supported by centrally managed, proprietary risk scoring models and monitoring systems. Springleaf actively maintains proprietary risk scoring models, which historically have been based upon Springleaf’s unique and significant experience across its loan products and upon its continuous observation of economic trends in more than 350 U.S. markets. Centralized systems permit branch management to monitor and respond to the current performance of each branch, district or division for which they are responsible. Additionally, Springleaf maintains a geographically diverse portfolio. As the recent housing crisis unfolded, Springleaf proactively tightened lending in overheated markets and avoided concentrations in states with high property price declines.

•

High-Touch, Relationship-Based Servicing: Springleaf uses its extensive branch network to employ high-touch, relationship-based loan servicing. Springleaf employees live and work in the communities they service and understand the local economy. Springleaf employees work closely with their customers to develop customized solutions to address specific customer needs. After the loan is made, the ongoing personal servicing contact with a local branch helps identify opportunities for additional lending with customers and fosters improved collections results. Springleaf believes that this high-touch, relationship-based servicing model allows them to closely monitor the collections process and, therefore, react more quickly and efficiently in the event that a borrower shows signs of financial or other stress that Springleaf believes may ultimately lead to a default. As a result, Springleaf has historically experienced lower default and delinquency rates than the industry as a whole.

Through our relationship with our Manager and Springleaf, we will have access to Springleaf’s leading mortgage loan origination platform with in-house origination, underwriting, structuring, financing, servicing, asset management, risk management and capital market capabilities. We believe that our access to this leading mortgage loan origination platform, as well as the deep network of relationships that our Manager’s senior management team has established, will provide us with an ongoing source of asset acquisition and financing opportunities through which we can selectively construct and fund a diversified portfolio of high quality assets. Pursuant to the terms of our Strategic Alliance Agreement, we will have an exclusive right to purchase new loans originated by Springleaf. To the extent that we purchase assets from Springleaf, under the terms of our Strategic Alliance Agreement, such assets will be purchased at fair value.

Further, pursuant to the terms of our Strategic Alliance Agreement, Springleaf or an affiliate will act as the servicer or sub-servicer of any loan purchased from and originated by Springleaf. Accordingly, we will have access to, and benefit from, the Springleaf servicing platform, which provides customer service, payment and payoff processing, investor reporting and accounting, escrow administration and default administration.

MARKET OPPORTUNITY

Given our relationship with Springleaf, we believe that we are uniquely positioned to take advantage of the significant growth opportunities in our industry that have emerged as a result of the recent global financial crisis. Springleaf’s target market consists of over 78 million consumers in the United States. Historically, this market has been served by a wide array of financial institutions, including traditional banking institutions, credit card issuers, credit unions and other consumer finance lenders.

During the last several decades, a significant number of these lending institutions sought to originate loans and then quickly sell those loans to third parties. As a result of this strategy, these originators did not typically bear the risk of the loans they originated for any meaningful period of time and, thus, based their underwriting standards largely upon criteria they believed would satisfy third-party purchasers. In stark contrast to this approach, Springleaf has historically originated loans in its branch operations with the intent of holding them until maturity. Because Springleaf bears the risk of the loans it originates, it employs underwriting standards that we believe are more conservative than many of its peers and fosters a culture focused on thorough underwriting, continual credit and risk management and high-touch servicing.

During the recent global financial crisis, a majority of U.S. lending institutions significantly tightened their credit standards, consolidated with one another or exited the consumer lending business, all of which resulted in a significant contraction of available credit in the United States. Rural and lower income communities have experienced a particularly abrupt contraction in credit and service from traditional financial institutions. Moreover, new credit card, overdraft and debt interchange regulations are expected to result in a further contraction in credit as the consumer finance system adjusts to the new regulatory and economic environment. These conditions have created a significant supply-demand imbalance that has left millions of Americans in need of additional sources of consumer financing.

We believe that Springleaf is uniquely positioned to help satisfy this need by growing its loan origination business through its branch network, while maintaining its traditionally conservative underwriting standards and risk management practices. We believe we are uniquely positioned to benefit from this growth by purchasing these loans as well as other attractive assets.

COMPETITIVE ADVANTAGES

We believe that the following factors will provide us with significant competitive advantages:

Access to Springleaf’s significant loan origination and servicing platform with an established track record

Pursuant to our Strategic Alliance Agreement, we will have access to Springleaf’s significant residential real estate and consumer loan origination and servicing platform, which has an established track record. Springleaf’s disciplined origination and underwriting standards, coupled with its high-touch, branch-based servicing and centralized risk management systems, have produced a track record of loan performance that Springleaf believes has generally outperformed relevant industry benchmarks. The cornerstone of Springleaf’s business model is an emphasis on face-to-face relationship with customers, which are intended to foster long-term customer relationships and ultimately improve loan performance. We believe that our access to Springleaf’s significant mortgage loan origination and servicing platform will provide us with continuing access to a pipeline of high quality loans and other assets through which we can grow our business and increase value for our stockholders.

Access to Springleaf’s operational platform and infrastructure

Springleaf has created and maintains an established operational platform with proprietary technology and third-party analytical capabilities. Springleaf’s proprietary technology allows it to control the submission, underwriting, loan document preparation and funding of loans. We and our Manager will have access to this vertically integrated, in-house operational platform, which has credit, underwriting, structuring, servicing, asset management and capital markets capabilities. In addition, we will have access to and will benefit from Springleaf’s infrastructure, including its professionals across production operations, capital markets, financial reporting, accounting, business development, marketing, human resources, compliance and information technology.

Visibility to Springleaf’s mortgage loan pipeline, servicing portfolio and loan-level data

Springleaf operates its business using an integrated platform that holds important loan-related information, including the current loan pipeline as well as detailed information regarding its existing loan portfolio. Pursuant to the terms of the Strategic Alliance Agreement, we will have exclusive access to this information, which will give us valuable insights into Springleaf’s proprietary loan data as well as indications of broader industry trends. We believe that our exclusive access to this information will enable us to evaluate potential loan acquisitions and seize attractive investment opportunities.

Strategic relationships and access to deal flow and financing

Our Manager’s senior management team has extensive long-term relationships with investment banks, brokerage firms and commercial banks. We believe these relationships will enhance our ability to source and finance assets on attractive terms and access borrowings at attractive levels, which in turn will enable us to grow and consistently perform across various credit and interest rate environments and economic cycles.

High quality initial portfolio

Upon completion of this offering, we will own a portfolio consisting primarily of seasoned, performing first-lien residential real estate loans and performing, secured consumer loans. Our real estate loans will be primarily fixed-rate non-conforming loans. None of the real estate loans in our initial portfolio contain any borrower payment options that allow the loan principal balance to increase through negative loan amortization. Our secured consumer loans will be secured by consumer goods, automobiles, or other personal property. They will be generally fixed-rate, fixed-term loans with maximum original terms of 60 months. Our initial portfolio will also include retail sales contracts and private label receivables. Springleaf currently owns the loans that will comprise our initial portfolio, and it originated the vast majority of them. Springleaf has a long track record of originating high quality loans that, in our view, reflect disciplined underwriting standards, a credit-focused culture, the benefits of branch-based servicing and dedicated risk monitoring.

BUSINESS STRATEGY

Our objective is to generate attractive risk-adjusted returns for our stockholders in a variety of market conditions and economic cycles. We will pursue this objective by following a predominantly long-term buy and hold strategy.

We will enter into a Contribution Agreement with Springleaf and certain of its subsidiaries, including the Selling Stockholder, in order to effect the contribution of our initial portfolio of residential real estate loans and consumer loans immediately prior to the completion of this offering. We intend to continue to invest in real estate and consumer loans originated by Springleaf pursuant to a Strategic Alliance Agreement, under which we will have an exclusive right to purchase loans that Springleaf originates.

Over time, we expect to opportunistically adjust our strategy and portfolio composition in response to market conditions. We may acquire a variety of assets that significantly differ from, and are riskier than, the assets that comprise our initial portfolio. Our Manager will make decisions about future asset acquisitions in accordance with very broad guidelines adopted by our board of directors. More information about these guidelines is included under “—Asset Acquisition Guidelines.”

INITIAL ASSET PORTFOLIO

Upon completion of this offering, we will own a portfolio consisting primarily of seasoned, performing first-lien residential real estate loans and performing, secured consumer loans. This portfolio is currently owned and was mostly originated by Springleaf. These assets are expected to continue to generate positive cash flow immediately following the completion of this offering. Springleaf will also contribute its interests in several securitizations to us, which will become a part of our initial portfolio. The characteristics of our initial loan portfolio will be substantially similar to the characteristics of Springleaf’s existing loan portfolio, which are described above.

TARGET ASSETS

Following the completion of this offering and the acquisition of our initial portfolio, we expect to supplement our initial portfolio primarily with target assets acquired pursuant to our Strategic Alliance Agreement with Springleaf. We may also acquire similar assets offered by third parties. We expect our target assets, which are described below, to possess characteristics similar to the loans in our initial portfolio.

Residential Real Estate Loans

We expect to acquire residential real estate loans that are similar to the residential real estate loans in our initial portfolio. Pursuant to our Strategic Alliance Agreement, we will have access to Springleaf’s leading residential real estate loan origination platform, which we believe will provide us with continuing access to a pipeline of attractive assets. We may also acquire similar assets offered by third parties.

We may acquire residential real estate loans for our portfolio with the intention of either holding them in our residential real estate loan portfolio or securitizing them and retaining them in our portfolio as securitized mortgage loans. See “—Financing Strategy” below.

Consumer Loans

We also expect to invest in both secured and unsecured consumer loans and retail sales contracts pursuant to our Strategic Alliance Agreement with Springleaf. We may also acquire similar assets offered by third parties. We expect the assets we acquire in the future to be similar to the consumer loans in our initial portfolio. The secured non-real estate loans in our initial portfolio are secured by consumer goods, automobiles, and other personal property. These loans are generally fixed-rate, fixed-term loans with maximum original terms of 60 months. The retail sales contracts in our initial portfolio are closed-end accounts that represent a single purchase transaction of a consumer good, while the revolving retail and private label accounts are open-end accounts that can be used for financing repeated purchases from the same merchant.

Other Financial Assets

Subject to maintaining our qualification as a REIT, over time, we may also acquire other financial assets, including, but not limited to, commercial mortgage loans (including subordinated mortgage loans, mezzanine loans, bridge loans or construction and rehabilitation loans), debt and equity tranches of securitizations backed by various asset classes and common stock (including, RMBS, commercial mortgage-backed securities, CLOs and CDOs), preferred stock and debt of other real estate-related entities, as well as invest in real estate related and non-real estate related assets that do not fall within the target asset classes identified in this prospectus.

ASSET ACQUISITION GUIDELINES

Our board of directors will adopt a broad set of asset acquisition guidelines to be used by our Manager to evaluate specific assets, and we may change our investment strategy and policies without a vote of our stockholders. We expect that our Manager will opportunistically adjust our asset allocation as market conditions change over time, and our Manager may decide to invest in assets that do not fall within the categories of target assets identified in this prospectus. Therefore, we cannot predict the specific percentage of our assets that we will own in any of our target asset classes or what our target assets may be in the future.

Our asset acquisition guidelines will prohibit any investment that would cause us to fail to qualify as a REIT and any investment that would cause us to be regulated as an investment company under the 1940 Act. Our asset acquisition guidelines will generally permit our Manager to invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including money market accounts and/or funds, until appropriate investments can be identified.

ACQUISITION PROCESS

We will rely on the expertise of our Manager and Springleaf to source, screen, underwrite and acquire residential mortgage loans on our behalf. We believe that our access to Springleaf’s established operational platform provides us with a distinct competitive advantage relative to our peers. Set forth below is a description of Springleaf’s operational platform.

Springleaf origination

Springleaf solicits customers through a variety of channels including mail, e-commerce and telephone calls. Springleaf uses a centralized, proprietary data system regarding current and former customers to tailor offers to specific customer segments. In addition to internal data, Springleaf purchases prospect lists from major list vendors based on predetermined selection criteria. Mail solicitations include invitations to apply and prequalified loan offers. Springleaf also has established e-commerce relationships with the main search engines, and purchases keywords, to bring prospects to its website.

New customer relationships also begin through Springleaf’s alliances with hundreds of retail merchants across the United States. After a customer utilizes the merchant’s retail sales financing option, Springleaf may purchase that retail sales finance obligation. Springleaf then contacts the customer using various marketing methods to invite the customer to discuss his or her overall credit needs with Springleaf’s consumer lending specialists.

In the past, Springleaf has supplemented its solicitation of customers with portfolio acquisitions. These acquisitions included real estate loans and consumer loans originated by other lenders whose customers met Springleaf’s credit quality standards and profitability objectives.

Springleaf Underwriting

Springleaf undertakes a detailed underwriting process that relies on proprietary risk scoring models and individual borrower net cash flow analysis. Historically, Springleaf has originated loans with the intent of holding them until maturity, promoting consistency in the application of its rigorous underwriting criteria. Springleaf does not delegate underwriting of the loans it originates to unrelated parties, and historically Springleaf has re-underwritten each loan it purchased from other lenders.

Eligibility. Loan applications are the basis for all of Springleaf’s credit decisions. Springleaf’s policy is to take each new application and perform a complete credit investigation on every proposed transaction regardless if the customer is a new customer, former customer or present customer. The branch underwriting process begins with cash flow budgeting assessment for loan applicants and income verification to determine the customer’s ability to repay the loan. Springleaf uses the customer’s net monthly income as a basis for its budget calculation. All income used to evaluate the customer’s capacity must be verified with budgets based on the customer’s recurring and verifiable monthly net income, not a one-time or an unusually high month’s income.

Springleaf does not employ a set debt-to-income ratio or approve or deny a loan based solely on the customer’s ability to repay. Instead, Springleaf looks at each loan individually and makes a determination that the customer has a sufficient net budget to repay their new loan and still has sufficient income to handle non-recurring monthly expenses, emergencies and other living expenses. The customer’s willingness to pay is also evaluated by reviewing past payment record, amount of secured and unsecured debt, past and recent borrowing patterns and any public record items such as collections, judgments, foreclosures or bankruptcies.

Collateral. Once a customer has demonstrated both the ability and willingness to repay its loan, Springleaf uses available collateral to mitigate the risk of default. For all loans secured by real estate, both a physical inspection of the residence by a qualified branch employee and a professional appraisal are required. Acceptable collateral on non-real estate loans includes automobiles or other titled vehicles, items of personal property and other non-titled hard collateral. A physical inspection and evaluation is required on all hard collateral for non-real estate loans. The inspection is documented as part of the loan application and is accompanied by pictures of the collateral and documentation of the value.

Risk management. Springleaf also attempts to manage the risk associated with lending through its proprietary Credit Risk Modeling, or CRM. For more detail on Springleaf’s risk management, see “—Springleaf Risk Management and Oversight—Risk Management.”

Loan renewals. Renewals of qualified present customer loans are permitted so long as the customer meets the underwriting criteria applied to all loan transactions. Every loan transaction requires a new and complete application, a complete credit investigation, a complete verification of income, an inspection of collateral if appropriate, a new risk assessment and approval by the appropriate level of management.

Springleaf servicing

Through its branches and operations support departments at its headquarters, Springleaf performs traditional loan servicing and administrative functions, such as collecting loan payments, remitting principal and interest payments to investors and managing escrow funds for the payment of mortgage-related expenses in exchange for servicing fees. Springleaf’s servicing model has resulted in better credit quality with lower default and delinquency rates than the industry as a whole. Frequent customer contact improves the quality of information about borrowers and keeps lines of communication open to assist in solicitation, problem identification and resolution and loss mitigation.

Collections. Routine collection activities can begin the day after the customer becomes past due (if it is the first payment on a new loan), but generally begins when the customer is 10 days or more past due. Routine collection activities include letters, telephone calls and outside visits on more seriously delinquent accounts. Non-routine collection activities include hiring professionals to locate borrowers who have gone missing, or skip tracing, handling bankruptcy petitions, loss mitigation, modification, foreclosure and charging off accounts.

A loan modification may be considered if the customer has the capacity to pay reduced payment amount. The modification may include some combination of changes to the interest rate, term or a forbearance of the principal that would result in the liquidation of the account over a specified period.

Foreclosures are a last result after all other collection efforts that would solve the repayment problems and protect Springleaf’s interest are exhausted. Prior to initiating foreclosure on an owner occupied first mortgage, the customer is allowed to apply for consideration under the branch loan modification program. Once a foreclosure is completed and Springleaf owns the property, the property is handled by its Centralized Real Estate Owned unit, or CREO. The CREO unit is responsible for maintaining and selling the property.

Springleaf does not re-age loans in its portfolio. Approved cures and modifications are allowed provided they are within company policy and are properly approved.

Springleaf Risk Management and Oversight

Risk management. Springleaf views risk management and compliance as every employee’s responsibility. Springleaf’s goal is to make loans that address the borrower’s financial needs, which the borrower can repay, and which Springleaf will profit from. The risk management and various compliance, quality control, and oversight systems and processes in place at Springleaf were built to assist in accomplishing those goals.

The risk management function at Springleaf was formalized beginning in early 1996 with the formation of a credit risk modeling function and expansion of the credit reporting and analysis group.

The credit risk modeling area develops and maintains models for predicting applicant repayment behavior for all residential real estate and consumer loan and retail sales finance products offered by Springleaf. The expected outcome for any single applicant is expressed to the branch employee ultimately making the lending decision in the form of a Risk Level. Risk Levels are alphabetic designations of the applicant’s predicted repayment behavior. These models are built, monitored, validated, and maintained/redeveloped by Springleaf employees using Springleaf historical borrower performance data. The FICO score is not used by Springleaf in the loan decision-making process.

Branch network management and controls. Springleaf controls and monitors branch operations through a variety of methods, including:

Credit strategy and policy

A committee meets monthly to review detailed performance reports of all Springleaf’s receivable portfolios and credit scoring models. The committee also approves the installation of new credit scoring models and any new or revised underwriting guidelines and credit policies.

System programming and controls

Compliance with federal, state and local laws is systematically monitored through items such as interest rates, points and fees, HOEPA thresholds, higher priced and high cost loans, disclosures and completed loan documents. Data from a loan application is compared against the system controls and the system will prevent loans from being made above designated lending parameters. Specific controls are maintained for each loan product.

Quality control review

The quality control review, or QCR, is a comprehensive quality control tool designed to evaluate each branch in the following areas: audit/compliance, business development, real estate and home improvement lending, non-real estate lending, retail lending, insurance, past due controls, and management/personnel skills. Springleaf completes two QCRs on each branch every year. The QCR is intended to ensure compliance with company policy, to identify the strengths and weaknesses of the branch, to develop formal corrective actions plans as necessary, to provide training and support to the manager and staff and to accurately report the results and conditions of the branch to Springleaf’s management.

Compliance committee

The compliance committee is tasked with providing compliance oversight to Springleaf and its subsidiaries. The compliance committee is also closely involved in monitoring evolving regulatory requirements, regulatory examinations of the organization, ensuring policies and procedures are documented and in directing the flow of pertinent compliance related information to appropriate levels of management. The compliance committee also adopts an annual compliance plan for Springleaf and conducts an annual top down risk control self assessment.

Springleaf information technology

Substantially all of Springleaf’s production and servicing related technology, systems and programs are developed and supported internally, and continue to be customized and improved as needs change. Springleaf’s IT systems allow for flexible, real-time reporting of loans in process, and give it the ability to analyze data by attributes, such as loan program, interest rate, geographic area and branch of origination. Springleaf’s IT systems allow it to standardize the underwriting process, reduce the amount of paperwork involved in the mortgage business and maintain quality on a system-wide basis.

Springleaf focuses on refining its IT systems and responding to regulatory and underwriting changes. Changes can be made quickly to reflect changes in production or servicing policies, applicable regulation or to make improvements in the functionality of its systems. Springleaf’s IT systems are designed to allow it to respond to significant increases in future origination or servicing volumes.

FINANCING STRATEGY

We will seek to finance our assets using a conservative amount of long-term debt financing with interest rates that match the type of interest rate earned on the underlying asset (i.e., fixed-rate assets financed with fixed-rate debt and floating-rate assets financed with floating-rate debt). We expect to finance our assets with a diverse array of both secured and unsecured debt. We expect such financings will primarily include bank credit facilities (including term loans and revolving facilities), securitizations, warehouse facilities and repurchase agreements. The amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and the Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets. We initially expect to leverage our assets on a debt-to-equity basis of approximately              to             , which ratio may fluctuate over time.

Subject to our maintaining our qualification as a REIT, over time we may use a number of sources to finance our assets, including the following:

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Bank Credit Facilities. We are currently a guarantor under the Senior Secured Term Loan Facility and may in the future use bank credit facilities (including term loans and revolving facilities) to finance our assets. These financings may be collateralized or non-collateralized and may involve one or more lenders. Credit facilities typically have maturities ranging from two to five years and may accrue interest at either fixed or floating rates. For a description of risks related to bank credit facilities, see “Risk Factors—Risks Related to Financing Activities—Any bank credit facilities (including term loans and revolving facilities), warehouse facilities and repurchase agreements that we may use to finance our assets may require us to provide additional collateral or pay down debt.”

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Residential Mortgage Loan Securitizations. Based on management’s assessment of market conditions, we expect to acquire residential mortgage loans for our portfolio with the intention of securitizing them and retaining all or a part of the securitized assets in our portfolio. During the global financial crisis, the Non-Agency RMBS securitization market suffered significant dislocation, although securitization activity has been increasing in 2011. The full return of an active private RMBS market, which we believe is an important factor in long-term housing industry recovery, is going to take some time to develop as rating agencies forge ahead with recalibrating risk metrics and sort through the evolving regulatory landscape for the private RMBS market. We expect to be a significant participant in the reemergence of this important market as the new private RMBS market takes shape. We anticipate that as this market redevelops, the securitizations we will sponsor will involve our transfer of our residential mortgage loans we purchase to a single-purpose, bankruptcy-remote subsidiary which is established solely for the purpose of holding loans. This subsidiary will complete the borrowing through the issuance of notes or certificates secured by the loans. The notes or certificates may be issued in the capital markets to a variety of investors, including banks, non-bank financial institutions and other investors. Normally, the notes or certificates issued in a securitization are tranched into a series of notes or certificates with the most senior notes or certificates enjoying the first priority lien position in the collateral and the most junior or subordinated notes or certificates holding only a residual interest in the collateral after the more senior notes or certificates are paid in full. RMBS transactions offer us the opportunity to match fund the mortgage loan assets we hold with long term debt in the form of the notes or certificates issued by the subsidiary. We expect that in the securitizations we create we will sell the most senior notes or certificates and retain the junior notes or certificates associated with a securitization. As a holder of the junior notes or certificates, we will be more exposed to losses on the portfolio investments because the equity interest we retain in the subsidiary would be subordinate to the more senior notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the more senior notes or certificates experience any losses. For a description of risks related to securitization, see “Risk Factors— Risks Related to Financing Activities—Our securitizations will expose us to additional risks and there can be no assurance that we will be able to access the securitization market in the future.”

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Consumer Loan Securitizations. In addition to securitizations of our residential mortgage loans, we intend to securitize the consumer loans that we acquire pursuant to our Strategic Alliance Agreement with Springleaf. The consumer loan securitization vehicle, which will be set up as a master trust structure, will issue either variable funding notes to the bank conduit market or term notes to capital markets investors (including banks, non-bank financial institutions and other investors).

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Warehouse Facilities. We may use short-term financing mechanisms, such as warehouse facilities, to finance assets. We currently do not have commitments for any warehouse facilities. We may use warehouse facilities in connection with, among other things, the structuring of securitization transactions. Prior to an expected securitization issuance, there is a period during which securities and assets are identified and acquired for potential inclusion in the securitization, known as a warehouse accumulation period. The warehouse provider purchases these securities and assets and holds them on its balance sheet. We would direct the acquisition of securities and assets by the warehouse provider during this period and would contribute cash and other collateral to be held in escrow by the warehouse provider to cover our share of losses should securities or assets need to be liquidated. Typically, we would share gains, including the net interest income earned during the warehouse period, and losses, if any, with the warehouse provider. For a description of risks related to warehouse facilities, see “Risk Factors— Risks Related to Financing Activities—Any bank credit facilities (including term loans and revolving facilities), warehouse facilities and repurchase agreements that we may use to finance our assets may require us to provide additional collateral or pay down debt.”

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Repurchase Agreements. We may use repurchase agreements to finance our assets. We currently do not have commitments from any lenders for any repurchase agreements. Repurchase agreements effectively allow us to borrow against loans and securities that we own. Under these agreements, we will sell our loans and securities to a counterparty and agree to repurchase the same loans and securities from the counterparty at a price equal to the original sales price plus an interest factor. For a description of risks related to repurchase agreements, see “Risk Factors—Risks Related to Financing Activities—Any bank credit facilities (including term loans and revolving facilities), warehouse facilities and repurchase agreements that we may use to finance our assets may require us to provide additional collateral or pay down debt.”

HEDGING STRATEGY

Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, we may, from time to time, utilize derivative financial instruments to hedge the interest rate risk associated with our borrowings. Under the U.S. federal income tax laws applicable to REITs, we generally will be able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from interest rate hedges that do not meet this requirement and other non-qualifying sources generally must not exceed 5% of our gross income.

Subject to maintaining our qualification as a REIT and exemption from registration under the 1940 Act, we may also engage in a variety of interest rate management techniques that seek on the one hand to mitigate the influence of interest rate changes on the values of some of our assets and on the other hand help us achieve our risk management objectives. The U.S. federal income tax rules applicable to REITs may require us to implement certain of these techniques through a domestic TRS that is fully subject to U.S. federal corporate income taxation. Our interest rate management techniques may include:

•	interest rate swap agreements, interest rate cap agreements, exchange-traded derivatives and swaptions;

•	puts and calls on securities or indices of securities;

•	U.S. Treasury securities and options on U.S. Treasury securities; and

•	other similar transactions.

Subject to maintaining our REIT qualification, we may utilize hedging instruments, including interest rate swap agreements, interest rate cap agreements, interest rate floor or collar agreements or other financial instruments that we deem appropriate. Specifically, we may attempt to reduce interest rate risks and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate, whereby we may seek (1) to match the maturities of our debt obligations with the maturities of our assets and (2) to match the interest rates on our assets with like-kind debt (i.e., we may finance floating rate assets with floating rate debt and fixed-rate assets with fixed-rate debt), directly or through the use of interest rate swap agreements, interest rate cap agreements, or other financial instruments, or through a combination of these strategies. We expect these instruments will allow us to minimize, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

STRATEGIC ALLIANCE AGREEMENT

Immediately prior to the completion of this offering, we will enter into several agreements, collectively referred to as the Strategic Alliance Agreement, with Springleaf and certain of its subsidiaries, which will provide us with access to Springleaf’s leading loan origination and servicing platform. The Strategic Alliance Agreement is comprised of an Origination Agreement and several Servicing Agreements.

Origination Agreement

Pursuant to the terms of the Origination Agreement, we will have an exclusive right to purchase new loans originated by Springleaf at their fair value.

Servicing Agreements

We intend to enter into one or more Servicing Agreements with Springleaf pursuant to which Springleaf or an affiliate will act as the servicer or sub-servicer of any loan purchased from Springleaf, including those in our initial portfolio.

POLICY WITH RESPECT TO CERTAIN ACTIVITIES

We have broad and flexible policies with respect to the activities described below. Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

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Issuing senior securities and incurring debt: If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to the distribution requirements applicable to REITs and our desire to minimize our U.S. federal income tax obligations) or a combination of these methods. In the event that our board of directors determines to raise additional equity or debt capital, it has the authority, without stockholder approval, to issue additional common stock, preferred stock or debt securities in any manner and on such terms and for such consideration as it deems appropriate, at any time. Our board of directors has similarly broad authority to incur debt.

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Investing in securities: Subject to the requirements for qualification as a REIT, we may in the future invest in debt securities of other REITs, other entities engaged in real estate-related activities or securities of other issuers, including for the purpose of exercising control over these entities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required.

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Purchasing and selling investments: We intend to purchase residential real estate and consumer loans on an ongoing basis. Our Manager may utilize the securitization market for financing of or liquidity for the portfolio. We may securitize packages of previously purchased mortgage loans. In these cases, we may retain (voluntarily or as may be required by law) interests in the securitization vehicle.

•	Offering securities in exchange for property: We may offer equity or debt securities in exchange for property or to repurchase or otherwise reacquire shares of our common stock.

•	Making loans and underwriting securities: We do not currently intend to make loans to other persons or to underwrite the securities of other issuers.

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

CONFLICTS OF INTEREST

We will not have any independent officers, and we will not have any employees. We will depend on our Manager for our day-to-day management, and each of our officers is also an employee of the Manager. Most of our officers and non-independent directors have responsibilities and commitments in addition to their responsibilities to us.

Our key agreements, including our Management Agreement and our Strategic Alliance Agreement, will be negotiated between related parties, and their respective terms, including fees and other amounts payable, may not be as favorable to us as terms negotiated on an arm’s-length basis with unaffiliated parties. Our independent directors may not vigorously enforce the provisions of our Management Agreement and our Strategic Alliance Agreement against our Manager. For example, our independent directors may refrain from terminating our Manager because doing so could result in the loss of key personnel.

The structure of the Manager’s compensation arrangement may have unintended consequences for us. We have agreed to pay our Manager a base management fee that is not tied to our performance and an incentive fee that is based entirely on our performance. The base management fee component may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us, while the performance-based incentive fee component may cause our Manager to place undue emphasis on the maximization of earnings, including through the use of leverage, at the expense of other criteria, such as preservation of capital, to achieve higher incentive distributions. This could result in increased risk to the value of our portfolio of assets.

The asset acquisition guidelines established by our board of directors are broad and afford the Manager significant latitude to determine the assets that we should hold. Our board of directors will periodically review these guidelines and our portfolio of assets, but it will not review every decision that the Manager makes. Our board of directors will also periodically review strategic decision and the composition of our portfolio, but in doing so the board of directors will generally rely on information prepared by the Manager.

There may be situations where we compete, subject to the terms of the Strategic Alliance Agreement, with affiliates of Springleaf for opportunities to acquire target assets. In addition, there may be situations where we compete with affiliates of Fortress for opportunities to acquire target assets.

Although we have established certain policies and procedures designed to mitigate conflicts of interest, there can be no assurance that these policies and procedures will be effective in doing so. We do not have a policy that expressly prohibits our directors, officers, securityholders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual conflict of interest with us.

OPERATING AND REGULATORY STRUCTURE

REIT qualification

We will elect to be taxed and intend to qualify as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ending December 31, 2011. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels to our stockholders and the concentration of ownership of our capital stock. We believe that, commencing with our initial taxable year ending December 31, 2011, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. In connection with this offering of our common stock, we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

1940 Act exemption

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company that conducts its businesses primarily through wholly-owned subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of the value of our adjusted total assets on an unconsolidated basis will consist of “investment securities.” The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our adjusted total assets on an unconsolidated basis. The aggregate fair value of any interest rate swaps, interest rate caps, swaptions and other hedging transactions in which we may engage will not exceed 40% of the value of our adjusted total assets, and as a result such positions will not cause us to be an “investment company” as defined in Section 3(a)(1) of the 1940 Act. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because our primary activity will be holding securities of our wholly-owned and majority-owned subsidiaries, which will be engaged in real estate and consumer financing related businesses.

If the value of securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our adjusted total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

We expect our real estate subsidiaries to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of these subsidiaries’ assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the 1940 Act. Any subsidiary relying on Section 3(c)(5)(C) will treat any interest rate swaps or other derivative hedging transactions it enters into as miscellaneous assets that will not exceed 20% of its total assets. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of such guidance to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might with to hold.

We may form one or more subsidiaries that rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(A) of the 1940 Act, which is available for entities primarily engaged in the business of purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance and services or Section 3(c)(5)(B) of the 1940 Act which is available for entities primarily engaged in the business of making loans to manufacturers, wholesalers and retailers of, and to prospective purchasers of, specified merchandise, insurance and services. We expect each of our consumer finance subsidiaries to rely on guidance published by the SEC staff or on our analyses of such guidance to determine which assets qualify for these exemptions. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage or consumer finance assets through majority owned subsidiaries that rely on Section 3(c)(5)(A), (B) or (C). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. See “Risk Factors—Risks Related to Our Organization and Structure—Loss of our 1940 Act exemption would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends, and could result in the termination of our Management Agreement with our Manager.”

COMPETITION

In acquiring our target assets, we will compete with a variety of institutional investors, including other REITs, public and private funds, commercial and investment banks, money managers, hedge funds, commercial finance and insurance companies and other financial institutions. Springleaf competes with other consumer finance companies as well as other types of financial institutions that offer similar products and services in originating loans. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. A number of other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for opportunities to acquire assets. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding under programs established by the U.S. Government to the extent that we are not eligible to participate in such programs. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets and establish more relationships than us. Furthermore, competition for assets of the types and classes which we will seek to acquire may lead to the price of such assets increasing, which may further limit our ability to generate desired risk-adjusted returns for our stockholders. We may also compete for opportunities to acquire assets with other clients of our Manager and its affiliates. See “—Conflicts of Interest.”

In the face of this competition, we expect to have access to our Manager’s and Springleaf’s professionals and their industry expertise, which may provide us with a competitive advantage and help us assess acquisition risks and determine appropriate pricing for certain potential assets. We expect that these relationships will enable us to compete more effectively for attractive opportunities to acquire our target assets. For example, pursuant to our Strategic Alliance Agreement, we expect to purchase loans primarily through Springleaf, which we believe will provide us with a pipeline of attractive assets. Additionally, through this agreement, we will also have access to Springleaf and its affiliates’ loan servicing capabilities, which we believe will enhance the quality and value of our assets. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related To Our Business—We operate in a highly competitive market, and competition may result in reduced risk-adjusted returns.”

EMPLOYEES

We will be managed by our Manager pursuant to a Management Agreement between our Manager and us. All of our officers are employees of our Manager. We will have not have any employees. See “Our Manager and Our Management Agreement.”

LEGAL PROCEEDINGS

We are not currently subject to any legal proceedings.

OUR MANAGER AND OUR MANAGEMENT AGREEMENT

GENERAL

We will be externally managed by Springleaf REIT Management LLC, an affiliate of Springleaf. Springleaf REIT itself will not have any employees. Our officers and other individuals who will execute our business strategy are employees of our Manager. Our principal executive offices are located at c/o Springleaf Finance, Inc., 601 N.W. Second Street, Evansville, Indiana 47708. Our telephone number is (812) 424-8031.

EXECUTIVE OFFICERS OF OUR MANAGER

The following table sets forth certain information with respect to each of the executive officers of our Manager.

Officer	Age	Position held with our Manager
Frederick W. Geissinger	65	Chief Executive Officer
Donald R. Breivogel, Jr.	50	Chief Financial Officer and Principal Accounting Officer

BIOGRAPHICAL INFORMATION

Set forth below is biographical information for the executive officers of our Manager.

Frederick W. Geissinger. Mr. Geissinger has been Chairman of the Board of Directors, President and Chief Executive Officer of SLFC since November 1995. He is also a director of Springleaf. Prior to joining SLFC in 1995, Mr. Geissinger was president and Chief Executive Officer of American General Mortgage and Land Development, Inc., a subsidiary of American General Corporation (a diversified financial services corporation, which later became a subsidiary of AIG). Mr. Geissinger also spent 21 years at Chase Manhattan Bank (a consumer and commercial bank) in various positions, including Senior Vice President and Managing Executive for the Real Estate Investment Banking division. Mr. Geissinger received a BA from Dartmouth College and an MBA from the University of Chicago.

Donald R. Breivogel, Jr. Mr. Breivogel has been a director of Springleaf and SLFC since March 2001. He joined SLFC in 1988 as Accounting Manager, and held various positions in the Accounting and Finance area until he was named Vice President and Treasurer of SLFC in 2000. He was promoted to Vice President, Chief Financial Officer and Treasurer of SLFC in February 2001. He was promoted to Senior Vice President of SLFC in February 2002, retaining the title of Chief Financial Officer, but relinquishing the duties of Treasurer. Mr. Breivogel received his BS from the University of Southern Indiana and holds a CPA license.

MANAGEMENT AGREEMENT

Prior to the completion of this offering, we will enter into a Management Agreement with our Manager, pursuant to which our Manager will manage our business affairs, including the day-to-day management of our operations. Our Management Agreement requires our Manager to manage our business affairs in conformity with the policies and the asset acquisition guidelines that are approved and monitored by our board of directors. Our Management Agreement will become effective upon completion of this offering.

Our Manager’s role as manager will be under the supervision and direction of our board of directors, subject to the terms and conditions of our Management Agreement and such other further limitations or parameters that our board of directors may impose on our Manager from time to time. Our Manager will be responsible for, among other duties: (1) performing all of our day-to-day functions, (2) determining investment criteria in conjunction with, and subject to the supervision of, our board of directors, (3) sourcing, analyzing and executing asset acquisitions, sales and securitizations, (4) performing asset and liability management duties, including hedging and financing, and (5) performing financial and accounting management. In conjunction with those duties, our Manager will perform (or cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as our consultant with respect to the periodic review of the asset acquisition guidelines and other policies for our acquisitions of assets, financing activities and operations, any modification to which must be approved by a majority of our independent directors;

(ii)	investigating, identifying, analyzing, evaluating and selecting possible opportunities and negotiating, acquiring, financing, retaining, monitoring, selling, restructuring, hedging or disposing of assets consistent with our asset acquisition guidelines;

(iii)	with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv)	advising us on and negotiating and entering into, on our behalf, bank credit facilities (including term loans and revolving facilities), securitizations, warehouse facilities, repurchase agreements, interest rate swap agreements and other hedging instruments, and all other agreements and engagements required for us to conduct our business;

(v)	assisting us in developing criteria for asset purchase commitments that are specifically tailored to our objectives and strategies and making available to us its knowledge and experience with respect to residential mortgage loans and non-real estate loans;

(vi)	serving as our consultant with respect to arranging for the issuance of asset backed securities from pools of loans owned by us;

(vii)	representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, residential real estate loans and consumer loans, and the sale and commitment to sell such assets;

(viii)	coordinating and managing operations of any co-investment interests or joint venture held by us and conducting all matters with the co-investment partners or joint venture;

(ix)	providing executive and administrative personnel, office space and office services required in rendering services to us;

(x)	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xi)	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including the maintenance of our website, logo design, analyst presentations, annual meeting arrangements and investor conferences;

(xii)	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with the asset acquisition guidelines;

(xiii)	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xiv)	counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

(xv)	engaging and supervising, on our behalf and at our expense, independent contractors or other parties that provide real estate, investment banking, mortgage brokerage, appraisal, securities brokerage, underwriting review, due diligence, insurance, legal and accounting and other, legal or administrative financial services, and all other services as may be required relating to our operations and assets, including potential asset acquisition; provided, that the Manager shall have the right to cause any such services to be rendered by its employees or affiliates, in which case we will pay or reimburse the Manager or its affiliates performing such services for the cost thereof so long as (a) such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis and (b) that such costs shall not be reimbursed in excess of $ per annum;

(xvi)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xvii)	monitoring the operating performance of our assets and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii)	deploying and redeploying any moneys and securities of ours (including acquiring short-term investments pending the acquisition of other assets, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

(xix)	assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xx)	assisting us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxi)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act or by stock exchange requirements;

(xxii)	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Internal Revenue Code applicable to REITs;

(xxiii)	placing, or facilitating the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiv)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on our behalf in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(xxv)	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(xxvi)	counseling us in connection with policy decisions to be made by our board of directors;

(xxvii)	performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxviii)	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to our Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us which limits our Manager’s obligations to us to those specifically set forth in the Management Agreement (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us fiduciary duties under Delaware law in their capacity as officers of our company). Our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to our Management Agreement, except because of acts constituting bad faith, willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager not constituting bad faith, willful misconduct or gross negligence pursuant to our Management Agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct or gross negligence under our Management Agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (for example, a transaction was effected in violation of our asset acquisition guidelines) or in the trade process (for example, a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of the offering.

Pursuant to the terms of our Management Agreement, our Manager is required to provide us with our management team, including a chief executive officer and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will be required to be exclusively dedicated to us.

Our Management Agreement may be amended or modified by agreement between us and our Manager. Our Manager may generally only assign our Management Agreement or any of its duties thereunder with the written approval of a majority of our independent directors; provided that our Manager may assign our Management Agreement or any of its duties thereunder to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the Investment Advisers Act of 1940.

The initial term of our Management Agreement expires on the third anniversary of the closing of this offering and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below.

Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, our Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. We may also terminate the Management Agreement at any time for cause, including during the initial term, without the payment of any Termination Fee, with 60 days prior written notice from our board of directors. “Cause” is defined as:

•

our Manager’s willful continued material breach of any provision of our Management Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence of duties under our Management Agreement;

•

the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition; and

•	the dissolution of our Manager.

If we terminate the Manager without cause, we will be required to pay a Termination Fee, as described below. In addition, effective as of the date of such termination, the Strategic Alliance would be terminated and we would generally no longer have any future rights under the Strategic Alliance Agreement.

Our Manager may terminate our Management Agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a Termination Fee. Our Manager may also decline to renew our Management Agreement following the initial term by providing us with 180 days written notice, in which case we would not be required to pay a Termination Fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate our Management Agreement upon 60 days’ written notice. If our Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the Termination Fee described below.

MANAGEMENT FEES, EXPENSE REIMBURSEMENTS AND TERMINATION FEE

We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager and Springleaf to conduct our day-to-day operations. Expense reimbursements to our Manager are made in cash in arrears on a monthly basis following the end of each month.

Base management fee

We will pay our Manager a base management fee under our Management Agreement, calculated and payable in cash monthly in arrears, equal to 1.5% per annum of our stockholders’ equity.

For purposes of calculating the base management fee, our stockholders’ equity for any period means (A) the sum of (i) our total equity as of                      plus (ii) the total net proceeds to us from any capital raised in connection with or after the date of this offering by us or any of our subsidiaries (exclusive, with respect to any subsidiary, of capital of such subsidiary consisting of a capital contribution or other form of capital investment made by us or another one of our subsidiaries) plus (iii) the value of contributions made by partners other than us, from time to time, to the capital of any subsidiary (reduced proportionately in the case of a subsidiary to the extent that we own, directly or indirectly, less than 100% of the equity interests in such subsidiaries) less (B) the sum of (i) any capital dividends or capital distributions made by us to our stockholders or, without duplication, by any subsidiary to its stockholders, partners or other equity holders (reduced proportionately in the case of a subsidiary to the extent that we own, directly or indirectly, less than 100% of the equity interests in such subsidiary) plus (ii) any repurchase, redemption, retirement or cancellation of any capital included in clause (A)(ii) above. Our stockholders’ equity, for purposes of calculating the base management fee, could be greater than or less than the amount of stockholders equity shown on our financial statements. This description of stockholders’ equity is only a summary of the term, and is qualified in its entirety by the terms set forth in the Management Agreement, which is attached as an exhibit to the registration statement, of which this prospectus forms a part.

The base management fee of our Manager shall be calculated within ten days after the end of each month and such calculation shall be promptly delivered to us. The base management fee shall be payable in cash.

Incentive fee

Our Manager will be entitled to an Incentive Fee in an amount equal to            .

Reimbursement of expenses

Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under our management agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our assets;

•	costs of the year-end audit and quarterly reviews, including the costs associated with compliance with the Sarbanes-Oxley Act, tax preparation and legal counsel;

•	the compensation and expenses of our directors and the cost of directors’ and officers’ liability, and any non-covered indemnification expense;

•

costs associated with the purchase, financing, sale or other disposition of an asset, the establishment and maintenance of any of our bank credit facilities (including term loans and revolving facilities), securitizations, warehouse facilities, repurchase agreements or other indebtedness of ours (including commitment fees, transaction fees, accounting fees, legal fees, negotiating, closing and other similar costs) or any of our securities offerings;

•

expenses connected with communications to holders of our securities or of our subsidiaries, including web hosting, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, and the costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

•

expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any bank credit facilities (including term loans and revolving facilities), securitizations, warehouse facilities, repurchase agreements or any of our or our subsidiaries’ securities offerings;

•

costs and expenses incurred with respect to Bloomberg and other market data information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business, except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

•

expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our Manager;

•

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•

any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

•

expenses incurred in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our Manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

•	all other expenses actually incurred by our Manager, which are reasonably necessary for the performance by our Manager of its duties and functions under our Management Agreement.

We will not reimburse our Manager or its affiliates for the salaries and other compensation of their personnel.

Termination fee

We are required to pay our Manager a Termination Fee if we terminate the Management Agreement without cause, or if the Manager terminates the Management Agreement due to a material breach by us.

The Termination Fee is a fee equal to three times the sum of (1) the average annual Base Fee earned by our Manager during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, and (2) the greater of (x) the average annual Incentive Fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination and (y) the Incentive Fee Fair Value Amount, as defined below.

The “Incentive Fee Fair Value Amount” is an amount equal to the Incentive Fee determined as if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).

OUR MANAGEMENT

DIRECTORS AND OFFICERS

The following table sets forth the name, age and position of our directors and executive officers as of the date of this prospectus. Each of our executive officers holds office until his or her successor is elected or appointed by our board of directors and qualified or until his or her death, resignation, retirement or removal, if earlier. Each director holds office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. Upon completion of this offering, our board of directors will consist of              members, a majority of whom will be “independent” as defined under the rules of the NYSE. We expect to appoint              additional directors to our board of directors after the completion of this offering, at least one of whom will be “independent” as defined under the rules of the NYSE.

Director or Officer	Age	Position held with our company
Randal A. Nardone	55	Director
Frederick W. Geissinger	65	Chief Executive Officer
Donald R. Breivogel, Jr.	50	Chief Financial Officer and Principal Accounting Officer

BIOGRAPHICAL INFORMATION

For biographical information on Frederick W. Geissinger and Donald R. Breivogel, Jr., see “Our Manager and Our Management Agreement—Biographical Information.”

Randal A. Nardone has been a member of our board of directors since May 2011. Mr. Nardone has been a member of the Board of Fortress Investment Group LLC, or Fortress, since November 2006 and has been a member of the Management Committee of Fortress since its co-founding in 1998. Mr. Nardone is a director of Alea Group Holdings (Bermuda) Ltd., Brookdale Senior Living, Inc., Eurocastle Investment Limited, GAGFAH S.A. and Springleaf. Mr. Nardone was previously a managing director of UBS from May 1997 to May 1998. Prior to joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone received a B.A. in English and Biology from the University of Connecticut and a J.D. from Boston University School of Law. Mr. Nardone’s extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and deep familiarity with the industry led our board of directors to conclude that Mr. Nardone should be elected to serve as a director.

BOARD OF DIRECTORS

Our bylaws provide that our board of directors shall consist of not less than one and not more than              directors as the board of directors may from time to time determine. Our board of directors will initially consist of        directors. Our board of directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2012, 2013 and 2014, respectively. Messrs.             ,              and              will each serve as a Class I director, Messrs.              and              will each serve as a Class II director and Messrs.              and              will each serve as a Class III director. All officers serve at the discretion of the board of directors.

Upon completion of this offering, we will have              directors,              of whom we believe will be determined to be independent as defined under the rules of the NYSE. Our board of directors has determined that Messrs.             ,                           and              will be our independent directors.

Our certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors; provided, however, that pursuant to the Stockholders Agreement that we will enter into with the Selling Stockholder prior to the completion of this offering, we will be required to take all reasonable actions within our control (including nominating as directors the individuals designated by the Selling Stockholder that otherwise meet our reasonable standards for board nominations) so that up to a majority (depending upon the level of ownership of the Selling Stockholder) of the members of our board of directors are individuals designated by the Selling Stockholder.

COMMITTEES OF THE BOARD OF DIRECTORS

Upon completion of this offering, we will establish the following committees of our board of directors:

Audit Committee

The audit committee:

•

reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•

has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

The members of the committee have not yet been appointed. We intend to appoint at least three members to this committee who are “independent” directors as defined under NYSE rules and Rule 10A-3 of the Securities Exchange Act. Each of these directors will be determined to be financially literate by our board of directors and one will be our audit committee financial expert.

Nominating, Corporate Governance and Conflicts Committee

The nominating, corporate governance and conflicts committee:

•

reviews the performance of our board of directors and makes recommendations to the board of directors regarding the selection of candidates, qualification and competency requirements for service on the board of directors and the suitability of proposed nominees as directors;

•	advises the board of directors with respect to the corporate governance principles applicable to us;

•	oversees the evaluation of the board of directors and management;

•	reviews and approves in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	established guidelines or rules to cover specific categories of transactions.

The members of the committee have not yet been appointed. We intend to appoint at least three members to this committee who are “independent” directors as defined under NYSE rules.

Compensation Committee

The compensation committee:

•	evaluates the performance of our Manager;

•	reviews the compensation and fees payable to our Manager under our Management Agreement;

•	prepares compensation committee reports;

•	oversees our equity-based remuneration plans and programs; and

•	determines from time to time the remuneration for our independent directors.

The members of the committee have not yet been appointed. We intend to appoint at least three members to this committee who are “independent” directors as defined under NYSE rules.

COMPENSATION OF DIRECTORS

We have not yet paid any compensation to our directors. Following completion of this offering, we will pay an annual fee to each independent director equal to $            , payable semi-annually. In addition, an annual fee of $             will be paid to the chairs of each of the audit and compensation committees of the board of directors. Fees to independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a stockholder-approved plan or the issuance is otherwise exempt from NYSE listing requirements. Affiliated directors, however, will not be separately compensated by us. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

EXECUTIVE OFFICER COMPENSATION

Each of our officers is an employee of our Manager. Because our Management Agreement provides that our Manager is responsible for managing our affairs, our officers do not receive cash compensation from us for serving as our officers. Our officers, in their capacities as officers or personnel of our Manager or its affiliates, will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

CODE OF BUSINESS CONDUCT AND ETHICS

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s officers, directors and personnel when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth the total number of shares of common stock beneficially owned, and the percent so owned, prior to this offering and as adjusted to reflect the sale of the shares offered hereby, by (i) each person known by us to be the beneficial owner of five percent or more of our outstanding common stock, (ii) each of our directors and named executive officers, (iii) all directors and executive officers as a group, and (iv) the Selling Stockholder.

The percentage of beneficial ownership of our common stock before this offering is based on             shares of common stock issued and outstanding as of                     , 2011. The percentage of beneficial ownership of our common stock after this offering is based on             shares of common stock issued and outstanding. The table assumes that the underwriters will not exercise their over-allotment option.

	Number of Shares Beneficially owned Prior to the Offering		Number of Shares being offered	Number of Shares Beneficially owned After the Offering
Name and Address	Number of Shares	Percentage		Number of Shares	Percentage
Randal A. Nardone Frederick W. Geissinger Donald R. Breivogel, Jr.
All current directors, director nominees and officers as a group (3 persons)
Springleaf REIT Holdings LLC

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT

Prior to the completion of this offering, we will enter into a Management Agreement with Springleaf REIT Management LLC, an affiliate of Springleaf, pursuant to which Springleaf REIT Management LLC will manage our day-to-day operations. For details about our Management Agreement, see “Our Manager and Our Management Agreement.”

CONTRIBUTION AGREEMENT

We will enter into a Contribution Agreement with Springleaf and certain of its subsidiaries, including the Selling Stockholder, in order to effect the contribution of our initial portfolio of residential real estate loans and consumer loans immediately prior to the completion of this offering.

STRATEGIC ALLIANCE AGREEMENT

Immediately prior to the completion of this offering, we will enter into several agreements—collectively referred to as the Strategic Alliance Agreement—with Springleaf, which will provide us with access to Springleaf’s loan origination and servicing platform. For details about our Strategic Alliance Agreement, see “Business—Strategic Alliance Agreement.”

NATIONSTAR MORTGAGE, LLC

On January 31, 2011, certain subsidiaries of Springleaf, including MorEquity and Springleaf Home Equity, Inc., entered into a subservicing agreement with Nationstar, dated as of February 1, 2011, whereby all of the centralized real estate mortgage loans from time to time owned by such subsidiaries (approximately $3.3 billion as of December 31, 2010), or the Portfolio Loans, will be subserviced by Nationstar. Nationstar is a non-subsidiary affiliate of Springleaf.

On January 31, 2011, MorEquity and Nationstar, which we refer to, collectively, as the Owners, also entered into a subservicing agreement, dated as of February 1, 2011, whereby Nationstar subservices certain residential mortgage loans that MorEquity previously serviced for our 2010 securitization, known as the American General Mortgage Loan Trust 2010-1, totaling approximately $917.6 million as of December 31, 2010, or the Securitized Loans. The Portfolio Loans and the Securitized Loans are referred to as the Loans.

The subservicing agreements require Nationstar to subservice the Loans on behalf of the Owners consistent with its normal servicing practices and, as applicable, the terms of the Loans and securitization documents. The subservicing agreements will not affect the servicing of branch-based mortgage loans by other Springleaf subsidiaries. Nationstar will receive certain fees for its subservicing services, including the right to retain certain income incidental to servicing. Nationstar started subservicing on February 1, 2011.

The Owners also entered into a marketing agreement on September 24, 2010 with Nationstar, permitting Nationstar to refinance certain first lien mortgage loans of existing customers of the Owners. On February 16, 2011, the Owners, by an amendment to the marketing agreement, further agreed to pay closing costs and reduce the principal amount of any such refinancing in an amount not to exceed six percent of the unpaid balance of the loan. Approximately $10.6 million in first mortgages have been modified under the refinancing program as of December 31, 2010, and Nationstar has received approximately $0.2 million from the Owners to pay closing costs and reduce the principal amount of refinancings under the marketing agreement as of February 28, 2011.

STOCKHOLDERS AGREEMENT

General

Prior to the completion of this offering, we will enter into the Stockholders Agreement with the Selling Stockholder. As discussed further below, the Stockholders Agreement that we will enter into prior to completion of this offering provides certain rights to the Selling Stockholder with respect to the designation of directors for nomination and election to as well as removal from our board of directors, as well as registration rights for certain of our securities owned by the Selling Stockholder.

Our Stockholders Agreement will provide that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our voting shares beneficially owned by each) so that no amendment is made to our certificate of incorporation and bylaws in effect as of the date of the Stockholders Agreement that would add restrictions to the transferability of our shares by the Selling Stockholder or its permitted transferees which are beyond those provided for in our certificate of incorporation, bylaws, the Stockholders Agreement or applicable securities laws, or that nullify the rights set out in the Stockholders Agreement of Springleaf or its permitted transferees unless such amendment is approved by the Selling Stockholder.

Designation and Election of Directors

Our Stockholders Agreement will provide that, for so long as the Stockholders Agreement is in effect, we and the Selling Stockholder shall take all reasonable actions within our respective control (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors held of record or beneficially owned by the Selling Stockholder, and, with respect to Springleaf REIT, including in the slate of nominees recommended by the board of directors those individuals designated by the Selling Stockholder) so as to elect to the board of directors, and to cause to continue in office, not more than             directors (or such other number as the Selling Stockholder may agree in writing), of whom, at any given time:

•

at least a majority of such directors shall be individuals designated by the Selling Stockholder, for so long as the Selling Stockholder beneficially owns at least 40% of the voting power of Springleaf REIT;

•

at least              directors (             if the board of directors consists of more than              directors) shall be individuals designated by the Selling Stockholder, for so long as the Selling Stockholder beneficially owns less than 40% but at least 20% of the voting power of Springleaf REIT;

•

at least              directors (             if the board of directors consists of more than              directors) shall be individuals designated by the Selling Stockholder, for so long as the Selling Stockholder beneficially owns less than 20% but at least 10% of the voting power of Springleaf REIT; and

•

at least              director shall be an individual designated by the Selling Stockholder, for so long as the Selling Stockholder beneficially owns less than 10% but at least 5% of the voting power of Springleaf REIT.

In accordance with the Stockholders Agreement, the Selling Stockholder will designate Messrs.             ,              and                      for election to our board of directors prior to the completion of this offering.

Registration Rights

Demand Rights. Under our Stockholders Agreement, the Selling Stockholder will have, for so long as the Selling Stockholder beneficially owns an amount of our common shares (whether owned at the time of this offering or subsequently acquired) equal to or greater than 1% of our common shares issued and outstanding immediately after the consummation of this offering (a “Registrable Amount”), “demand” registration rights that allow the Selling Stockholder, at any time after              days following the consummation of this offering, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. The Selling

Stockholder will be entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount, subject to certain postponement mechanisms of Springleaf REIT described therein relating to disclosures in the public offering document that would be detrimental to us or our stockholders. We are also not required to effect any demand registration within three months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the common shares requested by the requestor to be included.

Piggyback Rights. For so long as the Selling Stockholder beneficially owns an amount of our common shares equal to a Registrable Amount, Springleaf will also have “piggyback” registration rights that allows it to include the common shares that they own in any public offering of equity securities initiated by us (other than those public offerings by us pursuant to registration statements on Forms S-4 or S-8) or by any of our other stockholders that have registration rights. The “piggyback” registration rights of the Selling Stockholder are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. Under our Stockholders Agreement, we will grant to the Selling Stockholder or any of its permitted transferees, for so long as it beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of our common shares to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our stockholders.

Indemnification; Expenses. Under our Stockholders Agreement, we will agree to indemnify the applicable selling stockholder and its officers, directors, employees, managers, members, partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells our common shares, unless such liability arose from the applicable selling stockholder’s misstatement or omission, and the applicable selling stockholder or selling stockholders (severally and not jointly) agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incidental to our performance under the Stockholders Agreement, and the applicable selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its common shares under the Stockholders Agreement.

RELATED PARTY TRANSACTION POLICIES

We also expect our board of directors to adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any proposed related person transaction and all material facts about the proposed transaction. Our Secretary would then assess and promptly communicate that information to the nominating, corporate governance and conflicts committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction and will generally approve only those transactions that are in, or are not inconsistent with, the best interests of Springleaf REIT and its stockholders. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws as will be in effect upon the consummation of this offering. These descriptions may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depository, the depository or its nominee will be the sole registered and legal owner of those shares, and references in this prospectus to any “stockholder” or “holder” of those shares means only the depository or its nominee. Persons who hold beneficial interests in our shares through a depository will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depository or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depository or its nominee. Owners of beneficial interests in those shares will have to look solely to the depository with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depository, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depository.

Prior to completion of this offering, our certificate of incorporation will be amended so that our authorized capital stock will consist of:

•	shares of common stock, par value $0.01 per share; and

•	shares of preferred stock, par value $0.01 per share.

Upon completion of this offering, there will be outstanding              shares of common stock (assuming no exercise of the underwriters’ over-allotment option and an initial public offering price of $            , the midpoint of the price range set forth on the cover of this prospectus) and no outstanding shares of preferred stock.

The following is a description of the material terms of our certificate of incorporation and bylaws. We refer you to our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

COMMON STOCK

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors; provided, however, that pursuant to the Stockholders Agreement that we will enter into with the Selling Stockholder prior to the completion of this offering, we will be required to take all reasonable actions within our control (including nominating as directors the individuals designated by the Selling Stockholder) so that up to a majority (or other number, depending upon the level of ownership of the Selling Stockholder) of the members of our board of directors are individuals designated by the Selling Stockholder.

Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock to prior distribution.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this prospectus will be validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price for such shares.

PREFERRED STOCK

Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF OUR CAPITAL STOCK

In order to qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2011, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2011, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

Our certificate of incorporation, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our certificate of incorporation provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. Pursuant to our certificate of incorporation, our board of directors has the power to increase or decrease the percentage of common or capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common or capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our common or capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our common or capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit. If our board of directors changes the stock ownership limit, it will (i) notify each stockholder of record of any such change, and (ii) publicly announce any such change, in each case at least 30 days prior to the effective date of such change.

Our certificate of incorporation also prohibits any person from beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and from transferring shares of our capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. In addition, no such person may own an interest in any tenant that would cause us to own, actually or constructively, more than a 9.9%

interest in such tenant. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such conditions, representations and undertakings as our board of directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions.

Any attempted transfer of our capital stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our certificate of incorporation) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our certificate of incorporation, our certificate of incorporation provides that the purported transfer will be void ab initio. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our certificate of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trust may reduce the amount payable to the proposed transferee by the amount of dividends and distributions paid to the proposed transferee and owned by the proposed transferee to the trust.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in number or in value of all classes or series of our capital stock, including shares of our common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our capital stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in our certificate of incorporation.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

STOCKHOLDERS AGREEMENT

For a description of the Stockholders Agreement that we will enter into with the Selling Stockholder prior to the completion of this offering, see “Certain Relationships and Related Transactions—Stockholders Agreement.”

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION AND BYLAWS

The following is a summary of certain provisions of our certificate of incorporation and bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control. Our certificate of incorporation provides that Section 203 of the Delaware General Corporation Law, as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2012, 2013 and 2014, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors.

Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest. In addition, our bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote; provided, however, that for so long as the Fortress Stockholders own a majority of our issued and outstanding common stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote.

Pursuant to our certificate of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “—Preferred Stock.” Our bylaws also provide that our stockholders are specifically denied the ability to call a special meeting of the stockholders, provided, however, that for so long as the Selling Stockholder owns at least 40% of our issued and outstanding common stock, any stockholders that collectively beneficially own at least 40% of our issued and outstanding common stock may call special meetings of our stockholders.

Ability of Our Stockholders to Act

Our certificate of incorporation and bylaws do not permit our stockholders to call special stockholders meetings; provided, however, that for so long as the Selling Stockholder owns at least 25% of our issued and outstanding common stock, any stockholders that collectively beneficially own at least 25% of our issued and outstanding common stock may call special meetings of our stockholders. Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 15 or more than 60 days before the date of such meeting, unless otherwise required by law.

Our certificate of incorporation and bylaws allow any action required to be taken by a meeting of our stockholders. Any action which may be taken at a meeting of our stockholders may be taken without a meeting by written consent of a majority of our stockholders for so long as the Selling Stockholder owns at least 25% of our issued and outstanding common stock. After the Selling Stockholder owns less than 25% of our issued and outstanding stock, only action by unanimous written consent of our stockholders can be taken without a meeting.

Our bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by any of our stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Limitations on Liability and Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	Any breach of the director’s duty of loyalty to us or our stockholders,

•	Intentional misconduct or a knowing violation of law;

•	Liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	Any transaction from which the director derives an improper personal benefit.

Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CORPORATE OPPORTUNITY

Under our certificate of incorporation, to the extent permitted by law:

•

Springleaf and certain other of Springleaf’s affiliates, including Fortress and Fortress’s affiliates, and their permitted transferees have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•

if Springleaf or certain other of Springleaf’s affiliates, including Fortress and Fortress’s affiliates, or their permitted transferees or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, it has no duty to offer such corporate opportunity to us, our stockholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•

in the event that any of our directors and officers who is also a director, officer or employee of Springleaf or certain other of Springleaf’s affiliates, including Fortress and Fortress’s affiliates, or their permitted transferees acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Springleaf pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

TRANSFER AGENT

The registrar and transfer agent for our common stock is             .

LISTING

We intend to list our common stock on the NYSE under the symbol “            .”

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Term Loan Facility

On May 10, 2011, SLFC entered into, and fully drew down on, a $3.75 billion of six-year senior secured term loans, (collectively the “initial loan”), pursuant to a secured term loan facility, or the Senior Secured Term Loan Facility, among Springleaf Financial Funding Company, or the Borrower, SLFC, most of the consumer finance operating subsidiaries of SLFC (collectively, the “Subsidiary Guarantors”), a syndicate of lenders, various agents and Bank of America, N.A., as administrative agent and collateral agent. The Senior Secured Term Loan Facility refinanced in full the Borrower’s existing $3.0 billion secured term loan facility (the “Old Term Loan”) scheduled to mature in April 2015. Upon receipt of additional lender commitments, the aggregate principal amount of the Senior Secured Term Loan Facility may be increased pursuant to one or more incremental facilities subject to satisfaction of certain conditions. Springleaf REIT will be a Subsidiary Guarantor under the Senior Secured Term Loan Facility.

The Senior Secured Term Loan is guaranteed by SLFC and by the Subsidiary Guarantors. In addition, certain operating subsidiaries of SLFC that from time to time meet certain criteria will be required to become Subsidiary Guarantors. The Senior Secured Term Loan Facility is secured by a first priority pledge of the stock of the Borrower that was limited at the transaction date, in accordance with SLFC’s existing indenture, to approximately 10% of SLFC’s consolidated net worth.

The terms of the Senior Secured Term Loan Facility permit the transfer of assets between Subsidiary Guarantors. Certain Subsidiary Guarantors intend to transfer eligible loan receivables to Springleaf REIT, and after giving effect to such transfer, Springleaf REIT will assume obligations of certain intercompany loans secured by a first priority security interest in eligible loan receivables, according to pre-determined eligibility requirements and in accordance with a borrowing base formula. To the extent necessary to remain in compliance with the applicable borrowing based formula under the Senior Secured Term Loan Facility, the eligible loan receivables held by Springleaf REIT will be subject to a first prior security interest securing Springleaf REIT’s obligations under the intercompany loans assumed by Springleaf REIT.

The maturity date of the initial loan made under the Senior Secured Term Loan Facility is May 10, 2017. With respect to Eurodollar rate loans, the initial loan under the Senior Secured Term Loan Facility will bear interest at a rate of LIBOR plus 4.25%, subject to a LIBOR floor of 1.25% (compared to the Old Term Loan rate of LIBOR plus 5.50% with 1.75% LIBOR floor). With respect to base rate loans, the initial loan under the Senior Secured Term Loan Facility will bear interest at a spread of 3.25% (compared to 4.25% under the Old Term Loan) plus the highest of (i) the federal funds rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by the administrative agent as its “prime rate,” and (iii) one-month LIBOR plus 1.00%. Voluntary prepayments of initial loan on or prior to (i) May 10, 2012 are subject to 2.00% prepayment premium and (ii) May 10, 2013, but after May 10, 2012, are subject to a 1.00% prepayment premium.

The documents for the Senior Secured Term Loan Facility (collectively the “Facility Documents”), including the Amended and Restated Credit Agreement dated May 10, 2011 (the “Credit Agreement”), contain customary representations and warranties and affirmative and negative covenants that, among other things, restrict the ability of (i) SLFC and its subsidiaries to create or incur certain liens, (ii) SLFC to merge or consolidate with other companies or transfer all or substantially all of its assets, (iii) the Borrower and the Subsidiary Guarantors to create or incur liens, incur or guarantee additional indebtedness, make investments, transfer or sell assets, make restricted payments, engage in transactions with affiliates and make certain amendments to their organizational documents or the documents relating to the intercompany secured loans, and (iv) the Borrower to engage in any business or consensual activity other than as specified in the Facility Documents. These covenants are subject to a number of limitations and exceptions set forth in the Facility Documents.

Generally, the representations and warranties and affirmative and negative covenants applicable to Subsidiary Guarantors are applicable to Springleaf REIT. In addition, there are certain exceptions in the negative covenants that, subject to satisfaction of applicable conditions or other requirements, allow Springleaf REIT to (1) assume certain indebtedness of SLFC, and (2) make restricted payments up to an amount equal to 120% of the amount required to qualify and maintain its qualification as a REIT or avoid payment of federal or state income or excise tax.

The Facility Documents also provide for customary events of default, including payment defaults, failure to comply with covenants, cross-defaults to material indebtedness, bankruptcy and insolvency, material judgments, invalidity of Facility Documents or with respect to the intercompany secured loans and material ERISA events. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding obligations under the Facility Documents will become due and payable immediately without further action or notice. As is customary in such financings, the lenders may terminate their commitments, accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default, subject, in certain instances, to the expiration of an applicable cure period.

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to this offering and the other transactions described in this prospectus, we will have                  shares of common stock outstanding. Our shares of common stock are newly-issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors—Risks Related to this Offering and Our Common Stock.”

For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of Capital Stock—Restrictions on Ownership and Transfer of Our Capital Stock.”

LOCKUP AGREEMENTS

We, our Manager and each of our officers and directors have agreed, subject to certain exceptions and extensions in certain circumstances, not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock, or derivatives of our common stock owned by these persons upon the completion of this offering and the concurrent private placement or common stock issuable upon exercise of options or warrants held by these persons, for a period of              days after the date of this prospectus without the prior written consent of the representatives of the underwriters. This consent may be given at any time without public notice. Transfers or dispositions may be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters, subject to certain exceptions. There are no agreements between the representatives and us, our Manager or any of our officers or directors releasing us or them from these lock-up agreements prior to the expiration of the             -day period.

REGISTRATION RIGHTS

We will enter into a registration rights agreement with the Selling Stockholder and certain of our executive officers with regard to the common stock owned by the Selling Stockholder and such officers upon completion of this offering. Pursuant to the registration rights agreement, we will grant to Springleaf and certain of our executive officers (i) unlimited demand registration rights to have these shares registered for resale and (ii) the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our manager. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

RULE 144

In general, under Rule 144 of the Securities Act, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have beneficially owned restricted securities within the meaning of Rule 144 for at least six months, are entitled to sell, upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in common stock of Springleaf REIT. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “Springleaf REIT,” “we,” “our” and “us” mean only Springleaf REIT and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (“Treasury”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate Springleaf REIT and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive Springleaf REIT stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding Springleaf REIT stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

TAXATION OF SPRINGLEAF REIT

We intend to elect to be taxed as a REIT, commencing with our initial taxable year ending December 31, 2011, upon the filing of our U.S. federal income tax return for such year. We believe that we have been organized, and expect to operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Internal Revenue Code.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our formation and election to be taxed as a REIT. In connection with this offering of our common stock, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT, commencing with our initial taxable year ending December 31, 2011. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

For tax years through 2012, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. Under current law, the highest marginal non-corporate income tax rate applicable to ordinary income is 35%. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including any TRSs, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

7.	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, will be 2011). Our certificate of incorporation provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year-end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s-length basis.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. The IRS recently issued Revenue Procedure 2011-16, which interprets the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code’s requirement that taxpayers treat any market discount (discussed below) as interest rather than principal. Any mortgage loan that we invest in that is not fully secured by real property may therefore be subject to the interest apportionment rules and the position taken in IRS Revenue Procedure 2011-16.

We may invest in Agency and Non-Agency mortgage-backed securities that are either mortgage pass-through certificates or collateralized mortgage obligations, or CMOs. We expect that such mortgage-backed securities will be treated either as interests in a grantor trust or as interests in a real estate mortgage investment conduit, or REMIC, for U.S. federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of mortgage-backed securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from mortgage-backed securities will be qualifying income for purposes of the REIT gross income tests.

Dividend Income. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income. Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Hedging Transactions. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry

“real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of income and gains from the disposition of TBAs, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Timing Differences Between Receipt of Cash and Recognition of Income. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is generally recognized as income when, and to the extent that, any payment of principal on the debt instrument is made. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Moreover, to the extent that we acquire mortgage-backed securities, some may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such securities. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the mortgage-backed securities in question will be made, with consequences similar to those described in the previous paragraph if all payments on the securities are not made.

In addition, we may hold distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS that is treated as a dealer or trader and that makes an election to use mark-to-market accounting, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS could recognize a loss at the end of the taxable year in which the modifications were made to the extent that the fair market value of such debt instrument at such time was less than the instrument’s tax basis.

Furthermore, in the event any debt instruments or mortgage-backed securities we hold are delinquent as to mandatory principal and interest payments, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include some kinds of mortgage-backed securities and mortgage loans, as well as interests in real property and stock of other corporations that qualify as REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

We may invest in Agency and Non-Agency mortgage-backed securities that are either mortgage pass-through certificates or CMOs. We expect that these securities will be treated either as interests in grantor trusts or as interests in REMICs for U.S. federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our mortgage-backed securities treated as interests in grantor trusts will qualify as real estate assets.

In the case of mortgage-backed securities treated as interests in a REMIC, such interests will generally qualify as real estate assets. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed.

We may enter into sale and repurchase agreements under which we would nominally sell certain of our mortgage-backed securities to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Economically, these agreements are financings which are secured by the assets “sold” pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the securities that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage-backed securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

In the event that we are treated as investing in a mortgage loan that is not fully secured by real property, recently issued Revenue Procedure 2011-16 may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we should fail to satisfy the asset tests at the end of a calendar quarter, including any failure to satisfy the 75% asset test as a result of any investments in TBAs, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of

(i)	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid, and

(ii)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

As discussed above under “—Income Tests—Timing Differences Between Receipt of Cash and Recognition of Income,” it is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash and our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP arrangement could be treated as “excess inclusion income.” The REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “—Taxation of Stockholders.” To the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to most domestic stockholders that are individuals, trusts and estates will generally be taxable at the preferential income tax rates (i.e., the 15% maximum federal rate through 2012) for qualified dividends. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

TAXATION OF STOCKHOLDERS

Taxation of Taxable Domestic Stockholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2012) for qualified dividends received by most domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of Springleaf REIT —Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2012) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Springleaf REIT—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Springleaf REIT Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 15% (through 2012) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2012) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. stockholders. A “non-U.S. stockholder” is any person other than:

•	a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless

(1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We do not expect that a significant portion of our assets will be USRPIs.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.

Dispositions of Springleaf REIT Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. We believe that we will be a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will remain a domestically controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 5% or less of our outstanding common stock any time during the one-year period ending on the date of the sale. We expect that our common stock will be regularly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a domestic stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a domestic stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning Springleaf REIT stock.

OTHER TAX CONSIDERATIONS

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

Under recently enacted legislation, for taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividend and other income, including capital gains from the sale or other disposition of our common stock.

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Internal Revenue Code of 1986, as amended, or the Code,” impose requirements on employee benefit plans subject to Part 4 of Subtitle B of Title I of ERISA and plans to which Section 4975 of the Code apply (e.g., individual retirement accounts), collectively, the Plans, and on entities (such as certain collective investment funds and insurance company general or separate accounts) whose underlying assets include “plan assets” as defined by ERISA by reason of the investment of one or more Plans in the entity and on persons who are fiduciaries with respect to such Plans, collectively with Plans, the Benefit Plan Investors. A fiduciary of a Plan should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

Final Regulations issued by the DOL, as modified by Section 3(42) of ERISA, or the Plan Asset Rules, define what constitutes assets of an employee benefit plan for purposes of ERISA. Under the Plan Asset Rules, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The Plan Asset Rules define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The Plan Asset Rules provided that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. In general, a security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock to be “widely held” upon completion of this offering.

The Plan Asset Rules provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Asset Rules further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this public offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our certificate of incorporation on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the Plan Asset Rules and are not likely to result in the failure of common stock to be “freely transferable.” The Plan Asset Rules only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the Plan Asset Rules and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

In light of the foregoing and the requirements imposed on Plans and their fiduciaries, each holder of our common stock will be deemed to have represented and agreed that either (1) it is not a Benefit Plan Investor or (2) its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

UNDERWRITING

                                          are acting as managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase from us and the Selling Stockholder, and we and the Selling Stockholder have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of certain conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $             per share. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us and the Selling Stockholder that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of our common shares offered by them. See “—Conflicts of Interest” below.

The underwriters have an option to purchase up to              additional common shares from us and up to additional common shares from the Selling Stockholder, exercisable for 30 days from the date of this prospectus, at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the over-allotment option is exercised, each underwriter must purchase a number of additional shares from Springleaf REIT and the Selling Stockholder approximately proportionate to that underwriter’s initial purchase commitment.

We, our officers and directors, and the Selling Stockholder have agreed that, subject to certain exceptions, for a period of              days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, dispose of or hedge any of our common shares or any securities convertible into or exchangeable for our common shares. The representatives may, in their sole discretion, release any of the securities subject to these lock-up agreements at any time without notice.

The             -day restricted period described in the preceding paragraph will be automatically extended if (1) during the last 17 days of the             -day restricted period we issue an earnings release or announce material news or a material event relating to us occurs or (2) prior to the expiration of the             -day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the             -day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless the representatives provide a written waiver of such extension.

At our request, the underwriters have reserved up to     % of the common shares for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of common shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other common shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Prior to this offering, there has been no public market for our common shares. Consequently, the initial public offering price for the shares was determined by negotiations among us, the Selling Stockholder and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common shares will develop and continue after this offering.

We intend to have our common shares listed on the NYSE under the symbol “            ”. The underwriters will undertake to sell common shares to a minimum of 400 U.S. beneficial owners in lots of 100 or more shares to meet the NYSE distribution requirements for trading.

The following table shows the underwriting discounts and commissions that we and the Selling Stockholder are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Paid by Springleaf REIT		Paid by the Selling Stockholder
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$	$	$	$
Total	$	$	$	$

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering, excluding the underwriting discount, will be $            .

The underwriters or their affiliates may engage in transactions with, and may perform and have, from time to time, performed investment banking and advisory services for us, the Selling Stockholder, Fortress and certain of their affiliates in the ordinary course of their business and for which they have received or would receive customary fees and expenses. As discussed below, in certain circumstances conflicts will arise in connection with the repayment of outstanding indebtedness under these facilities with proceeds from the offering. See “Business—Conflicts of Interest.”

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We and the Selling Stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by                         .

EXPERTS

The financial statements as of December 31, 2010 and for the one month ended December 31, 2010 (New Basis) and as of December 31, 2009 and for the eleven months ended November 30, 2010 and for each of the two years in the period ended December 31, 2009 (Old Basis) included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Report of Independent Registered Public Accounting Firm

To Management

of Springleaf U.S. Consumer Lending Business

In our opinion, the accompanying combined balance sheet as of December 31, 2010 and the related combined statements of operations, equity, and cash flows for the one month ended December 31, 2010 present fairly, in all material respects, the financial position of Springleaf U.S. Consumer Lending Business (New Basis) at December 31, 2010 and the results of their operations and their cash flows for the one month ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 13, 2011

Report of Independent Registered Public Accounting Firm

To Management

of Springleaf U.S. Consumer Lending Business

In our opinion, the accompanying combined balance sheet as of December 31, 2009 and the related combined statements of operations, equity, and cash flows for the eleven months ended November 30, 2010 and for each of the two years in the period ended December 31, 2009 present fairly, in all material respects, the financial position of Springleaf U.S. Consumer Lending Business (Old Basis) at December 31, 2009, and the results of their operations and their cash flows for the eleven months ended November 30, 2010 and for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 13, 2011

Springleaf U.S. Consumer Lending Business

(A Carve-out of Springleaf Finance Inc and Subsidiaries)

Combined Balance Sheets

	New Basis	Old Basis
(dollars in thousands)	December 31, 2010	December 31, 2009
Assets

Net finance receivables:
Real estate loans	$11,136,795	$14,395,278
Non-real estate loans	2,615,969	3,186,815
Retail sales finance	491,185	1,129,220

Net finance receivables	14,243,949	18,711,313
Allowance for finance receivable losses	(7,120)	(1,528,971)

Net finance receivables, less allowance for finance receivable losses	14,236,829	17,182,342
Finance receivables held for sale	—	693,675
Cash and cash equivalents	1,290,458	1,245,354
Notes receivable from AIG	—	1,550,906
Restricted cash	324,972	57,754
Other assets	1,233,720	979,931

Total assets	$17,085,979	$21,709,962

Liabilities and Equity
Long-term debt	$15,174,010	$17,749,319
Short-term debt	—	2,450,000
Other liabilities	643,725	348,925
Deferred and accrued taxes	512,074	4,809

Total liabilities	16,329,809	20,553,053

Equity:
Accumulated other comprehensive income	1,452	1,515
SLFI net investment	754,718	1,155,394

Total equity	756,170	1,156,909

Total liabilities and equity	$17,085,979	$21,709,962

See Notes to Combined Financial Statements.

Springleaf U.S. Consumer Lending Business

(A Carve-out of Springleaf Finance Inc and Subsidiaries)

Combined Statements of Operations

	New Basis	Old Basis
(dollars in thousands)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenues
Finance charges	$179,970	$1,655,194	$2,192,952	$2,652,347
Finance charges on and fair value adjustments for finance receivables held for sale originated as held for investment	—	20,418	(71,605)	(27,456)
Other	19,754	78,079	(67,023)	(33,662)

Total revenues	199,724	1,753,691	2,054,324	2,591,229

Expenses
Interest expense	118,693	994,894	1,092,692	1,248,702
Operating expenses:
Salaries and benefits	28,635	357,821	420,824	479,020
Other operating expenses	21,827	281,278	284,599	568,431
Provision for finance receivable losses	38,728	443,155	1,271,096	1,080,545

Total expenses	207,883	2,077,148	3,069,211	3,376,698

Bargain purchase gain	686,236	—	—	—

Income (loss) before (benefit from) provision for income taxes	678,077	(323,457)	(1,014,887)	(785,469)
(Benefit from) provision for income taxes	(2,364)	(282,766)	(482,606)	400,263

Net income (loss)	$680,441	$(40,691)	$(532,281)	$(1,185,732)

See Notes to Combined Financial Statements.

Springleaf U.S. Consumer Lending Business

(A Carve-out of Springleaf Finance Inc and Subsidiaries)

Combined Statements of Equity

	New Basis	Old Basis
(dollars in thousands)	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010	At or for the Year Ended December 31, 2009	At or for the Year Ended December 31, 2008
Accumulated other comprehensive income (loss)
Balance at beginning of period	$—	$1,515	$(81,375)	$(94,212)

Change in net unrealized (losses) gains—Swap agreements	1,027	8,036	81,998	13,853
Retirement plan liabilities adjustment	425	108	892	(1,016)

Other comprehensive gain (loss), net of tax	1,452	8,144	82,890	12,837

Balance at end of period	1,452	9,659	1,515	(81,375)

SLFI net investment
Balance at beginning of period	69,037	1,155,394	1,157,943	1,652,821
Net income (loss)	680,441	(40,691)	(532,281)	(1,185,732)
Capital contributions from parent and other	5,240	1,211	529,732	690,854
Dividend of income tax receivable to AIG	—	(245,715)	—	—

Balance at end of period	754,718	870,199	1,155,394	1,157,943

Total equity	$756,170	$879,858	$1,156,909	$1,076,568

See Notes to Combined Financial Statements.

Springleaf U.S. Consumer Lending Business

(A Carve-out of Springleaf Finance Inc and Subsidiaries)

Combined Statements of Cash Flows

	New Basis	Old Basis
(dollars in thousands)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Cash flows from operating activities
Net income (loss)	$680,441	$(40,691)	$(532,281)	$(1,185,732)
Reconciling adjustments:
Provision for finance receivable losses	38,728	443,155	1,271,096	1,080,545
Depreciation and amortization	346	157,323	136,854	142,516
Deferral of finance receivable origination costs	(3,666)	(35,478)	(36,023)	(64,032)
Deferred income tax (benefit) charge	(7,264)	1,791	(662)	400,496
Writedown of goodwill and other intangible assets	—	—	—	239,749
Origination of finance receivables held for sale	—	—	(4,864)	(140,211)
Sales and principal collections of finance receivables originated as held for sale	—	—	3,129	352,455
Net loss on fair value adjustments for and sales of finance receivables originated as held for sale	—	—	1,222	3,653
Fair value adjustments on finance receivables held for sale originated as held for investment	—	—	92,516	27,456
Net loss on sales of finance receivables held for sale originated as held for investment	—	—	18,898	—
Writedowns and net loss on sales of real estate owned	6,314	42,883	55,176	57,825
Bargain purchase gain	(686,236)	—	—	—
Change in other assets and other liabilities	(166,678)	4,593	121,925	(165,039)
Change in taxes receivable and payable	12,090	(215,695)	(491,458)	16,321
Change in accrued finance charges	6,193	33,689	55,149	2,169
Change in restricted cash	1,077	(4,797)	(24,419)	(660)
Other, net	(192)	1,565	(30)	1

Net cash (used for) provided by operating activities	(118,847)	388,338	666,228	767,512

Cash flows from investing activities
Finance receivables originated or purchased	(115,747)	(1,302,323)	(2,035,443)	(7,064,953)
Principal collections on finance receivables	247,377	2,955,102	4,711,335	6,260,292
Sales and principal collections on finance receivables held for sale originated as held for investment	—	37,764	1,990,909	—
Change in notes receivable from AIG	49	1,550,857	(1,550,906)	—
Change in restricted cash	(21,950)	(247,697)	(27,645)	—
Proceeds from sales of real estate owned	21,305	198,727	245,898	141,473
Change in premiums on finance receivables purchased	—	—	—	(60,362)
Other, net	133	(7,222)	(16,056)	(33,921)

Net cash provided by (used for) investing activities	131,167	3,185,208	3,318,092	(757,471)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	3,413,968	951,488	2,589,004
Repayment of long-term debt	(122,712)	(4,388,860)	(4,337,993)	(3,816,378)
Change in short-term debt	—	(2,450,000)	(609,675)	(800,993)
Capital contributions from parent	3,829	3,013	529,607	690,432

Net cash used for financing activities	(118,883)	(3,421,879)	(3,466,573)	(1,337,935)

(Decrease) increase in cash and cash equivalents	(106,563)	151,667	517,747	(1,327,894)
Cash and cash equivalents at beginning of period	1,397,021	1,245,354	727,607	2,055,501

Cash and cash equivalents at end of period	$1,290,458	$1,397,021	$1,245,354	$727,607

See Notes to Combined Financial Statements.

Springleaf U.S. Consumer Lending Business

(A Carve-out of Springleaf Finance Inc and Subsidiaries)

Combined Statements of Comprehensive Income (Loss)

	New Basis	Old Basis
(dollars in thousands)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net income (loss)	$680,441	$(40,691)	$(532,281)	$(1,185,732)

Other comprehensive gain (loss):
Net unrealized gains on swap agreements	1,579	8,036	81,998	19,520
Retirement plan liabilities adjustment	689	108	1,463	(1,665)

Income tax effect:
Net unrealized gains on swap agreements	(552)	(2,813)	(28,699)	(6,832)
Retirement plan liabilities adjustment	(264)	(38)	(571)	649
Valuation allowance on deferred tax assets for:
Swap agreements	—	2,813	28,699	—
Retirement plan liabilities adjustment	—	38	—	—

Other comprehensive gain, net of tax, before reclassification adjustments	1,452	8,144	82,890	11,672

Reclassification adjustments included in net income (loss):
Realized losses on swap agreements	—	—	—	1,793
Income tax effect of realized losses on swap agreements	—	—	—	(628)

Reclassification adjustments included in net income (loss), net of tax	—	—	—	1,165

Other comprehensive gain, net of tax	1,452	8,144	82,890	12,837

Comprehensive income (loss)	$681,893	$(32,547)	$(449,391)	$(1,172,895)

See Notes to Combined Financial Statements.

Springleaf U.S. Consumer Lending Business

(A Carve-out of Springleaf Finance, Inc. and Subsidiaries)

Notes to the Combined Financial Statements

Note 1. Nature of Operations

Springleaf Finance, Inc. (SLFI, or collectively with its subsidiaries, Springleaf Finance) (formerly American General Finance, Inc.) is a financial services holding company whose principal subsidiary is Springleaf Finance Corporation (SLFC) (formerly American General Finance Corporation). SLFC is also a financial services holding company with subsidiaries engaged in the consumer finance and credit insurance businesses. At December 31, 2010, Springleaf Finance had 1,167 branch offices in 40 states, Puerto Rico and the U.S. Virgin Islands; foreign operations in the United Kingdom; and approximately 5,900 employees. Springleaf Finance has three business segments: branch, centralized real estate and insurance which, with the exception of insurance, are each more fully discussed below.

In connection with the formation of a real estate investment trust (REIT), Springleaf REIT Inc. (Springleaf REIT), SLFI intends to have certain of its subsidiaries contribute residential real estate and non-real estate loans (i.e., consumer loans and retail sales contracts) to Springleaf REIT in exchange for common shares and the assumption of certain indebtedness. Springleaf Finance, or affiliates of Springleaf Finance, intend to enter into several agreements with Springleaf REIT to provide ongoing management services and to service its loans. These intended actions are part of a plan to complete an initial public offering (IPO) of the investment business activities to be conducted by Springleaf REIT, which generally are currently conducted by Springleaf Finance as an integrated part of the activities of originating, investing in, and servicing real estate and consumer loans, which generally are held for investment. These combined financial statements include the combined accounts of SLFI’s subsidiaries, including securitization trusts that are VIEs, that conduct the activities of the Springleaf U.S. Consumer Lending Business (Springleaf), and those corporate assets, liabilities and activities that support that business, which represent the predecessor of Springleaf REIT.

The combined financial statements were prepared using accounting principles generally accepted in the United States of America (GAAP). All material intercompany accounts and transactions were eliminated. Estimates and assumptions were made that affect amounts reported in the combined financial statements and disclosures of contingent assets and liabilities. Ultimate results could differ from the estimates. The effects of and the need to disclose events that occurred subsequent to the date of the most recent combined balance sheet were evaluated for disclosure and recognition purposes; see Note 27.

The Springleaf Combined Financial Statements principally consist of the SLFI Branch and Centralized Real Estate business segments and exclude SLFI’s insurance segment and operations in the United Kingdom. Certain general corporate overhead, other expenses and debt and related net interest expense have been allocated by SLFI to Springleaf. Management believes such allocations are reasonable; however, they may not be indicative of the actual expenses that would have been incurred had Springleaf been operating as an independent, publicly-traded company for the periods presented. See Note 11 for further information regarding allocated expenses.

Until November 30, 2010, Springleaf Finance was a direct wholly-owned subsidiary of AIG Capital Corporation (ACC), a direct wholly owned subsidiary of American International Group, Inc. (AIG), a Delaware Corporation. On November 30, 2010, FCFI Acquisition LLC (FCFI), which is owned by a private equity fund managed by an affiliate of Fortress Investment Group LLC (Fortress), indirectly acquired an 80% economic interest in Springleaf Finance from ACC (the FCFI Transaction). AIG indirectly retained a 20% economic interest in Springleaf Finance.

Because of the nature of the FCFI Transaction, the significance of the ownership interest acquired, and at the direction of the acquirer, push-down accounting was applied to Springleaf Finance as the acquired business. A new basis of accounting was established and, for presentation purposes in these combined financial statements, the pre-FCFI Transaction basis is labeled “Old Basis” and the post-FCFI Transaction basis is labeled “New Basis”. This distinction is made throughout the tables in these combined financial statements through the inclusion of a vertical black line between the columns labeled New Basis and Old Basis.

The financial information for 2010 includes financial information presented on the New Basis for the one month ended December 31, 2010 and presented on the Old Basis for the eleven months ended November 30, 2010. These separate periods are presented to reflect the new accounting basis established for Springleaf as of November 30, 2010. As a result, the basis of the assets and liabilities presented on the New Basis are not comparable to those presented on the Old Basis, nor would the statement of operations items for the one month ended December 31, 2010 have been the same as those reported if push-down accounting had not been applied. See Note 3 for further information on the FCFI Transaction.

Note 2. Summary of Significant Accounting Policies

Finance Receivables

Generally, finance receivables originated in Springleaf’s branch business segment are classified as finance receivables held for investment based on management’s intent at the time of origination. Springleaf also classifies certain real estate loans originated in the centralized real estate business segment as finance receivables held for investment based on management’s intent at the time of origination. Classification is determined on a loan-by-loan basis. Finance receivables are classified as held for investment due to Springleaf’s ability and intent to hold them until customer payoff. Finance receivables are carried at amortized cost which includes accrued finance charges on interest bearing finance receivables, unamortized deferred origination costs, and unamortized net premiums and discounts on purchased finance receivables. They are net of unamortized finance charges on precomputed receivables and unamortized points and fees. Cash flows from finance receivables held for investment are included in the combined statements of cash flows as investing activities.

In the branch business segment, Springleaf advances the due date on a customer’s account when the customer makes a partial payment of 90% or more of the scheduled contractual payment. The due date is not advanced on a customer’s account further if the customer makes an additional partial payment of 90% or more of the scheduled contractual payment and has not yet paid the deficiency amount from a prior partial payment. We do not advance the customer’s due date on the centralized real estate business segment accounts until the full contractual payment is received.

As a result of the FCFI Transaction, Springleaf applied push-down accounting and the carrying value of finance receivables was adjusted to their fair value on November 30, 2010. See Note 3 for further information on the FCFI Transaction.

Finance Receivable Revenue Recognition

Finance charges are recognized as revenue on the accrual basis using the interest method. Premiums are amortized or discounts are accreted on purchased finance receivables as a revenue adjustment using the interest method and contractual cash flows. We defer the costs to originate certain finance receivables and the revenue from nonrefundable points and fees on loans and amortize them to revenue using the interest method. In applying push-down accounting on November 30, 2010, existing unamortized premiums, discounts, deferred origination costs, and deferred points and fees were eliminated and a new basis for the finance receivables was established based on the finance receivables fair value at November 30, 2010.

In the branch business segment, finance charges stop accruing when the fourth contractual payment becomes past due for real estate loans, non-real estate loans, and retail sales contracts and when the sixth contractual payment becomes past due for revolving retail and private label. In the centralized real estate business segment, finance charges stop accruing when the third contractual payment becomes past due for real estate loans. Finance charge amounts previously accrued are reversed upon suspension of accrual of finance charges.

For finance receivables outstanding at the date of the FCFI Transaction, the amount required to adjust the fair value of finance receivables at November 30, 2010, to their contractual amounts is accreted over the life of the related finance receivable for non-credit impaired finance receivables and over the life of a pool of finance receivables for credit impaired finance receivables as described below. See Note 3 for further information on the FCFI Transaction.

Credit Impaired Finance Receivables

As a result of the FCFI Transaction, Springleaf evaluated the credit quality of its finance receivable portfolio in order to identify finance receivables that, as of the acquisition date, had evidence of credit quality deterioration. Springleaf identified a population of finance receivables for which it was determined that it was probable that it will be unable to collect all contractually required payments. In establishing this population, consideration was given to the requirement that each individual finance receivable first be reviewed. However, because of the homogeneity of finance receivables within a particular product group as well as the fact that Springleaf does not view its business on a loan by loan basis, emphasis was placed on past due status and accounting classification. As a result, the population of accounts identified principally consists of those finance receivables that are 60 days or more past due or that were classified as troubled debt restructurings, or TDRs, as of the date of the FCFI Transaction.

In order to determine the unit(s) of account, Springleaf considered the risk characteristics associated with the population of identified finance receivables. Accounting literature related to credit impaired finance receivables permits finance receivables to be aggregated if the identified finance receivables have common risk characteristics. In evaluating the identified population, Springleaf determined that these finance receivables could be aggregated into four pools, which are: loans secured by first mortgages on real estate, second mortgages on real estate, non-real estate loans, and retail sales finance (whether or not secured). The categorization of these finance receivables into these four pools is consistent with how the Credit Strategy and Policy Committee evaluates the performance of its finance receivable portfolio and with the methodologies employed in establishing internal credit scores. As a result, Springleaf believes that these four pools result in an aggregation methodology that is consistent with the underlying risks associated with each finance receivable and the related collateral, as applicable.

The balance recorded as of the acquisition date was the fair value of each pool, which was determined by discounting the cash flows expected to be collected at a market observable discount rate adjusted for factors that a market participant would consider in determining fair value. In determining the cash flows expected to be collected, Springleaf incorporated assumptions regarding default rates, loss severities and the amounts and timing of prepayments. The excess of the cash flows expected to be collected over the discounted cash flows represents the accretable yield, which is not reported in Springleaf’s combined balance sheets, but is accreted into interest income at a level rate of return over the expected lives of the underlying pools of finance receivables.

Springleaf has established policies and procedures to periodically (at least once a quarter) update the amount of cash flows it expects to collect, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of then current market conditions. Probable decreases in expected finance receivable principal cash flows result in the recognition of impairment, which is recognized through the provision for finance receivable losses. Probable and significant increases (defined as a change in cash flows equal to 10 percent or more) in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses; any remaining increases are recognized prospectively as adjustments to the respective pool’s yield.

Springleaf has additionally established policies and procedures related to maintaining the integrity of these pools. Generally, a finance receivable will not be removed from a pool unless Springleaf sells, forecloses, or otherwise receives assets in satisfaction of a particular finance receivable or a finance receivable is charged-off. However, given the nature of its business, finance receivables will also be removed from a pool if the collateral underlying a particular finance receivable changes as Springleaf believes that, if such events occur, that particular finance receivable represents a new finance receivable rather than a continuation.

If the timing and/or amounts of expected cash flows on credit impaired finance receivables were determined not to be reasonably estimable, no interest would be accreted and the finance receivables would be reported as nonaccrual finance receivables. However, since the timing and amounts of expected cash flows for the four pools are reasonably estimable, interest is being accreted and the finance receivables are being reported as performing finance receivables.

If the facts and circumstances indicate that a finance receivable should be removed from a pool, that finance receivable will be removed at its carrying amount with the carrying amount being determined using the pro-rata method (the unpaid principal balance of the particular finance receivable divided by the unpaid principal balance of the pool multiplied by the carrying amount of the pool). If a finance receivable is removed from the pool because it is charged-off, it is removed at its carrying amount with a charge to the provision for finance receivable losses. Subsequent collections from charge-off recovery activities will be a credit to the provision for finance receivable losses.

Troubled Debt Restructured Finance Receivables

Springleaf makes modifications to real estate loans in the centralized real estate and branch business segments to assist borrowers in avoiding foreclosure. When Springleaf modifies a real estate loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grants a concession that would not otherwise be considerd, Springleaf classifies that loan as a TDR. Springleaf restructures real estate finance receivables only if it believes the customer has the ability to pay under the restructured terms for the foreseeable future. The TDR reserve is established in accordance with the authoritative guidance for impaired loans.

Finance charges for TDR finance receivables require the application of judgment. Springleaf places TDR finance receivables on accrual status or nonaccrual status based on the loans’ status prior to modification. TDR finance receivables that are placed on nonaccrual status remain on nonaccrual status until the finance receivable liquidates.

As a result of the FCFI Transaction, all TDR finance receivables that existed as of November 30, 2010 were reclassified to and will be accounted for prospectively as credit impaired finance receivables. See above for Springleaf’s accounting policy related to credit impaired finance receivables and Note 3 for further information on the FCFI Transaction.

Allowance for Finance Receivable Losses

The allowance for finance receivable losses is established through the provision for finance receivable losses. The amount of the allowance for finance receivable losses is the most significant estimate Springleaf makes. The Credit Strategy and Policy Committee evaluates the finance receivable portfolio monthly by portfolio segment (real estate loans, non-real estate loans, and retail sales finance). Allowance for finance receivable losses is calculated for each portfolio segment and then allocated to each class of finance receivable (branch and centralized real estate business segments) based upon its delinquency. Within the three main finance receivable types are sub-portfolios, each consisting of a large number of relatively small, homogenous accounts. These sub-portfolios are evaluated for impairment as groups. None of the accounts are large enough to warrant individual evaluation for impairment. The Credit Strategy and Policy Committee considers numerous internal and external factors in estimating losses inherent in the finance receivable portfolio, including the following:

•	prior finance receivable loss and delinquency experience;

•	the composition of the finance receivable portfolio; and

•	current economic conditions including the levels of unemployment and personal bankruptcies.

Non-real estate loans are charged off to the allowance for finance receivable losses when payments received in the prior six months have totaled less than 5% of the original loan amount and retail sales finance that are six installments past due. To avoid unnecessary real estate loan foreclosures Springleaf may refer borrowers to counseling services, as well as consider a cure agreement, loan modification, voluntary sale (including a short sale), or deed in lieu of foreclosure. When two payments are past due on a real estate loan and it appears that foreclosure may be necessary, Springleaf inspects the property as part of assessing the costs, risks, and benefits associated with foreclosure. Generally, Springleaf starts foreclosure proceedings on real estate loans when four monthly installments are past due. When foreclosure is completed and title to the property is obtained, Springleaf obtains a third-party’s valuation of the property, which is either a full appraisal or a real estate broker’s or appraiser’s estimate of the property sale value without the benefit of a full interior and exterior appraisal and lacking sales comparisons. Such appraisals or real estate brokers’ or appraisers’ estimate of value are one factor considered in establishing an appropriate valuation; however, management is ultimately responsible for the valuation established. Finance receivables is reduced by the amount of the real estate loan, establish a real estate owned asset valued at 85% of the valuation, and charge off any loan amount in excess of that value to the allowance for finance receivable losses. (Prior to the FCFI transaction, finance receivables was reduced by the amount of the real estate loan, established a real estate owned asset valued at the lower of the loan balance or 85% of the valuation, and charged off any loan amount in excess of that value to the allowance for finance receivable losses.) Springleaf occasionally extends the charge-off period for individual accounts when, in its opinion, such treatment is warranted and consistent with Springleaf’s credit risk policies. The allowance for finance receivable losses is increased for recoveries on accounts previously charged off.

Springleaf may modify the terms of existing accounts (which may eliminate delinquency) in certain circumstances, such as certain bankruptcy or other catastrophic situations or for economic or other reasons related to the borrower’s financial difficulties that justify modification. Springleaf also may renew a delinquent account if the customer meets current underwriting criteria and it does not appear that the cause of past delinquency will affect the customer’s ability to repay the new loan. All renewals, whether the customer’s account is current or delinquent, are subject to the same credit risk underwriting process as a new application for credit.

Springleaf may allow a deferment, which is a partial payment that extends the term of an account. The partial payment amount is usually the greater of one-half of a regular monthly payment or the amount necessary to bring the interest on the account current. Springleaf limits a customer to two deferments in a rolling twelve-month period unless we determine that an exception is warranted and consistent with Springleaf’s credit risk policies.

To accommodate a customer’s preferred monthly payment pattern, Springleaf may agree to a customer’s request to change a payment due date on an account. Springleaf will not change an account’s due date if the change will affect the thirty day plus delinquency status of the account at month end.

As a result of the FCFI Transaction, Springleaf applied push-down accounting and reduced the allowance for finance receivable losses to zero on November 30, 2010 as any uncertainties related to the collectability of the finance receivables have been incorporated into the fair value measurement of the finance receivable portfolio. With respect to the November 30, 2010 finance receivables, an allowance for finance receivables losses will not be established until such time as a required allowance amount exceeds the unaccreted fair value adjustment for non-credit impaired finance receivables or exceeds the remaining nonaccretable difference for credit impaired finance receivables. See Note 3 for further information on the FCFI Transaction.

Real Estate Owned

Springleaf acquires real estate owned through foreclosure on real estate loans. Prior to the FCFI Transaction, Springleaf recorded real estate owned in other assets, at the lower of the loan balance or 85% of the third-party’s valuation, which approximated the fair value less the estimated cost to sell. Balances of real estate owned are tested for impairment on a quarterly basis. If the required impairment testing suggests real estate owned is impaired, carrying amount is reduced to estimated fair value less the estimated costs to sell. Impairments are charged to other revenues. The sale price received for a property less the carrying value and any amounts refunded to the customer as a recovery or loss are recorded in other revenues. Springleaf does not profit from foreclosures in accordance with the American Financial Services Association’s Voluntary Standards for Consumer Mortgage Lending. Springleaf only attempts to recover the investment in the property, including expenses incurred.

As a result of the FCFI Transaction, Springleaf applied push-down accounting and adjusted the carrying value of real estate owned at November 30, 2010 to 85% of the third-party’s valuation, which approximated the fair value less the estimated cost to sell. For foreclosures that occur subsequent to the FCFI Transaction, Springleaf will record real estate owned in other assets at 85% of the third-party’s valuation, which better approximates the fair value less the estimated cost to sell. See Note 3 for further information on the FCFI Transaction.

Net Other Intangible Assets

As a result of the FCFI Transaction, Springleaf recorded net other intangible assets on November 30, 2010 consisting of customer relationships, trade names, licenses, customer lists, and leases. See Note 3 for further information on the FCFI Transaction.

Springleaf began testing these net other intangible assets for impairment in first quarter 2011 and no impairment was recognized. Each of these net intangible assets was determined to have a finite useful life. For those net intangible assets with a finite useful life, Springleaf will review such intangibles for impairment quarterly and whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated if the sum of undiscounted estimated future cash flows is less than the carrying value of the respective asset. Impairment is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value.

Finance Receivables Held for Sale

Springleaf classified certain real estate loans originated in our centralized real estate business segment as finance receivables held for sale based on management’s intent at the time of origination. Springleaf determined classification on a loan-by-loan basis. Real estate loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value, which are primarily determined in the aggregate. Springleaf pooled most of these loans for valuation because they were homogenous (loans secured by residential one- to four-family dwellings). Springleaf compared loans that were viewed as a potential distressed sale (loans rejected from sale transactions, loans repurchased under warranty provisions, loans aged in inventory greater than 60 days, or loans otherwise identified by management) to market on an individual loan basis. Fair value was determined by reference to available market indicators such as current investor yield requirements, outstanding forward sale commitments, or negotiations with prospective purchasers, if any. Net unrealized losses are recognized through a valuation allowance by charges to income.

Springleaf deferred real estate loan origination fees and direct costs to originate real estate loans and included them in finance receivables held for sale.

Springleaf sold finance receivables held for sale to investors typically with servicing released to the purchaser. Springleaf recorded the sales price received less our carrying value of these finance receivables held for sale in mortgage banking revenues (included in other revenues). Springleaf also charged a provision for sales recourse to mortgage banking revenues to maintain a reserve for sales recourse.

Springleaf accrued interest income due from the borrower on these finance receivables held for sale from the date of funding until the date of sale to the investor. Upon sale, accrued interest income not paid by the borrower is collected from the investor. Springleaf stopped accruing interest income on finance receivables held for sale when the third payment becomes past due and reversed amounts previously accrued upon suspension. The cash flows from finance receivables held for sale are included in the consolidated statements of cash flows as operating activities.

Depending on market conditions or certain capital sourcing strategies, which may impact Springleaf’s ability and/or intent to hold finance receivables until maturity or for the foreseeable future, Springleaf may decide to sell finance receivables originally intended for investment. Management’s view of foreseeable future is generally a twelve-month period based on the longest reasonably reliable liquidity forecast period. Springleaf’s ability to hold finance receivables for the foreseeable future is subject to a number of factors, including economic and liquidity conditions, and therefore may change. As of each reporting period, management determines Springleaf’s ability to hold finance receivables for the foreseeable future based on assumptions for liquidity requirements. When it is probable that management’s intent or ability is to no longer hold finance receivables for the foreseeable future and subsequently decide to sell specifically identified finance receivables that were originally classified as held for investment, the net finance receivables, less allowance for finance receivable losses are reclassified as finance receivables held for sale and are carried at the lower of cost or fair value. Any amount by which cost exceeds fair value is accounted for as a valuation allowance and is recognized in finance charges on held for sale receivables originated as held for investment revenues. The fair value estimates are based on negotiations with prospective purchasers (if any) or by using projected cash flows discounted at the weighted-average interest rates offered in the market for similar finance receivables. Springleaf bases cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses. Cash flows resulting from the sale of the finance receivables that were originally classified as held for investment are recorded as an investing activity in the consolidated statements of cash flows since GAAP requires the statement of cash flow presentation to be based on the original classification of the finance receivable. When sold, the sales price received less Springleaf’s carrying value of these finance receivables held for sale is recorded in finance charges on held for sale receivables originated as held for investment revenues.

When it is determined that management no longer intends to sell finance receivables which had previously been classified as finance receivables held for sale and Springleaf has the ability to hold the finance receivables for the foreseeable future, Springleaf reclassifies the finance receivables to finance receivables held for investment at the lower of cost or fair value and accrete any fair value adjustment over the remaining life of the related finance receivables.

Net Service Fees

Net service fees (included in other revenues) include amounts Springleaf charged AIG Bank for services under Springleaf’s agreements for AIG Bank’s origination and sale of non-conforming residential real estate loans. Springleaf’s mortgage origination subsidiaries assumed financial responsibility for recourse exposure pertaining to these loans. The provisions for the related recourse are netted in net service fees. Net service fees also include amounts Springleaf charged AIG Bank for certain services under Springleaf’s agreement for AIG Bank’s origination of private label finance receivables. These fees are recognized as revenue when the services are provided.

Cash Equivalents

Springleaf considers short-term investments having maturity dates within three months of their date of acquisition to be cash equivalents.

Income Taxes

Springleaf recognizes income taxes using the asset and liability method. Deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, using the tax rates expected to be in effect when the temporary differences reverse.

Springleaf assesses its ability to realize deferred tax assets considering all available evidence, including earnings history; timing, character, and amount of future earnings potential; reversal of taxable temporary differences; and tax planning strategies. A valuation allowance is provided for deferred tax assets if it is more likely than not that

Springleaf will not realize the deferred tax asset in whole or in part. Springleaf included an increase or decrease in a valuation allowance resulting from a change in the realizability of the related deferred tax asset in income.

As a result of the FCFI Transaction, Springleaf applied push-down accounting and adjusted the carrying value of income tax accounts and recognized additional deferred tax amounts resulting from differences between the recorded tax basis and the basis under GAAP of assets and liabilities resulting from the application of push-down accounting. See Note 3 for further information on the FCFI Transaction.

Derivative Financial Instruments

All of Springleaf’s derivatives are governed by International Swap and Derivatives Association, Inc. (ISDA) standard Master Agreements. The parties to an ISDA Master Agreement agree to net the amounts payable and receivable under all contracts governed by the ISDA Master Agreement in the event of a contract default by either one of the parties. The ISDA Master Agreement further defines “close-out” netting, or netting upon default, which is the netting of transactions stipulated in the ISDA Master Agreement in case either party is unable to fulfill its obligations going forward. The net exposure by instrument is determined as the sum of the mid-market values, prior to consideration of non-performance risk, of the derivative transactions governed by a Master Agreement. If the net exposure is from the counterparty to Springleaf, Springleaf records the derivative asset in other assets on the combined balance sheet. If the net exposure is from Springleaf to the counterparty, Springleaf records the derivative liability in other liabilities on the combined balance sheet. Springleaf records net unrealized gains and losses on derivative transactions as adjustments to cash flows from operating activities on the combined statements of cash flows.

All derivatives are recognized on the combined balance sheet at their fair value. The fair value estimate of Springleaf’s derivatives use industry standard valuation models. These models project future cash flows and discount the future amounts to a present value using market-based expectations for interest rates, foreign exchange rates, and the contractual terms of the derivative transactions.

In compliance with the authoritative guidance for fair value measurements, Springleaf’s valuation methodology for derivatives incorporates the effect of Springleaf’s non-performance risk and the non-performance risk of Springleaf’s counterparties. Fair value measurements for derivative liabilities incorporate Springleaf’s own non-performance risk by determining the explicit cost for each counterparty to protect against its net exposure to us at the balance sheet date by reference to observable SLFC credit default swap (CDS) spreads. Fair value measurements for derivative assets incorporate counterparty non-performance risk by determining the explicit cost for us to protect against Springleaf’s net exposure to each counterparty at the balance sheet date by reference to observable counterparty CDS spreads. The cost of credit protection is determined under a discounted present value approach considering the market levels for CDS spreads, the mid market value of the net exposure (reflecting the amount of protection required) and the weighted average life of the net exposure. CDS spreads are provided to us by a third-party provider of aggregated broker quotes for CDS spreads; however, Springleaf is ultimately responsible for the spreads utilized. Springleaf utilizes a London Interbank Offered Rate (LIBOR) based interest rate curve to derive the discount rates. A CDS is a derivative contract which allows the transfer of third-party credit risk from one party to the other. The buyer of the CDS pays an upfront and/or annual premium to the seller. The seller’s payment obligation is triggered by the occurrence of a credit event under a specified reference security and is determined by the loss on that specified reference security. The present value of the amount of the annual and/or upfront premium, the CDS spread, therefore represents a market based expectation of the likelihood that the specified reference party will fail to perform on the reference obligation, a key market observable indicator of non-performance risk. While this approach does not explicitly consider all potential future behavior of the derivative transactions or potential future changes in valuation inputs, Springleaf believes this approach provides a reasonable estimate of the fair value of the derivative assets and liabilities, including consideration of the impact of non-performance risk.

Springleaf designated each derivative as:

•	a hedge of the variability of cash flows that Springleaf will receive or pay in connection with a recognized asset or liability (a “cash flow” hedge);

•	a hedge of the fair value of a recognized asset or liability (a “fair value” hedge); or

•	a derivative that does not qualify as either a cash flow or fair value hedge.

Springleaf recorded the effective portion of the changes in the fair value of a derivative that is highly effective and is qualified and designated as a cash flow hedge in accumulated other comprehensive income (loss), net of tax, until earnings are affected by the variability of cash flows of the hedged transaction. Springleaf recorded the effective portion of the changes in the fair value of a derivative that is highly effective and is qualified and designated as a fair value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, in current period earnings in other revenues. Springleaf recorded changes in the fair value of a derivative that does not qualify as either a cash flow or fair value hedge and changes in the fair value of hedging instruments measured as ineffectiveness in current period earnings in other revenues.

Springleaf formally documents all relationships between derivative hedging instruments and hedged items, as well as risk-management objectives and strategies for undertaking various hedge transactions and methods to assess ineffectiveness. All derivatives that are designated as cash flow or fair value hedges are linked to specific assets and liabilities on the balance sheet. Springleaf performs and documents an initial prospective assessment of hedge effectiveness using regression analysis to demonstrate that the hedge is expected to be highly effective in future periods. Subsequently, on at least a quarterly basis or sooner if necessary, a prospective hedge effectiveness assessment is performed to demonstrate the continued expectation that the hedge will be highly effective in future periods and a retrospective hedge effectiveness assessment to demonstrate that the hedge was effective in the most recent period. For fair value hedges, ineffectiveness is the difference between the change in fair value included in the assessment of hedge effectiveness related to the gain or loss on the derivative and the change in the hedged item related to the risks being hedged. For cash flow hedges, ineffectiveness is the amount by which the cumulative change in the fair value of the hedging instrument exceeds the cumulative change in the fair value of the hypothetical derivative.

Springleaf discontinues hedge accounting prospectively when:

•	the derivative is no longer effective in offsetting changes in the cash flows or fair value of a hedged item;

•	sell, terminate, or exercise the derivative and/or the hedged item or they expire; or

•	change objectives or strategies and designating the derivative as a hedging instrument is no longer appropriate.

For discontinued asset and liability fair value hedges, Springleaf begins amortizing the cumulative basis adjustment on the hedged item into earnings over the remaining life of the hedged item using the level yield method. For cash flow hedges that are discontinued for reasons other than the forecasted transaction is not probable of occurring, Springleaf begins reclassifying the accumulated other comprehensive income (loss) adjustment to earnings when earnings are affected by the hedged item.

As a result of the FCFI Transaction, Springleaf applied push-down accounting which resulted in the de-designation of qualified cash flow hedges on November 30, 2010. Springleaf then re-designated the cash flow hedges on November 30, 2010. Springleaf performed and documented a prospective assessment of hedge effectiveness using regression analysis to demonstrate that the hedge is expected to be highly effective in future periods. See Note 3 for further information on the FCFI Transaction.

Fair Value Measurements

The fair value of a financial instrument is the amount that would be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions.

Management is responsible for the determination of the value of the financial assets and financial liabilities carried at fair value and the supporting methodologies and assumptions. Third-party valuation service providers are employed to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments. When the valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, fair value is determined either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely accepted internal valuation models.

Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of widely accepted internal valuation models, provide a single fair value measurement for individual securities for which a fair value has been requested. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, currency rates, and other market-observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and other issue or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased. Springleaf assesses the reasonableness of individual security values received from valuation service providers through various analytical techniques. In addition, Springleaf may validate the reasonableness of fair values by comparing information obtained from the valuation service providers to other third-party valuation sources for selected securities. Springleaf also validates prices for selected securities obtained from brokers through reviews by members of management who have relevant expertise and who are independent of those charged with executing investing transactions.

Note 3. FCFI Transaction

As discussed in Note 1, on November 30, 2010, FCFI indirectly acquired an indirect 80% economic interest in SLFI from ACC. AIG, through ACC, indirectly retained a 20% economic interest in SLFI. Because of the nature of the FCFI Transaction, the significance of the ownership interest acquired, and at the direction of Fortress, SLFI applied push-down accounting. SLFI revalued its assets and liabilities based on their fair values at the date of the FCFI Transaction in accordance with business combination accounting standards. As a result, these combined financial statements have also been prepared to reflect the push-down accounting adjustments arising from this transaction. The effects of these adjustments on each of Springleaf’s major classes of assets, liabilities, and equity accounts are as follows:

	Old Basis	New Basis
(dollars in thousands)	Prior to FCFI Transaction	Push-down Adjustments	Subsequent to FCFI Transaction
Assets
Net finance receivables	$16,819,548	$(2,417,068)	$14,402,480
Allowance for finance receivable losses	(1,383,768)	1,383,768	—

Net finance receivables, less allowance for finance receivable losses	15,435,780	(1,033,300)	14,402,480
Cash and cash equivalents	1,397,021	—	1,397,021
Net other intangible assets	—	17,144	17,144
Other assets	1,282,214	146,511	1,428,725

Total assets	$18,115,015	$(869,645)	$17,245,370

Liabilities and Equity
Long-term debt	$16,759,509	$(1,557,778)	$15,201,731
Other liabilities	475,648	299,009	774,657
Deferred and accrued taxes	—	513,773	513,773

Total liabilities	17,235,157	(744,996)	16,490,161

Equity:
Accumulated other comprehensive income (loss)	9,659	(9,659)	—
SLFI net investment	870,199	(114,990)	755,209

Total equity	879,858	(124,649)	755,209

Total liabilities and equity	$18,115,015	$(869,645)	$17,245,370

In accordance with the terms of the FCFI Transaction, FCFI acquired its indirect 80% economic interest in SLFI through an intermediate holding company, AGF Holding Inc. (AGF Holding). FCFI effectively capitalized AGF Holding through an integrated planned series of transactions negotiated between Fortress and AIG. AGF Holding utilized the contributed capital plus its own shares equal to 20% of its equity to acquire SLFI and its subsidiaries from ACC. The total fair value of the consideration provided was $148.5 million consisting of $118.8 million in cash plus $29.7 million in AGF Holding shares; there is no non-controlling interest associated with SLFI, and AGF Holding did not previously hold an equity interest in SLFI.

Total consideration ascribed to Springleaf totaled $69.0 million based upon its net fair value in proportion to that of SLFI. This resulted in a bargain purchase gain of $686 million which was recognized by Springleaf in conjunction with the push down of the FCFI Transaction purchase accounting to Springleaf.

The purchase consideration ascribed to Springleaf was $16.6 billion including the fair value of liabilities assumed as reflected in the following table.

(dollars in thousands)	Amount
Fair value of consideration transferred that was allocated to Springleaf	$68,973
Long-term debt	15,201,731
Other liabilities	1,288,431

Total purchase consideration	$16,559,135

Springleaf included the $686 million excess of the acquisition date fair value of the identifiable net assets over the total purchase consideration, which is considered a bargain purchase, as income of the New Basis in the one month period ended December 31, 2010.

(dollars in thousands)	Fair Value Adjusted Amounts
Total assets acquired	$17,245,371
Less total liabilities assumed	16,490,162

Net assets acquired	755,209
Less fair value of consideration transferred	68,973

AGF Holding bargain purchase	$686,236

Net Finance Receivables

Springleaf determined the fair value of non-credit impaired net finance receivables on a pooled basis which were aggregated by remaining term, delinquency, and account type (real estate, non real estate and retail sales finance). The value for the various pools was determined through a discount of the contractual cash flows using the current rate on recently issued finance receivables that most closely corresponds to the same characteristics of the pool as it approximates the effect of prepayments, default, and other risks embedded in the contractual cash flows. The amount required to adjust the finance receivables to fair value is being amortized over the estimated remaining life of the finance receivables using the interest method and contractual cash flows.

As discussed in Note 2, at the time of the FCFI Transaction, Springleaf evaluated the credit quality of the finance receivable portfolio in order to identify finance receivables that, as of the acquisition date, had evidence of credit quality deterioration. For those receivables that had evidence of credit quality deterioration, the balance recorded as of the acquisition date was the fair value of each pool, which was determined by discounting the cash flows expected to be collected at a market observable discount rate adjusted for factors that a market participant would consider in determining fair value. In determining the cash flows expected to be collected, Springleaf incorporated assumptions regarding default rates, loss severities and the amounts and timing of prepayments. The excess of the cash flows expected to be collected over the discounted cash flows represents the accretable yield, which is not reported in the combined balance sheets, but is accreted into interest income at a level rate of return over the expected lives of the underlying pools of finance receivables.

The fair value of net finance receivables, both non-impaired and credit impaired, were determined using discounted cash flow methodologies as discussed above. The application of these methodologies required Springleaf to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of the finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied was significant in light of the current capital market and, more broadly, economic environments. Therefore, the fair value of the finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent weakness in the valuation methodologies employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Net Other Intangible Assets

A thorough review of Springleaf’s business was conducted at the time of the FCFI Transaction in order to identify any intangible assets that were not previously recognized. The amount recognized for any identified other intangible assets, net of intangible liabilities was determined by considering a variety of valuation approaches including market, income, and cost approaches. The approach that was most appropriate to determine the value of the net other intangible assets, in management’s judgment, was utilized and is described below.

Other intangible assets, net of intangible liabilities consisted of:

(dollars in thousands)	Amount	Estimated Useful Life
Customer relationships	16,458	5 years
Customer lists	3,940	6 years
Licenses	490	3 months
Trade names	141	4 months
Leases — branch offices (a)	(2,574)	2 years
Leases — data processing	(1,311)	7 months

Net other intangible assets	$17,144

(a)	Leases for our branch offices include the net of $5.9 million of leases that are unfavorable to current market terms (included in other liabilities) and $3.4 million of leases that are favorable to current market terms (included in other assets)

Springleaf valued its established customer relationships using a multi-period excess earnings approach with income and expense assumptions based on projections that management had prepared prior to the closing of the transaction and historical information to serve as the bases for assumptions related to future business derived from the present customers through renewals or conversions. This methodology included assessing charges related to reasonable returns on contributory assets.

Springleaf has available listings of former customers which were evaluated using a replacement cost valuation approach. This approach estimates the cost associated with the acquisition of a similar quantity of names, adjusting for the ability to repeatedly solicit the names, as apposed to a single use, then increasing that cost to reflect the benefit of soliciting customers known to borrow from the provider. The fair value assigned to this intangible asset represents the costs that would be incurred to reconstruct a listing of customers and related information that will provide a similar result from the solicitations as that experienced with our current customer listing.

Springleaf has leases for its branch locations, certain technology assets and satellite communications systems. Springleaf utilized estimates of current market rents for each of Springleaf’s leases, and assets were estimated for those whose lease terms were less than market, and liabilities were estimated for those whose lease terms were greater than the market estimates.

Technology asset leases were valued in the same manner as the branch leases, with the remaining months on the lease being used to determine the estimated cash flows. Since the technology lease terms generally permit continuing the lease on a month to month basis, returning the asset, or acquiring the asset at fair value, the cash flow estimate assumed acquisition of the asset at the end of the term at a value consistent with prior quotes for the purchase of leased assets. The satellite lease was recently amended in 2010 and is deemed to be at market, and, therefore, no adjustment to fair value was deemed necessary.

(dollars in thousands)	Estimated Aggregate Amortization Expense
2011	$1,849
2012	3,138
2013	3,689
2014	3,956
2015	3,702

Other Assets

Various adjustments, totaling $146.5 million, were made to the historical bases of our other assets to record these accounts at their fair values. The adjustment includes the elimination of $115.9 million of deferred charges primarily related to deferred debt issuance costs and a $4.6 million deferred tax asset. Further, Springleaf adjusted the basis in real estate owned to fair value based upon recent appraisals of the properties less 15% for estimated selling costs, escrow advances to fair value based upon the estimated balances collectable in the foreseeable future and adjusted for credit default rates of the counter parties, and fixed assets to fair value based upon third party value in-use appraisals for real estate properties and estimated fair value of pools of personal property based upon the net book value of the pools adjusted for change in consumer price index factors since acquisition. The combination of these items resulted in a net write up to fair value on November 30, 2010 of $8.3 million. In addition, Springleaf recorded a $258.7 million receivable from the AIG pension plan related to the November 30, 2010 fair value of portion of the assets. These assets were subsequently contributed to the newly established pension plan on January 1, 2011 (see Note 22).

Long-term Debt

Springleaf based the fair value of long-term debt on market-observable prices, when available, and otherwise used projected cash flows discounted at estimated market rates as of November 30, 2010 for debt issuances with similar terms and attributes. The fair value adjustment was $1.6 billion. The fair value adjustment at November 30, 2010 is being accreted using the interest method and resulted in an increase to interest expense of $34.8 million for the one month ended December 31, 2010.

Other Liabilities

Various adjustments, totaling $299.0 million, were made to the historical bases of other liabilities to reflect these accounts at their fair values. The adjustments include $1.8 million to reflect certain nonqualified benefit plan obligations at fair value provided to us by a third-party provider utilizing our actuarial assumptions. Springleaf is ultimately responsible for the valuation. In addition, Springleaf recorded a $291.7 million liability for its portion of the fair value of the pension benefit obligations under the AIG pension plan as of November 30, 2010. The fair value provided by a third-party provider utilized Springleaf’s actuarial assumptions. Springleaf is ultimately responsible for the valuation. This obligation was subsequently assumed by the newly established pension plan on January 1, 2011 in conjunction with the transfer of plan assets as noted above (see Note 22). Upon the transfer to the new plan of pension assets and the assumption by the new plan of the pension benefit obligations, Springleaf began accounting for any pension obligation net of the related pension assets.

Deferred and Accrued Taxes

AIG and Fortress mutually elected to treat the transaction as a sale of assets pursuant to IRS regulations. As a result of this election, the purchase price was allocated to all assets which changed the tax basis used to derive deferred tax assets and liabilities. After all transaction related adjustments were recorded, Springleaf had a net deferred tax liability of $513.8 million compared to a net deferred tax asset of $4.0 million immediately preceding the transaction. The deferred tax asset prior to the transaction was net of a valuation allowance of $220.8 million which was reversed upon application of push down accounting. Subsequent to the transaction, Springleaf has concluded that a valuation allowance on its deferred tax assets is not necessary as they can be realized upon reversal of the newly established deferred tax liabilities recorded through push-down accounting.

Note 4. Supervisory Agreement

On June 7, 2007, AIG Bank, WFI, and SLFI entered into a Supervisory Agreement with the Office of Thrift Supervision (OTS) (the Supervisory Agreement). The Supervisory Agreement pertains to certain mortgage loans originated in the name of AIG Bank by WFI from July 2003 through early May 2006 pursuant to a mortgage services agreement between WFI and AIG Bank. The mortgage services agreement was terminated in February 2006.

Pursuant to the terms of the Supervisory Agreement, AIG Bank, WFI, and SLFI implemented a financial remediation program whereby certain borrowers may be provided loans on more affordable terms and/or reimbursed for certain fees. Pursuant to the requirements of the Supervisory Agreement, Springleaf engaged the services of an external consultant to monitor, evaluate, and periodically report to the OTS on Springleaf’s compliance with the remediation program. The Supervisory Agreement will remain in effect until terminated, modified or suspended in writing by the OTS. Failure to comply with the terms of the Supervisory Agreement could result in the initiation of formal enforcement action by the OTS.

AIG Bank, WFI, and SLFI also made a commitment to donate a total of $15 million over a three-year period to certain not-for-profit organizations to support their efforts to promote financial literacy and credit counseling. As of December 31, 2010, Springleaf has donated $14.9 million to this cause.

In accordance with WFI’s surviving obligations under the mortgage services agreement with AIG Bank, Springleaf established a reserve of $128 million (pretax) as a reduction to net service fees (included in other revenues) as of March 31, 2007, reflecting management’s then best estimate of the expected costs of the remediation program. After completion of discussions with the OTS and the execution of the Supervisory Agreement, Springleaf recorded an additional reserve of $50 million, inclusive of the $15 million donation commitment, in second quarter 2007. As of December 31, 2010, Springleaf has made reimbursements of $61.9 million for payments made by AIG Bank to refund certain fees to customers pursuant to the terms of the Supervisory Agreement. As of December 31, 2010, Springleaf has also reduced the reserve by $91.8 million as an addition to net service fees (included in other revenues) resulting from Springleaf’s subsequent evaluations of loss exposure. At December 31, 2010, this reserve totaled $1.4 million. As the estimate is based on judgments and assumptions made by management, the actual cost of the remediation program may differ from estimates.

Note 5. Recent Accounting Pronouncements

Springleaf adopted the following accounting standards during 2009:

Business Combinations

In December 2007, the Financial Accounting Standards Board (FASB) issued an accounting standard that changed the accounting for business combinations in a number of ways, including broadening the transactions or events that are considered business combinations; requiring an acquirer to recognize 100 percent of the fair value of certain assets acquired, liabilities assumed, and noncontrolling (i.e., minority) interests; and recognizing contingent consideration arrangements at their acquisition-date fair values with subsequent changes in fair value generally reflected in income, among other changes. Springleaf adopted the new business combination standard for business combinations for which the acquisition date is on or after January 1, 2009. The adoption of the new standard did not have a material effect on the combined financial condition, results of operations, or cash flows, but will affect the future accounting for business combinations, if any, as well as goodwill impairment assessments.

Disclosures about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued an accounting standard that requires enhanced disclosures about (1) how and why derivative instruments are used, (2) how derivative instruments and related hedged items are accounted for, and (3) how derivative instruments and related hedged items affect the combined financial condition, results of operations, and cash flows. Springleaf adopted the new standard on January 1, 2009. See Notes 2 and 17 for related disclosures.

Interim Disclosures about Fair Value of Financial Instruments

In April 2009, the FASB issued an accounting standard that requires companies to disclose in interim financial statements information about the fair value of financial instruments (including methods and significant assumptions used). The standard also requires the disclosure of summarized financial information for interim reporting periods. Springleaf adopted the new standard on April 1, 2009.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions that are not Orderly

In April 2009, the FASB issued an accounting standard that provides guidance for estimating the fair value of assets and liabilities when the volume and level of activity for an asset or liability have significantly decreased and for identifying circumstances that indicate a transaction is not orderly. The new standard also requires extensive additional fair value disclosures. The adoption of the new standard on April 1, 2009, did not have a material effect on the combined financial condition, results of operations, or cash flows.

Subsequent Events

In May 2009, the FASB issued an accounting standard that requires disclosure of the date through which a company evaluated the events that occurred subsequent to the balance sheet date and whether that date represents the date the financial statements were issued or were available to be issued. Springleaf adopted the new standard for the period ended June 30, 2009. The adoption of the new standard did not affect Springleaf’s combined financial condition, results of operations, or cash flows.

Measuring Liabilities at Fair Value

In August 2009, the FASB issued an accounting standard to clarify how the fair value measurement principles should be applied to measuring liabilities carried at fair value. The new standard explains how to prioritize market inputs in measuring liabilities at fair value and what adjustments to market inputs are appropriate for debt obligations that are restricted from being transferred to another obligor. The new standard was effective beginning October 1, 2009. The adoption of the new standard did not have a material effect on the combined financial condition, results of operations, or cash flows.

Springleaf adopted the following accounting standards in 2010:

Accounting for Transfers of Financial Assets

In June 2009, the FASB issued an accounting standard addressing transfers of financial assets that removed the concept of a qualifying special-purpose entity (QSPE) from the FASB Accounting Standards Codification and removed the exception that exempted transferors from applying the consolidation rules to QSPEs. The new standard was effective for interim and annual periods beginning on January 1, 2010 for us. Earlier application was prohibited. The adoption of this new standard did not have a material effect on the combined financial condition, results of operations, or cash flows.

Accounting and Reporting for Decreases in Ownership of a Subsidiary

In January 2010, the FASB issued an accounting standard that clarifies that the partial sale and deconsolidation provisions of the accounting standards addressing consolidation should be applied to (1) a business that is not in the legal form of a subsidiary, (2) transactions with equity method investees and joint ventures, (3) exchanges of groups of assets that constitute businesses for noncontrolling interests in other entities, and (4) the deconsolidation of a subsidiary that does not qualify as a business if the substance of the transaction is not addressed directly by other guidance, and that the accounting standards addressing consolidation do not apply to the sales of in-substance real estate. The adoption of the new standard did not have a material effect on the combined financial condition, results of operations, or cash flows.

Accounting for Embedded Credit Derivatives

In March 2010, the FASB issued an accounting standard that amended the accounting for embedded credit derivative features in structured securities that redistribute credit risk in the form of subordination of one financial instrument to another. The new standard clarifies how to determine whether embedded credit derivative features are considered to be embedded derivatives that should be analyzed for potential bifurcation and separate accounting, or alternatively, for fair value accounting in connection with the application of the fair value option to the entire hybrid instrument. Springleaf adopted the new standard on July 1, 2010. The adoption of this new standard did not have a material effect on Springleaf combined financial condition, results of operations, or cash flows.

Disclosures about Credit Quality of Finance Receivables and Allowance for Finance Receivable Losses

In July 2010, the FASB issued an accounting standard that amended the rules for disclosures that an entity provides about the credit quality of its finance receivables and the related allowance for finance receivable losses. The new standard requires us to disaggregate, by portfolio segment or class of finance receivable, certain existing disclosures and provide certain new disclosures about finance receivables (including TDR finance receivables) and related allowance for finance receivable losses. In January 2011, the FASB issued an accounting standard that delayed the effective date of the new disclosures for TDRs. See Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in this Note 5. Springleaf adopted the amended credit quality standard on December 31, 2010. Because this standard only requires additional disclosures about finance receivables and the related allowance for finance receivable losses, it had no effect on Springleaf combined financial condition, results of operations, or cash flows.

Springleaf will adopt the following accounting standard in the future:

A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring

In April 2011, the FASB issued an accounting standard that clarifies which loan modifications constitute troubled debt restructurings (TDR). In evaluating whether a restructuring constitutes a TDR, a creditor must separately conclude that both of the following exist: (1) the restructuring constitutes a concession; and (2) the debtor is experiencing financial difficulties. This standard amends the accounting guidance on a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. The new standard is effective for the first interim or annual period beginning on or after June 15, 2011. Early application is permitted. The adoption of this new standard will not have a material effect on the consolidated financial condition, results of operations, or cash flows.

Reconsideration of Effective Control for Repurchase Agreements

In April 2011, the FASB issued an amendment to existing criteria for determining whether or not a transferor has retained effective control over securities sold under agreements to repurchase. A secured borrowing is recorded when effective control over the transferred financial assets is maintained while a sale is recorded when effective control over the transferred financial assets has not been maintained. The amendment removes the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee. The collateral maintenance implementation guidance related to this criterion also is removed. The collateral maintenance implementation guidance was a requirement of the transferor to demonstrate that it possessed adequate collateral to fund substantially all the cost of purchasing the replacement financial assets. The amendment is effective beginning January 1, 2012. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. Springleaf is in the process of reviewing the potential impact of the amendment.

Note 6. Finance Receivables

Components of net finance receivables by type were as follows:

(dollars in thousands)	Real Estate Loans	Non-Real Estate Loans	Retail Sales Finance	Total
New Basis
December 31, 2010

Gross receivables*	$11,081,695	$2,853,633	$536,144	$14,471,472
Unearned finance charges and points and fees	(15,963)	(274,907)	(48,386)	(339,256)
Accrued finance charges	71,058	33,747	3,427	108,232
Deferred origination costs	5	3,496	—	3,501

Total	$11,136,795	$2,615,969	$491,185	$14,243,949

Old Basis
December 31, 2009

Gross receivables	$14,417,760	$3,443,232	$1,245,600	$19,106,592
Unearned finance charges and points and fees	(165,302)	(329,454)	(132,782)	(627,538)
Accrued finance charges	93,425	41,762	13,978	149,165
Deferred origination costs	16,251	29,576	—	45,827
Premiums, net of discounts	33,144	1,699	2,424	37,267

Total	$14,395,278	$3,186,815	$1,129,220	$18,711,313

*	As a result of the FCFI Transaction, Springleaf applied push-down accounting and adjusted the carrying value of finance receivables to their fair value on November 30, 2010, which reduced gross receivables by $2.5 billion.

The push-down accounting adjustments (included in gross receivables) by finance receivable type were as follows:

(dollars in thousands)	December 31, 2010
Real estate loans	$(2,328,649)
Non-real estate loans	(121,785)
Retail sales finance	(51,702)

Total	$(2,502,136)

Included in the table above are real estate finance receivables have been pledged as collateral for the secured term loan associated totaling $7.4 billion at December 31, 2010.

Real estate loans are secured by first or second mortgages on residential real estate (including manufactured housing) and generally have maximum original terms of 360 months but may have a maximum term up to 660 months. These loans may be closed-end accounts or open-end home equity lines of credit and may be fixed-rate or adjustable-rate products with rates up to 25%. The amount of first mortgage loans was 92% of the real estate loan net receivables at December 31, 2010.

Non-real estate loans are secured by consumer goods, automobiles or other personal property, or are unsecured and generally have maximum original terms of 60 months but may have a maximum term up to 360 months and rates up to 48%.

Retail sales contracts are secured principally by consumer goods and automobiles and generally have maximum original terms of 60 months but may have a maximum term up to 360 months. Revolving retail and private label are secured by the goods purchased and generally require minimum monthly payments based on outstanding balances with rates up to 46%.

At December 31, 2010, 97% of the net finance receivables were secured by the real and/or personal property of the borrower, compared to 96% at December 31, 2009. At December 31, 2010, real estate loans accounted for 78% of the amount and 15% of the number of net finance receivables outstanding, compared to 77% of the amount and 13% of the number of net finance receivables outstanding at December 31, 2009.

Changes in balance of net finance receivables were as follows (in thousands):

	New Basis	Old Basis
	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010	At or for the Year Ended December 31, 2009	At or for the Year Ended December 31. 2008
Balance at beginning of period	$16,819,548	$18,711,313	$24,510,544	$25,408,522
Originations	74,807	879,903	1,614,667	4,719,661
Renewals	126,923	1,268,141	1,415,311	2,435,803
Purchases, net of sales	—	(128,568)	(10,357)	1,563,601
Transfers (to) from finance receivables held for sale	—	655,565	(1,856,889)	(972,514)
Transfers to real estate owned	(28,709)	(258,690)	(316,584)	(208,813)
Gross charge offs	(36,161)	(649,861)	(911,811)	(588,417)
Collections	(295,391)	(3,658,255)	(5,733,568)	(7,847,299)
Push-down accounting adjustments	(2,417,068)	—	—	—

Balance at end of period	$14,243,949	$16,819,548	$18,711,313	$24,510,544

Maturities of net finance receivables by type at December 31, 2010 were as follows:

(dollars in thousands)	Real Estate Loans	Non-Real Estate Loans	Retail Sales Finance	Total
2011	$261,485	$804,077	$140,281	$1,205,843
2012	333,864	925,446	118,534	1,377,844
2013	350,184	526,669	79,315	956,168
2014	364,322	179,711	50,783	594,816
2015	378,694	59,114	30,914	468,722
2016 and beyond	9,448,246	120,952	71,358	9,640,556

Total	$11,136,795	$2,615,969	$491,185	$14,243,949

Maturities are not a forecast of future cash collections. Springleaf’s experience has shown that customers typically renew, convert or pay in full a substantial portion of finance receivables prior to maturity.

Principal cash collections and such collections as a percentage of average net receivables by type were as follows:

	New Basis	Old Basis
(dollars in thousands)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Real estate loans:
Principal cash collections	$107,938	$1,022,039	$1,440,872	$2,130,601
% of average net receivables	11.56%	7.94%	8.82%	10.84%
Non-real estate loans:
Principal cash collections	$112,014	$1,373,263	$1,619,536	$1,885,284
% of average net receivables	51.29%	51.37%	47.54%	46.06%
Retail sales finance:
Principal cash collections	$27,524	$560,670	$1,650,927	$2,244,407
% of average net receivables	65.87%	77.45%	97.45%	100.82%

Unused credit limits extended to customers by Springleaf totaled $162.3 million at December 31, 2010. All unused credit limits, in part or in total, can be cancelled at the discretion of Springleaf. At December 31, 2009, unused credit limits extended to customers by Springleaf or by AIG Bank (whose private label finance receivables were fully participated to us) totaled $205.0 million. Previously, AIG Bank sold its private label finance receivables to us under a participation agreement. On September 30, 2010, the participation agreement was terminated, and Springleaf purchased the remaining accounts from AIG Bank for $49,000.

Geographic diversification of finance receivables reduces the concentration of credit risk associated with economic stresses in any one region. However, the unemployment and housing market stresses in the U.S. have been national in scope and not limited to a particular region. The largest concentrations of net finance receivables were as follows:

	New Basis		Old Basis
	December 31, 2010		December 31, 2009*
(dollars in thousands)	Amount	Percent	Amount	Percent
California	$1,633,149	11%	$2,206,194	12%
Florida	946,440	7	1,229,007	7
N. Carolina	807,111	6	1,116,504	6
Ohio	777,766	5	989,422	5
Virginia	749,374	5	973,970	5
Illinois	616,668	4	836,856	4
Pennsylvania	609,551	4	779,256	4
Tennessee	528,397	4	669,590	4
Other	7,575,493	54	9,910,514	53

Total	$14,243,949	100%	$18,711,313	100%

*	December 31, 2009 concentrations of net finance receivables are presented in the order of December 31, 2010 state concentrations.

To support liquidity, Springleaf sold certain finance receivables as an alternative funding source. During 2008 and 2009, Springleaf transferred $972.5 million and $1.9 billion, respectively, of real estate loans from finance receivables held for investment to finance receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future.

In February 2010, Springleaf transferred $170.7 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment in preparation for an on-balance sheet securitization that was completed in March 2010. In June 2010, Springleaf transferred $484.9 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment due to management’s intent to hold these finance receivables for the foreseeable future. As of December 31, 2010, management has both the intent and ability to hold the remainder of the finance receivable portfolio for the foreseeable future.

There are many different categorizations used in the consumer lending industry to describe the creditworthiness of a borrower, including “prime”, “non-prime”, and “sub-prime”. While there are no industry-wide agreed upon definitions for these categorizations, many market participants utilize third-party credit scores as a means to categorize the creditworthiness of the borrower and his or her finance receivable. Springleaf’s finance receivable underwriting process does not use third-party credit scores as a primary determinant for credit decisions. However, Springleaf does, in part, use such scores to analyze performance of the finance receivable portfolio.

Presented below is Springleaf’s net finance receivables and delinquency ratios grouped into the following categories based solely on borrower Fair Isaac Corporation (FICO) credit scores at the date of origination or renewal:

•	Prime: Borrower FICO score greater than or equal to 660;

•	Non-prime: Borrower FICO score greater than 619 and less than 660; and

•	Sub-prime: Borrower FICO score less than or equal to 619.

Many finance receivables included in the “prime” category in the table below might not meet other market definitions of prime loans due to certain characteristics of the borrowers, such as their elevated debt-to-income ratios, lack of income stability, or level of income disclosure and verification, as well as credit repayment history or similar measurements.

FICO-delineated prime, non-prime, and sub-prime categories for net finance receivables by portfolio segment and by class were as follows:

(dollars in thousands)	Branch Real Estate	Centralized Real Estate	Branch Non- Real Estate	Branch Retail
New Basis
December 31, 2010

Prime	$1,067,320	$3,535,214	$528,435	$220,677
Non-prime	1,162,387	912,835	592,163	72,261
Sub-prime	4,099,761	357,870	1,482,975	197,484
Other/FICO unavailable	991	418	12,396	762

Total	$6,330,459	$4,806,337	$2,615,969	$491,184

Old Basis
December 31, 2009

Prime	$1,262,101	$4,783,851	$584,824	$638,232
Non-prime	1,462,516	1,171,804	707,985	177,253
Sub-prime	5,242,730	458,373	1,883,350	306,529
Other/FICO unavailable	13,257	646	10,418	8,141

Total	$7,980,604	$6,414,674	$3,186,577	$1,130,155

FICO-delineated prime, non-prime, and sub-prime categories for delinquency ratios by portfolio segment and by class were as follows:

	Branch Real Estate	Centralized Real Estate	Branch Non- Real Estate	Branch Retail
New Basis
December 31, 2010

Prime	3.61%	7.31%	2.04%	3.95%
Non-prime	5.21	12.39	3.11	6.32
Sub-prime	6.89	12.43	4.75	5.71
Other/FICO unavailable	3.81	—	N/M *	6.94

Total	6.03	8.67	3.84	5.01

Old Basis
December 31, 2009

Prime	4.44%	6.62%	2.92%	3.57%
Non-prime	6.66	12.88	4.28	8.96
Sub-prime	8.45	15.37	5.98	8.74
Other/FICO unavailable	28.76	3.55	6.75	5.52

Total	7.52	8.40	5.05	5.78

*	Not meaningful

Springleaf’s net finance receivables by performing and nonperforming (nonaccrual) by portfolio segment and by class were as follows:

(dollars in thousands)	Branch Real Estate	Centralized Real Estate	Branch Non- Real Estate	Branch Retail
New Basis
December 31, 2010

Performing	$6,101,243	$4,490,825	$2,590,614	$488,377
Nonperforming	229,216	315,512	25,355	2,807

Total	$6,330,459	$4,806,337	$2,615,969	$491,184

Old Basis
December 31, 2009

Performing	$7,491,345	$5,964,992	$3,063,730	$1,105,426
Nonperforming	489,259	449,682	122,847	24,729

Total	$7,980,604	$6,414,674	$3,186,577	$1,130,155

If the nonaccrual finance receivables would have been current in accordance with their original terms, Springleaf would have recorded finance charges of approximately $43.1 million in 2010 and $54.6 million in 2009.

Delinquency by portfolio segment and by class were as follows:

(dollars in thousands)	Branch Real Estate	Centralized Real Estate	Branch Non- Real Estate	Branch Retail
New Basis
December 31, 2010

Unpaid principal balance:
30-59 days past due	$129,420	$110,552	$44,748	$13,279
60-89 days past due	78,180	85,146	27,498	8,651
Greater than 90 days	364,391	441,885	86,816	20,779

Total past due	571,991	637,583	159,062	42,709
Current	6,762,015	5,442,582	2,814,633	545,159

Total	$7,334,006	$6,080,165	$2,973,695	$587,868

Old Basis
December 31, 2009

Unpaid principal balance:
30-59 days past due	$164,398	$132,164	$69,517	$27,509
60-89 days past due	109,168	74,905	43,639	18,429
Greater than 90 days	493,998	462,976	130,192	53,508

Total past due	767,564	670,045	243,348	99,446
Current	7,250,911	5,729,517	3,199,875	1,146,154

Total	$8,018,475	$6,399,562	$3,443,223	$1,245,600

Finance charges are accrued on revolving retail and private label finance receivables up to the date of charge-off at six months past due. Springleaf has accrued finance charges of $0.7 million on $10.0 million of branch retail finance receivables more than 90 days past due at December 31, 2010 and $1.8 million on $27.3 million of these finance receivables that were more than 90 days past due at December 31, 2009.

As a result of the FCFI Transaction, Springleaf evaluated the credit quality of the finance receivable portfolio in order to identify finance receivables that, as of the acquisition date, have evidence of credit quality deterioration. See Note 2 for further information on Springleaf’s accounting policies for credit impaired finance receivables.

The carrying amount (which initially was the fair value) of these credit impaired finance receivables are included in net finance receivables, less allowance for finance receivable losses. The portion of these credit impaired finance receivables for which it was probable that all contractually required payments would not be collected and the carrying amount of these credit impaired finance receivables were as follows:

New Basis
(dollars in thousands)	December 31, 2010
Contractually required payments receivable at date of recording push-down accounting adjustments:
Real estate loans	$5,187,637
Non-real estate loans	131,029
Retail sales finance	19,933

Total	$5,338,599

Cash flows expected to be collected at date of recording push-down accounting adjustments	$2,560,189

Basis in credit impaired finance receivables at date of recording push-down accounting adjustments	$1,900,997

Carrying amount, net of allowance	$1,847,175

A valuation allowance was not created in the initial accounting for these credit impaired finance receivables resulting from push-down accounting adjustments.

Changes in accretable yield of these finance receivables were as follows:

	New Basis	Old Basis
(dollars in thousands)	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010*
Balance at beginning of period	$—	$—
Additions	659,192	—
Accretion	(13,299)	—
Reclassifications from (to) nonaccretable difference	—	—
Disposals	(1,212)	—

Balance at end of period	$644,681	$—

*	Prior to the FCFI Transaction, the accretable yield of credit impaired finance receivables was immaterial.

FICO-delineated prime, non-prime, and sub-prime categories for credit impaired finance receivables by portfolio segment and by class were as follows:

(dollars in thousands)	Branch Real Estate	Centralized Real Estate	Branch Non- Real Estate	Branch Retail
New Basis
December 31, 2010

Prime	$68,125	$627,177	$2,182	$566
Non-prime	120,470	297,927	4,317	374
Sub-prime	581,581	122,403	19,646	2,205
Other/FICO unavailable	179	—	9	14

Total	$770,355	$1,047,507	$26,154	$3,159

FICO-delineated prime, non-prime, and sub-prime categories for delinquency ratios for credit impaired finance receivables by portfolio segment and by class were as follows:

	Branch Real Estate	Centralized Real Estate	Branch Non- Real Estate	Branch Retail
New Basis
December 31, 2010

Prime	29.49%	33.69%	94.63%	93.40%
Non-prime	24.95	32.57	93.69	90.28
Sub-prime	24.43	31.18	92.44	89.50
Other/FICO unavailable	62.92	—	100.00	88.37

Average	24.97%	33.08%	92.83%	90.31%

If the timing and/or amounts of expected cash flows on credit impaired finance receivables were determined to not be reasonably estimable, no interest would be accreted and the finance receivables would be reported as nonaccrual finance receivables. However, since the timing and amounts of expected cash flows for the four pools are reasonably estimable, interest is being accreted and the finance receivables are being reported as performing finance receivables.

Information regarding TDR finance receivables (which are all real estate loans) was as follows:

	New Basis	Old Basis
(dollars in thousands)	December 31, 2010	December 31, 2009
TDR net finance receivables	$28,195	$1,381,561
TDR net finance receivables that have a valuation allowance	$28,195	$1,381,561
Allowance for TDR finance receivable losses	$2,835	$302,500

As a result of the FCFI Transaction, all TDR finance receivables that existed as of November 30, 2010 were reclassified to and will be accounted for prospectively as credit impaired finance receivables. See Note 3 for further information on the FCFI Transaction. Springleaf has no commitments to lend additional funds on TDR finance receivables.

TDR average net receivables and finance charges recognized on TDR finance receivables were as follows:

	New Basis	Old Basis
(dollars in thousands)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
TDR average net receivables	$28,185	$1,792,270	$1,117,081	$244,286
TDR finance charges recognized	$93	$81,045	$54,248	$13,075

In third quarter 2009, MorEquity entered into a Commitment to Purchase Financial Instrument and Servicer Participation Agreement (the Agreement) with the Federal National Mortgage Association as financial agent for the United States Department of the Treasury, which provides for participation in the Home Affordable Modification Program (HAMP). MorEquity entered into the Agreement as the servicer with respect to the centralized real estate finance receivables, with an effective date of September 1, 2009. As of December 31, 2010, MorEquity had completed 1,150 HAMP modifications and 210 trial HAMP modifications were in process. On February 1, 2011, MorEquity entered into Subservicing Agreements for the servicing of its centralized real estate finance receivables with Nationstar Mortgage LLC. In light of the subservicing transfer and the fact that MorEquity no longer is servicing loans, it has requested that the Agreement be terminated. “Eligible Loans” subserviced by Nationstar Mortgage LLC would still be subject to HAMP.

Other subsidiaries of Springleaf have not entered into HAMP but operate a proprietary loan modification/loss mitigation program. The branch operations had been preparing to enter the HAMP, as required by an agreement between the US Treasury Department and AIG, Springleaf’s former indirect parent, but now that Springleaf is no longer wholly owned by AIG, this obligation does not apply.

Note 7. On-Balance Sheet Securitization Transactions

As part of the overall funding strategy and as part of the efforts to support Springleaf’s liquidity from sources other than the traditional capital market sources, Springleaf has transferred certain finance receivables to VIEs for securitization transactions. These securitization transactions do not satisfy the requirements for accounting sale treatment because the securitization trusts do not have the right to freely pledge or exchange the transferred assets. Springleaf also has significant discretion for working out and disposing of defaulted real estate loans and disposing of any foreclosed real estate held by the VIEs. Since the transactions do not meet all of the criteria for sale accounting treatment, the securitized assets and related liabilities are included in the financial statements and are accounted for as secured borrowings.

The 2010 securitization transaction, which closed on March 30, 2010, included the sale of approximately $1.0 billion of the centralized real estate loans to a wholly-owned consolidated special purpose vehicle, Sixth Street Funding LLC (Sixth Street), which concurrently formed a trust to issue trust certificates totaling $716.9 million in initial principal balance to Sixth Street in exchange for the loans. In connection with the securitization, Sixth Street sold to a third party $501.3 million of senior certificates with a 5.15% coupon. Sixth Street received cash proceeds, including accrued interest after the sales discount but before expenses, of $503.3 million and retained subordinated and residual interest trust certificates. As a result of the combination of over-collateralization and the initially retained subordinated and residual interest trust certificates, Springleaf received a subordinated economic interest in approximately 50% of the assets transferred.

The 2009 securitization transaction, which closed on July 30, 2009, included the sale of approximately $1.9 billion of our centralized real estate loans to a wholly-owned consolidated special purpose vehicle, Third Street Funding LLC (Third Street), which concurrently formed a trust to issue tranches of notes totaling $1.6 billion in initial principal balance of trust certificates to Third Street in exchange for the loans. In connection with the securitization, Third Street sold to a third party at a discount $1.2 billion of senior certificates with a 5.75% coupon. Third Street received cash proceeds, including accrued interest after the sales discount but before expenses, of $967.3 million and retained subordinated and residual interest trust certificates. As a result of the combination of over-collateralization and the retained subordinated and residual interest trust certificates, Springleaf has an economic interest in approximately 40% of the assets transferred.

Springleaf has limited continued involvement with the finance receivables that have been included in these securitization transactions. The 2009 securitization transaction utilizes a third-party servicer to service the finance receivables. Springleaf serviced the finance receivables for the other existing securitization transactions. Effective February 1, 2011, Nationstar began subservicing the finance receivables for the 2006 and 2010 securitization transactions. In the case of each existing securitization transaction, the related finance receivables have been legally isolated and are only available for payment of the debt and other obligations issued or arising in the applicable securitization transaction. The cash and cash equivalent balances relating to securitization transactions are used only to support the on-balance sheet securitization transactions and are recorded as restricted cash. Springleaf holds the right to the excess cash flows not needed to pay the debt and other obligations issued or arising in our securitization transactions. The asset-backed debt has been issued by combined VIEs.

Springleaf also executed on-balance sheet securitizations in 2003 (from the branch business segment real estate portfolio) and 2006 (from the centralized real estate business segment real estate portfolio).

The on-balance sheet securitizations of real estate loans and the related debt were as follows:

(dollars in thousands)	Real Estate Loans	Long-term Debt
New Basis
December 31, 2010

2003 securitization	$16,147	$17,249
2006 securitization	171,989	209,795
2009 securitization	1,316,280	876,607
2010 securitization	740,794	423,119

Old Basis
December 31, 2009

2003 securitization	$22,989	$20,793
2006 securitization	278,822	247,443
2009 securitization	1,889,193	900,143

The total consolidated VIE assets and liabilities associated with the securitization transactions were as follows:

	New Basis	Old Basis
(dollars in thousands)	December 31, 2010	December 31, 2009
Assets
Finance receivables	$2,245,210	$2,191,004
Allowance for finance receivable losses	80	70,312
Restricted cash	30,946	27,645

Liabilities
Long-term debt	$1,526,770	$1,168,379

Springleaf had no off-balance sheet exposure associated with our variable interests in the consolidated VIEs. No additional support to these VIEs beyond what was previously contractually required has been provided by us. Consolidated interest expense related to these VIEs totaled $6.6 million during the one month ended December 31, 2010, $154.4 million during the eleven months ended November 30, 2010, $75.0 million in 2009, and $20.4 million in 2008.

Refer to Note 2 for further discussion regarding these VIEs and the related assets and liabilities included in the financial statements as part of these secured debt arrangements.

Note 8. Allowance for Finance Receivable Losses

Changes in the allowance for finance receivable losses and net finance receivables by portfolio segment and by class were as follows:

(dollars in thousands)	Branch Real Estate	Centralized Real Estate	Branch Non- Real Estate	Branch Retail	Combined Total
New Basis
One month ended December 31, 2010

Balance at beginning of period (a)	$—	$—	$—	$—	$—
Provision for finance receivable losses (b)	13,231	12,361	9,843	3,293	38,728
Charge-offs	(11,106)	(12,249)	(8,546)	(4,260)	(36,161)
Recoveries	340	376	2,814	1,023	4,553

Balance at end of period	$2,465	$488	$4,111	$56	$7,120

Net finance receivables	$6,330,459	$4,806,336	$2,615,969	$491,185	$14,243,949
Old Basis
Eleven months ended November 30, 2010

Balance at beginning of period	$633,172	$536,440	$291,995	$67,364	$1,528,971
Provision for finance receivable losses	139,578	195,884	69,578	38,115	443,155
Charge-offs	(240,816)	(127,086)	(199,718)	(82,388)	(650,008)
Recoveries	9,061	1,788	34,437	11,960	57,246

Balance at end of period	$540,995	$607,026	$196,292	$35,051	$1,379,364

(a)	The beginning balance of allowance for finance receivable losses for the New Basis includes the push-down accounting adjustments.
(b)	Provision for finance receivable losses for the New Basis includes $20.8 million of net charge-offs on credit impaired finance receivables, $10.9 million on non-credit impaired finance receivables, and $7.1 million for new origination activity and TDR activity during the one month ended December 31, 2010. As a result of charging off the non-credit impaired finance receivables, $8.8 million of valuation discount accretion was accelerated and is included as a component of finance charges within revenues.

(dollars in thousands)	Branch Real Estate	Centralized Real Estate	Branch Non- Real Estate	Branch Retail	Combined Total
Old Basis
Year ended December 31, 2009

Balance at beginning of period	$399,587	$369,797	$301,310	$69,727	$1,140,421
Provision for finance receivable losses	532,718	353,030	290,232	95,116	1,271,096
Charge-offs	(302,746)	(168,096)	(332,821)	(108,003)	(911,666)
Recoveries	7,490	1,039	33,274	10,524	52,327
Transfers to finance receivables held for sale (a)	(3,877)	(19,330)	—	—	(23,207)

Balance at end of period	$633,172	$536,440	$291,995	$67,364	$1,528,971

Net finance receivables	$7,980,604	$6,414,674	$3,186,815	$1,129,220	$18,711,313

Old Basis
Year ended December 31, 2008

Balance at beginning of period	$234,261	$137,187	$187,589	$42,863	$601,900
Provision for finance receivable losses	324,765	299,442	355,466	100,872	1,080,545
Charge-offs	(165,251)	(67,076)	(272,766)	(83,324)	(588,417)
Recoveries	5,812	244	31,021	9,316	46,393

Balance at end of period	$399,587	$369,797	$301,310	$69,727	$1,140,421

Net finance receivables	$9,248,523	$9,020,042	$4,030,670	$2,211,309	$24,510,544

(a)	During 2009, the allowance for finance receivable losses decreased as a result of the transfers of $1.9 billion of real estate loans from finance receivables held for investment to finance receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future.

Within the three main finance receivable types are sub-portfolios, each consisting of a large number of relatively small, homogenous accounts. These sub-portfolios are evaluated for impairment as groups. None of the accounts are large enough to warrant individual evaluation for impairment.

Springleaf estimates its allowance for finance receivable losses primarily using the authoritative guidance for contingencies. The allowance for finance receivable losses is based primarily on historical loss experience using migration analysis and the Monte Carlo technique applied to sub-portfolios of large numbers of relatively small homogenous accounts. Both techniques are historically-based statistical techniques that attempt to predict the future amount of losses for existing pools of finance receivables. Springleaf adjusts the amounts determined by migration and Monte Carlo for management’s estimate of the effects of model imprecision, any changes to its underwriting criteria, portfolio seasoning, and current economic conditions, including the levels of unemployment and personal bankruptcies. There was no adjustment to the amount determined by migration and Monte Carlo at December 31, 2010 due to the push-down accounting adjustments recorded on November 30, 2010, compared to a $29.9 million increase at December 31, 2009.

Springleaf uses internal data of net charge-offs and delinquency by sub-portfolio as the basis to determine the historical loss experience component of the allowance for finance receivable losses. Springleaf uses monthly bankruptcy statistics, monthly unemployment statistics, and various other monthly or periodic economic statistics published by departments of the U.S. government and other economic statistics providers to determine the economic component of the allowance for finance receivable losses.

The allowance for finance receivable losses related to Springleaf’s credit impaired finance receivables is calculated using updated cash flows expected to be collected, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. Probable decreases in expected finance receivable principal cash flows result in the recognition of impairment. Probable and significant increases (defined as a change in cash flows equal to 10 percent or more) in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses.

Springleaf also establishes reserves for TDR finance receivables, which are included in the allowance for finance receivable losses. The allowance for finance receivable losses related to TDRs is calculated in homogeneous aggregated pools of impaired finance receivables that have common risk characteristics. The allowance for finance receivable losses related to TDRs are established by calculating the present value (discounted at the loan’s effective interest rate prior to modification) of all expected cash flows less the recorded investment in the aggregated pool. Certain assumptions are utilized to estimate the expected cash flows from TDRs. The primary assumptions for the model are prepayment speeds, default rates, and severity rates. See Note 6 for information on TDR reserves.

See Note 2 for additional information on the determination of the allowance for finance receivable losses.

Note 9. Finance Receivables Held for Sale

Components of finance receivables held for sale were as follows:

	New Basis	Old Basis
(dollars in thousands)	December 31, 2010	December 31, 2009
Finance receivables held for sale originated as held for investment:
Principal balance and accrued interest receivable	$—	$757,192
Deferred loan costs and fees	—	(6,189)
Valuation allowance	—	(57,328)

Total	$—	$693,675

In February 2010, Springleaf transferred $170.7 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment in preparation for an on-balance sheet securitization that was completed in March 2010. In June 2010, Springleaf transferred $484.9 million of real estate loans at the lower of cost or fair value from finance receivables held for sale back to finance receivables held for investment due to management’s intent to hold these finance receivables for the foreseeable future.

During 2009, Springleaf transferred $1.9 billion of real estate loans from finance receivables held for investment to finance receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. In 2009, Springleaf sold $1.9 billion of finance receivables held for sale.

Note 10. Cash and Cash Equivalents

Cash and cash equivalents totaled $1.3 billion at December 31, 2010 and $1.2 billion at December 31, 2009. Cash and cash equivalents at December 31, 2010 included cash realized through net liquidations of finance receivables in 2010, the $3.0 billion secured term loan executed in April 2010, and the 2010 securitization transaction. Cash and cash equivalents at December 31, 2009 included cash realized through net liquidations of finance receivables in 2009, sales of finance receivables held for sale in 2009, and the 2009 securitization transaction.

Note 11. Related Party Transactions

AFFILIATE LENDING

On May 11, 2010, SLFC made a loan of $750.0 million to AIG under a demand note agreement between SLFC and AIG. The cash used to fund the loan came from operations and SLFC’s secured term loan, which closed in April 2010. The interest rate for the unpaid principal balance was one-month London Interbank Offered Rate (LIBOR) plus 178 basis points. AIG could repay principal and interest at any time without penalty. On November 29, 2010, AIG repaid the $750.0 million promissory note, which included interest receivable to SLFC of $1.3 million.

On March 24, 2009, SLFC made a loan of $800.0 million to AIG under a demand note agreement between SLFC and AIG. On August 11, 2009, SLFC made an additional loan of $750.0 million to AIG under the March 24, 2009 demand note agreement. The cash used to fund these loans came from asset sale and securitization proceeds, operations and the AIG capital contribution received in March 2009. At December 31, 2009, notes receivable from AIG totaled $1.6 billion, which included interest receivable of $0.9 million. On March 25, 2010, AIG repaid these demand promissory notes of $1.6 billion, which included interest payable to SLFC of $0.7 million. The interest rate for the unpaid principal balance was LIBOR plus 50 basis points. (AIG could repay principal and interest at any time without penalty.)

Each of these loans was made as short-term investment sources for excess cash. Interest revenue on these notes receivable from AIG totaled $11.2 million for the eleven months ended November 30, 2010 and $6.6 million in 2009.

Springleaf offers credit and non-credit insurance and ancillary products to its loan customers. Springleaf may collect from the loan customers in which case it remits the premiums to a related party insurance agency. At December 31, 2010, the payable due to the related party insurance agency was $8.7 million.

COST SHARING AGREEMENTS

Prior to the FCFI Transaction, Springleaf was a party to cost sharing agreements, including tax sharing arrangements, with AIG. Generally, these agreements provided for the allocation of shared corporate costs based upon a proportional allocation of costs to all AIG subsidiaries. Springleaf also reimbursed AIG Bank for costs associated with the remediation program related to the Supervisory Agreement. See Note 4 for further information on the Supervisory Agreement and Note 19 for further information on the tax sharing arrangements and the Purchase Agreement.

PARTICIPATION AGREEMENT

Previously, Springleaf purchased private label receivables originated by AIG Bank, a subsidiary of AIG, under a participation agreement. On September 30, 2010, the participation agreement was terminated, and Springleaf purchased the remaining accounts from AIG Bank for $49,000.

DERIVATIVES

At December 31, 2010, all but one of the derivative financial instruments were with AIG Financial Products Corp. (AIGFP), a subsidiary of AIG. See Note 17 for further information on derivatives.

CONTRIBUTION OF SUBSIDIARIES TO SLFC

Effective January 1, 2010, SLFI contributed two of its wholly-owned subsidiaries to SLFC. The contribution included $300.3 million of finance receivables. At December 31, 2009, these subsidiaries owed an aggregate total of $278.9 million to SLFI under intercompany notes. As part of the January 1, 2010 transaction, SLFC established direct notes to the subsidiaries in the same amount and as a result, SLFI then reduced its intercompany borrowings from SLFC. Because the transaction was between entities under common control, Springleaf recorded the transaction by transferring the assets, liability, and equity from SLFI to SLFC at the carrying value that existed as of January 1, 2010.

SUBSERVICING AND REFINANCE AGREEMENTS

Effective February 1, 2011, Nationstar, a non-subsidiary affiliate of SLFC, began subservicing the centralized real estate loans of MorEquity and two other subsidiaries of SLFC. In addition, Nationstar began subservicing certain real estate loans that MorEquity had been servicing in conjunction with the 2006 and 2010 securitization of these real estate loans and began refinancing certain first lien mortgage loans. See Note 27 for further information on these subservicing agreements.

ALLOCATED EXPENSES

As discussed in Note 1, Springleaf was allocated corporate overhead expenses from SLFI for corporate-related functions. General corporate overhead expenses primarily related to centralized corporate functions, including accounting, treasury, tax, legal, internal audit, human resources and risk management functions. The allocation to Springleaf was based on estimates by the functional area management of time and resources devoted to Springleaf for the respective period. During the one month ended December 31, 2010, eleven months ended November 30, 2010, and years ended December 31, 2009, and 2008, Springleaf was allocated $12 million, $223 million, $151 million and $145 million, respectively, of general corporate expenses incurred by SLFI which are included within “operating expenses” in the Combined Statements of Operations. Springleaf believes the assumptions and methodologies underlying the allocations of general corporate overhead from SLFI are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been incurred by Springleaf if it had operated as an independent, publicly-traded company.

Note 12. Restricted Cash

Restricted cash at December 31, 2010 included funds related to the $3.0 billion secured term loan executed in April 2010, funds to be used for future debt payments relating to securitization transactions (see Note 7), and escrow deposits. Restricted cash at December 31, 2009 included escrow deposits and funds to be used for future debt payments relating to securitization transactions.

Note 13. Other Assets

Components of other assets were as follows:

	New Basis	Old Basis
(dollars in thousands)	December 31, 2010	December 31, 2009
Note receivable from AIG (a)	$470,226	$—
Receivable from AIG Pension Plan (b)	270,000	—
Derivatives fair values (Notes 17 and 24)	192,028	181,032
Real estate owned	178,902	143,057
Fixed assets	70,621	81,904
Other intangible assets (c)	23,875	—
Prepaid expenses and deferred charges	11,536	64,597
Income tax assets (d)	1,925	482,882
Other	14,607	26,459

Total	$1,233,720	$979,931

(a)	Note receivable from AIG represents payments to be made by AIG to SLFI with respect to the 2009 taxable year in accordance with the tax sharing agreement.
(b)	As a result of the FCFI Transaction, Springleaf applied push-down accounting and recorded a receivable from AIG for the pension plan assets.
(c)	Other intangible assets include customer relationships, customer lists, licenses, trade names and branch office leases, net of accumulated amortization, resulting from the FCFI Transaction. (Other intangible assets exclude $5.9 million of branch office leases and $1.3 million of data processing equipment leases that are unfavorable to the current market terms and are included in other liabilities.)
(d)	Income tax assets include both current and deferred amounts. The components of net deferred tax assets are detailed in Note 19.

Note 14. Long-term Debt

Carrying value and fair value of long-term debt by type were as follows:

	New Basis		Old Basis
	December 31, 2010		December 31, 2009
(dollars in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior debt	$15,002,508	$15,106,692	$17,899,972	$14,816,664
Junior subordinated debt	171,502	164,500	349,347	124,813

Total	$15,174,010	$15,271,192	$17,749,319	$14,941,477

Weighted average interest expense rates on long-term debt by type were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Senior debt	9.20%	5.97%	5.03%	5.23%
Junior subordinated debt	12.26	6.17	6.18	6.18

Total	9.34%	6.10%	5.05%	5.24%

	New Basis	Old Basis
	December 31, 2010	December 31, 2009
Senior debt	9.20%	5.54%
Junior subordinated debt	12.26	6.18

Total	9.34%	5.55%

Maturities of long-term debt at December 31, 2010 were as follows:

(dollars in thousands)	Carrying Value
First quarter 2011	$688,308
Second quarter 2011	823,527
Third quarter 2011	1,031,068
Fourth quarter 2011	828,122

2011	3,371,025
2012	2,353,161
2013	2,103,366
2014	505,369
2015	3,678,489
2016-2067	3,162,600

Total	$15,174,010

On April 21, 2010, Springleaf Financial Funding Company (formerly AGFS Funding Company), a wholly owned subsidiary of SLFC, entered into and fully drew down a $3.0 billion, five-year term loan pursuant to the Credit Agreement among Springleaf Financial Funding Company, SLFC, and most of the consumer finance operating subsidiaries of SLFC (collectively, the Subsidiary Guarantors) and a syndicate of lenders. Any portion of the term loan that is repaid (whether at or prior to maturity) will permanently reduce the principal amount outstanding and may not be reborrowed.

The term loan is guaranteed by SLFC and by the Subsidiary Guarantors. In addition, other SLFC operating subsidiaries that from time to time meet certain criteria will be required to become Subsidiary Guarantors. The term loan is secured by a first priority pledge of the stock of Springleaf Financial Funding Company that was limited at the transaction date, in accordance with existing SLFC debt agreements, to approximately 10% of SLFC’s consolidated net worth.

Springleaf Financial Funding Company used the proceeds from the term loan to make intercompany loans to the Subsidiary Guarantors. The intercompany loans are secured by a first priority security interest in eligible loan receivables, according to pre-determined eligibility requirements and in accordance with a borrowing base formula. The Subsidiary Guarantors used proceeds of the loans to pay down their intercompany loans from SLFC. SLFC used the payments from Subsidiary Guarantors to, among other things, repay debt and fund operations.

Certain debt agreements of Springleaf contain terms that could result in acceleration of payments. Under certain circumstances, an event of default or declaration of acceleration under the borrowing agreements of Springleaf could also result in an event of default and declaration of acceleration under other borrowing agreements of Springleaf.

Based upon SLFC’s financial results for the twelve months ended September 30, 2010, a mandatory trigger event occurred under SLFC’s hybrid debt with respect to the hybrid debt’s semi-annual payment due in January 2011.

The mandatory trigger event required SLFC to defer interest payments to the junior subordinated debt holders (and not make dividend payments to SLFI) unless SLFC obtained non-debt capital funding in an amount equal to all accrued and unpaid interest on the hybrid debt otherwise payable on the next interest payment date and paid such amount to the junior subordinated debt holders. During December 2010, SLFC received from SLFI the non-debt capital funding necessary to satisfy (and did pay) the January 2011 interest payments required by SLFC’s hybrid debt through SLFI’s purchase of SLFC common stock.

Springleaf’s one-year term loan (previously, a 364-day facility), which was repaid on March 25, 2010, included a capital support agreement (for the benefit of the lenders under the facility) with AIG, whereby AIG agreed to cause SLFC to maintain: (1) a consolidated net worth (stockholder’s equity minus the amount of accumulated other comprehensive income or loss) of at least $2.2 billion; and (2) an adjusted tangible leverage at or below 8.0x (further adjusting for excess cash for a calculated “support leverage”). As a result of SLFC’s and SLFI’s repayment of their one-year term loans, the support agreement was terminated in accordance with its terms.

Note 15. Short-term Debt

Information concerning short-term debt by type was as follows:

	New Basis	Old Basis
(dollars in thousands)	December 31, 2010	December 31, 2009
Banks	$—	$2,450,000

Weighted average interest rate, at year end:
Money market yield	—	5.10%
Semi-annual bond equivalent yield	—	5.15%

	New Basis	Old Basis
(dollars in thousands)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Average borrowings	$—	$608,832	$2,599,368	$3,677,111

Note 16. Liquidity Facilities

Springleaf historically maintained credit facilities to support the issuance of commercial paper and to provide an additional source of funds for operating requirements. Due to the extraordinary events in the credit markets, AIG’s liquidity issues, and Springleaf’s reduced liquidity, Springleaf borrowed all available commitments under our primary credit facilities during September 2008, including our 364-day facility and Springleaf $2.125 billion multi-year facility. On July 9, 2009, Springleaf converted the outstanding amounts under the expiring 364-day facility into one-year term loans that would mature on July 9, 2010. At December 31, 2009, SLFC’s and SLFI’s combined outstanding borrowings under the committed credit facilities totaled $4.6 billion.

On March 25, 2010, Springleaf repaid all of its respective outstanding obligations under their one-year term loans ($2.050 billion repaid by Springleaf and $400.0 million repaid by Springleaf). With these repayments, the related contractual support agreement between Springleaf and AIG was terminated. On April 26, 2010, Springleaf repaid its outstanding borrowings under the multi-year facility. With this repayment, the borrowing commitments under the multi-year facility were terminated.

SLFI and certain of its subsidiaries also had uncommitted credit facilities of $195.0 million at December 31, 2010 and 2009. Portions of these uncommitted facilities could be increased depending upon lender ability to participate its loans under these facilities. There were no amounts outstanding under the uncommitted credit facilities at December 31, 2010 or 2009.

Note 17. Derivative Financial Instruments

Springleaf’s principal borrowing subsidiary is SLFC. SLFC uses derivative financial instruments in managing the cost of its debt by mitigating its exposures (interest rate and currency) in conjunction with specific long-term debt issuances and has used them in managing its return on finance receivables held for sale, but is neither a dealer nor a trader in derivative financial instruments. SLFC’s derivative financial instruments consist of interest rate, cross currency, cross currency interest rate, and equity-indexed swap agreements.

While all of Springleaf’s interest rate, cross currency, cross currency interest rate, and equity-indexed swap agreements mitigate economic exposure of related debt, not all of these swap agreements currently qualify as cash flow or fair value hedges under GAAP. At December 31, 2010, equity-indexed debt and related swaps were immaterial.

Springleaf formally documents all relationships between derivative hedging instruments and hedged items, as well as risk-management objectives and strategies for undertaking various hedge transactions and methods to assess ineffectiveness. All derivatives that are designated as cash flow or fair value hedges are linked to specific assets and liabilities on the balance sheet. Springleaf performs and documents an initial prospective assessment of hedge effectiveness using regression analysis to demonstrate that the hedge is expected to be highly effective in future periods. Subsequently, on at least a quarterly basis or sooner if necessary, a prospective hedge effectiveness assessment is performed to demonstrate the continued expectation that the hedge will be highly effective in future periods and a retrospective hedge effectiveness assessment to demonstrate that the hedge was effective in the most recent period. For fair value hedges, ineffectiveness is the difference between the change in fair value included in the assessment of hedge effectiveness related to the gain or loss on the derivative and the change in the hedged item related to the risks being hedged. For cash flow hedges, ineffectiveness is the amount by which the cumulative change in the fair value of the hedging instrument exceeds the cumulative change in the fair value of the hypothetical derivative.

Notional amounts of swap agreements and foreign currency forward agreement and weighted average receive and pay rates were as follows:

	New Basis	Old Basis
(dollars in thousands)	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010		At or for the Year Ended December 31, 2009	At or for the Year Ended December 31, 2008
Notional amount:
Interest rate	$1,318,000	N/A	*	$1,000,000	$1,750,000
Cross currency and cross currency interest rate	1,870,500	N/A		2,492,800	2,523,248
Equity-indexed	6,886	N/A		6,886	6,886

Total	$3,195,386	N/A		$3,499,686	$4,280,134

Weighted average receive rate	2.54%	N/A		3.28%	3.90%
Weighted average pay rate	3.68%	N/A		4.19%	4.65%

*	Not applicable. The Combined Balance Sheets are presented at December 31, 2010 and 2009; therefore, balance sheet information at November 30, 2010 is not applicable.

Notional amount maturities of the swap agreements and foreign currency forward agreement and the respective weighted average pay rates at December 31, 2010 were as follows:

(dollars in thousands)	Notional Amount	Weighted Average Pay Rate
2011	$1,457,886	5.44%
2013	1,737,500	2.20

Total	$3,195,386	3.68%

Changes in the notional amounts of the swap agreements and foreign currency forward agreement were as follows:

	New Basis	Old Basis
(dollars in thousands)	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010	At or for the Year Ended December 31, 2009	At or for the Year Ended December 31, 2008
Balance at beginning of period	$2,727,386	$3,499,686	$4,280,134	$6,236,680
New contracts	468,000	—	—	34,112
Expired contracts	—	(772,300)	(780,448)	(1,990,658)

Balance at end of period	$3,195,386	$2,727,386	$3,499,686	$4,280,134

New contracts in 2010 included notional amount for a note receivable from AIG ($468.0 million). This contract was terminated on March 24, 2011 as a result of the sale of the related note receivable from AIG. New contracts in 2008 included notional amounts for foreign currency forward agreements for 17.3 million British Pounds ($34.1 million).

Fair value of derivative instruments presented on a gross basis (excluding the effect of master netting arrangements) by type and the effect of master netting arrangements were as follows:

(dollars in thousands)	Notional Amount		Hedging Instruments	Non-Designated Hedging Instruments
New Basis
December 31, 2010

Derivatives – Other Assets:
Cross currency and cross currency interest rate	$1,870,500		$114,001	$75,159
Interest rate	468,000		—	1,148
Equity-indexed	6,886		—	1,720

Total excluding effect of master netting arrangements	2,345,386		114,001	78,027
Effect of master netting arrangements	N/A	*	—	—

Total	N/A		$114,001	$78,027

Derivatives – Other Liabilities:
Interest rate	$850,000		$40,057	$—
Equity-indexed	6,886		—	213

Total excluding effect of master netting arrangements	856,886		40,057	213
Effect of master netting arrangements	N/A		—	—

Total	N/A		$40,057	$213

Old Basis December 31, 2009

Derivatives – Other Assets:
Cross currency and cross currency interest rate	$1,870,500		$184,826	$105,791
Equity-indexed	6,886		—	1,645

Total excluding effect of master netting arrangements	1,877,386		184,826	107,436
Effect of master netting arrangements	N/A		(70,740)	(40,490)

Total	N/A		$114,086	$66,946

Derivatives – Other Liabilities:
Interest rate	$1,000,000		$72,183	$—
Cross currency and cross currency interest rate	622,300		39,047	—
Equity-indexed	6,886		—	483

Total excluding effect of master netting arrangements	1,629,186		111,230	483
Effect of master netting arrangements	N/A		(111,230)	—

Total	N/A		$—	$483

*	not applicable

The amount of gain (loss) for cash flow hedges recognized in accumulated other comprehensive (loss) income (effective portion), reclassified from accumulated other comprehensive (loss) income into other revenues (effective portion), and recognized in other revenues (ineffective portion) were as follows:

	Effective		Ineffective
(dollars in thousands)	AOC(L)I*	From AOC(L)I to Other Revenues	Other Revenues
New Basis
One month ended December 31, 2010

Interest rate	$8,998	$7,538	$2,432
Cross currency and cross currency interest rate	16,553	16,434	1,127

Total	$25,551	$23,972	$3,559

Old Basis Eleven months ended November 30, 2010

Interest rate	$23,518	$(5,032)	$(2,822)
Cross currency and cross currency interest rate	122,402	142,916	(26,404)

Total	$145,920	$137,884	$(29,226)

Old Basis Year ended December 31, 2009

Interest rate	$38,907	$9,078	$(3,529)
Cross currency and cross currency interest rate	56,046	3,877	(27,916)

Total	$94,953	$12,955	$(31,445)

*	accumulated other comprehensive (loss) income

Springleaf immediately recognizes the portion of the gain or loss in the fair value of a derivative instrument in a cash flow hedge that represents hedge ineffectiveness in current period earnings in other revenues. All components are included of each derivative’s gain or loss in the assessment of hedge effectiveness.

During the eleven months ended November 30, 2010 and the one month ended December 31, 2010, there were no instances in which Springleaf reclassified amounts from accumulated other comprehensive (loss) income to earnings as a result of a discontinuance of a cash flow hedge due to it becoming probable that the original forecasted transaction would not occur at the end of the originally specified time period.

The amount recognized in other revenues for the fair value hedge that no longer qualifies for hedge accounting, the related hedged item, the matured cash flow hedges, and the non-designated hedging instruments were as follows:

	Fair Value Hedge		Non-Designated Hedging
(dollars in thousands)	Derivative	Hedged Item	Instruments
New Basis
One month ended December 31, 2010

Cross currency and cross currency interest rate	$—	$—	$24,153
Equity-indexed	—	—	27

Total	$—	$—	$24,180

Old Basis
Eleven months ended November 30, 2010

Cross currency and cross currency interest rate	$—	$—	$39,386
Equity-indexed	—	—	292

Total	$—	$—	$39,678

Old Basis
Year ended December 31, 2009

Cross currency and cross currency interest rate	$(13,641)	$14,926	$49,410
Equity-indexed	—	—	277

Total	$(13,641)	$14,926	$49,687

Springleaf recognized gains of $68.8 million on the release of other comprehensive income related to cash flow hedge maturities, partially offset by a mark to market loss of $40.9 million on the non-designated cross currency derivative during the eleven months ended November 30, 2010. A derivative adjustment gain was recorded of $61.8 million, partially offset by a foreign exchange loss of $52.4 million in 2009. Net gains of $1.3 million was recognized during 2009 in other revenues related to the ineffective portion of Springleaf’s fair value hedging instruments. All components of each derivative’s gain or loss are included in the assessment of hedge effectiveness.

SLFC is exposed to credit risk if counterparties to swap agreements do not perform. SLFC regularly monitors counterparty credit ratings throughout the term of the agreements. SLFC’s exposure to market risk is limited to changes in the value of swap agreements offset by changes in the value of the hedged debt. In compliance with the authoritative guidance for fair value measurements, Springleaf’s valuation methodology for derivatives incorporates the effect of Springleaf’s non-performance risk and the non-performance risk of Springleaf’s counterparties.

Credit valuation adjustment gains (losses) recorded in other revenues for the non-designated derivative and in accumulated other comprehensive income for the cash flow hedges were as follows:

	New Basis	Old Basis
(dollars in thousands)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Credit valuation adjustment gains (losses):

Non-designated derivative	$(1,571)	$11,980	$(11,288)	$(1,578)
Cash flow hedges	$1,306	$21,512	$(20,212)	$(2,265)

If SLFC does not exit these derivatives prior to maturity and no counterparty defaults occur, the credit valuation adjustment will result in no impact to earnings over the life of the agreements. SLFC currently does not anticipate exiting these derivatives for the foreseeable future. At December 31, 2010, all but one of Springleaf’s derivatives were with AIGFP, a subsidiary of AIG. This contract was terminated in March 2010 due to the sale of the related note receivable from AIG.

See Note 24 for information on how Springleaf determine fair value on derivative financial instruments.

Note 18. Other Liabilities

Components of other liabilities were as follows:

	New Basis	Old Basis
(dollars in thousands)	December 31, 2010	December 31, 2009
Salary and benefit liabilities (a)	$301,102	$8,531
Accrued interest on debt	147,518	191,581
Derivatives fair values	40,270	483
Escrow liabilities (b)	20,717	18,981
Surviving obligations under a mortgage servicing agreement (Note 4)	1,386	15,539
Other	132,732	113,810

Total	$643,725	$348,925

(a)	As a result of the FCFI Transaction, Springleaf applied push-down accounting and recognized a $285.6 million liability for Springleaf’s proportionate share of the projected benefit obligation.
(b)	Escrow liabilities at December 31, 2010 and 2009 reflected liabilities for mortgagors’ funds placed in escrow for future payments of insurance, tax, and other charges for real estate loans.

Note 19. Income Taxes

SLFI and all of its domestic U.S. subsidiaries will file a 2010 consolidated tax return with the Internal Revenue Service (IRS) for the one month ended December 31, 2010, due to the FCFI Transaction. Springleaf’s foreign subsidiaries file tax returns in Puerto Rico and the U.S. Virgin Islands. Prior to the FCFI Transaction, including the eleven months ended November 30, 2010, SLFI and all of its domestic U.S. subsidiaries were included in AIG’s consolidated federal income tax return. Prior to the FCFI Transaction, Springleaf provided federal income taxes as if SLFI and the domestic U.S. subsidiaries of SLFI filed separate tax returns and paid taxes to or received tax benefits from AIG accordingly under a tax sharing agreement.

Components of (benefit from) provision for income taxes were as follows:

	New Basis	Old Basis
(dollars in thousands)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Federal:
Current	$2,912	$(285,835)	$(484,216)	$5,079
Deferred	(6,183)	127,699	115,358	(199,661)
Deferred - valuation allowance	—	(127,699)	(115,358)	571,287

Total federal	(3,271)	(285,835)	(484,216)	376,705

Foreign:
Current	170	(31)	372	575
Deferred	6	1,791	(662)	(492)

Total foreign	176	1,760	(290)	83

State:
Current	731	1,309	1,900	(5,886)
Deferred	—	50,711	(89,638)	(13,916)
Deferred - valuation allowance	—	(50,711)	89,638	43,277

Total state	731	1,309	1,900	23,475

Total	$(2,364)	$(282,766)	$(482,606)	$400,263

Benefit from income taxes of $282.8 million for the eleven months ended November 30, 2010 principally relates to $285.8 million income tax receivable from AIG and a $127.7 million change in net deferred tax assets offset by an equal release of the valuation allowance. In connection with the closing of the FCFI Transaction, AIG and SLFI amended their tax sharing agreement, which terminated on the closing, (1) to provide that the parties’ payment obligations under the tax sharing agreement were limited to the payments required to be made by AIG to SLFI with respect to the 2009 taxable year, and (2) to include the terms of the promissory note to be issued by AIG in satisfaction of its 2009 taxable year payment obligation to SLFI. Due to the amendment of the tax sharing agreement, SLFI did not receive the payment for the tax period ending November 30, 2010. As a result, Springleaf recorded a dividend to AIG for the amount of the income tax receivable at the closing of the FCFI Transaction.

Benefit from income taxes for the one month ended December 31, 2010 reflects the bargain purchase gain, tax exempt interest, and state income tax. Benefit from income taxes also reflects Springleaf’s tax position on a stand alone basis since SLFI no longer is included in AIG’s consolidated federal income tax return due to the FCFI Transaction.

Benefit from income taxes in 2009 reflected AIG’s projection that it would have sufficient taxable income in 2009 to utilize Springleaf’s 2009 estimated tax losses. Previously, these losses had been classified as deferred tax assets that were subject to a full valuation allowance.

Springleaf recorded a current federal income tax provision for 2008. Under applicable federal income tax law, taxable income of a life insurance company may not be fully offset by losses from non-life operations. As a result, the 2008 current tax provision was based upon life insurance company taxable income in excess of the allowed offset. Any non-life losses not used to offset life insurance company taxable income in the current year are carried forward and available for use in a future year, subject to limitations. Losses in its non-life insurance operations primarily were related to goodwill impairment and loan loss allowance charges, which are not deductible currently for federal income tax purposes. Further, under the terms of the tax sharing arrangement with AIG, SLFI was not able to record a federal income tax benefit related to its non-life insurance operations losses because AIG was unable to realize a federal income tax benefit for these losses in its consolidated federal income tax return.

Springleaf recorded a current state tax provision for the eleven months ended November 30, 2010 and in 2009 attributable to profitable operations in certain states in which Springleaf does business that could not be offset against losses incurred in other states. Springleaf recorded a current income tax provision for federal and state purposes for the one month ended December 31, 2010 based on the operations of the Company for the one month period.

(Benefit from) provision for foreign income taxes includes Springleaf’s foreign subsidiaries that operate in Puerto Rico and the U.S. Virgin Islands.

Reconciliations of the statutory federal income tax rate to the effective tax rate were as follows:

	New Basis	Old Basis
	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Statutory federal income tax rate	35.00%	35.00%	35.00%	35.00%

Bargain purchase gain	(35.42)	—	—	—
State income taxes	0.07	0.26	4.48	1.17
Valuation allowance	—	39.32	6.80	(71.74)
Outside basis	—	14.21	—	—
Writedown of goodwill	—	—	—	(15.18)
Other, net	—	(1.37)	1.27	(0.21)

Effective income tax rate	(0.35)%	87.42%	47.55%	(50.96)%

The effective income tax rate for the eleven months ended November 30, 2010 reflected the release of the valuation allowance, partially offset by tax exempt interest and the effect of recording a deferred tax on the outside basis on Springleaf’s foreign entities.

The effective income tax rate for the one month ended December 31, 2010 differed from the statutory tax rate primarily due to the impact of the bargain purchase gain.

The effective income tax rate for 2009 reflected the movement of the valuation allowance.

The negative effective income tax rate for 2008 reflected the establishment of a deferred tax asset valuation allowance of $571.3 million, partially offset by tax benefits on Springleaf’s pretax loss, tax-exempt interest, and the impairment of non-deductible goodwill.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	New Basis	Old Basis
(dollars in thousands)	At or for the One Month Ended December 31, 2010	At or for the Eleven Months Ended November 30, 2010	At or for the Year Ended December 31, 2009
Balance at beginning of period	$—	$—	$121
Increases in tax positions for prior years	—	—	—
Decreases in tax positions for prior years	—	—	—
Increases in tax positions for current year	—	—	—
Lapse in statute of limitations	—	—	(121)
Settlements	—	—	—

Balance at end of period	$—	$—	$—

Springleaf’s unrecognized tax benefit (all of which would affect the effective tax rate if recognized), excluding interest and penalties, was zero at December 31, 2010 and December 31, 2009.

Springleaf recognized interest and penalties related to unrecognized tax benefits in income tax expense. At December 31, 2010 and December 31, 2009, Springleaf had accrued zero for the payment of interest (net of the federal benefit) and penalties. Springleaf recognized a benefit of $0.1 million of interest and penalties in income tax expense in 2009.

In addition, under the terms of the sale of SLFI, AIG and FCFI have made certain customary representations, warranties and covenants in the stock purchase agreement and AIG agreed to provide the purchaser with certain indemnities, including prior tax positions. Accordingly, any liability for prior tax positions would be offset by this indemnity.

Springleaf continually evaluates proposed adjustments by taxing authorities. At December 31, 2010, such proposed adjustments would not result in a material change to the consolidated financial condition.

The IRS has completed examinations of AIG’s tax returns through 1999. The IRS has also completed examinations of Springleaf’s former direct parent company’s tax returns through 2000. Although a Revenue Agent’s Report has not yet been issued for the years ended December 31, 2001 or 2002, AIG has received a notice of proposed adjustments for certain items during that period from the IRS. The portion of proposed adjustments attributable to SLFI was immaterial. Under the indemnity arising from the FCFI Transaction, it is not expected that SLFI would have any liability for historical tax positions for periods through and including November 30, 2010.

Components of deferred tax assets and liabilities were as follows:

	New Basis	Old Basis
(dollars in thousands)	December 31, 2010	December 31, 2009
Deferred tax assets:
Pension	$12,569	$—
Legal reserve	11,375	—
Allowance for finance receivable losses	7,190	536,499
Fixed assets	4,167	—
Securitization	2,905	—
Supervisory agreement obligations	485	5,439
Net operating losses and tax attributes	—	120,541
State taxes	—	86,395
Derivatives	—	33,417
Deferred intercompany revenue	—	23,920
Goodwill	—	2,031
Incentive plans	—	6,650
Other	—	35,328

Total	38,691	850,220

Deferred tax liabilities:
Debt writedown	535,118	—
State taxes	13,067	—
Non-deductible other intangibles	8,515	189
Loan origination costs	1,168	16,529
Securitization	—	202,439
Mark to market	—	111,382
Fixed assets	—	2,422
Other	186	(4,482)

Total	558,054	328,479

Net deferred tax (liabilities) assets before valuation allowance	(519,363)	521,741
Valuation allowance	—	(516,172)

Net deferred tax (liabilities) assets	$(519,363)	$5,569

At December 31, 2010, Springleaf did not have a federal net operating loss carryforward due to the FCFI Transaction. At December 31, 2009, Springleaf had a federal net operating loss carryforward of $120.5 million, which was retained by AIG. Net operating loss carryforwards may be carried forward for twenty years from the date they were incurred. At December 31, 2010, Springleaf had a capital loss carryforward of $0.4 million, which may be carried forward for five years.

At December 31, 2010, a valuation allowance was not required on Springleaf’s deferred tax assets. At December 31, 2009, Springleaf had a deferred tax asset valuation allowance of $516.1 million to reduce net deferred tax assets to amounts Springleaf considered more likely than not (a likelihood of more than 50 percent) to be realized. After the valuation allowance, Springleaf had a net deferred tax asset of $5.6 million at December 31, 2009, which reflected the net deferred tax asset of Springleaf’s Puerto Rico subsidiary.

Springleaf released $127.7 million of the valuation allowance as an additional income tax benefit during the eleven months ended November 30, 2010 as a result of the change in the deferred tax asset during the period. The remaining balance of the valuation allowance was reversed as a result of the FCFI Transaction.

At December 31, 2010, other liabilities included $14.0 million of net current federal income tax payable and $519.4 million of net deferred tax liabilities, compared to $480.0 million of net current federal income tax receivable and $5.6 million of net deferred tax assets, respectively, at December 31, 2009. At December 31, 2010 and 2009, deferred and accrued taxes consisted of $6.3 million of non-income based taxes.

Springleaf has not provided for U.S. federal income and foreign withholding taxes on approximately $9.9 million of undistributed earnings from non-U.S. subsidiaries as of December 31, 2010 because such earnings are intended to be reinvested indefinitely outside of the United States. If these earnings were distributed, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability; however, the amount of the tax and credits is not practically determinable.

Note 20. Lease Commitments, Rent Expense, and Contingent Liabilities

Annual rental commitments for leased office space, automobiles and data processing equipment accounted for as operating leases, excluding leases on a month-to-month basis and the amortization of the lease intangibles recorded as a result of the FCFI Transaction, were as follows:

(dollars in thousands)	Lease Commitments*
First quarter 2011	$10,411
Second quarter 2011	10,009
Third quarter 2011	9,359
Fourth quarter 2011	8,645

2011	38,424
2012	28,013
2013	18,843
2014	10,830
2015	4,873
2016 and beyond	2,863

Total	$103,846

*	Includes $5.3 million of rental commitments for leased office space at closed locations (included in other liabilities at December 31, 2010).

In addition to rent, Springleaf pays taxes, insurance, and maintenance expenses under certain leases. In the normal course of business, Springleaf will renew leases that expire or replace them with leases on other properties. Rental expense totaled $3.6 million for the one month ended December 31, 2010, $41.3 million for the eleven months ended November 30, 2010, $59.2 million in 2009, and $81.3 million in 2008. Springleaf anticipates minimum annual rental commitments in 2011 to be less than the amount of rental expense incurred in 2010 primarily due to the closing of 46 branch offices in 2010.

SLFI and certain of its subsidiaries are parties to various legal proceedings, including certain purported class action claims such as the one described below, arising in the ordinary course of business. Some of these proceedings are pending in jurisdictions that permit damage awards disproportionate to the actual economic damages alleged to have been incurred. Based upon information presently available, management believes that the total amounts, if any, that will ultimately be paid arising from these legal proceedings will not have a material adverse effect on the combined results of operations or financial position. However, the continued occurrences of large damage awards in general in the United States, including, in some jurisdictions, large punitive damage awards that bear little or no relation to actual economic damages incurred by plaintiffs, create the potential for an unpredictable result in any given proceeding.

King v. American General Finance, Inc., Case No. 96-CP-38-595 in the Court of Common Pleas for Orangeburg County, South Carolina. In this lawsuit, filed in 1996, Plaintiffs assert class action claims against Springleaf’s South Carolina operating entity for alleged violations of S.C. Code § 37-10-102(a), which requires, inter alia, a lender making a mortgage loan to ascertain the preference of the borrower as to an attorney who will represent the borrower in closing the loan. The Plaintiffs and SLFI have filed various motions, which remain pending. The case was recently reassigned to a new judge, who will hear and rule on the motions, including Plaintiffs’ motion for summary judgment. SLFI has filed additional motions to be heard by the new judge. Based on Plaintiffs’ allegations, if the case proceeds as a class action and if the court should find liability, the size of the class will range from about 5,000 to 9,000 members depending upon the final class definition. The statute provides for a penalty range of $1,500 to $7,500 per class member, to be determined by the judge. SLFI is defending the case vigorously.

Note 21. Supplemental Cash Flow Information

Supplemental disclosure of certain cash flow information was as follows:

	New Basis	Old Basis
(dollars in thousands)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Interest paid	$202,044	$852,562	$1,109,700	$1,257,828
Income taxes (received) paid	45	(466,843)	35,223	21,489

Supplemental disclosure of non-cash activities was as follows:

	New Basis	Old Basis
(dollars in thousands)	One Month Ended December 31, 2010	Eleven Months Ended November 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Transfer of finance receivables held for sale to finance receivables held for investment	$—	$655,565	$—	$—
Dividend of income tax receivable to AIG	—	245,715	—	—
Transfer of finance receivables to real estate owned	28,709	258,690	316,584	208,813
Transfer of finance receivables held for investment to finance receivables held for sale (prior to deducting allowance for finance receivable losses)	—	—	1,856,889	972,514

Note 22. Benefit Plans

Springleaf continued to participate in various benefit plans sponsored by AIG through December 31, 2010 in accordance with the terms of the FCFI Transaction. These plans included a noncontributory qualified defined benefit retirement plan, post retirement health and welfare and life insurance plans, various stock option, incentive and purchase plans, and a 401(k) plan. Springleaf’s employees in Puerto Rico and the U.S. Virgin Islands, as well as WFI’s employees, do not participate in these benefit plans.

As a result of the FCFI Transaction, Springleaf applied push-down accounting, and recognized a $285.6 million liability for Springleaf’s proportionate share of the projected benefit obligation and recorded a receivable from AIG Retirement Plan of $270.0 million for Springleaf’s allocated share of the plan assets pursuant to the terms of the stock purchase agreement. On January 1, 2011, as a requirement of the sale, Springleaf established a defined benefit retirement plan (the Retirement Plan) on substantially the same terms as the existing AIG plans.

PENSION PLANS

Pension plan expense allocated to Springleaf by AIG was $1.3 million for the one month ended December 31, 2010, $11.5 million for the eleven months ended November 30, 2010, $15.0 million for 2009, and $7.5 million for 2008. AIG’s U.S. pension plans do not separately identify projected benefit obligations and pension plan assets attributable to employees of participating affiliates. AIG’s projected benefit obligations of $3.9 billion for its U.S. pension plans exceeded the plan assets at December 31, 2010 by $453.2 million.

Springleaf’s employees in Puerto Rico and the U.S. Virgin Islands participate in a defined benefit pension plan sponsored by CommoLoCo, Inc. The disclosures related to this plan are immaterial to the financial statements of Springleaf.

SHARE-BASED COMPENSATION PLANS

Springleaf recorded share-based compensation expense of $15.3 million and $7.2 million in 2010 and 2009, respectively.

During 2010, Springleaf employees participated in the following AIG share-based employee compensation plans:

Employee Plans

•	AIG 1999 Stock Option Plan, as amended (1999 Plan) (superseded by the 2007 Plan);

•

AIG 2002 Stock Incentive Plan, as amended (2002 Plan) under which AIG has issued time-vested restricted stock units (RSUs) and performance restricted stock units (performance RSUs) (superseded by the 2007 Plan);

•	AIG 2007 Stock Incentive Plan, as amended (2007 Plan) under which AIG has issued RSUs, performance RSUs and restricted stock (superseded by the 2010 Plan);

•	AIG 2010 Stock Incentive Plan, as amended (2010 Plan), under which AIG has issued restricted stock;

•

AIG’s 2005-2006 Deferred Compensation Profit Participation Plan (AIG DCPPP)—the AIG DCPPP was adopted as a replacement for the SICO Plans for the 2005-2006 period. Share-based employee compensation earned under the AIG DCPPP was granted as time-vested RSUs under the 2002 Plan;

•

AIG Partners Plan—the AIG Partners Plan replaced the AIG DCPPP. Share-based employee compensation awarded under the AIG Partners Plan was granted as performance-based RSUs under the 2002 Plan, except for the December 2007 grant which was made under the 2007 Plan; and

•	Starr International Company, Inc.’s Deferred Compensation Profit Participation Plans (SICO Plans).

Other Awards

•	Troubled Asset Relief Program Executive Compensation

Note 23. Segment Information

The operations of Springleaf U.S. Consumer Lending Business is primarily comprised of the branch and centralized real estate segments of Springleaf Finance.

In its branch business segment, Springleaf has historically:

•	originated secured and unsecured non-real estate loans;

•

originated real estate loans secured by first or second mortgages on residential real estate, which may be closed-end accounts or open-end home equity lines of credit and are generally considered non-conforming;

•	purchased retail sales contracts and provide revolving retail sales financing services arising from the retail sale of consumer goods and services by retail merchants; and

•	purchased private label finance receivables originated by AIG Federal Savings Bank (AIG Bank) under a participation agreement.

To supplement its branch lending and retail sales financing activities, Springleaf has historically purchased portfolios of real estate loans, non-real estate loans, and retail sales finance receivables originated by other lenders.

In its centralized real estate business segment, Springleaf has historically:

•	serviced a portfolio of residential real estate loans generated through:

•	portfolio acquisitions from third-party lenders;

•	mortgage origination subsidiaries;

•	refinancing existing mortgages;

•	advances on home equity lines of credit; or

•	correspondent relationships;

•	originated and acquired residential real estate loans for transfer to the centralized real estate servicing center;

•	originated residential real estate loans directly with consumers for sale to investors with servicing released to the purchaser; and

•	originated residential real estate loans through mortgage brokers for sale to investors with servicing released to the purchaser.

Springleaf evaluates the performance of the segments based on pretax operating earnings. The accounting policies of the segments are the same as those disclosed in Note 2.

Springleaf intends intersegment sales and transfers to approximate the amounts segments would earn if dealing with third parties.

Segment totals are reported using the historical basis of accounting because management analyzes each business segment on a historical basis. However, in order to reconcile to total combined financial statement amounts are presenting the segment totals at or for the one month ended December 31, 2010 and for the eleven months ended November 30, 2010.

The following tables display information about Springleaf’s segments as well as reconciliations to the combined financial statement amounts.

(dollars in thousands)	Branch Segment	Centralized Real Estate Segment	All Other	Push-down Accounting Adjustments	Combined Total
New Basis at or for the one month ended December 31, 2010
Revenues:
External:
Finance charges	$113,257	$30,219	$(163)	$36,657	$179,970
Other	1,197	(441)	10,320	8,678	19,754
Intercompany	5,704	99	(5,803)	—	—
Interest expense	48,340	26,422	15,122	28,809	118,693
Operating expenses	46,657	2,942	1,022	(159)	50,462
Provision for finance receivable losses	55,969	(15,560)	(193)	(1,488)	38,728
Bargain purchase gain				686,236	686,236
Pretax (loss) income	(30,808)	16,073	(11,597)	704,409	678,077
Assets	9,908,100	5,520,569	2,412,012	(754,702)	17,085,979

(dollars in thousands)	Branch Segment	Centralized Real Estate Segment	All Other	Combined Total
Old Basis at or for the eleven months ended November 30, 2010
Revenues:
External:
Finance charges	$1,317,057	$338,356	$(219)	$1,655,194
Other	(15,215)	27,502	86,210	98,497
Intercompany	59,357	988	(60,345)	—
Interest expense	539,053	299,411	156,430	994,894
Operating expenses	593,203	76,155	(30,259)	639,099
Provision for finance receivable losses	231,774	212,015	(634)	443,155
Pretax (loss) income	(2,831)	(220,735)	(99,891)	(323,457)
Assets	N/A *	N/A	N/A	N/A

•	Not applicable. The Combined Balance Sheets are presented at December 31, 2010 and 2009; therefore, balance sheet information at November 30, 2010 is not applicable.

(dollars in thousands)	Branch Segment	Centralized Real Estate Segment	All Other	Combined Total
Old Basis At or for the year ended December 31, 2009
Revenues:
External:
Finance charges	$1,755,350	$440,231	$(2,629)	$2,192,952
Other	(32,513)	(78,590)	(27,525)	(138,628)
Intercompany	67,773	2,196	(69,969)	—
Interest expense	590,828	340,040	161,824	1,092,692
Operating expenses	654,259	61,193	(10,029)	705,423
Provision for finance receivable losses	904,199	368,139	(1,242)	1,271,096
Pretax (loss) income	(358,676)	(405,535)	(250,676)	(1,014,887)
Assets	11,605,989	6,463,774	3,640,199	21,709,962

(dollars in thousands)	Branch Segment	Centralized Real Estate Segment	All Other	Combined Total
At or for the year ended December 31, 2008
Revenues:
External:
Finance charges	$2,013,312	$638,877	$158	$2,652,347
Other	(22,152)	8,378	(47,344)	(61,11 8)
Intercompany	74,941	2,124	(77,065)	—
Interest expense	670,261	453,776	124,665	1,248,702
Operating expenses	868,215	197,144	(17,908)	1,047,451
Provision for finance receivable losses	791,959	292,289	(3,703)	1,080,545
Pretax (loss) income	(264,334)	(293,830)	(227,305)	(785,469)
Assets	14,777,007	9,695,656	1,041,368	25,514,031

The “All Other” column includes:

•

corporate revenues and expenses such as management and administrative revenues and expenses and derivatives adjustments and foreign exchange gain or loss on foreign currency denominated debt that are not considered pertinent in determining segment performance; and

•	corporate assets which include cash, derivatives, prepaid expenses, deferred charges, and fixed assets.

Note 24. Fair Value Measurements

The fair value of a financial instrument is the amount that would be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions.

Management is responsible for the determination of the value of the financial assets and financial liabilities carried at fair value and the supporting methodologies and assumptions. Third-party valuation service providers are employed to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments.

On November 30, 2010, FCFI indirectly acquired an 80% economic interest in SLFI from ACC. AIG, through ACC, indirectly retained a 20% economic interest in SLFI. Because of the nature of the FCFI Transaction, the significance of the ownership interest acquired, and at the direction of Springleaf’s acquirer, Springleaf applied push-down accounting to SLFI and SLFC as the acquired businesses. Springleaf revalued the assets and liabilities based on their fair values at the date of the FCFI Transaction in accordance with business combination accounting standards.

FAIR VALUE HIERARCHY

Springleaf measures and classifies assets and liabilities recorded at fair value in the combined balance sheets in a hierarchy for disclosure purposes consisting of three “Levels” based on the observability of inputs available in the market place used to measure the fair values. In general, Springleaf determines the fair value measurements classified as Level 1 based on inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities that Springleaf has the ability to access. Springleaf generally obtains market price data from exchange or dealer markets. Quoted prices for such instruments are not adjusted.

Springleaf determines the fair value measurements classified as Level 2 based on inputs utilizing other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

In certain cases, the inputs used to measure the fair value of an asset may fall into different levels of the fair value hierarchy. In such cases, Springleaf determines the level in the fair value hierarchy within which the fair value measurement in its entirety falls based on the lowest level input that is significant to the fair value measurement in its entirety. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Fair Value Measurements—Recurring Basis

On a recurring basis, Springleaf measures the fair value of cash and cash equivalents, short-term investments, and derivative assets and liabilities. The following table presents information about the assets and liabilities measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs utilized to determine such fair value:

	Fair Value Measurements Using			Counterparty Netting (a)	Total Carried At Fair Value
(dollars in thousands)	Level 1	Level 2	Level 3
New Basis
December 31, 2010

Assets
Cash and cash equivalents in mutual funds	$88,703	$—	$—	$—	$88,703
Short-term investments	—	10	—	—	10
Derivatives:
Cross currency and cross currency interest rate	—	189,160	—	—	189,160
Equity-indexed	—	—	1,720	—	1,720
Interest rate	—	—	1,148	—	1,148

Total	—	189,160	2,868	—	192,028

Total	$88,703	$189,170	$2,868	$—	$280,741

Liabilities
Derivatives:
Cross currency and cross currency interest rate	$—	$40,057	$—	$—	$40,057
Equity-indexed	—	213	—	—	213

Total	$—	$40,270	$—	$—	$40,270

Old Basis
December 31, 2009

Assets
Cash and cash equivalents in AIG pools	$—	$36,123	$—	$—	$36,123
Derivatives	—	290,617	1,645	(111,230)	181,032

Total	$—	$326,740	$1,645	$(111,230)	$217,155

Liabilities
Derivatives	$—	$111,713	$—	$(111,230)	$483

(a)	Represents netting of derivative exposures covered by a qualifying master netting agreement in accordance with the authoritative guidance for certain contracts.

Springleaf had no transfers between Level 1 and Level 2 during 2010.

The following table presents changes during 2010 and 2009 in Level 3 assets and liabilities measured at fair value on a recurring basis:

		Net (losses) gains included in:
(dollars in thousands)	Balance at beginning of period	Other revenues	Other comprehensive income	Purchases sales, issuances, settlements	Transfers in (out) of Level 3	Balance at end of period
New Basis
One month ended
December 31, 2010
Derivatives:
Equity-indexed	$1,991	$(271)	$—	$—	$—	$1,720
Interest rate	—	—	—	1,148	—	1,148

Total derivatives	$1,991	$(271)	$—	$1,148	$—	$2,868

Old Basis
Eleven months ended
November 30, 2010
Derivatives	$1,645	$319	$—	$27	$—	$1,991

		Net (losses) gains included in:
(dollars in thousands)	Balance at beginning of period	Other revenues	Other comprehensive income	Purchases sales, issuances, settlements	Transfers in (out) of Level 3	Balance at end of period
Old Basis
Year Ended
December 31, 2009

Derivatives	$1,341	$222	$—	$82	$—	$1,645

During the eleven months ended November 30, 2010, no assets were transferred into or out of Level 3.

Springleaf used observable and/or unobservable inputs to determine the fair value of positions that were classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the table above may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

Fair Value Measurements—Nonrecurring Basis

Springleaf measures the fair value of certain assets on a non-recurring basis when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. These assets include real estate owned and finance receivables held for sale.

At December 31, 2010 and 2009, assets measured at fair value on a non-recurring basis on which impairment charges were recorded during the one month ended December 31, 2010, eleven months ended November 30, 2010, and in 2009 as follows:

	Fair Value Measurements Using
(dollars in thousands)	Level 1		Level 2	Level 3	Total	Impairment Charges
New Basis
At or for the one month ended
December 31, 2010

Real estate owned	$—		$—	$210,473	$210,473	$2,940

Old Basis
At or for the eleven months ended
November 30, 2010

Real estate owned	N/A	*	N/A	N/A	N/A	$36,930

Old Basis
At or for the year ended
December 31, 2009

Real estate owned	$—		$—	$168,303	$168,303	$35,034
Finance receivables held for sale	—		—	693,675	693,675	93,738

Total	$—		$—	$861,978	$861,978	$128,772

*	Not applicable. The Combined Balance Sheets are presented at December 31, 2010 and 2009; therefore, balance sheet information at November 30, 2010 is not applicable.

In accordance with the authoritative guidance for the accounting for the impairment of long-lived assets, Springleaf wrote down certain real estate owned reported in the branch and centralized real estate business segments to their fair value during the one month ended December 31, 2010, the eleven months ended November 30, 2010, and in 2009 and recorded the writedowns in other revenues. The fair values disclosed in the tables above are unadjusted for transaction costs as required by the authoritative guidance for fair value measurements. The amounts recorded on the balance sheet are net of transaction costs as required by the authoritative guidance for accounting for the impairment of long-lived assets.

In accordance with the authoritative guidance for the accounting for certain mortgage banking activities, Springleaf wrote down certain finance receivables held for sale reported in the centralized real estate business segment to their fair value during 2009 and recorded the writedowns in other revenues. No impairment charges were recorded on finance receivables held for sale during 2010.

Financial Instruments Not Measured at Fair Value

In accordance with the amended authoritative guidance for the fair value disclosures of financial instruments, the carrying values and estimated fair values of certain of Springleaf financial instruments are presented below. Readers should exercise care in drawing conclusions based on fair value, since the fair values presented below can be misinterpreted since they were estimated at a particular point in time and do not include the value associated with all of Springleaf assets and liabilities.

	New Basis		Old Basis
	December 31, 2010		December 31, 2009
(dollars in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets
Net finance receivables, less allowance for finance receivable losses	$14,236,829	$14,056,534	$17,182,342	$16,060,143
Cash and cash equivalents (excluding cash and cash equivalents in mutual funds, AIG pools, and short-term investments)	1,290,458	1,290,458	1,245,354	1,245,354

Liabilities
Long-term debt	15,168,034	15,271,192	17,743,343	14,941,477
Short-term debt	—	—	2,450,000	2,411,709

Off-balance sheet financial instruments
Unused customer credit limits	—	—	—	—

FAIR VALUE MEASUREMENTS –

VALUATION METHODOLOGIES AND ASSUMPTIONS

Springleaf used the following methods and assumptions to estimate fair value.

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, both non-impaired and credit impaired, were determined using discounted cash flow methodologies. The application of these methodologies required us to make certain judgments and estimates based on Springleaf’s perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied was significant in light of the current capital market and, more broadly, economic environments. Therefore, the fair value of finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent weaknesses in the valuation methodologies employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Real Estate Owned

The estimate of the fair value is initially based on third-party appraisals at the time Springleaf took title to real estate owned. Subsequent changes in fair value are based upon management’s judgment of national and local economic conditions to estimate a price that would be received in a then current transaction to sell the asset.

Finance Receivables Held for Sale

Originated as held for sale. Springleaf determined the fair value of finance receivables held for sale that were originated as held for sale by reference to available market indicators such as current investor yield requirements, outstanding forward sale commitments, or negotiations with prospective purchasers, if any.

Originated as held for investment. Springleaf determined the fair value of finance receivables held for sale that were originated as held for investment based on negotiations with prospective purchasers (if any) or by using projected cash flows discounted at the weighted-average interest rates offered for similar finance receivables. Cash flows were based on contractual payment terms adjusted for estimates of prepayments and credit related losses.

Cash and Cash Equivalents

Springleaf estimated the fair value of cash and cash equivalents using quoted prices where available and industry standard valuation models using market-based inputs when quoted prices were unavailable.

Short-term Investments

Springleaf estimated the fair value of short-term investments using quoted prices where available and industry standard valuation models using market-based inputs when quoted prices were unavailable.

Derivatives

Springleaf’s derivatives are not traded on an exchange. The valuation model used to calculate fair value of Springleaf’s derivative instruments includes a variety of observable inputs, including contractual terms, interest rate curves, foreign exchange rates, yield curves, credit curves, measure of volatility, and correlations of such inputs. Valuation adjustments may be made in the determination of fair value. These adjustments include amounts to reflect counterparty credit quality and liquidity risk, as well as credit and market valuation adjustments. The credit valuation adjustment adjusts the valuation of derivatives to account for nonperformance risk of Springleaf’s counter-party with respect to all net derivative assets positions. The credit valuation adjustment also accounts for Springleaf’s own credit risk in the fair value measurement of all net derivative liabilities’ positions, when appropriate. The market valuation adjustment adjusts the valuation of derivatives to reflect the fact that Springleaf is an “end-user” of derivative products. As such, the valuation is adjusted to take into account the bid-offer spread (the liquidity risk), as Springleaf is not a dealer of derivative products.

Long-term Debt

Where market-observable prices are not available, Springleaf estimated the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for long-term debt and adjusted for foreign currency translations.

Short-term Debt

Springleaf estimated the fair values of bank short-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for similar types of borrowings with maturities consistent with those remaining for the short-term debt being valued. The fair values of the remaining short-term debt approximated the carrying values.

Unused Customer Credit Limits

The unused credit limits available to Springleaf’s customers have no fair value. The interest rates charged on loan and retail revolving lines of credit are adjustable and reprice frequently. These amounts, in part or in total, can be cancelled at Springleaf’s discretion.

The unused credit limits available to the customers of AIG Bank, which sold private label receivables to us under a participation agreement, had no fair value. The interest rates charged on the private label lines of credit could have been changed at AIG Bank’s discretion. These amounts, in part or in total, could have been cancelled at the discretion of AIG Bank. See Note 6 for information regarding the termination of this participation agreement on September  30, 2010.

Note 25. Risks and Uncertainties

In assessing Springleaf’s current financial position and developing operating plans for the future, management has made significant judgments and estimates with respect to the potential financial and liquidity effects of our risks and uncertainties, including but not limited to:

•

the amount of cash expected to be received from Springleaf’s finance receivable portfolio through collections (including prepayments) and receipt of finance charges, which could be materially different than our estimates;

•	the potential for declining financial flexibility and reduced income should Springleaf use more of its assets for securitizations and portfolio sales;

•	reduced income due to the possible deterioration of the credit quality of Springleaf’s finance receivable portfolios;

•	risks that would be assumed for a real estate investment trust (REIT) that may be established and managed by Springleaf Finance, which would own a portion of Springleaf’s finance receivable portfolio;

•	Springleaf’s access to debt markets and other sources of funding on favorable terms;

•	Springleaf’s ability to comply with its debt covenants;

•

the potential for increased costs related to Springleaf’s foreclosure practices and procedures as a result of heightened nationwide regulatory scrutiny of foreclosure practices in the industry generally;

•	potential liability relating to real estate loans which Springleaf has sold or securitized if it is determined that there was a breach of a warranty made in connection with the transaction;

•	the potential for additional unforeseen cash demands or accelerations of obligations;

•	reduced income due to loan modifications where the borrower’s interest rate is reduced, principal payments are deferred, or other concessions are made;

•	the potential for declines in debt and equity markets;

•	the potential loss of key personnel; and

•

the undetermined effects of the FCFI Transaction, including the availability of support from Springleaf’s new ownership and the effect of any changes to Springleaf’s operations, capitalization, and business strategies.

Springleaf has assumed that there will be no support required from FCFI and no material change in Springleaf’s recent liquidity sources and capitalization management beyond the refinancing of the secured term loan facility discussion in Note 27, subsequent event. Springleaf intends to support its liquidity position by managing originations and purchases of finance receivables and maintaining disciplined underwriting standards and pricing on such loans. Springleaf through Springleaf Finance intends to support operations and repay obligations with one or more of the following: finance receivable collections from operations, securitizations, additional term loans, potential unsecured debt offerings, potential REIT offering proceeds, and portfolio sales.

Based on Springleaf’s estimates and taking into account the risks and uncertainties of such plans, Springleaf believes that it will have adequate liquidity to finance and operate its businesses and repay its obligations as they become due for at least the next twelve months.

It is possible that the actual outcome of one or more of the plans could be materially different than expected or that one or more of our significant judgments or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect.

Note 26. Legal Settlements

In March 2010, Wilmington Finance, Inc. (WFI), one of the combining entities included in these combined financial statements and AIG Bank settled a civil lawsuit brought by the United States Department of Justice (DOJ) for alleged violations of the Fair Housing Act and the Equal Credit Opportunity Act. The DOJ alleged that WFI and AIG Bank allowed independent wholesale mortgage loan brokers to charge certain minority borrowers higher broker fees than were charged to certain other borrowers between 2003 and 2006. WFI and AIG Bank denied any legal violation, and maintained that at all times they conducted their lending and other activities in compliance with fair-lending and other laws. As part of the settlement, WFI and AIG Bank agreed to provide $6.1 million for borrower remediation. In March 2010, Springleaf paid $6.1 million into an escrow account pursuant to the terms of the settlement agreement with the DOJ. Upon completion of the remediation, all remaining funds will be distributed for consumer education purposes. In the event that the remaining funds do not total at least $1 million, AIG Bank and WFI have agreed to replenish the fund up to $1 million for distribution for educational purposes. In addition, AIG Bank and WFI will incur certain costs associated with administering the settlement. WFI is obligated to indemnify AIG Bank for all amounts that AIG Bank is required to pay pursuant to the terms of the DOJ settlement.

In June 2010, MorEquity settled certain claims relating to the sale of mortgage loans by MorEquity. The opposing parties alleged that they had a binding contract to purchase such loans in 2008, while MorEquity claimed that no such contract existed. On June 17, 2010, MorEquity paid $12.5 million to resolve the dispute.

Note 27. Subsequent Events

Subservicing and Refinance Agreements

On January 31, 2011, MorEquity, Springleaf Home Equity, Inc. (formerly American General Home Equity, Inc.), and Springleaf Financial Services of Arkansas, Inc. (formerly American General Financial Services of Arkansas, Inc.) (collectively, the Owners), each of which is an indirect subsidiary of SLFI, entered into a subservicing agreement with Nationstar Mortgage LLC (Nationstar), dated as of February 1, 2011, whereby all of the centralized real estate mortgage loans from time to time owned by the Owners (approximately $3.3 billion as of December 31, 2010) (the Portfolio Loans) will be subserviced by Nationstar. Nationstar is a non-subsidiary affiliate of SLFI and the Owners.

On January 31, 2011, MorEquity and Nationstar also entered into two other subservicing agreements, both dated as of February 1, 2011, whereby Nationstar subservices certain residential mortgage loans that MorEquity previously serviced for two securitizations, known as the American General Mortgage Loan Trust 2006-1 and the American General Mortgage Loan Trust 2010-1, totaling approximately $1.2 billion as of December 31, 2010 (the Securitized Loans). The Portfolio Loans and the Securitized Loans are referred to as the “Loans.”

The subservicing agreements require Nationstar to subservice the Loans on behalf of the Owners consistent with its normal servicing practices and, as applicable, the terms of the Loans and securitization documents. The subservicing agreements will not affect the servicing of branch-based mortgage loans by other SLFI subsidiaries. Nationstar will receive certain fees for its subservicing services, including the right to retain certain income incidental to servicing. Nationstar started subservicing on February 1, 2011.

The Owners also entered into a marketing agreement on September 24, 2010 with Nationstar, permitting Nationstar to refinance certain first lien mortgage loans of existing customers of the Owners. On February 16, 2011, the Owners, by an amendment to the marketing agreement, further agreed to pay closing costs and reduce the principal amount of any such refinancing in an amount not to exceed six percent of the unpaid balance of the loan. Approximately $10.6 million in first mortgages have been modified under the refinancing program as of December 31, 2010, and Nationstar has received approximately $0.2 million from the Owners to pay closing costs and reduce the principal amount of refinancings under the marketing agreement as of February 28, 2011.

Name Change

On February 11, 2011, Springleaf amended Article I of the Company’s Articles of Incorporation to change the Company’s name to “Springleaf Finance, Inc.” The name change was effective on March 7, 2011.

Sale of Note Receivable from AIG

On March 24, 2011, SLFI sold its $468.7 million note receivable from AIG at a net price after transaction fees of $469.8 million. The related derivative was terminated subsequent to the sale of the note receivable from AIG.

Refinancing of Secured Term Loan Facility

SLFC successfully refinanced Springleaf Financial Funding Company’s existing $3.0 billion secured term loan facility (the “Refinancing Facility”) on May 10, 2011. The Refinancing Facility increased total borrowings to $3.75 billion, extended the maturity by two years until May 2017, lowered borrowing costs, and reduced collateral requirements. The borrower under the Refinancing Facility is Springleaf Financial Funding Company. The Refinancing Facility is guaranteed by SLFC and certain of its operating subsidiaries and secured to the extent permitted under SLFC’s existing debt agreements.

Springleaf REIT Inc.

Through and including                     , 2011 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee		$58,050
Financial Industry Regulatory Authority, Inc. filing fee		50,500
NYSE listing fee		*
Legal fees and expenses (including Blue Sky fees)		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be furnished by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

In connection with the contribution to us of our initial assets, we have agreed to issue                      common shares to the Selling Stockholder in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 34.	Indemnification and Limitation of Liability of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred by the indemnified person and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event such person is adjudged liable to the corporation unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our certificate of incorporation provides that our directors shall not be personally liable to us and our stockholders for monetary damages for breach of certain fiduciary duties as a director, except for liability to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director’s duties involved in the conduct of the office of director.

Our bylaws and certificate of incorporation provide that we may indemnify any person who is or was a director, officer, employee or agent of us to the fullest extent permitted by Delaware law. The indemnification provisions contained in our bylaws and certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Pursuant to the underwriting agreement to be entered into in connection with the offering of common stock pursuant to this registration statement, a substantially final form of which is filed as an exhibit to this registration statement, the underwriters will agree to indemnify our directors, officers and persons controlling us, within the meaning of the Securities Act, the Exchange Act or any U.S. federal or state statutory law or regulation or at common law or otherwise, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement among Springleaf REIT, Manager and the underwriters named therein

3.1*	Form of Certificate of Incorporation of Springleaf REIT

3.2*	Bylaws of Springleaf REIT

4.1*	Specimen Common Stock Certificate of Springleaf REIT

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm)

8.1*	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm)

10.1*	Form of Management Agreement between Springleaf REIT and Manager

10.2*	Form of Strategic Alliance Agreement between Springleaf REIT and Springleaf

10.3*	Form of Contribution Agreement between Springleaf REIT and Springleaf

10.4*	Form of Stockholders Agreement between Springleaf REIT and the Selling Stockholder

10.5	Amended and Restated Credit Agreement, dated as of April 21 2010, and Amended and Restated as of May 10, 2011, among Springleaf Financial Funding Company, as the Borrower, Springleaf Finance Corporation, the Subsidiary Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the Other Lenders party thereto (incorporated herein by reference to Exhibit 10.1 of Springleaf’s Current Report on Form 8-K, dated May 6, 2011).

23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (included on signature page to this Registration Statement

*	To be filed by amendment.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 13, 2011.

SPRINGLEAF REIT INC.

By:	/s/ Randal A. Nardone
Name:	Randal A. Nardone
Title:	Director

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Randal A. Nardone, Frederick W. Geissinger and Donald R. Breivogel, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Frederick W. Geissinger By: Frederick W. Geissinger	Chief Executive Officer (Principal Executive Officer)	May 13, 2011

/s/ Donald R. Breivogel, Jr. By: Donald R. Breivogel, Jr.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 13, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement among Springleaf REIT, Manager and the underwriters named therein

3.1*	Form of Certificate of Incorporation of Springleaf REIT

3.2*	Bylaws of Springleaf REIT

4.1*	Specimen Common Stock Certificate of Springleaf REIT

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm)

8.1*	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm)

10.1*	Form of Management Agreement between Springleaf REIT and Manager

10.2*	Form of Strategic Alliance Agreement between Springleaf REIT and Springleaf

10.3*	Form of Contribution Agreement between Springleaf REIT and Springleaf

10.4*	Form of Stockholders Agreement between Springleaf REIT and the Selling Stockholder

10.5	Amended and Restated Credit Agreement, dated as of April 21 2010, and Amended and Restated as of May 10, 2011, among Springleaf Financial Funding Company, as the Borrower, Springleaf Finance Corporation, the Subsidiary Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the Other Lenders party thereto (incorporated herein by reference to Exhibit 10.1 of Springleaf’s Current Report on Form 8-K, dated May 6, 2011).

23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (included on signature page to this Registration Statement)

*	To be filed by amendment